As filed with the Securities and Exchange Commission on September 26, 2025.

Registration No. 333-289995

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

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NEPTUNE INSURANCE HOLDINGS INC.
(Exact name of registrant as specified in its charter)

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Delaware	6411	33-4189588
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial code number)	(I.R.S. employer identification no.)

400 6th Street S, Suite 2
St. Petersburg, Florida 33701
(727) 202-4815
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

Trevor Burgess
Chief Executive Officer
Neptune Insurance Holdings Inc.
400 6th Street S, Suite 2
St. Petersburg, Florida 33701
(727) 202-4815
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Michael J. Sullivan James D. Evans Mark Mushkin Albert Vanderlaan Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 (415) 773-5700	Joseph A. Hall Pedro J. Bermeo Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 United States (212) 450-4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until our registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued September 26, 2025

18,421,053 Shares

Neptune Insurance Holdings Inc.

CLASS A COMMON STOCK

_______________________

This is the initial public offering of shares of Class A common stock of Neptune Insurance Holdings Inc. and no public market currently exists for our shares.

The selling stockholders identified in this prospectus are offering 18,421,053 shares of our Class A common stock. We will not be selling any shares in this offering and will not receive any of the proceeds from the sale of our Class A common stock being sold by the selling stockholders. We anticipate that the initial public offering price will be between $18.00 and $20.00 per share.

Upon completion of this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters, except as otherwise set forth in this prospectus or as required by applicable law. Each outstanding share of Class B common stock is convertible into one share of Class A common stock and will convert automatically upon the occurrence of certain events. See “Description of Capital Stock — Class A Common Stock and Class B Common Stock — Conversion.” Upon completion of this offering, outstanding shares of Class B common stock will represent, and our Chief Executive Officer and Chairman of our Board of Directors, Trevor Burgess, will beneficially own, approximately 82.1% of the voting power of our outstanding voting securities immediately following this offering (and approximately 82.1% of the voting power of our outstanding voting securities if the underwriters exercise their option to purchase additional shares of our Class A common stock in full) and we will be a “controlled company” within the meaning of the listing rules of the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, and you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. See “Management — Controlled Company Exemption” and “Risk Factors — Risks Relating to our Organizational Structure — We are a ‘controlled company’ within the meaning of the NYSE rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.” We are an “emerging growth company” as defined under the federal securities laws. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Accounts advised by T. Rowe Price Investment Management, Inc. (“TRPIM”) and AllianceBernstein L.P. on behalf of their discretionary funds (“AB” and, together with TRPIM, the “cornerstone investors”) have, severally and not jointly, indicated interest in purchasing up to an aggregate of $75 million in shares of our Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investors as they will from any other shares of Class A common stock sold to the public in this offering.

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We are applying to list our Class A common stock on the NYSE under the symbol “NP.” Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 28 of this prospectus.

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PRICE $               A SHARE

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	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

____________

(1)       See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters the right to purchase up to an additional 2,763,157 shares of Class A common stock from the selling stockholders to cover over-allotments, if any.

At our request, the underwriters have reserved 5% of the shares of Class A common stock to be offered by the selling stockholders under this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Neptune. See the section titled “Underwriting — Directed Share Program” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on or about             , 2025.

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Joint Book-Runners

Morgan Stanley	J.P. Morgan	BofA Securities
BMO Capital Markets	Goldman Sachs & Co. LLC	Evercore ISI
Deutsche Bank Securities	Keefe, Bruyette & Woods A Stifel Company	Mizuho
Piper Sandler	Raymond James	TD Securities

Co-Manager
Dowling & Partners Securities LLC

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- **$137M** Revenue (1)
- **$45M** Net Income (1)
- **$82M** Adjusted EBITDA (1)
- **$2.5M** Revenue Per Employee (1)
- **$318M** Premium In Force (3)
- **37%** Revenue Growth (1)
- **33%** Net Income Margin (2)
- **60%** Adjusted EBITDA Margin (1)
- **25%** Lifetime Written Loss Ratio (2)
- **99%** Premium Retention Rate (4)

Revolutionizing Flood Insurance

245,000
Q2 2025
2018
2020
2022
2024
Total Policies in Force

(1) LTM as of June 30, 2025
(2) Lifetime from inception to June 30, 2025
(3) As of June 30, 2025
(4) Six months ended June 30, 2025

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Unless the context requires otherwise, the words “we,” “us,” “our,” the “Company,” and “Neptune” refer to Neptune Insurance Holdings Inc. and its subsidiaries, taken as a whole, “Neptune Holdings” refers only to Neptune Insurance Holdings Inc., and “Neptune Flood” refers only to Neptune Flood Incorporated. For purposes of this prospectus, unless the context otherwise requires, the term “stockholders” shall refer to the holders of our Class A common stock and Class B common stock.

We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with additional information or information that is different from or to make any representations other than those contained in this prospectus or in any free-writing prospectus prepared by or on behalf of us to which we may have referred you in connection with this offering. We, the selling stockholders and the underwriters, take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.

Through and including            , 2025 (the 25th day after the date of this prospectus), U.S. federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

For investors outside the United States, neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free-writing prospectus outside the United States.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

“Neptune,” “Neptune Flood,” “Triton,” the Neptune stylized design logo, and our other registered or common law trademarks, trade names, and service marks appearing in this prospectus are our property. Solely for convenience, our trademarks, trade names, and service marks referred to in this prospectus appear without the ®, ™ and ℠ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and trade names. This prospectus contains additional trademarks, trade names, and service marks of other companies that are the property of their respective owners.

NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS

This prospectus contains certain financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, that are not required by, or prepared in accordance with, U.S. generally accepted accounting principles. We refer to these measures as “non-GAAP” financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP.

This prospectus also includes certain key performance indicators, including revenue per employee, Adjusted EBITDA per employee, premium in force, policies in force, policy retention rate, premium retention rate, organic revenue, organic revenue growth, and written premium, that Neptune’s management regularly reviews in managing its business to evaluate its business and operations, guide decision-making, measure progress and understand growth and retention, and ultimately help drive profitability. Organic revenue and organic revenue growth are common non-GAAP financial measures reported by others in the insurance industry. We use “organic revenue” and “organic revenue growth” in this prospectus to facilitate investors’ understanding of our operating performance and comparison with our peers. However, as of the date of this prospectus and for the relevant periods presented herein, we have not completed any relevant acquisitions or divestitures, therefore our organic revenue and organic revenue growth reflect our total revenue and total revenue growth, respectively, as determined in accordance with GAAP. For definitions of these key performance indicators, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, our business, and the market for our products and solutions, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following industry publications or reports that have been prepared by independent third parties:

•        Federal Emergency Management Agency, “FEMA Exercises Borrowing Authority for National Flood Insurance Program,” February 10, 2025 (accessed on May 25, 2025);

•        National Association of Insurance Commissioners, Tableau dashboard (accessed on May 25, 2025);

•        Congressional Budget Office, “Federal Spending for Flood Adaptations,” September 30, 2024 (accessed on May 25, 2025);

•        First Street ®, “First Street Foundation releases new data disclosing the flood risk of every home in the contiguous U.S.,” June 29, 2020 (accessed on May 25, 2025);

•        Federal Emergency Management Agency, OpenFEMA Dataset: FIMA NFIP Redacted Policies — v2 (accessed on May 25, 2025);

•        U.S. Government Accountability Office, “Flood Insurance: FEMA’s New Rate-Setting Methodology Improves Actuarial Soundness but Highlights Need for Broader Program Reform,” July 31, 2023 (accessed on May 25, 2025);

•        Federal Emergency Management Agency, “National Flood Insurance Program Continues to Pay Interest on its Treasury Debt,” October 24, 2023 (accessed on May 25, 2025);

•        Federal Emergency Management Agency, Risk Rating 2.0 (accessed on May 25, 2025);

•        California Department of Insurance, “Earthquake Premium and Policy Count Data Call, Summary of 2023 Residential Totals” (accessed on May 25, 2025);

•        United States Census Bureau, QuickFacts: California (accessed on May 25, 2025); and

•        United States Government Accountability Office, “Better Planning and Analysis Needed to Address Current and Future Flood Hazards,” October 2021 (accessed on May 25, 2025).

SELECT DEFINED TERMS

“2019 Stock Plan” means the stock plan adopted by Neptune Flood on April 23, 2019, and approved by the stockholders of Neptune Flood on April 24, 2019.

“2024 Credit Agreement” means that certain Credit Agreement, dated as of June 13, 2024, by and among Neptune Flood, the other loan parties party thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent.

“2025 Amended and Restated Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 10, 2025, by and among Neptune Holdings, Neptune Flood, the other loan parties party thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent.

“2025 Plan” means our 2025 Equity Incentive Plan, which was adopted by our board of directors on September 19, 2025 and approved by our stockholders on September 21, 2025, and will become effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.

“AGI” means artificial general intelligence, which refers to the hypothetical ability of an intelligent computer to understand or learn any intellectual task that a human being can. AGI is a theoretical stage in AI development that has likely not yet been achieved.

“AI” means artificial intelligence. As discussed herein, the term “AI” refers to the broad discipline concerned with developing systems capable of performing tasks that traditionally require human intelligence (including, but not limited to, natural language understanding, pattern recognition, complex problem-solving, and decision-making) while “machine learning” refers to a subset of AI that concentrates on enabling computers to learn from data and enhance their performance over time without explicit programming for each specific task. In other words, AI represents the overarching field dedicated to the development of intelligent systems, while machine learning constitutes one of the primary methodologies for realizing this objective. The Company’s Triton and Poseidon platforms each utilize “machine learning” models to conduct predictive analysis on prospective underwriting results and generate pricing and coverage determinations. As we continue to advance and refine our Triton and Poseidon systems, we intend to continue to leverage both AI and machine learning. See also “ML”.

“Amended and Restated 2019 Stock Plan” means the 2019 Stock Plan, as amended and restated on each of May 8, 2023, and November 10, 2023.

“API” means application programming interface.

“ASC” means accounting standard codification.

“Biggert-Waters Act” means the Biggert-Waters Flood Insurance Reform Act of 2012.

“Bonus Plan” means our Incentive Bonus Plan, which was adopted by our board of directors on September 19, 2025 and will become effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.

“Bregal Sagemount” means Bregal Sagemount Management, L.P.

“BSIV” means BSIV Hold 102, LP.

“CAGR” means compound annual growth rate.

“capacity provider” means an insurance carrier or reinsurance company that partners with a managing general agent to underwrite, manage, and take insurance risk related to insurance policies.

“CCPA” means the California Consumer Privacy Act, as amended by the California Privacy Rights Act.

“Charles River Data” means Charles River Data LLC.

“Class B Equity Exchange Agreement” means the equity exchange right agreement to be entered into between the Company and Trevor Burgess, our Chief Executive Officer and Chairman of our board of directors, which gives Mr. Burgess a right (but not an obligation) to require us to exchange any shares of Class A common stock received by Mr. Burgess upon the exercise, vesting, and/or settlement of certain equity awards held by Mr. Burgess for an equivalent number of shares of Class B common stock.

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“Class B Exchange Agreement” means the exchange agreement to be entered into among the Company, Mr. Burgess and entities affiliated with Mr. Burgess, pursuant to which, upon the Effective Time, all of the outstanding shares of our Class A common stock beneficially owned by Mr. Burgess as of the Effective Time will be exchanged for an equivalent number of newly issued shares of our Class B common stock.

“Class B Stock Exchange” means the exchange of all of the outstanding shares of Class A common stock beneficially owned by Mr. Burgess as of the Effective Time for an equivalent number of newly issued shares of our Class B common stock in accordance with the Class B Exchange Agreement.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“Congress” means the United States Congress.

“DGCL” means the Delaware General Corporation Law.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“E&S” means excess and surplus.

“Effective Time” means the time of effectiveness of the filing of our amended and restated certificate of incorporation, to be in effect upon the consummation of this offering, with the Secretary of State of the State of Delaware.

“EGC” means an emerging growth company, as defined in the JOBS Act.

“ESPP” means our 2025 Employee Stock Purchase Plan, which was adopted by our board of directors on September 19, 2025, and approved by our stockholders on September 21, 2025, and will become effective on the day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDPA” means the Flood Disaster Protection Act of 1973.

“FEMA” means the Federal Emergency Management Agency.

“FINRA” means the Financial Industry Regulatory Authority.

“fiscal year” means the fiscal year ended December 31, and references throughout this prospectus to a given fiscal year are to the twelve months ended on that date.

“FTC” means the United States Federal Trade Commission.

“FTV Capital” means FTV Management Company, L.P. and/or its affiliates (including its investment vehicles).

“GAAP” means U.S. generally accepted accounting principles.

“GLBA” means the Gramm-Leach-Bliley Act.

“insurance carrier” means a company that issues, underwrites, manages, and takes economic risk related to insurance policies.

“insurance program” means a structured arrangement with one or more insurance carriers designed to offer specific types of insurance coverage.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Jumpstart” means Jumpstart Insurance Solutions.

“KPI” means a key performance indicator.

“Liquidity Event” means the consummation of (i) a liquidation (as defined in the Pre-IPO charter), including, without limitation, a change of control (as defined in the Pre-IPO charter), or (ii) an initial public offering.

“MGA” means a managing general agent.

“ML” means machine learning, which is a subset of AI that concentrates on enabling computers to learn from data and enhance their performance over time without explicit programming for each specific task. Machine learning algorithms employ statistical models and computational techniques to analyze data, discern patterns, and generate predictions or decisions. The principal objective of machine learning is to construct systems that can autonomously improve through experience, thereby facilitating accurate predictions or decisions when presented with new data. The Company’s Triton and Poseidon platforms each utilize “machine learning” models to conduct predictive analysis on prospective underwriting results and generate pricing and coverage determinations. See also “AI”.

“NAIC” means the National Association of Insurance Commissioners.

“NFIP” means the National Flood Insurance Program.

“NYSE” means the New York Stock Exchange.

“policyholder” means the individual owner or named insured listed on an issued policy.

“Poseidon” means Neptune’s proprietary policy management platform.

“Pre-IPO 2025 Plan” means the Amended and Restated 2019 Stock Plan, as assumed by Neptune Holdings and amended and restated as of April 10, 2025.

“Pre-IPO charter” means our amended and restated certificate of incorporation as in effect prior to the consummation of this offering.

“Pre-IPO Terminated Options” means certain stock options granted under the Pre-IPO 2025 Plan that will terminate upon the consummation of (and not be exercisable in connection with) this offering, based on the price per share of our Class A common stock to be sold in this offering. The award agreements for the Pre-IPO Terminated Options provided such options will (i) subject to the holder’s continuous service through a given Liquidity Event, vest upon the consummation of any such Liquidity Event in which each share of our outstanding convertible preferred stock has achieved an MOIC (as defined in our Pre-IPO charter) of less than 3.0, on an as-converted basis, or (ii) terminate upon the consummation of (and not be exercisable in connection with) a Liquidity Event in which each share of our outstanding convertible preferred stock has achieved an MOIC of 3.0 or more, on an as-converted basis. This offering will constitute a Liquidity Event for purposes of the Pre-IPO Terminated Options and, assuming an initial public offering price of $19.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), will achieve an MOIC of 3.0 or more, resulting in the termination of the Pre-IPO Terminated Options upon the consummation of this offering. For more detail on the terms of the Pre-IPO Terminated Options and the Pre-IPO Liquidity Options, see “Executive Compensation — Equity Awards — Treatment Upon Liquidity Event”.

“Pre-IPO Liquidity Options” means certain stock options granted under the Pre-IPO 2025 Plan that will vest upon the consummation of (and become exercisable in connection with) this offering, based on the price per share of our Class A common stock to be sold in this offering. The award agreements for the Pre-IPO Liquidity Options provide that such options will (i) subject to the holder’s continuous service through a given Liquidity Event, vest upon the consummation of any such Liquidity Event in which each share of our outstanding convertible preferred stock has achieved an MOIC of equal to or greater than 3.0, on an as-converted basis, or (ii) terminate upon the consummation of (and not be exercisable in connection with) a Liquidity Event in which each share of our outstanding convertible preferred stock has achieved an MOIC of less than 3.0, on an as-converted basis. This offering will constitute a Liquidity Event for purposes of the Pre-IPO Liquidity Options and, assuming an initial public offering price of $19.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), will achieve an MOIC of 3.0 or more, resulting in the Pre-IPO Liquidity Options vesting and becoming exercisable upon the consummation of this offering. For more detail on the terms of the Pre-IPO Liquidity Options, see “Executive Compensation — Equity Awards — Treatment Upon Liquidity Event”.

“Pre-IPO Stockholders Agreement” means the amended and restated stockholders agreement, by and among Neptune Holdings and certain of its stockholders party thereto, dated as of May 10, 2023, as amended.

“Pre-IPO Time-Based Options” means certain stock options granted under the Pre-IPO 2025 Plan that are subject to a 5-year cliff vesting schedule, with 100% of the shares vesting on the fifth anniversary of the applicable vesting commencement date, subject to the holder’s continuous service through the vesting date. The Pre-IPO Time-Based Options will become fully vested and exercisable upon the consummation of a Liquidity Event, including this offering, during the holder’s service with the Company. For more detail on the terms of the Pre-IPO Time-Based Options, see “Executive Compensation — Equity Awards — Treatment Upon Liquidity Event”.

“R&D” means research and development.

“reinsurance company” or “reinsurer” means a company that provides coverage to an insurance company through a reinsurance agreement. The reinsurer agrees to cover certain losses incurred by the insurer in exchange for reinsurance premiums, while the insurer continues to issue policies to policyholders.

“SEC” means the United States Securities and Exchange Commission.

“SFHA” means Special Flood Hazard Area, as designated by FEMA.

“TPAs” means third-party administrators.

“U.S. Treasury” means the United States Department of the Treasury.

“Triton” means Neptune’s proprietary underwriting engine.

“Voting Threshold Date” means the first date falling after 11:59 p.m. (Eastern Time) on the date on which the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our then-outstanding Class A common stock and Class B common stock entitled to vote generally in the election of directors.

“whole board of directors” means the total number of authorized directors on the board of directors of the Company, whether or not there exist any vacancies in previously authorized directorships.

“written loss ratio” means a ratio, expressed as a percentage, of, (i) for any given period of time, (1) the losses actually incurred (or expected to be incurred) for observed events during that period on all policies written during that period, to (2) the aggregate amount of premiums written on policies that became effective during that period or, (ii) for any given catastrophic event (1) the losses incurred (or expected to be incurred) in connection with that event, to (2) the aggregate amount of premiums written on policies in force as of the event date.

“written premium” means the total premium we placed with insurance programs during a reporting period, less “return premiums” refunded to policyholders due to cancellations, endorsement of policies, or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Some of the statements in this prospectus are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Our Mission

Our mission is to create a smarter, more resilient insurance platform powered by AI, data science, and technology, enabling insurers to deploy capacity with confidence and delivering instant access to coverage for policyholders and agents.

Company Overview

Neptune is a leading, high-growth, highly profitable, data-driven managing general agent that is revolutionizing the way homeowners and businesses protect against the growing risks of flooding. We offer a range of easy-to-purchase residential and commercial insurance products — including primary flood insurance, excess flood insurance, and parametric earthquake insurance — distributed through a nationwide network of agencies. Neptune does not take any balance sheet insurance risk or have claims handling responsibility relating to the policies we sell. We underwrite and administer the issuance of insurance policies on behalf of a diverse panel of insurance and reinsurance companies, whom we refer to as capacity providers, that manage both this risk and the associated claims handling. From day one, we have built our business on a foundation of advanced data science and AI, leveraging proprietary ML algorithms, which has led to superior underwriting results, outsized growth, recurring revenue, and robust margins, including delivering a lifetime written loss ratio of just 24.7% to our capacity providers from our inception through June 30, 2025. In addition, for the year ended December 31, 2024, we achieved 40.6% organic revenue growth, 29.0% net income margin, and 60.4% Adjusted EBITDA margin and for the six months ended June 30, 2025, we achieved 32.3% organic revenue growth, 30.2% net income margin and 59.3% Adjusted EBITDA margin.

Neptune was founded to solve the inefficiencies and poor product-market fit we saw in the traditional flood insurance market, which we believe represents a significant and underpenetrated opportunity. According to the American Housing Survey and the Energy Information Administration, there are over 100 million residential and commercial buildings in the U.S., many of which face flood risk, yet only a small fraction are covered by flood insurance. Today, the largest provider of flood insurance in the United States — and the holder of the majority market share — is the National Flood Insurance Program, a U.S. government-run entity and our main competitor. We believe purchasing insurance from the NFIP is relatively burdensome and time-consuming for policyholders and agents, and that its limited product offerings often fail to meet policyholder needs. In addition, the NFIP has historically received substantial government subsidies that have enabled it to limit premiums to rates that have been challenging for private flood insurance providers to compete with, a dynamic that is shifting with the NFIP’s recent introduction of its “Risk Rating 2.0” pricing model, discussed in more detail below. Private market participation has also historically been constrained by regulatory barriers, a lack of innovation expertise, and limited access to sufficient claims and performance data to optimize pricing and underwriting decisions. We believe that Neptune’s position as the first scaled private flood platform, including the years of claims and performance data that we have generated through our operations, provides a key early-mover advantage in addressing all of these challenges and disrupting the industry.

With Neptune’s use of AI, our technology platform, and our data-driven approach, we believe we have delivered the promise of disrupting the insurance industry. Not only have our innovation efforts delivered vastly improved policyholder and agent experiences through the ease-of-use of our proprietary underwriting (Triton) and policy management (Poseidon) platforms, we have also demonstrated superior risk selection and underwriting through our top-tier financial performance and sustained growth. Utilizing AI and ML algorithms with no human underwriters, Neptune has redefined how flood insurance can be underwritten, creating value for policyholders and agents while producing consistent, long-term positive returns for our insurance and reinsurance partners. Further, as the NFIP moves away from its historical subsidized pricing model, we believe our Triton platform, backed by years of proprietary data derived from our business operations, positions us to optimize pricing determinations and compete for existing NFIP policyholders in a way that would be challenging for a new entrant to replicate until it is able to generate, or otherwise gain access to, comparable claims and performance data.

Technology and data science are the foundation of Neptune’s business model, driving our three core pillars:

•        Our Underwriting Engine:    Our entirely digital underwriting engine, Triton, uses advanced technology, including proprietary AI and ML models, without any human underwriters, to assess risk with speed and precision. Powered by predictive analytics and loss estimation, Triton has enabled Neptune’s policies to consistently outperform the NFIP in written loss ratio despite 21 landfall hurricanes — including four of the ten largest flood events in U.S. history — taking place since Neptune’s founding.

•        Our Risk Relationships:    Our risk relationships are built on performance and trust, and we currently have 33 capacity providers, including 26 reinsurance providers, backing 7 distinct insurance programs to help minimize concentration risk while delivering consistent returns. In turn, the accuracy of our risk assessment and our precision pricing have delivered hundreds of millions of dollars of underwriting profit for our capacity providers since inception, leading to high rates of capacity renewals and increases in committed capacity.

•        Our Distribution:    Our distribution strategy is primarily focused on deep partnerships across agencies with tens of thousands of agents who benefit from the ease-of-use of our automated underwriting platform, seamless API integrations, instantaneous bindable quotes and proprietary Agent Portal. We believe this is a meaningful departure from industry norms and makes our approach to distribution attractive to the agents we work with.

The three pillars above interlock, creating a powerful and reinforcing loop. Unlike traditional insurance underwriting that historically relied on humans, static models, and infrequent adjustments, we leverage an iterative approach that allows us to consistently and rapidly integrate new data and models into our underwriting engine, thereby refining our processes and adapting to evolving market and environmental conditions. As our models constantly evolve and improve, they are able to deliver superior results that minimize losses for our capacity providers, which in turn grant us additional underwriting capacity. With more capacity available, we can offer coverages our policyholders want, enhancing the ability for our agency partners to easily sell policies while expanding our distribution and reach. The resulting increase in quoted and bound policies provides us with access to more data, enhancing the predictive capabilities of our underlying models.

We operate as an MGA, with a highly attractive, recurring, fee-based revenue model derived from two primary sources: commissions paid by capacity providers, and fees paid by policyholders. Commissions are calculated as a negotiated percentage of premium for each policy. As of June 30, 2025, our average commission rates have increased by more than 4% since 2018, as capacity providers continue to recognize our superior underwriting performance. Given our high retention rates to date, we believe that we have a high degree of visibility into our future revenue streams. For example, for the six-month period ended June 30, 2025, our eligible policy and premium retention rates at renewal were 85.8% and 98.9%, respectively.

As of December 31, 2018, the end of our first full year of operations, we had $4.4 million of premium in force with one insurance program. As of December 31, 2024, we have achieved remarkable growth. Since 2018, our premium in force has increased at a CAGR of 99% to $277.6 million as of December 31, 2024. For the year ended December 31, 2024, we generated $119.3 million in revenue, $34.6 million in net income, and $72.1 million in Adjusted EBITDA. This translates to $2.3 million in revenue per employee and $1.4 million in Adjusted EBITDA per employee, a 29.0% net income margin and a 60.4% Adjusted EBITDA margin. In addition, for the six months ended June 30, 2025, we generated $71.4 million in revenue, $21.6 million in net income, and $42.4 million in Adjusted EBITDA, which translates to a 30.2% net income margin and a 59.3% Adjusted EBITDA margin. For the twelve months ended June 30, 2025, we generated $136.7 million in revenue, $45.3 million in net income, and $82.4 million in Adjusted EBITDA, which translates to $2.5 million in revenue per employee and $1.5 million in Adjusted EBITDA per employee, a 33.1% net income margin and a 60.3% Adjusted EBITDA margin. Our Adjusted EBITDA margin has consistently exceeded 50% over the past four years, thanks to the operational leverage inherent in our technology-first business model. Notably, our organic revenue for the year ended December 31, 2024, increased by $34.4 million, or 40.6%, year-over-year, primarily due to the increased number of renewals in our portfolio and an active 2024 hurricane season. For the year ended December 31, 2024, we also generated net cash provided by operating activities of $49.9 million. As of June 30, 2025, we had negative book value per share due to our history of paying dividends to our stockholders, which have been financed through a combination of debt and redeemable, convertible preferred stock financings and cash flows generated from our business operations. Since inception, we have made dividend payments to our stockholders totaling approximately $605 million.

Organic Revenue
($MM)

1
7
19
38
62
85
119
137
2018
2019
2020
2021
2022
2023
2024
LTM Q2'25
YoY Organic Revenue Growth %
382
171
98
62
42
41
37

Premium In Force
($MM)

4
17
44
90
145
204
278
318
2018
2019
2020
2021
2022
2023
2024
Q2'25
YoY Premium in Force Growth %
287
156
105
61
41
36
34

Net Income
($MM)

(1)
1
6
13
18
18
35
45
2018
2019
2020
2021
2022
2023
2024
LTM Q2'25
Net Income Margin%
10
32
34
29
21
29
33

Adjusted EBITDA
($MM)

(1)
1
8
19
34
48
72
82
2018
2019
2020
2021
2022
2023
2024
LTM Q2'25
Adjusted EBITDA Margin %
15
45
51
55
57
60
60

Our Unique, Data-Driven Approach

Data science is our guiding principle, driving innovation that we believe enables us to deliver fast and accurate insurance solutions that are policyholder-centric, more efficient for our agents, and that deliver consistent underwriting profits for our capacity providers.

Our internally-developed and proprietary technology platforms include Triton, our underwriting engine, and Poseidon, our policy management system, which are closely integrated and easy to use. The key features of our data science approach that underpin our platforms include:

•        Precise Pricing Models:    Our models leverage advanced ML and data analysis to evaluate flood risks at the individual property level. By incorporating real-time data, including from geospatial mapping as well as predictive analytics, we deliver competitive, risk-adjusted pricing that reflects the unique risk of each property. The precision of this data-driven approach empowers us to offer instant underwriting decisions and bindable quotes at scale, with a level of intention and sophistication in our risk selection that we believe sets us apart in the industry and that results in a high degree of predictability in our business outcomes.

•        Automation and Efficiency:    We operate with the mantra of “automating everything.” We constantly focus on reducing manual processes across our operations and enabling our team to concentrate on more complex and high-value tasks.

•        Scalability:    Our emphasis on automation in our technology infrastructure allows us to process tens of thousands of quotes daily, providing the scale necessary for rapid growth and market expansion without a proportional increase in headcount.

•        Agility:    Our platform has demonstrated a great degree of flexibility, seamlessly incorporating new perils and geographies over time in response to the evolving needs of policyholders and agency partners.

•        Ease of Use:    Our platforms are designed with a focus on simplicity and accessibility. Agents and policyholders can obtain quotes, purchase policies, and manage policyholder coverage in just minutes through our streamlined online interface. In many cases, the creation of a Neptune quote is automatic and instantaneous for agents via our API, allowing seamless cross-sell opportunities alongside standard home and business insurance quotes. This ease of use and quote-to-issue process differentiates Neptune from traditional insurance providers and has been a key driver of our success.

Triton and Poseidon were built entirely in-house by our Neptune Engineering Group. These platforms are powered by ML models centered around our vast proprietary datasets, which are developed and maintained by the in-house Neptune Data Science Group and are generated from data collected through the operation of our business, including quote requests, the policies we have bound, and the losses incurred on the policies we have sold. Triton processes over 20,000 quotes on a typical day. As of June 30, 2025, Triton has provided approximately 29.7 million quotes, underwritten 11.9 million properties, and bound 1.1 million policies across the U.S. since inception, providing Neptune with what we believe is the largest flood insurance sales and claims database outside of the NFIP.

Our systems continually update and constantly learn and improve from the expansive datasets generated by our daily operations, helping us stay ahead of the curve in understanding flood risk. In June 2025, we released the 514th product version of our underwriting model, demonstrating our commitment to continued improvements.

From a risk selection perspective, we believe our focus on data science has allowed us to provide a more accurate estimate of likelihood of loss across our portfolio compared to the industry. This has allowed us to deliver superior written loss ratios for our capacity providers. Despite navigating some of the largest flood disasters in U.S. history, our Triton underwriting platform has delivered a lifetime written loss ratio of just 24.7% from our inception through June 30, 2025. For example, in 2024, Hurricane Helene devastated parts of Florida and North Carolina as the fourth most expensive flooding event in NFIP history. The written loss ratio on that storm for policies sold by Neptune was 18% while the NFIP announced a written loss ratio of between 163% and 188%. At the time of the storm, we had approximately 74,000 policies in force in the affected states of Florida, North Carolina, and Tennessee.

In 2024, we also implemented an ML-driven renewal optimization model, which has had a measurable impact on policy retention rates. This model enabled more precise identification of policyholders at risk of non-renewal and allowed for targeted engagement strategies, driving an increase in policy retention from 82.9% for the six months ended June 30, 2024, to 85.8% for the six months ended June 30, 2025.

Altogether, our data science capabilities underpin the stability of our earnings to date, driving a premium retention rate of our policies in a renewal term that has exceeded 97% for each of the last 4 years. As our business grows, this strong retention rate has resulted in a larger share of our portfolio consisting of tenured policyholders. As of June 30, 2025, 68.5% of our premium in force was associated with policies in a renewal term, and these policies accounted for 62.9% of our policies in force.

Our Industry

Our Market Opportunity

We operate in the large and growing flood insurance market. According to FEMA, flooding is the most common and costly natural disaster in the U.S., causing damages that exceed $40 billion annually according to the Congressional Budget Office, and is expected to continue to grow with progressing climate change. Despite the growing risk, flood insurance penetration remains low.

In the U.S., there are more than 100 million residential and commercial buildings, and we believe more of these buildings are likely to be at risk of flooding than is currently identified by FEMA. According to First Street’s First National Flood Risk Assessment, in 2020 there were approximately 22 million buildings at risk of flooding and over 14 million buildings at risk of substantial flooding over the following 30 years. However, only approximately 9 million buildings are identified by FEMA as being within Special Flood Hazard Areas — regions with 1% or higher annual probability of flooding. Properties in SFHAs with federally backed mortgages are required by the FDPA and related regulations to have flood insurance. Yet FEMA has noted that flood maps that underlie the SFHA designations are outdated and require extensive updates, as they do not currently take into account key types of precipitation. This was highlighted during Hurricane Harvey (2017) when, despite lower flood insurance penetration rates than in SFHAs, 68% of reported claims in Harris County were outside SFHAs according to Harris County Flood Control District.

Outside SFHAs, we estimate that flood insurance uptake in general is inadequate, with only approximately 2% of properties being covered by flood insurance, representing vast underinsurance and what we believe is a significant and untapped addressable market for our products. Even in high-risk states such as Florida, Texas, and Louisiana, combined residential penetration is below 13% according to NFIP Residential Penetration Rates as of January 2, 2025. We believe this gap in flood insurance coverage, together with the limited designation of SFHAs, creates significant financial vulnerabilities for millions of American home and business owners and lenders and presents a substantial opportunity for innovative private-sector insurance solutions like Neptune.

NFIP Challenges and Developments

Historically, the flood insurance market offered limited options, as regulated lending institutions were required to accept only policies underwritten by the NFIP to satisfy mortgage requirements. In 2012, however, Congress passed the Biggert-Waters Act, mandating that lenders also accept private flood insurance policies if written on an NFIP-equivalent form. Despite this regulatory opening, to date, the NFIP has continued to dominate the market, as private insurers have lacked the expertise, innovation, and access to historical claims data necessary to profitably underwrite flood risk. In addition, the NFIP historically received substantial government subsidies that enabled it to limit premiums to rates that were challenging for private flood insurance providers to compete with, a dynamic that is shifting with the NFIP’s recent introduction of “Risk Rating 2.0,” discussed in more detail below.

Today, the NFIP insures approximately 3.7 million properties and collects approximately $4.1 billion in annual premiums, with an average annual premium of $1,100 per policy according to FEMA. We believe the NFIP falls short in meeting the evolving needs of homeowners and businesses. For decades, its policies have provided low coverage limits that often fail to address the true costs of rebuilding. Moreover, the process of purchasing NFIP coverage can be slow and cumbersome for both policyholders and agents, in contrast to the instantaneous and accessible Neptune quote-to-issue process.

Operational and financial challenges have also persisted throughout the NFIP’s history. We believe these issues stem from its subsidized and rudimentary pricing methodology, which has frequently failed to accurately reflect the underlying risk of policies. As a result, the NFIP has accumulated substantial financial losses, currently owing $22.525 billion to the U.S. Treasury, accruing approximately $2 million in daily interest according to FEMA and the Congressional Research Service.

In 2021, the NFIP launched Risk Rating 2.0, a new pricing methodology aimed at better aligning premiums with the risk profile of a given property. Under Risk Rating 2.0, most policyholders will experience annual rate increases of up to 18%, the maximum allowed under congressional caps, until their premiums reach full risk-based levels. The U.S. Government Accountability Office estimates that approximately $27 billion in additional subsidies will be required for the NFIP portfolio between 2022 and 2037 due to these price caps. While this subsidized pricing model historically allowed the NFIP to price policies at rates that limited our ability to compete for those policies, as subsidies phase out under Risk Rating 2.0, we expect the gap between NFIP rates and actual risk costs to narrow, positioning Neptune to offer more affordable coverage to approximately 50-60% of current NFIP policyholders, representing approximately 50-70% of the NFIP’s premium base.

We believe the NFIP’s legacy pricing model, cumbersome processes, and limited coverage have created significant market dislocation and inefficiencies, resulting in a compelling opportunity for private flood insurers like Neptune to capture market share.

Industry Tailwinds

We believe there are several additional structural shifts that will continue to drive opportunities in the flood insurance market broadly and for private providers such as Neptune, including:

•        Increased Demand Driven by Growing Natural Disaster and Flood Damage:    As climate change intensifies, areas with low perceived flood risk today (e.g., non-coastal regions) could face increased frequency and intensity of flooding due to additional rainfalls and storms. As climate change continues to intensify, associated with increasing severity of storms and resulting losses, we expect the demand for flood insurance to increase. Additionally, more areas with severe inland flooding could be designated as mandatory flood insurance zones for policyholders with federally-backed mortgages.

•        Underlying Housing Market Backdrop:    The housing market significantly influences property and flood insurance sales, as a substantial portion of policies are purchased during home acquisitions or refinancings. If housing market activity were to increase, a revitalized housing market would likely also stimulate growth in the property and flood insurance sector, presenting opportunities for insurers to expand their policyholder base and enhance market share. At the same time, with housing prices increasing above the rate of inflation, the NFIP coverage limit of $250,000 — which was first implemented in 1994 and has remained static since — grows more outdated each year, prompting policyholders to look to the private market for excess or replacement coverage. We believe that Neptune, with its advanced technology, policyholder and agent-first approach, coverage limit of over $7,000,000 for residential properties, and innovative products, can be at the forefront of capitalizing on this potential growth, were it to materialize, and closing the insurance gap.

Our Business Model

Our team’s energy is focused, every day, on advancing the three pillars of our business: underwriting, risk relationships, and distribution.

Underwriting

Our automated underwriting engine, Triton, is at the core of everything we do. Our use of the latest ML technology, advanced data science, AI, and behavioral economics allows us to execute key underwriting tasks — including risk selection, accurate risk pricing, aggregation management, and carrier assignment — in less than two seconds. This combination of speed and precision provides robust scalability and enables us to process high volumes of quotes and policies efficiently while maintaining industry-leading performance. We have no human underwriters and 100% of our underwriting is performed instantaneously by our Triton engine.

____________

(1)      We had approximately 27,021 policies in force in states with flood insurance claims related to Hurricane Ida.

(2)      We had approximately 51,562 policies in force in states with flood insurance claims related to Hurricane Ian.

(3)      We had approximately 102,426 policies in force in states with flood insurance claims related to Hurricane Helene.

(4)      We had approximately 80,266 policies in force in states with flood insurance claims related to Hurricane Milton.

Our underwriting engine has delivered positive results, including a lifetime written loss ratio of just 24.7% from our inception through June 30, 2025. This performance has spanned some of the largest flooding disasters in U.S. history — including four of the ten largest flooding events in U.S. history, as measured by NFIP insured loss: Hurricane Ida (2021), Hurricane Ian (2022), Hurricane Helene (2024), and Hurricane Milton (2024). By contrast, from 2018 to 2024, the NFIP has delivered an 86% written loss ratio according to FEMA and the U.S. property and casualty industry in general has seen an average written loss ratio of 54% according to NAIC statutory data.

Our underwriting philosophy is generally built around three fundamental principles:

•        Risk Selection:    Our approach to risk selection is driven by data science and informed by what we believe is the most comprehensive claims dataset in the private flood insurance market, generated predominantly from our operations to date. With over a quarter billion dollars in paid claims across our portfolio since inception, and our extensive analysis of industry claims and performance data, we have developed deep insights into identifying and managing properties with the highest probability of flood losses.

We believe we can evaluate property-specific risks with exceptional accuracy. Our proprietary models identify the characteristics and factors most likely to contribute to large-scale losses, allowing us to focus on selecting risks that align with the risk tolerances of our capacity providers. This granular approach helps us avoid adverse selection and has allowed us to deliver consistent, positive underwriting results. It has also allowed us to provide quotes for 95% of all submissions, optimizing the identification of properties with the highest probability of flood losses.

Through ongoing analysis of claims data and continuous refinement of our underwriting models, we ensure that our risk selection process remains sophisticated and nimble. By focusing on selecting the right risks, we aim to deliver value to both our capacity providers and our policyholders while maintaining a sustainable and profitable portfolio.

•        Pricing:    Our pricing is a sophisticated, data-driven process that incorporates advanced ML and behavioral economics to ensure accuracy and market competitiveness. Rather than relying on static or simplistic pricing models, we use a proprietary technology-driven framework to evaluate the unique characteristics of each property and its risk profile. Our pricing methodology is informed by a combination of flood risk data, customer behavior, and market dynamics. Behavioral economics plays a crucial role in determining how customers perceive and value coverage, and incorporating customer behavioral factors into our methodology enables us to tailor pricing to increase adoption while maintaining underwriting integrity. By understanding not only the risk, but also the behavior of customers, we believe we can optimize premium structures to drive growth and retention.

Unlike traditional insurance underwriting, our pricing does not depend on manual adjustments or broad risk groupings. Instead, it is dynamically informed by hundreds of data points to assess factors such as property characteristics, geographic exposure, and historical loss data. This property-specific, data-first approach allows us to quickly offer fair and competitive pricing while aligning with the risk tolerance of our capacity providers and continuously improving the accuracy of our Triton underwriting system.

•        Aggregation Management (Disaggregation):    Our approach to aggregation management is a key differentiator that sets us apart from industry norms. Traditional underwriting and risk assessment methods often rely on generalized risk aggregation based on administrative boundaries, such as states or counties, which serve as crude proxies for exposure to catastrophic events. In contrast, we have developed a patented technology that enables us to manage maximum loss scenarios at the individual property level through an analysis that uses radial circles to assess policy concentration in any given area in real time. This advanced methodology, which we refer to as “disaggregation,” allows us to optimize risk exposure in real time and align each policy with the specific risk appetite of our capacity providers.

By moving beyond man-made legacy geographic boundaries, we can more effectively distribute exposure to minimize concentration risk while focusing on the actual drivers of loss, such as property-specific vulnerability to flood. This precision also allows us to confidently underwrite in high-cost insurance markets, including hurricane-prone areas, while continuously informing and refining our pricing models to remain both responsive and data-driven.

Our disaggregation framework also leverages real-time data to adjust exposure dynamically as policies are written. This sophisticated approach enables us to manage risk with precision, so we maintain our capacity providers’ confidence in our ability to deliver consistent, positive underwriting performance. Through our patented technology and innovative methodology, we not only provide accurate risk management for our capacity providers but also ensure long-term scalability and sustainability for our business.

Risk Relationships

Neptune does not take any balance sheet insurance risk or have claims handling responsibility relating to the policies we sell. We currently contract with 7 distinct insurance programs, which are supported by 26 reinsurance providers, all of whom collectively provide underwriting capacity for the policies we sell. We refer to this panel of global insurers and reinsurers as our “capacity providers,” who bear all of the balance sheet insurance risk associated with our underwriting. Although we do not directly contract with the reinsurance providers who support our insurance programs, we engage and cultivate relationships with them, and the superior written loss ratios and underwriting results we are able to deliver on the policies we sell incentivizes these reinsurance providers to provide underwriting capacity in support of our insurance programs.

Over the past 7 years, we have built and expanded a panel of 33 capacity providers, including some of the largest insurance and reinsurance companies in the world. The strength and reputation of our capacity providers underscores the market’s confidence in our ability to deliver consistent results and manage risk effectively. Our insurance carriers are high-quality international insurers with A.M. Best ratings of A- or higher and our 26 reinsurance providers, supporting 7 distinct insurance programs, diversify our risk across both program structures and ultimate risk takers. As of June 30, 2025, our largest capacity provider accounted for 18.8% of our dollar-one premium risk. In addition, all of our insurance programs are eligible to write policies in all 50 states and Washington D.C. This approach mitigates concentration risk on both a financial and geographic basis, provides stability for both our business and our capacity providers, and ensures our portfolios remain resilient with access to ample future capacity to meet our growth objectives.

The relationships we have cultivated with our capacity providers are built on transparency, trust, and our unwavering commitment to delivering value. A key driver of our success is the availability of detailed data and insights, paired with our ability to deliver results with speed and efficiency. We provide real-time access to performance metrics, maintain an open and continuous dialogue with our capacity providers, and consistently exceed expectations with profitable underwriting results.

We have also delivered consistent and substantial premium growth for our capacity providers and our proven performance has been instrumental in driving partner confidence and growth and engagement with additional reinsurers who may wish to provide underwriting capacity for our insurance programs. Through the exceptional written loss ratios experienced by our capacity providers on policies sold by Neptune, driven by the dynamic, risk-adjusted pricing and coverage decisions made by our Triton platform, we have been able to deliver superior returns, even through some of the largest flooding events in U.S. history. As a result, we have delivered hundreds of millions of dollars of underwriting profits for our capacity providers since inception and have delivered underwriting profitability to every capacity provider in every contract year. These outcomes are a testament to our platform capabilities and our success has led to an increase in the average commission paid to us by our capacity providers of more than 4% between 2018 and June 30, 2025.

These results, combined with our ability to provide actionable insights, have attracted new capacity providers and strengthened relationships with existing ones. Our proven underwriting results have also generated meaningful goodwill with our existing capacity providers, allowing us to enhance and develop our product offerings efficiently to respond to agent and policyholder needs.

The following information showcases the expanding nature of our capacity relationships since inception.

Distribution

Our distribution strategy is built to maximize market reach and provide seamless access to our innovative flood insurance products with diversification across distribution partnerships. Leveraging a hybrid distribution model, we utilize strong agency partnerships across the insurance industry and complement those with direct-to-customer sales to drive efficiency, reach, and scale.

Agent and Broker Partnerships:    The cornerstone of our distribution network is our deep relationships with insurance agents and brokers. Over 96% of our policy sales are driven by these partnerships, which as of June 30, 2025, include more than 19,000 unique agency codes that have bound a policy through Neptune and over 81,000 unique agency codes that have run a quote through our Triton platform.

Since inception, we have been able to grow our distribution network tremendously and uninterruptedly. For example, as of June 30, 2025, 19,919 cumulative agency codes have bound a policy with Neptune, an increase of 23% from 16,238 as of June 30, 2024.

We believe that Neptune delivers significant value to agents through a combination of ease of use, a superior product-market fit, high availability — made possible by our quoting of 95% of all submissions — and our ability to deepen agents’ relationships with policyholders. Historically, agents have had to undergo NFIP training and engage in the cumbersome NFIP quoting process to sell flood insurance policies. With Neptune, agents can leverage our user-friendly Agent Portal to quickly enter customer data and receive instantaneous quotes, which they can relay in real-time, thereby democratizing the sale of flood insurance. To further enhance the agent experience, we have developed deep technology integrations with many of our agency partners through API links directly into their quoting systems, allowing them to quickly quote and bind flood policies alongside homeowner policies and provide comprehensive solutions for their customers. In addition, our Agent Portal provides our agents with up to date, data-driven insights about flood risk in the geographies where a quote is being sought, empowering our agents to drive further demand for our products at the time of each quote. Through these innovations, our platform enables agents to grow their business by enhancing the overall value of the policyholder relationship, while offering a product that seamlessly fits the needs of both agents and policyholders. This in turn drives increasing adoption and higher conversion rates.

We believe our deep relationships with high quality agencies are critical in maintaining our early-mover advantage. Our agency partners include carriers with large captive agent forces, wholesalers, agency networks, flood specialists, and small, independent, family-owned agencies. Our ability to offer an alternative product that better fits many customers’ needs has resonated with our agents and has been essential to driving over 60.0% of our sales in “non-mandatory flood zones” over the last two years. Furthermore, our policies in force are highly diversified across a network of high-quality agents, without any material concentration risk or reliance on individual agencies or agents. As of June 30, 2025, our largest agency partner contributed approximately 8.9% of our total policyholder base. We maintain a robust pipeline of potential agencies interested in partnering with Neptune, while our in-house sales team continually nurtures existing relationships, supporting strong alignment with our agency partners and mutual growth. Our agency relationships are deeply entrenched at the agent level and play an active role in both converting NFIP policyholders to Neptune and winning new customers to the flood insurance market to enable our continued expansion.

Neptune Internal Agency:    2.0% of our policies in force as of June 30, 2025, were attributed to our in-house agency, with a team of licensed agents managing a growing number of quotes from our website and a select few of our distribution partners. These agents are also licensed to distribute NFIP policies in certain rare cases where policies do not meet Triton’s underwriting criteria.

Direct-to-Customer Sales:    1.3% of our policies in force as of June 30, 2025, were attributed to our direct-to-customer channel. Our easy-to-use online interface allows prospective customers in select states to quote, bind, and manage policies directly. This option complements our agency partnerships and provides ease of access for all property owners seeking flood insurance solutions. We support our online interface with our third-party agencies and in-house agency able to assist when required or to otherwise finalize the sales process.

In addition to driving scalability and flexibility, as we rapidly expand into new markets and introduce additional products, our distribution infrastructure is critical in reinforcing our data advantage. Our distribution and referral partners submit over 20,000 quotes to Triton on a typical day, with approximately 29.7 million lifetime quotes and 1.1 million binds from inception through June 30, 2025. All these quotes (whether or not they lead to binds) and binds fold into and grow our proprietary dataset, allowing us to continually build the competitive advantage provided by our platform.

The following information illustrates the cumulative quotes and binds on our Triton and Poseidon systems since inception in 2018.

In addition, below is a chart demonstrating the roles we, our capacity providers, and our distribution partners play in the flow of data and payments, and the role our capacity providers and distribution partners play in the flow of claims from policyholders:

Our Products

We offer a range of innovative insurance products designed to address the needs of residential and commercial property owners facing flood and other natural disaster risks. As of June 30, 2025, across all of our insurance product offerings, residential properties accounted for 88.1% of our premium in force and commercial properties accounted for the remaining 11.9%. Our flagship primary residential flood insurance product accounted for 86.0% of our premium in force as of June 30, 2025. In addition to the base policy, we offer enhanced protection through expanded coverage options, making our flood insurance product a superior coverage alternative to the NFIP. We also offer an excess flood insurance product, which we introduced in 2024, which made up 2.7% of our premium in force as of June 30, 2025, and which is available to both residential and commercial property owners. Both our primary and excess flood insurance products are structured around the NFIP form and can be used to supplement or fully replace existing NFIP coverage, as needed. In addition to our flood insurance products, we offer a parametric earthquake insurance product, launched following our acquisition of Jumpstart in September 2021. While currently less than 1% of our portfolio, this product allows us to collect data and expertise that we believe will allow us to eventually diversify into other perils and address additional unmet insurance needs.

Our Geographic Presence

We operate nationwide and actively mitigate our concentration risk by expanding and diversifying our portfolio across the country. As of June 30, 2025, Florida, Texas, and Louisiana accounted for only 49% of our policies in force, compared to a much heavier exposure of 60% for the NFIP according to the NFIP.

The Neptune Advantage

We believe that Neptune’s competitive advantage is driven by the three core pillars of our business model (underwriting engine, risk relationships, and distribution) and is extended by the following:

•        Technology and Data-First Culture:    Technology is at the heart of our capabilities and success, enabling us to deliver innovative, efficient, and optimized insurance solutions in a simple and accessible way. As of June 30, 2025, 42% of our 60 employees were on our technology development team, with our proprietary and internally-developed underwriting and policy management systems forming the backbone of our operations.

•        Our technology infrastructure is built to support rapid expansion into new markets and product lines. Whether adapting to regulatory changes, adding capacity relationships, or launching new offerings like our excess flood product, our systems are designed to support growth without compromising speed or reliability. We operate on a fully digital, cloud-based computing infrastructure. Leveraging cloud computing allows us to rapidly scale our underwriting, policy management, and analytics capabilities in response to market demand. This infrastructure provides seamless remote access for our distributed workforce, enhancing system reliability, and ensuring that our data science and ML models can process vast amounts of information with minimal latency.

•        Our technology ecosystem is strengthened by our ML models and predictive analytics developed by the Neptune Data Science Group. These models use vast datasets from our operations, as well as geospatial mapping and real-time risk assessments, along with our proprietary data on the high volumes of transactions effected on our systems, to evaluate flood risks at the individual property level with precision. This enables us to provide instant underwriting decisions and dynamic, risk-adjusted pricing for both residential and commercial properties, allowing us to provide coverage with exceptional accuracy that incumbents and other players struggle to do.

•        We are committed to continuously refining and expanding our technology capabilities. Through constant innovation, we ensure our platforms remain at the cutting edge of the insurance industry, empowering us to stay ahead of market trends and deliver value to our capacity providers, agents, and policyholders.

•        Early-Mover Advantage in a Large, Evolving Market Dominated by the NFIP:    As the first entrant in the private flood insurance market with substantial scale and geographic presence, we have accumulated proprietary datasets through our operations that continuously improve our predictive technology, designed innovative products that we believe better suit evolving customer demand, and developed an extensive distribution network with trusted relationships that ensures broad reach across the market. We believe this measurable competitive edge positions us to capture greater market share as the industry evolves following anticipated long-term structural shifts driven by NFIP risk re-rating, climate change, and growing housing demand.

•        Trusted Relationships with Capacity Providers:    Through seven challenging storm seasons, we have delivered underwriting profit to each of our capacity providers annually. This has enabled our capacity providers to deliver consistent and predictable capacity to support our current and expected growth. Additionally, as a result of our performance, our capacity providers have awarded us greater flexibility to underwrite and bind policies, a contrast to industry norms where binding authority is typically set on stricter negotiated limits and criteria. This flexibility allows us to control product design, risk aggregation, and capacity allocation, and allows us to respond to opportunities and needs from agents and our policyholders in an agile manner, continuing to reinforce our competitive advantage.

•        Robust Track Record of Financial Performance with Strong Visibility into Future Earnings:    We have consistently outperformed our internal expectations, demonstrating a disciplined and reliable approach to growth. Through 21 landfall hurricanes, we have delivered positive underwriting results and maintained strong loss performance. This operational consistency has translated into substantial revenue and Adjusted EBITDA growth since inception. Our business is supported by a high degree of recurring revenue and predictable renewal patterns, providing strong visibility into revenue growth and profitability. For example, for the six months ended June 30, 2025, 70% of our revenue was derived from renewal business.

•        Disciplined Leadership Team:    We are a founder-led organization, with a unified strategic vision, focused on delivering superior outcomes for our stakeholders. Our disciplined approach to risk management and optimization has led to us being profitable since our second year of operation. Our lean organizational footprint of 60 employees as of June 30, 2025, allows us to prioritize efficiency, scalability, and flexibility in our operations, driving industry-leading profitability per employee.

Our Growth Strategy

The opportunities for growth in the Neptune portfolio are both broad and deep. We believe we will continue to maintain strong revenue growth based on:

•        Growth Across Existing Products and Geographies:    We believe the U.S. primary and excess flood insurance markets present immense growth opportunities for Neptune. Despite our significant achievements and expanding scale to date, based on data from NAIC and NFIP, we estimate that, as of March 31, 2025, we accounted for just 7% of the U.S. primary residential flood insurance market, with an even smaller share of both the excess flood market, which we entered in 2024, and the commercial flood market. This leaves substantial room for growth, given the current insurance gap, increased market awareness of flood risk, and evolving market conditions, particularly around anticipated developments related to the NFIP’s implementation of Risk Rating 2.0. In addition, we believe our distribution strategy, which is primarily focused on deep partnerships across agencies with tens of thousands of agents, facilitates increased awareness of both our products and flood risk among our agents and prospective policyholders, through the ease-of-use of our automated underwriting platform, seamless API integrations, instantaneous bindable quotes, and proprietary Agent Portal. In many cases, the creation of a Neptune quote is automatic and instantaneous for agents via our API, facilitating easy cross-sell opportunities alongside standard home and business insurance quotes. In addition, our Agent Portal provides our agents with up to date, data-driven insights about flood risk in the geographies where a quote is being sought, empowering our agents to drive further demand for our products at the time of each quote. Through these innovations, we believe our platform enables agents to grow their business by delivering added value to the policyholders, while creating further awareness in support of our growth strategy.

•        Ability to Scale with Limited Incremental Cost:    Our technology infrastructure is built to support rapid expansion, allowing us to scale our business using the same cost structure without requiring us to incur material additional capital expenditures. We operate on a fully digital, cloud-based computing infrastructure, which we can leverage to rapidly scale our underwriting, policy management and analytics capabilities in response to market demand. This infrastructure provides seamless remote access for our distributed workforce, enhancing system reliability, and ensuring that our data science and ML models can process vast amounts of information with minimal latency. Further, because our entirely digital underwriting engine, Triton, uses advanced algorithms, without any human underwriters, to assess risk with speed and precision, we are able to price, quote, and bind additional policies at scale without any significant expansions to our employee base. As a result, while many of our general and administrative (“G&A”) costs are expected to scale with the size of our business (for example, as the number of policyholders increases, customer support and cloud hosting costs may rise), we do not believe that growing our business or the number of policies we sell will require any material changes to our cost structure. We intend to continue to implement new technology from time to time, which we intend to build and maintain using our existing technology development team, including our Neptune Engineering Group and Neptune Data Science Group, to further improve efficiency and scalability.

•        Expansion of Product Offerings:    We have continued to innovate and broaden our product offerings to capitalize on market trends and growth opportunities. In 2024, we launched an excess flood insurance product designed to address a critical gap in coverage for policyholders who remain with the NFIP. Many NFIP policyholders are unable to transition fully into the private market due to the economic benefit provided by substantial government subsidies that limit their premiums. Our excess flood product allows these policyholders to maintain their NFIP coverage while purchasing additional protection from Neptune, providing more comprehensive protection for their homes and families. Growth within this market represents a meaningful opportunity. With our innovative primary flood product and rapidly growing excess flood offering, we are well-equipped to serve both residential and commercial property owners, providing them with comprehensive and affordable coverage. As climate change likely continues to increase the frequency and severity of flooding events, including in areas that have not historically been considered flood prone, we believe increased awareness of flood risk among the general public can drive further demand for Neptune products. As a result, we remain focused on leveraging technology and delivering tailored solutions to meet the evolving needs of our policyholders. These market dynamics play directly to Neptune’s strengths and reinforce our ability to grow market share. Additionally, as part of our commitment to addressing long-standing market gaps and expanding our product portfolio, we are actively exploring opportunities in additional perils beyond flood. We are exploring the option of adding an indemnity earthquake product in California, where there is a material insurance gap for earthquake coverage, with approximately 89% of buildings uninsured. We expect an indemnity earthquake product would provide true value to policyholders by addressing shortcomings in the options currently available on the market, including long-term affordability and ease of purchase. The development of an indemnity earthquake product would build on the expertise gained from our acquisition of Jumpstart and would respond to the growing demand from both policyholders and our agency partners for comprehensive earthquake protection. By leveraging our proprietary technology platform and underwriting capabilities, we believe we are well-positioned to develop new insurance solutions that deliver value to policyholders and close protection gaps in underserved markets.

•        International Expansion:    Flooding is a pervasive and growing global challenge, yet the flood peril remains inadequately understood and underinsured in many countries around the world. Across the globe, millions of residential and commercial properties face significant and rising flood risks, often without sufficient insurance coverage to protect property owners from financial loss. In most international markets, flood insurance penetration is minimal, with many regions relying on outdated risk models, government-backed programs, or ad hoc relief efforts to address flooding events. These approaches often leave property owners exposed to significant financial vulnerabilities, particularly as climate change likely exacerbates the frequency and severity of flood events globally. This underinsurance may create an opportunity for Neptune to expand into international markets and provide innovative, data-driven flood insurance solutions to property owners in need. Leveraging our proprietary technology platform, advanced underwriting capabilities, and experience in the U.S. market, we believe we are uniquely positioned in the coming years to enter international markets and address the gaps left by traditional insurance providers. We expect our scalable technology infrastructure, built for rapid deployment, would enable us to adapt quickly to the regulatory requirements and unique risk profiles of different countries.

•        Inorganic Growth Opportunities:    From time to time, we may supplement our long-term organic growth with strategic acquisitions, focused on gaining expertise or expanding and complementing our existing portfolio. In recent years, we have completed a notable intellectual capital focused acquisition of Jumpstart, a leading parametric insurance company, and expanded our expertise through the strategic hiring of the employees of Charles River Data, a Boston-based data science consulting firm.

Potential Challenges

There are also a number of factors that we believe could present challenges to our strategic plans or limit our ability to grow our business, including:

•        Adverse NFIP Developments:    The flood insurance market is highly competitive, with the NFIP holding approximately 90% of the market share. As the dominant provider, the NFIP benefits from strong federal backing and widespread consumer recognition. Its significant market presence and subsidized pricing in certain areas create challenges for private insurers, including Neptune, to compete effectively. If the NFIP’s implementation of Risk Rating 2.0 is tolled or delayed or Congress elects to continue to subsidize the NFIP consistent with historic levels, it could limit our potential growth opportunities relating to existing NFIP policyholders. In addition, adjustments to the NFIP’s pricing, coverage options, or underwriting guidelines could also significantly alter the competitive landscape. Although we believe purchasing insurance from the NFIP is relatively burdensome and time-consuming for policyholders and agents, and that its limited product offerings often fail to meet policyholder needs, if the NFIP were to lower premiums, simplify its processes, or increase its coverage options, we could face increased difficulty in retaining or growing our policyholder base.

•        Continued Weakness in the Housing Market:    Our performance and ability to issue new policies and retain existing policies is closely tied to home sales, economic activity, construction costs, household income, and employment levels, as well as commercial property markets. Elevated mortgage rates and declining affordability have recently strained the housing market, leading to a decrease in first-time homebuyers and overall housing market activity. As of January 2025, the average rate on a 30-year fixed mortgage in the U.S. had risen to over 7%, marking its highest level since mid-2024. While this average rate has since decreased below 7%, this surge has contributed to a decline in home sales, with existing home sales in 2025 projected to be at the lowest level since 1995. Elevated mortgage rates, together with higher home prices, can create affordability challenges, particularly for first-time buyers. For example, the National Association of Home Builders estimates that in 2023, when mortgage rates on a 30-year fixed mortgage rose from 6.25% to 6.5%, nearly 1.3 million households were priced out of the market for a median-priced home. Continued weakness or a further decrease in housing market activity, particularly in areas where flood coverage is needed, due to adverse economic conditions or other factors, could result in a decline in the home insurance industry and reduction in the sale of our policies, reduced renewal rates, and increased cancellations of existing policies, as many flood insurance purchases are driven by mortgage requirements and a substantial portion of our flood insurance policies are purchased during home acquisitions or refinancing.

•        Access to Top Talent:    Our success depends, in large part, on our ability to attract and retain talent, which may be difficult due to the intense competition in our industry and the technology industry generally for key employees with demonstrated ability. We rely on a team of highly skilled engineers, data scientists, and other technical professionals who are responsible for the development, enhancement, and maintenance of our proprietary technology. This team’s expertise in ML, geospatial analysis, and data modeling is vital to ensuring our ongoing success and our ability to remain competitive. The financial services and technology industries are highly competitive, and the demand for talented professionals in fields such as data science and ML often exceeds supply. The loss of key technical talent or critical members of our engineering and data science team, or any inability to hire additional talent as the needs of our business may require, could impair our ability to refine our risk assessment capabilities, address evolving market needs, or respond effectively to competitive pressures.

Risk Factor Summary

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section titled “Risk Factors” immediately following this prospectus summary before making an investment decision. We may be unable for many reasons, including those that are beyond our control, to implement our business strategy successfully. Some of these risks are:

•        Our business may be harmed if one or more of our relationships with capacity providers are terminated or are reduced, if we fail to maintain good relationships with such capacity providers, if we become dependent upon a limited number of capacity providers, or if we fail to develop new capacity provider relationships.

•        Our distribution model depends on third-party agents and brokers, and any failure by those agents and brokers to consistently promote our products or the loss of any key agent or broker relationships could adversely affect our business.

•        Rapid advancements in AI, including the development of AGI, and ML technologies could increase competition and disrupt our business model.

•        Errors in underwriting or data modeling could harm our reputation, competitive position, and financial results.

•        Reliance on cloud computing exposes us to technological disruptions and potential risks.

•        We are highly dependent on the services of our senior management team, including our Chief Executive Officer.

•        We rely on data, technology, and intellectual property, as applicable, from third parties for our pricing models, underwriting engine, and other products, the unavailability or inaccuracy of which could limit the functionality of our products and disrupt our business, and which may also impose limitations on our ability to commercialize our products.

•        Our business is dependent upon information processing systems. Cybersecurity events, data breaches, cyberattacks, or other similar incidents, as well as defects, interruptions, or other failures, with respect to our or our vendors’ information processing systems and data may hurt our business, damage our reputation, negatively impact policyholder retention and capacity provider relationships, and expose us to financial and legal liabilities.

•        Failure to seek, obtain, maintain, protect, defend, or enforce our intellectual property rights, or allegations that we have infringed, misappropriated, or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively, financial condition, and business.

•        The insurance business is extensively regulated, and changes in regulation may reduce our profitability and limit our growth.

•        Compliance with insurance licensing requirements for MGAs and E&S lines agencies and individual producers is critical to our operations, and any failure to maintain required licenses could disrupt our business.

•        We are subject to evolving laws and regulations on data privacy, data protection, and cybersecurity, which can be complex and conflicting. We may face investigations, fines, and sanctions as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations and incur increased operational costs in order to ensure future compliance.

•        Changes in accounting principles and financial reporting requirements could impact our consolidated results of operations and financial condition.

•        We have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business.

•        The concentration of our share ownership with those stockholders who held our stock prior to this offering, including our executive officers, directors, and holders of more than 5% of our capital stock, may limit your ability to influence corporate matters.

•        We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.

•        We are a holding company, and our only material asset is our equity interest in Neptune Flood. As a result, we depend on the ability of our subsidiaries to pay dividends and make other payments and distributions to us in order to meet our obligations.

•        There is no existing market for our common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

•        The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer; this will limit or preclude your ability to influence corporate matters.

•        Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock.

If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition, and prospects may be adversely affected.

Corporate Structure

Neptune Flood was incorporated in Delaware on February 10, 2017. Neptune Holdings was incorporated in Delaware on March 20, 2025, to implement a holding company organizational structure for Neptune Flood. We refer to this transaction as our “corporate reorganization.”

Immediately prior to our corporate reorganization, Neptune Holdings was a direct, wholly-owned subsidiary of Neptune Flood, and Neptune Insurance Merger Sub Inc., a Delaware corporation (“Merger Sub”), was a direct, wholly-owned subsidiary of Neptune Holdings. Both Neptune Holdings and Merger Sub were organized for the sole purpose of implementing our corporate reorganization. On April 10, 2025, Merger Sub merged with and into Neptune Flood, with Neptune Flood continuing as the surviving corporation. Each issued and outstanding share of common stock of Neptune Flood was converted into one share of common stock of Neptune Holdings and each issued and outstanding share of convertible preferred stock of Neptune Flood was converted into one share of convertible preferred stock of Neptune Holdings. The separate corporate existence of Merger Sub ceased and all the issued and outstanding shares of Neptune Holdings owned by Neptune Flood were automatically canceled and retired.

As a result of our corporate reorganization, each stockholder of Neptune Flood became a stockholder of Neptune Holdings, holding the same proportional ownership and voting power as of immediately prior to our corporate reorganization, and Neptune Flood became a direct, wholly-owned subsidiary of Neptune Holdings. The certificate of incorporation and bylaws of Neptune Holdings were amended and restated to be substantially identical to those of Neptune Flood as of immediately prior to our corporate reorganization. The corporate reorganization was accounted for as a transaction between entities under common control, and accordingly, there was no change in the basis of the underlying assets and liabilities.

In connection with our corporate reorganization, Neptune Holdings assumed the Amended and Restated 2019 Stock Plan and amended and restated it in its entirety. We refer to the Amended and Restated 2019 Stock Plan, as so amended and restated in connection with our corporate reorganization, as the Pre-IPO 2025 Plan. Neptune Holdings also assumed Neptune Flood’s obligations under the Pre-IPO Stockholders Agreement that was entered into in connection with the convertible preferred stock financing of Neptune Flood in May 2023 as well as certain common stock and restricted stock purchase agreements and certain indemnification agreements. The assumption of these agreements did not result in any changes to the terms, conditions, or fair value of the shares. The other liabilities of Neptune Flood were not assumed by Neptune Holdings in our corporate reorganization and therefore continue to be obligations of Neptune Flood, and the assets of Neptune Flood were not transferred to Neptune Holdings and continue to be assets of Neptune Flood.

The following diagram depicts our organizational structure as of the date of this prospectus, giving effect to our corporate reorganization and before giving effect to this offering. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

Selling Stockholders
Non-Selling Stockholders
56.5% of outstanding stock and voting power
43.5% of outstanding stock and voting power, including 31.5% held by entities affiliated with Mr. Burgess
Neptune Insurance Holdings Inc.
100% of outstanding stock and voting power
Neptune Flood Incorporated
100% of outstanding stock and voting power
Neptune Insurance Agency NY LLC

The following diagram depicts our organizational structure immediately following this offering and the application of the net proceeds from this offering assuming an initial public offering price of $19.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares of Class A common stock. This chart is provided for illustrative purposes only and does not purport to represent all legal entities within our organizational structure:

New Public Class A Common Stockholders*
13.3% of outstanding stock and 3.5% of outstanding voting power (1)
Class B Common Stockholders
Pre-IPO Class A Common Stockholders
31.5% of outstanding stock and 82.1% of outstanding voting power held by entities affiliated with Mr. Burgess(1)
55.2% of outstanding stock and 14.4% of outstanding voting power (1)
Neptune Insurance Holdings Inc.
100% of outstanding stock and voting power
Neptune Flood Incorporated
100% of outstanding stock and voting power
Neptune Insurance Agency NY LLC

____________

*        Stockholders that acquire Class A common stock in connection with this offering.

(1)      After giving effect to the completion of the Class B Stock Exchange, assuming no exercise of Mr. Burgess’s rights to exchange shares of Class B common stock for Class A common stock under the Class B Equity Exchange Agreement. If Mr. Burgess exercises his rights under the Class B Equity Exchange Agreement with respect to all equity awards subject to such agreement, 35.3% of our outstanding common stock and 84.5% of our outstanding voting power will be held by Mr. Burgess and entities affiliated with Mr. Burgess, 52.1% of our outstanding common stock and 12.5% of our outstanding voting power will be held by pre-IPO Class A common stockholders (other than Mr. Burgess and entities affiliated with Mr. Burgess), and 12.6% of our outstanding common stock and 3.0% of our outstanding voting power will be held by public Class A common stockholders that acquire Class A common stock in connection with this offering.

Corporate Information

Our principal executive offices are located at 400 6th Street S., Suite 2, St. Petersburg, Florida 33701, and our telephone number is (727) 202-4815. Our website address is www.neptuneflood.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus or the registration statement of which it forms a part.

Channels for Disclosure of Information

Following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the Investor Relations page of our website located at www.investors.neptuneflood.com, the Newsroom page of our website located at www.neptuneflood.com/newsroom, press releases, public conference calls, and webcasts.

The information disclosed through these channels could be deemed material. Accordingly, we encourage investors, the media, and others to monitor these channels and to review the information disclosed through them.

Any updates to the list of disclosure channels we use will be posted to the Investor Relations page of our website. Information contained on or accessible through any of the foregoing channels is not incorporated by reference into this prospectus.

Implications of being a Controlled Company

Upon completion of our initial public offering, our Chief Executive Officer and Chairman of our board of directors, Trevor Burgess, will beneficially own approximately 82.1% of the voting power of our outstanding voting securities (and approximately 82.1% of the voting power of our outstanding voting securities if the underwriters exercise their option to purchase additional shares of our Class A common stock in full) and we will be a “controlled company” within the meaning of the listing rules of the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, and you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. See “Management — Controlled Company Exemption” and “Risk Factors — Risks Relating to our Organizational Structure — We are a ‘controlled company’ within the meaning of the NYSE rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.”

Implications of being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. For as long as we remain an EGC, we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to:

•        Reduced obligations with respect to financial data requiring us to present only two years of audited financial statements (instead of three years), in addition to any required unaudited interim financial statements, with correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

•        an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•        an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure about our executive compensation arrangements in our periodic reports, registration statements, and proxy statements;

•        an exemption from the requirements to obtain nonbinding advisory votes on executive compensation (“Say-on-Pay”) or stockholder approval of any golden parachute arrangements; and

•        extended transition periods for complying with new or revised accounting standards.

We will remain an EGC until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this listing occurs. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, and we currently intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

The Offering

Class A common stock offered by the selling stockholders	18,421,053 shares
Class A common stock to be outstanding after this offering	94,600,000 shares
Class B common stock to be outstanding after this offering	43,435,000 shares
Total Class A common stock and Class B common stock to be outstanding after this offering	138,035,000 shares
Underwriters’ option to purchase additional shares of Class A common stock offered by the selling stockholders

The underwriters have a 30-day option to purchase up to an additional 2,763,157 shares of Class A common stock from the selling stockholders at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds	We will not receive any proceeds from the sale of Class A common stock by the selling stockholders in this offering. See “Use of Proceeds.”
Controlled company

After this offering, assuming an offering size as set forth in this section, we expect to be a “controlled company” within the meaning of the applicable listing rules of the NYSE. See “Management — Controlled Company Exemption.”

Voting rights

Upon completion of this offering, we will have two authorized classes of voting common stock, Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share.

Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or specified in our amended and restated certificate of incorporation to be in effect upon the consummation of this offering. Upon the completion of this offering, our Chief Executive Officer and Chairman of our board of directors, Mr. Burgess, will beneficially own all of the outstanding shares of Class B common stock and will collectively beneficially own approximately 82.1% of the total combined voting power of our outstanding common stock (and approximately 82.1% of the total combined voting power of our outstanding common stock if the underwriters exercise their option to purchase additional shares of our Class A common stock in full). As a result, current and future holders of the outstanding shares of Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. See “Description of Capital Stock — Class A Common Stock and Class B Common Stock — Voting Rights” for more information.

Conversion and related rights

Our Class A common stock is not convertible into any other class of shares.

Our Class B common stock is convertible into shares of our Class A common stock on a one-for-one basis at the option of the holder. In addition, each share of Class B common stock will automatically convert into one share of Class A common stock upon the occurrence of certain events described in “Description of Capital Stock — Class A Common Stock and Class B Common Stock — Conversion.”

Dividend policy

We currently anticipate that we will retain our future earnings to repay debt and to finance the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our capital stock in the foreseeable future. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, earnings, current and anticipated liquidity and capital requirements, plans for expansion, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions, and any other factors that our board of directors deems relevant in making such a determination. See “Dividend Policy.”

Directed Share Program

At our request, the underwriters have reserved 5% of the shares of Class A common stock to be offered by the selling stockholders under this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates, and related persons of Neptune. Except for any shares acquired by our directors and officers, shares purchased pursuant to the directed share program will not be subject to lock-up agreements with the underwriters. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. See “Underwriters — Directed Share Program” for additional information.

Indications of Interest

The cornerstone investors have, severally and not jointly, indicated interest in purchasing up to an aggregate of $75 million in shares of our Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investors as they will from any other shares of Class A common stock sold to the public in this offering.

Risk factors

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 28 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Class A common stock.

Proposed NYSE ticker symbol	“NP”

The number of shares of our Class A common stock and Class B common stock to be outstanding after this offering is based on 94,600,000 shares of Class A common stock and 43,435,000 shares of Class B common stock outstanding as of August 31, 2025, respectively, assuming the completion of the Class B Stock Exchange, and excludes:

•        14,805,000 shares of our Class A common stock issuable upon the exercise of outstanding stock options granted under our Pre-IPO 2025 Plan, consisting of:

•        5,880,000 shares of our Class A common stock issuable upon the exercise of outstanding Pre-IPO Terminated Options granted under the Pre-IPO 2025 Plan, which will terminate upon the consummation of this offering in accordance with their terms;

•        8,925,000 shares of our Class A common stock issuable upon the exercise of outstanding Pre-IPO Liquidity Options and Pre-IPO Time-Based Options granted under the Pre-IPO 2025 Plan, which will in each case vest and become exercisable in full upon the consummation of this offering, consisting of:

•        8,734,000 shares of our Class A common stock issuable upon the exercise of such stock options outstanding as of August 31, 2025, with a weighted average exercise price of $5.495 per share (“Pre-8/31 Outstanding Options”); and

•        191,000 shares of our Class A common stock issuable upon the exercise of such stock options granted and outstanding after August 31, 2025, with a weighted average exercise price of $19.00 per share (“Post-8/31 Outstanding Options”);

For more information on our Pre-IPO 2025 Plan and the terms of the Pre-IPO Terminated Options, Pre-IPO Liquidity Options and Pre-IPO Time-Based Options, see also “Pre-IPO 2025 Plan” and “Executive Compensation — Equity Awards — Treatment Upon Liquidity Event”.

•        6,123,333 shares of our Class A common stock reserved for future issuance under our 2025 Plan, which will become effective in connection with this offering (as more fully described in “Executive Compensation — Employee Benefit Plans”), consisting of:

•        4,155,678 shares of our Class A common stock to be issued in respect of the IPO Grants to be made thereunder, contingent upon the 2025 Plan becoming effective in connection with this offering and the filing of a Form S-8 to register the shares subject to our 2025 Plan; and

•        1,967,655 shares of our Class A common stock reserved for future issuance under the 2025 Plan;

•        1,484,444 shares of Class A common stock reserved for future issuance under our ESPP, which will become effective in connection with this offering (as more fully described in “Executive Compensation — Employee Benefit Plans”).

Following the completion of this offering, and pursuant to the Class B Equity Exchange Agreement, Mr. Burgess shall have a right (but not an obligation) to require us to exchange any of the 8,142,964 shares of our Class A common stock that may be received by Mr. Burgess upon the exercise, vesting, and/or settlement of certain equity awards held by Mr. Burgess, consisting of (i) 6,160,000 shares of our Class A common stock to be issuable upon the exercise of Pre-8/31 Outstanding Options held by Mr. Burgess, and (ii) 1,982,964 shares of Class A common stock issuable upon the vesting and settlement of certain restricted stock units to be granted to Mr. Burgess as part of the IPO Grants described above, in each case for an equivalent number of shares of Class B common stock.

Except as otherwise indicated, all information in this prospectus assumes:

•        an initial public offering price of $19.00 per share, which is the midpoint of the estimated public offering price range set forth on the cover page of this prospectus;

•        the 10-for-1 stock split of our capital stock that was effected on September 9, 2025;

•        the automatic conversion of all 41,850,000 shares of our convertible preferred stock outstanding as of August 31, 2025, into an aggregate of 41,850,000 shares of our common stock immediately prior to the completion of this offering;

•        the filing and effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws immediately prior to the completion of this offering, which includes the authorization of our Class A common stock and Class B common stock and the reclassification of all 138,035,000 shares of our common stock (including shares of our common stock issued upon the automatic conversion of our convertible preferred stock, as described above) outstanding as of August 31, 2025, into 138,035,000 shares of our Class A common stock;

•        the occurrence of the Class B Stock Exchange as of the Effective Time, resulting in the exchange of 43,435,000 shares of our Class A common stock for 43,435,000 shares of our Class B common stock;

•        no exercise or cancellation of outstanding options subsequent to August 31, 2025; and

•        no exercise by the underwriters of their over-allotment option to purchase up to an additional 2,763,157 shares of our Class A common stock from the selling stockholders.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. We have derived the summary consolidated statement of operations data for the years ended December 31, 2023 and 2024, from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary condensed consolidated statements of operations data for the six months ended June 30, 2024 and 2025, and the summary condensed consolidated balance sheet data as of June 30, 2025, from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. These unaudited quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.

	Years Ended December 31,
($ in thousands)	2023	2024
Revenues:
Commissions and fees	$84,870	$119,299
Operating expenses:
Agent commissions	$26,014	$35,317
Employee compensation and benefits	$4,347	$4,752
General and administrative	$6,896	$7,757
Amortization expense	$2,182	$3,027
Total operating expenses	$39,439	$50,853
Income from operations	$45,431	$68,446
Other income (expense):
Interest income	$308	$880
Interest expense	$(21,326)	$(17,520)
Loss on extinguishment of debt	$(556)	$(5,426)
Income tax expense	$5,971	$11,788
Net income	$17,886	$34,592

	Six Months Ended June 30,
($ in thousands)	2024	2025
Revenues:
Commissions and fees	$53,976	$71,419
Operating expenses:
Agent commissions	$16,157	$21,676
Employee compensation and benefits	$2,418	$2,933
General and administrative	$3,729	$8,107
Amortization expense	$1,425	$1,786
Total operating expenses	$23,729	$34,502
Income from operations	$30,247	$36,917
Other income (expense):
Interest income	$423	$416
Interest expense	$(10,632)	$(8,269)
Loss on extinguishment of debt	$(5,426)	$—
Income tax expense	$3,725	$7,505
Net income	$10,887	$21,559
($ in thousands)	As of June 30, 2025
Cash and cash equivalents	$11,697
Fiduciary receivables	$4,927
Total assets	$80,947
Total current liabilities	$82,367
Debt, less current portion	$277,349
Total liabilities	$359,716
	Years Ended December 31,		Six Months Ended June 30,
($ in thousands)	2023	2024	2024	2025
Net cash provided by operating activities	$18,647	$49,926	$20,271	$22,964
Net cash used in investing activities	$(4,030)	$(3,713)	$(1,724)	$(1,884)
Net cash used in financing activities	$(9,866)	$(42,468)	$2,579	$9,307

Key Performance Indicators

Neptune’s management regularly reviews certain KPIs, including the following key metrics, to evaluate our business and operations, guide decision-making, and measure progress. We utilize a variety of operational metrics to understand growth, retention, and ultimately drive profitability. The table below identifies certain of our KPIs for the year ended December 31, 2023, as compared to the year ended December 31, 2024, and for the six months ended June 30, 2024, as compared to the six months ended June 30, 2025:

	Years Ended December 31,
($ in thousands)	2023	2024	Change
Premium in force (year-end)	$204,118	$277,595	36.0%
Policies in force (year-end)	166,739	220,964	32.5%
Policy retention rate (full year)(1)	82.4%	84.3%	1.9	pp
Premium retention rate (full year)(1)	97.9%	97.1%	(0.8	)pp
Written Premium	$201,561	$273,917	35.9%
Organic revenue	$84,870	$119,299	40.6%
Organic revenue growth(1)	36.6%	40.6%	4.0	pp
Revenue per employee	$1,886	$2,294	21.6%
Adjusted EBITDA per employee	$1,077	$1,387	28.8%

	Six Months Ended June 30,
($ in thousands)	2024	2025	Change
Premium in force (period-end)	$236,701	$317,972	34.3%
Policies in force (period-end)	188,342	244,964	30.1%
Policy retention rate (six months)(1)	82.9%	85.8%	2.9	pp
Premium retention rate (six months)(1)	95.2%	98.9%	3.7	pp
Written Premium	$125,442	$165,544	32.0%
Organic revenue	$53,976	$71,419	32.3%
Organic revenue growth(1)	38.0%	32.3%	(5.7	)pp
Revenue per employee (LTM)(2)	$2,082	$2,464	18.3%
Adjusted EBITDA per employee (LTM)(2)	$1,217	$1,493	22.7%

____________

(1)      Year-over-year changes in percentages are reported in percentage points (pp).

(2)      For the twelve months ended June 30, 2024 and 2025, respectively.

For definitions of premium in force, policies in force, policy retention rate, premium retention rate, written premium, organic revenue, organic revenue growth, revenue per employee, and Adjusted EBITDA per employee, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.” For further discussion on our calculation of Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in conformity with GAAP, we use certain financial measures, including Adjusted EBITDA and Adjusted EBITDA margin that are not required by, or prepared in accordance with, GAAP. We refer to these measures as “non-GAAP” financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for our definitions of these non-GAAP measures, information about how and why we use these non-GAAP measures and a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with GAAP. The table below identifies certain of our non-GAAP financial measures for the year ended December 31, 2023, as compared to the year ended December 31, 2024, and for the six months ended June 30, 2024, as compared to the six months ended June 30, 2025:

	Years Ended December 31,
($ in thousands)	2023	2024	Change
Net income	$17,886	$34,592	93.4%
Adjusted EBITDA	$48,437	$72,099	48.9%
Adjusted EBITDA margin(1)	57.1%	60.4%	3.3	pp
	Six Months Ended June 30,
($ in thousands)	2024	2025	Change
Net income	$10,887	$21,559	98.0%
Adjusted EBITDA	$32,029	$42,363	32.3%
Adjusted EBITDA margin(1)	59.3%	59.3%	0.0	pp

____________

(1)      Year-over-year changes in percentages are reported in percentage points (pp).

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations, and growth prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, financial condition, results of operations, and growth prospects.

Risks Relating to our Business and Industry

Our business may be harmed if one or more of our relationships with capacity providers are terminated or are reduced, if we fail to maintain good relationships with such capacity providers, if we become dependent upon a limited number of capacity providers, or if we fail to develop new capacity provider relationships.

Neptune does not assume any balance sheet insurance risk or claims handling responsibility relating to the policies we sell, and our business depends on a carefully selected network of capacity providers that assume such balance sheet insurance risk for those policies. This risk-taking structure is fundamental to our business model and operational efficiency. Our ability to offer competitive insurance products and maintain our market position is also contingent upon the relationships with these capacity providers. Any adverse impact on these relationships or the overall financial health of our network of capacity providers could reduce our overall insurance capacity and could have an adverse effect on our financial condition and results of operations. We currently have 33 capacity providers, including 26 reinsurance providers backing 7 distinct insurance programs. Our contractual relationships are sometimes unique to us, but they are typically non-exclusive and terminable on short notice by either party for any reason. In many cases, capacity providers can also amend the terms of our agreements unilaterally on short notice. If we are unable to maintain profitable portfolios for our capacity providers or if our relationship with them is undermined for any reason, capacity providers may be unwilling to provide insurance capacity to us, or our insurance carriers may seek to amend our agreements with them. This could happen for various reasons, including for competitive or regulatory reasons, because of an insurance carrier’s reluctance to distribute their products through our platform, because they decide to rely on their own internal flood insurance providers or products or elect not to insure or reinsure flood risk generally, or because they decide not to distribute insurance products in individual markets, in certain geographies, or altogether. Conditions in the broader insurance and reinsurance markets can also influence the capacity of our providers. If our capacity providers were to experience liquidity problems or other financial difficulties, we may not be able to sell additional policies or renew existing ones and could encounter significant adverse impacts on our financial condition and results of operations. If any of our key capacity providers decide to terminate or reduce their relationship with us, we may face difficulties in securing alternative insurance capacity from other providers on similar terms, which could negatively impact our ability to offer insurance products and retain policyholders. Similarly, our business could be harmed if we fail to develop new capacity provider relationships to ensure a diversified portfolio of capacity providers that support our business.

In the future, whether as a result of the termination of capacity provider relationships, capacity provider consolidation or otherwise, it may become necessary for us to partner with and derive a greater portion of our revenues from a reduced and more concentrated number of capacity providers if and as our business and the flood and general insurance industry evolve, which would increase our dependence on a smaller number of capacity providers. As a result, we may become more vulnerable to adverse changes in our relationships with such capacity providers. This could reduce the volume of policies we are able to underwrite. The termination, amendment, or consolidation of our relationships with our capacity providers could harm our business, financial condition, and results of operations.

The overall financial health of our network of capacity providers is important to our success. Widespread, catastrophic flood events, such as hurricanes or severe inland flooding, could strain the financial resources of our capacity providers, reducing their ability to meet claim obligations or remain profitable. This, in turn, could lead capacity providers to reduce the capacity they allocate to flood insurance or could cause them to demand higher premiums, pay lower commissions, impose stricter underwriting criteria, or exit the flood insurance market as they choose to prioritize more profitable or less risky lines of insurance. This could result in reduced capacity or support for our flood insurance products, potentially limiting our ability to underwrite new policies or renew existing ones. Any such changes could impact our ability to offer competitive policies and secure adequate coverage for policyholders, which could expose us to reputational harm, increased regulatory scrutiny, and operational disruption and which may have a material and adverse effect on our business.

The termination or reduction of any of these key relationships could lead to a significant loss of sales and adversely affect our financial performance. It could also disrupt our operations and require us to invest additional resources in finding and establishing new partnerships; replacement capacity for our capacity providers may not be immediately available or could come at less favorable terms, leading to increased costs and reduced competitiveness. If we are not able to effectively manage our relationships with our capacity providers, resulting in the loss of one or more key capacity providers or a significant reduction in their capacity, our business, financial condition, results of operations, growth potential, reputation in the market, and ability to sustain our business could be materially and adversely impacted.

Our distribution model depends on third-party agents and brokers, and any failure by those agents and brokers to consistently promote our products or the loss of any key agent or broker relationships could adversely affect our business.

The third-party agents who generate the majority of our policy sales operate within a diverse network that includes independent agents, brokers, and referral partners. Our insurance agent and broker partners drive over 96% of our policy sales, supported by our in-house sales team and technology integrations. This distribution model exposes us to meaningful third-party risks relating to agent prioritization, agent attrition and sales productivity and competition within distribution channels, as well as regulatory and reputational risks. Third-party agents have discretion over which flood insurance products they recommend to customers. If our agents choose to prioritize offerings from the NFIP or other flood insurance providers due to familiarity, perceived reliability, or regulatory incentives, or shift their focus to competing private flood insurance providers based on superior pricing, more attractive commission structures, enhanced coverage options, or for any other reason, our ability to generate new policies may be adversely affected. Similarly, a decline in agent productivity, whether due to reduced customer activity, economic factors, or lack of engagement with our products could materially reduce our revenue, and insufficient training or support for agents could result in fewer policies sold or misrepresentation of our offerings. Agents who fail to comply with regulatory standards, whether by misrepresenting policy terms or engaging in unethical practices, could also expose us to legal liabilities and reputational harm, and increased regulatory scrutiny resulting from third-party agent misconduct could lead to fines, operational disruptions, or a loss of market credibility.

Finally, high turnover among independent agents or changes in agent affiliations can lead to disruptions in our distribution network. Our ability to compete effectively depends on maintaining strong relationships with the agents distributing our products and providing them with compelling reasons to prioritize Neptune products, such as delivering a strong agent and policyholder-focused experience. Furthermore, our ability to retain and attract new agents to distribute our products to new customers may be influenced by our existing agent and policyholder relationships. We cannot be certain that any loss of a significant agent or broker relationship or the loss of business from any significant group of policyholders would be replaced by relationships with or other business from other agency partners or policyholders, existing or new. If a substantial number of agents cease to represent Neptune or choose to represent alternative MGAs due to more competitive commissions, technology, responsive support, or any other factor, our ability to generate new policies and maintain policyholder relationships would be adversely impacted. Any significant disruption in these relationships could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

Rapid advancements in AI, including the development of AGI, and ML technologies could increase competition and disrupt our business model.

Neptune relies on proprietary AI-driven technology, including our Triton platform, to assess risk, underwrite policies, and maintain a competitive advantage in the flood insurance market. In addition, we rely on AI for certain business uses, including, for example, to help generate code and code tests. Rapid advancements in AI, including the development of AGI, could present significant challenges to our business model.

For example, AGI — if developed — and other advancements in AI could accelerate the pace of innovation, requiring us to make continuous and costly upgrades to our proprietary systems and technologies to maintain our competitiveness. AI (and possibly future AGI) technologies can also democratize access to advanced ML tools, enabling competitors to rapidly develop capabilities similar to ours. This could reduce the effectiveness of our intellectual property protections and diminish our ability to differentiate in the market. Such advancements could also lower the barriers to entry in the flood insurance market, allowing competitors to leverage new AI and AGI technologies to replicate or surpass the capabilities of our proprietary technology, potentially offering more accurate risk assessments, lower prices, or enhanced customer experiences, which could erode our competitive advantage and reduce our market share. The development of AGI could also fundamentally alter the flood insurance industry by enabling unprecedented levels of automation, personalization, and predictive accuracy. If AGI-driven solutions redefine customer expectations or market standards, our existing technology and business model could become outdated or obsolete. Further, the widespread adoption of AGI may introduce unforeseen challenges in integrating new technologies, adapting workflows, or managing compliance with evolving regulations. These disruptions could negatively affect our operations, policyholder relationships, and financial performance. The rapid and unpredictable development of further advancements in AI, AGI, and related technologies and any failure to adapt to these advancements could materially and adversely impact our competitive position, business, financial condition and results of operations. See also “— The regulatory framework for AI technologies is rapidly evolving as many federal, state, and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations; to the extent any such laws or regulations apply to our business, or existing laws and regulations are interpreted in ways that would affect the use of AI in our business, we may need to implement additional standards or practices to remain compliant and the operation of our business could be adversely affected.”

The regulatory framework for AI technologies is rapidly evolving as many federal, state, and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations; to the extent any such laws or regulations apply to our business, or existing laws and regulations are interpreted in ways that would affect the use of AI in our business, we may need to implement additional standards or practices to remain compliant and the operation of our business could be adversely affected.

The regulatory framework for AI and similar technologies and automated decision-making is changing rapidly. It is possible that new laws and regulations will be adopted in the United States and in non-United States jurisdictions, or that existing laws and regulations may be interpreted in ways that would affect the operation of our products and solutions and the way in which we use AI and similar technologies. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and, to the extent we expand our business to more jurisdictions, we may need to expend additional resources to adjust our offerings in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. Moreover, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our current or future use of AI and such technologies. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition, and results of operations.

As the use of AI becomes more prevalent, we anticipate that it will continue to present new or unanticipated ethical, reputational, technical, operational, legal, competitive, and regulatory issues, among others. In addition, public and regulatory focus on ethical use and data privacy concerns regarding AI could lead to reputational damage if we fail, or are perceived to fail, to align with societal expectations or regulatory standards relating to the use of AI. Such scrutiny may result in financial or other penalties and may also erode customer trust, which is crucial for our brand and long-term success. As such, we expect that our incorporation of AI in our business will require additional resources, including the incurrence of additional costs, to develop and maintain our products and features to minimize potentially harmful or unintended consequences, to comply with applicable and emerging laws and regulations, to maintain or extend our competitive position, and to address any ethical, reputational, technical, operational, legal, competitive, or regulatory issues that may arise as a result of any of the foregoing.

Further, a number of aspects of intellectual property protection in the field of AI are currently under development and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for AI and relevant system input and outputs. If we fail to obtain protection for our intellectual property rights within our AI technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products that could adversely affect our business, reputation and financial condition. See also “— We utilize AI in a significant manner, which could expose us to liability or adversely affect our business.”

Errors in underwriting or data modeling could harm our reputation, competitive position, and financial results.

Our underwriting success relies heavily on the accuracy and performance of our AI-powered Triton platform. Triton’s performance is inherently dependent on the quality of the data it processes and the algorithms driving its decision-making.

Triton’s advanced modeling relies in part on data from external sources. Inaccuracies, delays, disruptions, or other inadequacies in these data sources could lead to flawed risk assessments or mispriced policies. In addition, errors in the Triton ML model’s training process, biases in its underlying data, or flaws in the algorithm’s design could result in systemic inaccuracies. For example, “overfitting” of our model (i.e., where the model focuses on the specific details it was trained on but is unable to perform well with new data), or underestimating rare but severe events could lead to suboptimal pricing or coverage decisions, and errors or inefficiencies in Triton’s risk selection could result in us offering policies that are less attractive than those of our competitors. If policyholders perceive that our pricing or coverage is inferior, it could lead to lower renewal rates and diminished market share.

Further, as an AI-driven system, Triton’s complex algorithms may lack transparency, making it challenging to identify or correct errors before they cause significant issues. This opacity could complicate efforts to explain or defend pricing and coverage decisions to regulators, insurers, reinsurers, or policyholders, potentially leading to legal or reputational challenges. Additionally, if our cloud computing or third-party data providers change their terms of service, restrict access, or cease operations, it could impact Triton’s ability to function effectively. See also “— We utilize AI in a significant manner, which could expose us to liability or adversely affect our business.”; “— We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to an actual or perceived breach in the security of our or our vendors’ information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales, and operating results.”; “— Reliance on cloud computing exposes us to technological disruptions and potential risks.”; and “— Reliance on third-party service providers for critical operations, such as payments and mailing, exposes us to operational and reputational risks.”

Triton’s ability to evaluate flood risks and set pricing is critical to our ability to compete with the NFIP and private flood insurance providers. If Triton’s effectiveness were impaired and our policies were to generate higher-than-expected losses, it could negatively impact our relationships with our capacity providers and could result in a reduction in insurance capacity and damage to our reputation as a reliable MGA. This, in turn, could lead to significant operational and financial consequences for us and result in a material and adverse effect on our business, financial condition and results of operations.

Any such significant issues with Triton or our other products could harm our relationships with partners and standing in the marketplace and have a material and adverse effect on our business, financial condition and results of operations.

We utilize AI in a significant manner, which could expose us to liability or adversely affect our business.

We rely on AI to make decisions in connection with the generation of insurance policies. Our significant use of AI exposes us to various risks, such as damage to our reputation, competitive position, and business, legal and regulatory risks and additional costs. For example, AI has been known to produce false or “hallucinatory” inferences or output, and certain AI uses ML and predictive analytics, which can create inaccurate, incomplete, or misleading content, unintended biases and other discriminatory or unexpected results, errors, or inadequacies, any of which may not be easily detectable by us or any of our related service providers. Accordingly, while AI and ML systems may help us generate more tailored pricing and underwriting determinations with respect to a given policyholder, if the content, analyses, or recommendations produced by the AI and ML systems used in our Triton and Poseidon platforms are, or are perceived to be, deficient, inaccurate, biased, unethical or otherwise flawed, our reputation, competitive position, and business may be materially and adversely affected. For further information on how these risks apply to our Triton platform, see “— Errors in underwriting or data modeling could harm our reputation, competitive position, and financial results.”

Additionally, if any of our employees, contractors, consultants, vendors, or service providers use any third-party AI-powered software in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure or incorporation of our confidential information into publicly available training sets, which may impact our ability to realize the benefit of, or adequately maintain, protect, and enforce our intellectual property or confidential information, harming our competitive position and business. Any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or our ability to commercialize or use, any such content. In the United States, a number of civil lawsuits have been initiated related to the foregoing and other concerns, any one of which may, among other things, require us to limit the ways in which our AI systems are trained and may affect our ability to continue to develop our AI-powered platforms. To the extent that we do not have sufficient rights to use any of the data or other material or content used in or produced by the AI tools we employ, or if we experience cybersecurity incidents in connection with our use of AI, it could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, data protection and cybersecurity, publicity, contractual, or other rights. Further, our competitors or other third parties may incorporate AI into their products, offerings or underwriting assessment more quickly or more successfully than us, which could impair our ability to compete effectively.

Reliance on cloud computing exposes us to technological disruptions and potential risks.

Our reliance on cloud computing infrastructure introduces several key risks that could impact our operations and competitive advantage. Any disruption, outage, or degradation in cloud computing performance — whether due to cyberattacks, technical failures, natural disasters, or other unforeseen events — could impair our ability to operate. Such incidents could result in operational delays, policyholder dissatisfaction, and reputational harm.

Our ability to handle growing volumes of policy data and transactions also depends on the reliability and capacity of cloud computing providers. If they fail to meet our evolving performance requirements, we may experience slow response times, decreased efficiency, or service interruptions, potentially affecting policyholder satisfaction and agent productivity. Our reliance on third-party cloud computing providers also means we have limited control over their operations, pricing, and service terms. Changes in pricing structure or contractual terms could increase our costs, while any service degradation or failure on their part could disrupt our operations. Transitioning to an alternative cloud provider, if required, could involve significant time, cost, and operational risk.

Any such disruption in our platform’s performance due to cloud-related limitations, or failure to maintain our technological edge, could adversely impact our ability to compete effectively as rapid advancements in AI and insurance technology solutions enable our competitors to develop similar or alternative platforms or services. See also “— Rapid advancements in AI, including the development of AGI, and ML technologies could increase competition and disrupt our business model.”

Any significant issues with our cloud infrastructure could materially and adversely affect our business, financial condition and results of operations. See also “— We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to an actual or perceived breach in the security of our or our vendors’ information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales, and operating results.”

Reliance on third-party service providers for critical operations, such as payments and mailing, exposes us to operational and reputational risks.

We depend on third-party service providers for critical functions such as processing policyholder payments and mailing policy documents and notices. Technical failures, cyberattacks, or financial instability affecting our third-party vendors could interrupt their ability to provide services. Delays or errors in payment processing could harm policyholder trust, while issues with mailing policy documents could result in missed policyholder notifications. Failures by third-party vendors to meet service expectations or comply with regulatory standards could also be attributed to Neptune, resulting in reputational harm, regulatory scrutiny, or financial penalties. In the event of any such issues, identifying and transitioning to alternative providers, if necessary, would require significant time, cost, resources, operational risk, and could lead to temporary disruptions. Any disruption, failure, or performance issues involving these third-party providers could adversely affect our ability to operate efficiently, maintain policyholder satisfaction, and comply with regulatory requirements, which could have a material and adverse effect on our business, financial condition, and results of operations.

Claims handling by third parties, including insurance carriers and TPAs, could negatively impact our reputation and result in litigation risks.

As an MGA, we neither assume insurance risk nor have claims-handling authority. Instead, the responsibility for adjudicating claims lies with the insurance carriers that underwrite the policies we sell. These carriers frequently rely on TPAs to process and manage claims on their behalf. While this model allows us to focus on policy issuance and distribution, it exposes us to reputational and operational risks tied to claims handling.

The timeliness and fairness of claims processing are critical to maintaining policyholder trust. Policyholders may not fully understand that Neptune does not handle claims directly, leading to confusion or misplaced blame when issues arise. Similarly, any operational issues at the TPAs delivering claims services for our insurance carriers, such as insufficient staffing, inadequate training, or technical failures, could impact the speed and quality of claims resolution, and any misaligned priorities between the TPAs and our insurance carriers could also exacerbate delays or disputes, further eroding policyholder trust. If a TPA or our insurance carriers deny claims, process them slowly, or fail to meet policyholder expectations, policyholders may associate claims dissatisfaction with Neptune, regardless of our lack of direct involvement in the claims process, and we may face reputational harm which can, among other things, reduce policyholder retention and deter new policy sales. In addition, disputes over claims decisions can result in lawsuits involving policyholders, insurance carriers, TPAs, and, indirectly, Neptune as an MGA. We are not responsible for claims adjudication and are indemnified by our insurance carriers for claims-related litigation matters, but our association with the policies sold can result in legal costs, regulatory scrutiny, and reputational damage. These risks are exacerbated during catastrophic events, which often lead to heightened claims activity and increased likelihood of litigation. While we actively collaborate with our insurance carriers and their TPAs to ensure high standards in claims handling, we cannot guarantee that all claims will be processed in a manner consistent with the expectations of our policyholders and negative experiences or lawsuits related to claims handling could materially and adversely affect our business, financial condition, and results of operations.

An overall decline in the housing market or general economic conditions could have a material adverse effect on the financial condition and results of operations of our business.

Our performance and ability to issue new policies and retain existing policies is closely tied to home sales, economic activity, construction costs, household income, and employment levels, as well as commercial property markets. The demand for flood insurance generally rises as the overall level of household income increases and generally falls as household income decreases, affecting both premium volume and policy count, which would impact our revenue and financial condition. In addition, home and business owners often purchase flood insurance at the time of the purchase of a home or commercial property, and major slowdowns in the residential or commercial housing market could impact our ability to generate new business.

Elevated mortgage rates and declining affordability have recently strained the housing market, leading to a decrease in first-time homebuyers and overall housing market activity. As of January 2025, the average rate on a 30-year fixed mortgage in the U.S. had risen to over 7%, marking its highest level since mid-2024. While this average rate has since decreased below 7%, this surge has contributed to a decline in home sales, with existing home sales in 2025 projected to be at the lowest level since 1995. Elevated mortgage rates, together with higher home prices, can create affordability challenges, particularly for first-time buyers. For example, the National Association of Home Builders estimates that in 2023, when mortgage rates on a 30-year fixed mortgage rose from 6.25% to 6.5%, nearly 1.3 million households were priced out of the market for a median-priced home. A decrease in housing market activity, particularly in areas where flood coverage is needed, due to adverse economic conditions — caused by inflation, tariffs, rising interest rates, geopolitical tensions, recessionary pressures, or other factors — could result in a decline in the home insurance industry and reduction in the sale of our policies, reduced renewal rates, and increased cancellations of existing policies, as many flood insurance purchases are driven by mortgage requirements (homeowners with a mortgage in FEMA-designated high-risk SFHAs must obtain coverage) and a substantial portion of our flood insurance policies are purchased during home acquisitions or refinancing.

Economic downturns can also impact our existing policyholder base. Economic conditions influence consumer behavior and spending patterns. During periods of economic uncertainty or recession, consumers may prioritize other expenses over purchasing or renewing flood insurance or other E&S lines. This shift in consumer priorities can lead to a decrease in demand for our products, further impacting our sales and revenue. Homeowners facing financial difficulties may choose to cancel existing insurance policies, modify their coverage, or not renew the policies they hold with us, leading to lower renewal rates. Economic stress can also result in lower property values, which in turn can reduce the premiums we collect on existing policies. This reduction in premium income could adversely affect our revenue and profitability. Additionally, financially stressed homeowners may be more likely to file claims, and the cost of claims may rise if economic conditions, including impacts from recent tariffs, lead to increased repair and rebuilding costs. As we rely on our carrier partners to provide insurance capacity and assume the associated risk, if the incurred losses exceed any carrier’s loss tolerance, we risk their reduction or withdrawal as a risk-taking partner to Neptune.

In addition, economic downturns can strain our distribution network and affect the operations and financial health of our partners, potentially leading to a reduction in their productivity or even their exit from the flood insurance market. Agents may also experience reduced customer activity, limiting their ability to sell Neptune products. This would limit our ability to reach new policyholders and maintain existing ones, thereby affecting our overall sales. Any prolonged economic downturn and long-term loss could strain our financial resources, requiring us to invest additional capital to maintain operations and support our distribution network. This could lead to increased borrowing and higher interest expenses. As a result, any extended decline in the housing market or any overall economic downturn could materially and adversely affect our business, financial condition and results of operations.

We may be negatively affected by the cyclicality of the markets and industry in which we operate.

The insurance market in which we operate has historically been cyclical based on the underwriting capacity of the insurance carriers, general economic conditions, state regulatory responses to market conditions, the timing of hurricane and storm season and other natural disasters, and other social, economic, and business factors. In a period of decreasing insurance capacity or higher than typical written loss ratios across an insurance segment or segments, insurance carriers may raise premium rates. This type of market frequently is referred to as a “hard” market. In a period of increasing insurance capacity or lower than typical written loss ratios across an insurance segment or segments, insurance carriers may reduce premium rates, and business might migrate away from the E&S lines market and into the admitted market. This type of market frequently is referred to as a “soft” market. Our results of operations are affected by this cyclicality of the market.

The frequency and severity of natural disasters and timing of significant flood risks, other catastrophic events (such as hurricanes), social inflation, and reductions or increases in insurance capacity can affect the timing, duration, and extent of industry cycles for the product lines we distribute. For example, increasing high-profile flood events, including Hurricane Ida (2021), Hurricane Ian (2022), Hurricane Helene (2024), and Hurricane Milton (2024), tend to raise consumer awareness of flood risk and can increase demand for flood insurance in areas that have, or are believed to have, higher risk of flooding. However, significant increases in insured losses due to increasing frequency and intensity of storms could cause our capacity providers to exit from, or reduce their exposure to, significant flood events and other natural disasters. These catastrophic events can lead to significant losses for capacity providers, prompting them to adjust their risk tolerances. Such conditions can adversely affect our relationships with our capacity providers and could result in a reduction in insurance capacity which could lead to significant operational and financial consequences for us. In contrast, while slower than expected storm seasons can result in lower insured losses experienced by capacity providers, they can also limit demand for flood insurance policies, potentially decreasing our policy sales and, as a result, our commissions and fees and revenues in subsequent periods.

The unpredictability of severity, timing, or duration of these cycles makes it challenging to predict the related responses of insurance carriers and regulators and forecast their impact on our business operations and financial performance. In addition, if our capacity providers experience liquidity problems, insolvency, or other financial difficulties, or do not timely provide required information to us, we could encounter the loss of capacity provider partners, which could lead to reduced capacity and a reduction in our ability to sell our insurance products to our policyholders. These conditions may adversely affect our revenue and make it difficult for us to accurately predict our future results, which could harm our business, financial condition, and results of our operations.

Because the revenue we earn on the sale of certain insurance products is based on premiums and commission rates set by capacity providers, any reductions, volatility, or adverse trends in these premiums or commission rates could adversely impact our revenue and profitability.

The majority of our revenue is derived from commissions set by the capacity providers that underwrite the policies we sell. These commissions are typically calculated as a fixed percentage of the premiums charged to policyholders, making our financial performance sensitive to changes in commission rates year-over-year. As a result, any decline in commission rates, whether driven by market conditions, carrier profitability, or regulatory changes, could materially and adversely affect our business. Capacity providers may face financial challenges stemming from increased claims activity, catastrophic events, rising reinsurance costs, or regulatory changes and, in response, may look to reduce commission rates to manage expenses or may reassess their underwriting profitability, which could also lead to pricing adjustments, tighter underwriting criteria, or reductions in commissions. In addition, economic downturns that result in downward pressure on policy premiums may decrease our commission-based revenue.

Because commissions represent a key source of our income, any reduction in the amounts of these commissions could require us to identify alternative revenue streams, reduce operating expenses, or accept diminished profitability. In addition, failure to effectively adapt to changes in commission structures could hinder our ability to execute our growth strategy and maintain our competitive position in the flood insurance market. Any such impacts could have a material adverse effect on our business, financial condition and results of operations.

Competition in our industry may be intense, including from the NFIP, and if we are unable to compete effectively, then our ability to grow and maintain market share and financial results may be negatively affected.

The flood insurance market is highly competitive, with the NFIP holding approximately 90% of the market share. As the dominant provider, the NFIP benefits from strong federal backing and widespread consumer recognition. Its significant market presence and subsidized pricing in certain areas create challenges for private insurers, including Neptune, to compete effectively. In addition, the private flood insurance market is becoming increasingly competitive, with new entrants and existing players seeking to capture market share. If capacity providers adjust their commission structures to align with competitive pressures or incentivize other MGAs or distributors, we may face reduced commission rates or less favorable terms. Changes in federal or state regulations governing insurance commissions could also cap or reduce allowable commission rates. The NFIP and private competitors could expand market share more rapidly or compete more effectively through innovation, pricing strategies, or expanded distribution networks. Some of these competitors may have greater financial resources, established reputations, or strategic partnerships, which could enable them to attract policyholders or agents at our expense. Competition in this market is driven by, among other things, pricing, technology and regulatory changes, reputation, coverage options, agent preference, and innovation. For example, the NFIP’s subsidized premiums in certain areas and the potential for competitors to undercut prices can limit our ability to compete solely on cost. Alternatively, customers may perceive the NFIP as a safer or more affordable option, even in cases where private insurance offers superior coverage. Adjustments to the NFIP’s pricing, coverage options, or underwriting guidelines could also significantly alter the competitive landscape. If the NFIP were to lower premiums or simplify its processes, private insurers, including Neptune, may face increased difficulty in retaining or growing their policyholder base. In addition, our competitors could differentiate themselves by offering unique or expanded policy features, which could appeal to customers seeking more tailored solutions. If other private insurers utilize advanced technologies or data-driven approaches to provide faster, more accurate risk assessments or enhanced customer experiences, such competitors could challenge our position as a leader in providing private flood insurance, and any inability to match or exceed such offerings could reduce our competitiveness. Finally, independent agents and brokers who distribute Neptune’s policies also represent other insurers, including the NFIP and private competitors. Agents may prioritize insurers that offer higher commissions, simpler processes, or perceived customer benefits, impacting Neptune’s ability to maintain its distribution network. See also “— Our distribution model depends on third-party agents and brokers, and any failure by those agents and brokers to consistently promote our products or the loss of any key agent or broker relationships could adversely affect our business.” The highly competitive nature of the flood insurance market could result in pricing pressures, reduced policy retention, increased marketing cost, or difficulty acquiring new policyholders. If we are unable to effectively compete with the NFIP or other private insurers, our market share, revenue growth, financial condition, and results of operations could be materially and adversely affected.

Increased commission requirements from our distribution partners could have an adverse impact on our profits.

The majority of our policy sales are generated through third-party distribution agents and brokers, who play an important role in generating sales and expanding our market reach. Most of our revenue is a function of premium volume (policy sales) and commission rates. If our distribution partners increased their commission requirements for any reason, our financial performance could be adversely affected. Several factors could lead to an increase in such commission expenses, including competitive pressures in the market, market conditions, and regulatory changes.

Agents and brokers have the flexibility to promote multiple insurance providers, including both private insurers and the NFIP. To remain competitive, we may need to increase commission rates, bonuses, or incentives to retain and attract high-performing third-party partners. In addition, economic downturns or reductions in consumer demand for flood insurance could prompt agents and brokers to negotiate higher commissions to offset lower policy volumes. Finally, future regulations or industry standards could require insurers to adjust commission structures, which may lead to higher payout obligations. Any increase in commission expenses would have an adverse effect on our margins and, if we are unable to offset higher commission costs through pricing adjustments or operational efficiencies, our business, financial condition, and results of operations could be materially and adversely impacted.

We are highly dependent on the services of our senior management team, including our Chief Executive Officer.

The continued success of our business is highly dependent on the expertise and leadership of our senior management team, including Mr. Burgess, our Chief Executive Officer, Chairman of our board of directors, and our largest stockholder, who has been the driving force behind our success since Neptune’s inception. Mr. Burgess has played, and continues to play, a critical role in shaping our strategic direction, fostering key relationships with capacity providers and distribution and agency partners, and driving innovation within our business and the flood insurance industry. Mr. Burgess and our senior management team’s extensive experience in finance, insurance, and technology has been instrumental in our growth and market differentiation. The unexpected loss of Mr. Burgess or other members of our senior management team could disrupt our operations and impact our ability to continue executing our business strategy with the same level of effectiveness. Finding a successor with a comparable vision and capability to maintain the momentum and direction that Mr. Burgess and our senior management team have established for us would present a substantial challenge. Furthermore, Mr. Burgess’ departure could lead to instability within Neptune, potentially affecting the morale and productivity of our team, which has been crucial in our rapid growth and innovation. The potential uncertainty surrounding such a leadership transition could also undermine confidence among our policyholders, partners, and investors as well as other stakeholders who are integral to our continued success and expansion, and any perceived weakening of our leadership could be exploited by our competitors. As a result of their instrumental role in our business, if Mr. Burgess or other members of our senior management team were to discontinue their service to Neptune due to death, disability, or for any other reason, our business, financial condition, results of operations, and growth prospects could be adversely affected.

We may not be able to attract and retain the key employees and highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain talent, which may be difficult due to the intense competition in our industry and the technology industry generally for key employees with demonstrated ability. We rely on a team of highly skilled engineers, data scientists, and other technical professionals who are responsible for the development, enhancement, and maintenance of our proprietary technology. This team’s expertise in ML, geospatial analysis, and data modeling is vital to ensuring our ongoing success and our ability to remain competitive. The loss of key technical talent or critical members of our engineering and data science team could impair our ability to refine our risk assessment capabilities, address evolving market needs, or respond effectively to competitive pressures and could disrupt operations, delay strategic initiatives, and undermine our relationships with capacity providers, agents, and policyholders. Replacing such individuals may require substantial time and resources, and there is no assurance that we could identify suitable candidates with comparable expertise. We also rely on employees with specific licenses. The departure of key licensed individuals could immediately impact our ability to place new business or service existing policies in affected states until we can obtain new individual licenses.

The financial services and technology industries are highly competitive, and the demand for talented professionals in fields such as data science and AI development often exceeds supply. To attract and retain top talent, we must offer competitive compensation, benefits, and growth opportunities or we could be required to replace certain critical employees or hire contractors to fill highly skilled roles while vacant. Rising costs in these areas could increase our operating expenses, while failure to maintain a strong leadership team or technical workforce could impede growth and innovation. Any disruption to our talent pool of key personnel or failure to attract and retain key employees could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

Reliance on the Neptune brand is critical to our success, and any failure to maintain or enhance our brand or damage to our reputation could adversely impact our business.

Our brand is a cornerstone of our business, and our reputation is a key factor in attracting policyholders, capacity providers, agents, and other partners. Maintaining a strong and trusted brand is essential to our competitive positioning and long-term success. A weakened brand or damage to our reputation could result in reduced demand for our products, decreased agent engagement, less favorable terms from capacity providers or less desire by capacity providers to partner with us, or challenges in partnering with other key service providers. A decline in brand recognition or policyholder trust could also hinder our ability to stand out in the marketplace and make us less attractive to current and prospective employees relative to our competitors, particularly given the intensely competitive market for highly skilled employees.

Negative publicity and unfavorable opinions or reviews from policyholders, whether related to claims handling, policy terms, policyholder service, underwriting practices, data security breaches, the use of our technology for illegal or objectionable applications (including AI and ML applications that present ethical, regulatory, or other issues), or any other factors could erode trust in the Neptune brand. Also, while we do not have any claims-handling authority, negative experiences related to claims handling or policyholder service could also result in complaints, reduced policyholder retention, or unfavorable online reviews. Delays, denials, or disputes in claims adjudication by TPAs or reinsurers could also be attributed to us, harming our relationships and public image. In addition, issues such as system outages, data breaches, or errors in underwriting and pricing could undermine trust in our brand and products, and any investigations, fines, or lawsuits could damage our reputation with existing policyholders, capacity providers, agents, and other stakeholders as well as our ability to obtain new policyholders, capacity providers and agents. Further, media coverage of any perceived shortcomings, such as allegations of unethical practices, discrimination, or unfair pricing, could erode confidence in our company. Any such adverse impacts on our brand or reputation could lead to decreased policyholder loyalty, reduced policy sales, and challenges in retaining agent and capacity provider relationships.

Moreover, repairing our brand and reputation in the case of any adverse event may be difficult, time-consuming, and expensive. Our failure to quickly respond to and address, or the appearance of our failure to respond to and address, corporate crises and other issues that give rise to reputational risk could significantly harm our brand and reputation, which could result in loss of trust from our policyholders, third-party partners, and employees and could lead to an increase in litigation claims and asserted damages or subject us to regulatory actions or restrictions.

Maintaining and enhancing our brand also requires ongoing investment in marketing, technology, and policyholder experience. If these efforts fail to produce the desired results or if competitors outperform us in brand perception, it could limit our growth opportunities. The loss of confidence in, or any failure to maintain or enhance, the Neptune brand or our reputation could materially and adversely affect our ability to attract and retain policyholders, agents, and partners, thereby negatively impacting our business, financial condition, results of operations, and growth prospects.

In addition, third parties’ use of trademarks and branding similar to ours could materially harm our business or result in litigation or other expenses. We may not be able to adequately prevent such practices, which could harm the value of our business, result in the abandonment, dilution, or invalidity of trademarks associated with our business and adversely affect our results of operations or our financial condition. Heightened competitive pressures that result in a loss of policyholders or a reduction in revenues or revenue growth rates, or failure to successfully maintain, defend, enforce, and enhance our brand and substantial expenses in attempts to maintain, defend, enforce and enhance our brand, could have a material adverse effect on our business, financial condition, and results of operations. See also “— Failure to seek, obtain, maintain, protect, defend, or enforce our intellectual property rights, or allegations that we have infringed, misappropriated, or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively, financial condition, and business.”

Our rapid growth may place significant demands on our resources, systems, and personnel, which could adversely impact our business.

We have experienced rapid growth since our inaugural full year of operations in 2018. Our continued success depends on our ability to effectively manage and sustain this growth and our efforts to expand our operations, policyholder base, and geographic reach can place significant demands on our resources, systems, and personnel.

For example, rapid growth may outpace our existing technical infrastructure, technology, and processes, leading to inefficiencies, delays, or operational disruptions. Inadequate systems to manage policy issuance or agent or policyholder support could harm our reputation and policyholder satisfaction. Growth may also require attracting, hiring, and retaining skilled employees, including engineers, data scientists, and policyholder service representatives, and increased competition for talent in the technology and financial services industries may make it challenging to expand our workforce if needed to support our expansion. See also “— We may not be able to attract and retain the key employees and highly skilled people we need to support our business.”

Further, if we expand into new markets, the complexity of complying with diverse regulatory requirements and managing relationships with agents, capacity providers, and third-party vendors in those markets will increase. Failure to adequately scale operations to address these complexities could limit our ability to grow effectively. If we are unable to manage the demands of our growth effectively, it could result in operational inefficiencies, policyholder dissatisfaction, and financial challenges, which could materially and adversely impact our business, financial condition, results of operations, and growth prospects.

If we cannot maintain our corporate culture as we grow, our business may be harmed.

We believe that our culture, including our management philosophy, has been a critical component to our success and that our culture creates an environment that drives and perpetuates our overall business strategy, innovation, efficiency, and employee satisfaction. We have invested substantial time and resources in building our team and we expect to continue to hire as our business expands. As we grow and mature, we may find it difficult to maintain the valuable aspects of our culture. Rapid growth can lead to changes in organizational structure, increased complexity in operations, geographical dispersion, and the need to integrate new employees who may not be familiar with our cultural values. If we are unable to effectively communicate and instill our culture in new hires, or if the pressures of growth lead to a dilution of our cultural principles, our business may suffer.

Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, achieve efficiency, and execute on our business strategy. If we are unsuccessful in recruiting, hiring, training, managing, and integrating new employees, or retaining our existing employees, or if we fail to preserve the valuable aspects of our culture, it could materially impair our ability to attract and support new capacity providers, agent and broker partners, and policyholders, all of which would materially and adversely affect our business, financial condition, and results of operations.

If we are unable to successfully launch additional products or expand our product offerings, including into new domestic and international markets, it may impact our ability to continue to grow revenue.

In the future, we may choose to expand our product offerings, including into international markets. Introducing new insurance products and new or existing product offerings into new markets would allow us to diversify our revenues, attract a broader policyholder base, and increase policyholder retention. Our ability to successfully develop and launch such initiatives is subject to several risks and challenges, including market demand and adoption, regulatory approvals and compliance, competition, operational and technical challenges, and reinsurance and capital constraints.

The success of any new initiative depends on policyholder demand, agent adoption, and overall market conditions. If our new initiatives fail to attract sufficient policyholders or fail to gain traction among distribution partners, they may not generate the revenue we expect. Expanding into new insurance products and new geographies may require approval from state, federal, or other applicable regulators in such geographies, which can be a lengthy and complex process. In addition, established insurers and new market entrants may already offer similar products or introduce competing solutions, making it more difficult for us to differentiate our offerings and gain market share, and any delays, denials, or regulatory changes could also hinder our ability to bring new products to market.

Developing and launching new products and new or existing product offerings into new markets may also require enhancements to our proprietary technology, underwriting models, and policyholder service capabilities. Any shortcomings in these areas could limit the effectiveness of new offerings. New insurance products would also require support from new or existing insurance and reinsurance partners, and if we are unable to secure such additional support or new partnerships on favorable terms or at all, our ability to introduce new products or to enter into new geographies may be limited.

Additionally, when we look to expand our business internationally, we may encounter different regulatory regimes and heightened competition, whether from governmental or other private insurers, that could increase pricing pressures or inhibit our ability to implement our initiatives. As a result, we may not be able to adapt quickly enough to foreign regulatory requirements, certain markets may offer uniquely different risk profiles that we have not previously encountered, local insurers, distribution channels, and regulatory bodies may be unwilling to partner with us, and our experience in the U.S. market may not translate to allow us to effectively compete in international markets. See also “— Changes to the E&S lines regulatory landscape, or a requirement for Neptune to file admitted rates, could have a detrimental impact to our sales, innovation, and ability to grow.”

If we are unable to successfully develop, launch, and scale new products or to expand into new geographies, our ability to generate additional revenue and sustain growth and our business, financial conditions, and results of operations may be materially and adversely affected.

Business or asset acquisitions and dispositions may expose us to certain risks.

We have made acquisitions in the past and may pursue further acquisitions or other strategic transactions, including dispositions and joint ventures, in the future. The completion of any business or asset acquisition or disposition is subject to certain risks, including those relating to the receipt and terms and conditions of required regulatory approvals, including any financial accommodations required by regulators, our ability to satisfy such terms, conditions, and accommodations, the occurrence of any event, change, or other circumstances that could give rise to the termination of a transaction, and the risk that parties may not be willing or able to satisfy the conditions to a transaction. As a result, there can be no assurance that any business or asset acquisition or disposition will be completed as contemplated, or at all, and no assurance regarding the expected timing of the completion of the acquisition or disposition.

Once we complete acquisitions or dispositions, there can be no assurance that we will realize the anticipated economic, strategic, or other benefits of any transaction. For example, the integration of businesses or employees we acquire may not be as successful as we anticipate, or there may be undisclosed risks present in such businesses. Acquisitions involve a number of risks, including operational, strategic, financial, accounting, legal, compliance, and tax risks, including difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing policyholders of the acquired entities, difficulties in integrating acquired technologies or systems, unforeseen liabilities that arise in connection with the acquired businesses, or unfavorable market conditions that could negatively impact our expectations for the acquired businesses, as well as difficulties in integrating and realizing the projected results of acquisitions and managing the litigation and regulatory matters to which acquired entities are party. Such difficulties in integrating an acquired business may result in the acquired business performing differently than we expected (including through the loss of policyholders) or in our failure to realize anticipated expense-related efficiencies. Risks resulting from future acquisitions may have a material adverse effect on our results of operations and financial condition.

Similarly, dispositions of a business also involve a number of risks, including operational and technology risks of data loss, loss of talent, and stranded costs, which could potentially have a negative impact on our business, results of operations, financial condition, and liquidity. In connection with a business or asset disposition, we may also acquire a concentrated position in securities of the acquirer as part of the consideration, which would subject us to risks related to the price of equity securities and our ability to monetize such securities. In addition, with respect to certain dispositions, we could be subject to restrictions on our use of proceeds. If we fail to realize the benefits of any disposition, our business, financial condition, and results of operations may be adversely affected.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, reputational harm, or legal liability.

Our operations are dependent upon our ability to protect our personnel and technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, protest or riot, security breach, cyberattack or other similar incident, power loss, telecommunications failure, or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel and the proper functioning of computer, telecommunication, and other related systems and operations. We could potentially lose key executives, personnel, and policyholder data, or experience material adverse interruptions to our operations or delivery of services in a disaster recovery scenario. Such disruption could also result in significant financial losses arising from the inability to process new policies or renew existing ones in a timely manner. Our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged policyholder relationships, or legal liability.

Risks Relating to Data, Intellectual Property and Cybersecurity

We rely on data, technology, and intellectual property, as applicable, from third parties for our pricing models, underwriting engine, and other products, the unavailability or inaccuracy of which could limit the functionality of our products and disrupt our business, and which may also impose limitations on our ability to commercialize our products.

We use data, technology, and intellectual property licensed from unaffiliated third parties in certain of our products and we may license additional third-party data, technology, and intellectual property in the future. Any errors, delays, or defects in this third-party data, technology, and intellectual property could result in errors that could harm our brand and business. In addition, licensed data, technology, and intellectual property may not continue to be available on commercially reasonable terms, or at all. If data providers were to terminate their relationship with us, reduce the quality or quantity of data provided, or experience operational disruptions, our ability to accurately underwrite policies could be compromised, which may lead to increased insurance risk, higher written loss ratios, and reduced profitability. Also, should any third party refuse to license its proprietary information to us on the same terms that it offers to our competitors or enter into exclusive contracts with our competitors, we could be placed at a significant competitive disadvantage. Disputes may arise between us and our licensors regarding the data, technology, and intellectual property licensed to us under any license agreement, including disputes related to:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        our compliance with reporting, financial, or other obligations under the license agreement;

•        the amounts of royalties or other payments due under the license agreement;

•        whether and the extent to which we infringe, misappropriate, or otherwise violate intellectual property rights of the licensor that are not subject to the license agreement;

•        our right to sublicense applicable rights to third parties;

•        our right to transfer or assign the license; and

•        the ownership of intellectual property and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners.

In addition, if regulatory bodies impose stringent requirements on the use and validation of third-party data in underwriting processes and the data provided by our vendors do not meet regulatory standards, we could face fines, penalties, or other regulatory actions. Any changes in regulations that affect the use of third-party data could require us to modify our underwriting models and processes, potentially increasing our operational costs and impacting our profitability.

Further, the loss of our right to use any of this data, technology, and intellectual property, whether due to such third parties failing, being acquired, pivoting their product offerings, or other circumstances, could result in delays in producing or delivering affected products until equivalent data, technology, or intellectual property is identified, licensed, or otherwise procured and integrated. Our business would be disrupted if any data, technology, and intellectual property we license from others were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to either attempt to redesign our products to function with data, technology, and intellectual property available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in product sales and the release of new product offerings. Alternatively, we might be forced to limit the features available in affected products. Any of these results could harm our business, results of operations, and financial condition.

Our business is dependent upon information processing systems. Cybersecurity events, data breaches, cyberattacks, or other similar incidents, as well as defects, interruptions, or other failures, with respect to our or our vendors’ information processing systems and data may hurt our business, damage our reputation, negatively impact policyholder retention and capacity provider relationships, and expose us to financial and legal liabilities.

Our business is highly dependent upon the effective operation of our information processing systems. We also rely on these systems throughout our business for a variety of functions, including collecting, processing, and storing sensitive personal, financial, and policyholder data. Despite the implementation of security and back-up measures, our computer systems and those of our partners and third-party service providers may in the future be vulnerable to system failures, physical or electronic intrusions, computer viruses, social engineering, phishing, software bugs, ransomware, malware, infiltration by unauthorized persons, fraud, usage errors by their respective professionals, theft or misuse, break-ins or other attacks, programming errors, and similar disruptive problems. This is, in part, due to the increased sophistication of such cyberattacks and cyber incidents, the introduction of new technologies, and the continued expansion of the use of internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions. The failure of these systems for any reason could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations, and financial condition. See also “— We rely on the efficient, uninterrupted and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to an actual or perceived breach in the security of our or our vendors’ information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales, and operating results.”

We also have arrangements in place with our partners and other third-party service providers through which we share and receive information. Our reliance on our vendors and other third-party service providers increases our exposure to cybersecurity risks outside of our direct control, which could also expose us to risk of loss, litigation, and potential liability. For example, we may have limited insight into the data privacy or cybersecurity practices of third-party vendors and providers, including as it relates to our AI algorithms. Also, even if our own security measures remain intact, cyberattacks, data breaches, security incidents, malicious internet-based activities, or other incidents or failures at one of our vendors or third-party service providers could compromise our systems and data. Further, in such a circumstance, we may not receive timely notice of, or sufficient information about, the breach or other incident or failure, or be able to exert any meaningful control of or influence over how and when the breach or other incident or failure is addressed. Any theft, loss, or misappropriation of, or access to, policyholders’ or other proprietary data, or other breach of our third-party service providers’ and vendors’ information technology systems, could disrupt our operations, damage our reputation, result in fines, legal claims, or proceedings, including regulatory investigations and actions, liability for failure to comply with privacy and information security laws, or otherwise result in loss of revenue, fraudulent transactions, loss of policyholders, transaction errors, processing inefficiencies, service reliability, and increased costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Further, the costs of mitigating cybersecurity risks may be significant, including, but not limited to, retaining the services of cybersecurity providers; compliance costs arising out of existing and future cybersecurity, data protection and privacy laws and regulations; and costs related to maintaining redundant networks, data backups, and other damage-mitigation measures. Moreover, the mere perception of a security breach involving us or any part of the insurance services industry, whether or not true, could also damage our business, operations, or reputation or otherwise expose us to potential liability.

Technology continues to expand and plays an ever-increasing role in our business. While it is our goal to safeguard information assets from physical theft and cybersecurity threats, there can be no assurance that our information security will detect and protect information assets from these ever-increasing risks. Information assets include both information itself in the form of computer data, written materials, knowledge, and supporting processes, and the information technology systems, networks, other electronic devices, and storage media used to store, process, retrieve, and transmit that information. As more information is used and shared by our employees, partners and policyholders, both within and outside our company, cybersecurity threats, such as ransomware, phishing, or distributed denial-of-service attacks, become expansive in nature. A cybersecurity event could occur that would cause damage to our reputation with our policyholders and other stakeholders and could have a material adverse effect on our business, results of operations, and financial condition. Such cyberattacks could disrupt our proprietary technology or other critical systems. This could hinder our ability to underwrite policies or support our partners, policyholders, and agents, leading to financial losses and operational downtime. Confidentiality, integrity, and availability of information are essential to maintaining our reputation, legal position, and ability to conduct our operations. Furthermore, as a company subject to privacy and data protection regulations such as the CCPA and the GLBA, any cybersecurity incident could also result in noncompliance penalties, regulatory scrutiny, and lawsuits. See also “— We are subject to evolving laws and regulations on data privacy, data protection, and cybersecurity, which can be complex and conflicting. We may face investigations, fines, and sanctions as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations and incur increased operational costs in order to ensure future compliance” and “— Improper disclosure of confidential, personal, or proprietary data, whether due to human error, misuse of information by employees or vendors, or as a result of security breaches, cyberattacks, or other similar incidents with respect to our or our vendors’ systems, could result in regulatory scrutiny, legal liability, or reputational harm and could have an adverse effect on our business or operations.” Our cyber liability insurance may not be sufficient to protect against all losses we may incur if we suffer significant or multiple attacks. Similarly, while in some cases a service provider may have agreed to indemnify us for certain costs, such indemnifying service provider may refuse or be unable to uphold its contractual obligations.

We rely on technologies to provide services to our policyholders. Policyholders require us to issue our policies in a secure manner, either electronically through our internet website or through direct electronic data transmissions. Accordingly, we invest resources in establishing and maintaining electronic connectivity with policyholders and, more generally, in technological advancements. In addition, if our information technology systems are inferior to our competitors’, existing and potential policyholders may choose our competitors’ products over ours. Our business would be negatively impacted if we are unable to enhance our platform when necessary to support our primary business functions, including to match or exceed the technological capabilities of our competitors. We cannot predict with certainty the cost of maintaining and improving our platform, but failure to make necessary improvements and any significant shortfall in any technology enhancements or negative variance in the timeline in which system enhancements are delivered could have an adverse effect on our business, results of operations, and financial condition. In addition, a natural or man-made disaster or a pandemic could disrupt public and private infrastructure, including our information technology systems. See also “— Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, reputational harm, or legal liability.”

We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to an actual or perceived breach in the security of our or our vendors’ information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales, and operating results.

While we manage some of our information technology systems and some are outsourced to third parties, all information technology systems are potentially vulnerable to damage, breakdown, or interruption from a variety of sources, including but not limited to cyberattacks, ransomware, malware, security breaches, theft or misuse, unauthorized access or improper actions by insiders or employees, sophisticated nation-state and nation-state-supported actors, natural disasters, terrorism, war, telecommunication and electrical failures, or other compromise. We are at risk of attack by a growing list of adversaries through increasingly sophisticated methods. Because the techniques used to infiltrate or sabotage systems change frequently, we may be unable to anticipate these techniques or implement adequate preventative measures.

We can make no assurances that we will not experience cyberattack or that we will be successful at protecting Neptune from cyberattacks. Any such incident or resulting or other misuse of data could harm our reputation, lead to legal exposure, divert management attention and resources, increase our operating expenses due to the employment of consultants and third-party experts and the purchase of additional security infrastructure, and/or subject us to liability, resulting in increased costs and loss of revenue. Further, our reliance on cloud computing infrastructure introduces several key risks that could impact our operations and competitive advantage. In particular, our ability to handle growing volumes of policy data and transactions depends on the reliability and capacity of cloud computing providers. Any disruption, outage, or degradation in cloud computing performance — whether due to cyberattacks, technical failures, natural disasters, catastrophic events, terrorism, or other unforeseen events — could impair our ability to operate. Such incidents could result in operational delays, policyholder dissatisfaction, and reputational harm. In addition, if our cloud computing providers fail to meet our evolving performance requirements, we may experience slow response times, decreased efficiency, or service interruptions, potentially affecting policyholder satisfaction and agent productivity. Any such disruption in our platform’s performance due to cloud-related limitations, or failure to maintain our technological edge, could adversely impact our ability to compete effectively.

See also “— Reliance on cloud computing exposes us to technological disruptions and potential risks.” In addition, any remediation efforts we undertake may not be successful. The perception that we do not adequately protect the privacy of information of our employees, partners, or policyholders could inhibit our growth and damage our reputation.

If we are unable to maintain and upgrade our system safeguards, we may incur unexpected costs and certain aspects of our systems may become more vulnerable to unauthorized access. Cyberattacks and security breaches that affect our partners and policyholders could adversely affect our ability to deliver our products and otherwise conduct our business and could put our systems at risk.

We have implemented various measures to manage our risks related to system and network security and disruptions, but a security breach or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose policyholders, adversely impact our operations and operating results, and require us to incur significant expense to address and remediate or otherwise resolve such issues. In order to maintain the level of security, service, compliance, and reliability that our policyholders and applicable laws require, we may be required to make significant additional investments in our information technology systems on an ongoing basis.

Infringement, misappropriation, dilution, or other violations of our intellectual property or other proprietary information by third parties could harm our business.

We believe our intellectual property has significant value and is critical to our competitive advantage and market position. Our underwriting engine, Triton, and our policy management system, Poseidon, were built entirely in-house and form the backbone of our operations. Our Triton platform incorporates patented features. Both platforms’ proprietary algorithms enable us to evaluate flood risk with precision and efficiency. Similarly, our advanced ML models and predictive analytics tools, developed entirely in-house, are essential to our ability to provide instant, accurate underwriting decisions and competitive pricing. These models are built and maintained exclusively within Neptune, ensuring we maintain full control over their development and evolution. If third parties were to infringe upon, misappropriate, or otherwise violate these systems and models, or if our proprietary technology or processes were compromised or became publicly accessible, it could compromise our ability to offer differentiated products and services in the flood insurance market, diminish the value of our brand, undermine our competitive position, reduce our market shares, and adversely affect our business, particularly against well-funded competitors or emerging flood insurance companies.

The effectiveness of intellectual property protections, such as patents, trademarks, and copyrights, depends on the legal systems of the jurisdictions where we operate. If we expand our operations into additional jurisdictions, including internationally, certain regions may have limited or inconsistent enforcement, or otherwise fail to provide the same level of protection of our proprietary and confidential information as do the laws of the United States, increasing the risk of unauthorized use or disclosure, infringement, misappropriation, or other violation of our intellectual property, even if contractual restrictions exist surrounding use of our intellectual property. Additionally, we cannot guarantee that future patent, copyright, trademark, or service mark registrations for any pending or future applications will issue, or that any registered patents, copyrights, trademarks, or service marks will be valid, enforceable, sufficiently broad in scope, or provide adequate protection of our intellectual property and other proprietary rights. The United States Patent and Trademark Office requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent and trademark registration process and after a registration has issued. For example, there are situations in which noncompliance can result in abandonment or cancellation of a trademark filing, resulting in partial or complete loss of trademark rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market under or acquire identical or similar brands, trademarks, service marks, or other intellectual property or other proprietary rights, or otherwise violate or diminish the value of our trademarks and our other intellectual property and proprietary rights. Failure to adequately protect our intellectual property rights could damage our brand and impair our ability to compete effectively.

Even where we have effectively secured statutory protection for our trademarks and other intellectual property, our competitors and other third parties may infringe on, misappropriate, or otherwise violate our intellectual property, which could weaken our competitive position and erode our market share. Detecting and addressing intellectual property infringement may require costly litigation or enforcement actions, with no guarantee of favorable outcomes, and, in the course of litigation, such competitors and other third parties may attempt to challenge the breadth of our rights or ability to prevent others from using similar marks or designs or invalidate our intellectual property. If such challenges were to be successful, having less ability to prevent others from using similar marks or designs may ultimately result in a reduced distinctiveness of our brand in the minds of consumers. Defending or enforcing our trademark rights, branding practices and other intellectual property could result in the expenditure of significant resources and divert the attention of management, which in turn may materially and adversely affect our business and operating results, even if such defense or enforcement is ultimately successful. Even though competitors occasionally may attempt to challenge our ability to prevent infringers from using our marks, we are not aware of any challenges to our right to use.

Furthermore, as we continue to innovate and expand, there is a risk that third parties may assert claims that our proprietary technology or other aspects of our business infringe on their intellectual property rights. Defending against such claims, even if unfounded, could result in costly litigation, operational disruptions, or the need to modify or cease using certain technologies. An unfavorable ruling could lead to monetary damages or licensing fees, negatively impacting our financial position.

Failure to seek, obtain, maintain, protect, defend, or enforce our intellectual property rights, or allegations that we have infringed, misappropriated, or otherwise violated the intellectual property rights of others, could harm our reputation, ability to compete effectively, financial condition, and business.

Our success and ability to compete depends in part on our ability to seek, obtain, maintain, protect, defend, and enforce our intellectual property rights, including with respect to our proprietary technology and our brand. To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent protection, trade secret protection, confidentiality agreements, and other contractual arrangements with our affiliates, employees, policyholders, strategic partners, and others. It is our policy to enter into agreements containing obligations of confidentiality with each party that has or may have had access to proprietary information, know-how or trade secrets owned or held by us, including confidentiality and invention assignment agreements with our employees, consultants, and contractors. Such protective steps may be ineffective or inadequate to deter infringement, misappropriation, or other violations of our proprietary information or other intellectual property. For example, our competitors and other third parties may design around our intellectual property, independently develop similar or superior intellectual property, or otherwise duplicate or mimic our platform or products in a manner that does not violate our intellectual property rights, such that we would not be able to successfully assert our intellectual property rights or other proprietary rights against them. In addition, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Policing unauthorized use of our intellectual property is difficult, expensive, and time-consuming, and we may be required to spend significant resources to monitor and protect our intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively.

In addition, even if we initiate litigation against third parties such as suits alleging infringement, misappropriation, or other violations of our intellectual property, we may not prevail. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related intellectual property at risk of not issuing or being canceled. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Any of the foregoing could adversely affect our business, financial condition, and results of operations. See also “— Infringement, misappropriation, dilution, or other violations of our intellectual property or other proprietary information by third parties could harm our business.”

Our trademarks are valuable assets that support our brand and perception of our platform and products and distinguish our platform and products from those of our competitors. We have registered or applied to register many of these trademarks. Third parties may also oppose our trademark applications or otherwise challenge our use of such trademarks, and our trademarks may be circumvented or declared generic. Further, there can be no assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. Third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. Moreover, third parties may file first for our trademarks in certain countries. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition in those jurisdictions. If we are unable to protect our trademarks as well as our internet domain names in the United States or in other jurisdictions in which we may ultimately seek to operate, our brand recognition and reputation would suffer, we would incur significant re-branding expenses, and our results of operations could be adversely impacted.

Moreover, third parties may challenge, invalidate, or circumvent our intellectual property and other proprietary rights, or otherwise assert rights therein or ownership thereof, including through administrative processes or litigation, and we may be unable to successfully resolve any such conflicts in our favor or to our satisfaction. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management. Furthermore, third parties may assert intellectual property-related claims against us, including claims of infringement, misappropriation, or other violation of their intellectual property, which may be costly to defend, could require the payment of damages, legal fees, settlement payments, royalty payments, and other costs or damages, including treble damages if we are found to have willfully infringed certain types of intellectual property, and could limit our ability to use or offer certain technologies, products, or other intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time, and divert management’s resources, time, and attention from other business concerns. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock. Any of the foregoing could adversely affect our business, financial condition, and results of operations. Furthermore, successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe, misappropriate, or otherwise violate the rights of others, or require us to purchase licenses from third parties, which may not be available on commercially reasonable terms, or at all. Even if a license is available to us, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, or we may be required to pay significant licensing payments or royalties, which would increase our operating expenses, or require us to redesign our platform or other products, or functionality therein, any of which could adversely affect our business, financial condition, and results of operations.

Improper disclosure of confidential, personal, or proprietary data, whether due to human error, misuse of information by employees or vendors, or as a result of security breaches, cyberattacks, or other similar incidents with respect to our or our vendors’ systems, could result in regulatory scrutiny, legal liability, or reputational harm and could have an adverse effect on our business or operations.

We maintain confidential, personal, and proprietary information relating to policyholders and agents, including their names, addresses, phone numbers, and emails. We are subject to laws and regulations relating to the collection, use, retention, security, and transfer of this information. These laws apply to transfers of information among our affiliates, as well as to transactions we enter into with third-party vendors. Any improper disclosure, data breach, or failure to comply with privacy and data protection laws could expose us to significant risks, including regulatory penalties, legal liabilities, and reputational damage. Cybersecurity breaches, such as computer viruses, unauthorized parties gaining access to our information technology systems, and similar incidents could disrupt the security of our internal systems and business applications, impair our ability to provide our products to our policyholders and protect the privacy of their data, compromise confidential business information, or result in intellectual property or other confidential or proprietary information being lost or stolen, including partner, policyholder, employee, or company data, which could harm our competitive position or otherwise adversely affect our business. Cyber threats are constantly evolving, which makes it more difficult to detect cybersecurity incidents, assess their severity or impact in a timely manner, and successfully defend against them.

We maintain policies, procedures, and technical safeguards designed to protect the security and privacy of confidential, personal, and proprietary information. Nonetheless, we cannot eliminate the risk of human error or guarantee our safeguards against employee, vendor, or third-party malfeasance. It is possible that the steps we follow, including our security controls over personal data and training of employees on data security, may not prevent improper access to, disclosure of, or misuse of confidential, personal, or proprietary information. Policyholders, agents, and partners trust us to protect their data. Moreover, while we strive to publish and prominently display privacy policies that are accurate, comprehensive, and compliant with applicable laws, rules, regulations, and industry standards, we cannot ensure that our privacy policies and other statements regarding our practices will be sufficient to protect us from claims, proceedings, liability, or adverse publicity. If our public statements about our use, collection, disclosure, and other processing of personal information — whether made through our privacy policies, information provided on our website, press statements, or otherwise — are alleged to be deceptive, unfair, or misrepresentative of our actual practices, we may be subject to potential government investigations and enforcement actions, including by the FTC or relevant state attorneys general. Any incident involving improper disclosure or misuse of confidential, personal, or proprietary information — whether due to cyberattacks, internal errors, or third-party service provider failures — could erode confidence in our brand, create legal exposure, subject us to legal liability, reduce policyholder retention, and attract negative media attention. See also “— Our business is dependent upon information processing systems. Cybersecurity events, data breaches, cyberattacks, or other similar incidents, as well as defects, interruptions, or other failures, with respect to our or our vendors’ information processing systems and data may hurt our business, damage our reputation, negatively impact policyholder retention and capacity provider relationships, and expose us to financial and legal liabilities” and “— We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to an actual or perceived breach in the security of our or our vendors’ information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales, and operating results.”

Data privacy is subject to frequently changing laws, rules, and regulations in the various jurisdictions in which we operate. We are subject to an evolving, and sometimes conflicting, landscape of privacy regulations, including the CCPA and the GLBA, which impose stringent requirements on data handling or other processing, security, and transparency. Noncompliance with these laws, and other laws, rules and regulations to which we are subject, could result in fines, penalties, enforcement actions, or costly litigation. Additionally, legislators in the U.S. are proposing new and more robust cybersecurity legislation in light of the recent broad-based cyberattacks at a number of companies. Continuing to maintain compliance with evolving privacy and data protection laws and regulations requires significant time, resources, and expense, as will the effort to monitor whether additional changes to our business practices and our backend configuration are needed, all of which may increase operating costs, or limit our ability to operate or expand our business. Our actual or perceived failure to adhere to, or successfully implement processes in response to, changing legal or regulatory requirements in this area could result in financial losses, legal liability, or damage to our reputation in the marketplace. See also “— We are subject to evolving laws and regulations on data privacy, data protection, and cybersecurity, which can be complex and conflicting. We may face investigations, fines, and sanctions as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations and incur increased operational costs in order to ensure future compliance.”

Finally, because the interpretation and application of many privacy and data protection laws, commercial frameworks, and standards are uncertain, it is possible that these laws, frameworks, and standards may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products. If so, in addition to the possibility of fines, lawsuits, breach of contract claims, criminal penalties, and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products and features, which could have an adverse effect on our business. Furthermore, we may also be required to disclose personal information pursuant to demands from individuals, regulators, government authorities, and law enforcement agencies in a variety of jurisdictions with conflicting laws and regulations. Such disclosure may result in adverse media coverage and harm our brand and reputation, leading to loss of policyholders, which can result in adverse impact on our business, financial condition, and share price.

The confidentiality and invention assignment agreements that we enter into with our employees, consultants, and contractors involved in the development of intellectual property may not provide meaningful protection for our trade secrets or other confidential information, and if we are unable to protect the confidentiality of our trade secrets or other confidential information, the value of our platform and products and our business and competitive position could be materially adversely affected.

We rely heavily on trade secret laws and confidentiality agreements to protect our unpatented know-how, technology, and other proprietary information, including our platform and products and to maintain our competitive position. With respect to our platform and products, we consider trade secrets and know-how to be one of our primary sources of intellectual property. Trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other confidential information in part by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, outside contractors, advisors, and other third parties. We also enter into confidentiality and invention assignment agreements with our employees, contractors, consultants, and other third parties who develop intellectual property on our behalf or who may have access to our proprietary information, know-how, or trade secrets. These confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses containing invention assignment, to grant us ownership of technologies that are developed through a relationship with employees or third parties. These agreements may not be self-executing or otherwise sufficient and may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur, or we may not have executed, or may in the future fail to execute, invention assignment agreements with employees, contractors, consultants, and third parties who may be involved in the development of our intellectual property. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, results of operations, and financial condition. In particular, a failure to protect our confidential information may allow competitors to copy our technology, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.

Furthermore, individuals executing agreements with us may have preexisting or competing obligations to third parties, and thus an agreement with us may be ineffective in perfecting ownership of intellectual property developed by those individuals. We may in the future become subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, we may be forced to pay monetary damages or be enjoined from using certain technology, aspects of our platforms, aspects of our programs, or knowledge. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

In addition to contractual measures, we seek to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee, consultant, or other third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee, consultant, contractor, or other third party from misappropriating our trade secrets and providing them to a competitor, and the recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our intellectual property, trade secrets, or confidential information will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our platform and programs that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. Trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may otherwise become known or be independently developed by others, including our competitors, in a manner that could prevent legal recourse by us.

Our platform contains third-party open-source software components, which may entail greater operational risks than use of third-party commercial software.

Our platform contains software modules licensed by third-party providers and authors under “open-source” licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform, leading to greater cybersecurity risks.

Some open-source licenses contain requirements that the licensee makes available source code for modifications or derivative works we create based upon the type of open-source software we use or grant other licenses to our intellectual property. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

We expect that we will monitor our use of open-source software to avoid subjecting our platform to conditions we do not intend, but we cannot provide assurance that our processes for controlling our use of open-source software will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third-parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business and operations. Moreover, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to operate our platform. From time to time, there have been claims challenging the ownership of open-source software against companies that incorporate open-source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software. The risks associated with our use of open-source software described above can result in adverse impact on our reputation, business, and operations.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property and other proprietary rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•        others may be able to develop a platform or other technology that is similar to our Triton platform, but that is not covered by the claims of our issued patent;

•        others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our intellectual property rights;

•        we might not have been the first to invent the inventions covered by our issued patent;

•        we might not have been the first to file the patent application covering our issued patent or future patents;

•        it is possible that any patent applications we may file in the future will not lead to issued patents;

•        others may have access to the same intellectual property rights licensed to us on a non-exclusive basis in the future;

•        our issued patent or any future patents we own may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

•        our competitors might conduct R&D activities in countries where we do not have patent rights, or in countries where R&D safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        ownership, validity, or enforceability of our issued patent may be challenged by third parties;

•        patent enforcement is expensive and time-consuming and difficult to predict, thus we may not be able to enforce our issued patent or future patents against a competitor;

•        we may choose not to file a patent for certain inventions, instead choosing to rely on trade secret protection or know-how, and a third party may subsequently file a patent covering such intellectual property; and

•        the patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.

Should any of these events occur, it could significantly harm our business, financial condition, and results of operations.

Risks Relating to Regulatory and Legal Matters

The insurance business is extensively regulated, and changes in regulation may reduce our profitability and limit our growth.

We operate in a highly regulated industry, subject to regulatory oversight in the 50 states and Washington, D.C., where we are qualified to do business, and regulatory factors at the federal and state level may impact our ability to sell insurance policies. This extensive regulatory framework governs consumer protections and data security, exposing our business to significant litigation and compliance risks. Any failure to meet these requirements as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations or allegations of noncompliance can result in fines, penalties, or operational restrictions. Regulators may scrutinize the underwriting and pricing decisions made by our proprietary Triton platform, potentially raising concerns about transparency, accuracy, or adherence to applicable laws. Failure to comply with applicable regulations or to obtain or maintain appropriate authorizations or exemptions under any applicable laws could result in restrictions on our ability to conduct business or engage in activities regulated in one or more jurisdictions in which we operate and could subject us to fines, injunctions, and other sanctions that could have a material adverse effect on our business, results of operations, and financial condition. In addition, the nature and extent of regulation could materially change, which may result in additional costs associated with compliance with any such changes, or changes to our operations that may be necessary to comply, any of which may have a material adverse effect on our business. State insurance regulatory authorities have broad administrative powers, which at times are coordinated and communicated across regulatory bodies. These administrative powers include, but are not limited to:

•        licensing companies and agents to transact business;

•        regulating certain premium rates;

•        reviewing and approving policy forms;

•        regulating discrimination in pricing, coverage terms, and unfair trade and claims practices, including payment of inducements;

•        establishing and revising statutory capital and reserve requirements and solvency standards;

•        evaluating enterprise risk to an insurance company;

•        approving changes in control of insurance companies;

•        restricting the payment of dividends and other transactions between affiliates;

•        regulating the types, amounts, and valuation of investments; and

•        restricting, pursuant to state monoline restrictions, the types of insurance products that may be offered.

State insurance regulators and the NAIC regularly re-examine existing laws and regulations, which may lead to modifications to statutory accounting principles, interpretations of existing laws, and the development of new laws and regulations applicable to insurance companies and their products. Changes in regulations or heightened scrutiny of underwriting practices or E&S lines could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

Litigation often arises from claims activity. Even though we do not directly handle or adjudicate claims, legal disputes related to denied or delayed claims under policies sold through our platform may incorrectly name us as a party, resulting in reputational damage and legal expenses. Litigation may also involve underwriting decisions, where Triton’s algorithms could be challenged for perceived inaccuracies, discrimination, or noncompliance with regulatory standards. Such disputes can lead to court-mandated changes to our processes, financial liabilities, and reputational harm. The scale and reach of our business can also expose us to the risk of class-action lawsuits or consumer protection claims alleging unfair practices or misleading disclosures. Legal proceedings tied to these allegations, whether substantiated or not, can result in significant financial liabilities, disruption to operations, and erosion of policyholder trust.

While we operate as a private flood insurer, changes in NFIP regulations can impact our business. For example, the implementation of Risk Rating 2.0 by the NFIP aims to align premiums more closely with actuarial accuracy by increasing rates for most policyholders. Similar changes could affect the competitive landscape and influence policyholder behavior, potentially impacting our market share and profitability.

As a provider of flood insurance, we are particularly sensitive to regulations related to climate change and natural disasters. Due to the frequency and intensity of the natural disasters related to climate change, government and regulatory bodies may introduce new regulations aimed at mitigating the impact of natural disasters. These regulations could include stricter building codes, mandatory insurance requirements, or incentives for risk mitigation measures. Such regulations could increase our service providers’ or partners’ compliance costs and operational complexity. Further, a substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, results of operations, and financial condition. It is possible that we could become subject to future investigations, regulatory actions, lawsuits, or enforcement actions, which could cause us to incur legal costs and, if we were found to have violated any laws or regulations, require us to pay fines and damages, perhaps in material amounts, and result in injunctions and other sanctions. Increased regulatory scrutiny and any resulting investigations or legal proceedings could result in new legal precedents and industry-wide regulations or practices that could have a material adverse effect on our business, results of operations, and financial condition. Moreover, even if we ultimately prevail in such litigation, regulatory action, or investigation, we could suffer significant reputational harm and incur significant legal expenses, which could have a material adverse effect on our business, results of operations, and financial condition. We cannot predict the ultimate outcomes of any future investigations, regulatory actions, or legal proceedings. Additionally, our carrier partners are regulated by state insurance departments for solvency issues and are subject to reserve requirements. We cannot guarantee that all carriers with which we do business comply with regulations instituted by state insurance departments. For example, if our carrier partners are perceived as unstable or financially weak, they may face increased regulatory scrutiny, which could result in restrictions on their operations or additional compliance requirements. This could further impact their ability to support our business and lead to operational disruptions. If our carriers are unable to adapt to these regulatory changes, it could lead to a reduction in their capacity or willingness to partner with us, thereby affecting our ability to operate and expand our business and maintain existing policies. We may need to expend resources to address questions or concerns regarding our relationships with these insurers, diverting management resources away from operating our business, which could have an adverse impact on our business.

Reform or repeal of the Biggert-Waters Act could materially reduce sales.

The Biggert-Waters Act of 2012 defined “private flood insurance” as an insurance policy that meets certain criteria and mandated that the NFIP establish actuarially sound premium rates; following its adoption, the NFIP’s premium rates increased. Thereafter, as part of the Consolidated Appropriations Act of 2014, Congress prohibited FEMA from implementing section 207 of the Biggert-Waters Act, effectively stopping certain rate increases while new law was developed to address concerns about increased rates. In 2014, Congress passed the Homeowner Flood Insurance Affordability Act of 2014, which repealed certain provisions of the Biggert-Waters Act, thereby restoring certain subsidies and “grandfathering” of certain properties, and also implemented limits on certain NFIP rate increases, implemented an annual surcharge on all policyholders, and mandated FEMA conduct an affordability study to explore ways to make flood insurance more affordable for policyholders. In addition to the mandates relating to NFIP rates, the Biggert-Waters Act and the related regulations required federally-regulated lending institutions to accept private flood insurance policies that meet certain criteria in satisfaction of flood regulations governing a federally-related mortgage loan secured by a building located in an SFHA.

Subsequently, in 2021, FEMA continued to modify NFIP’s approach to pricing by launching Risk Rating 2.0, a pricing methodology aimed at better aligning premiums with the risk profile of a given property. Under Risk Rating 2.0, NFIP policyholders became subject to limits on annual rate increases of up to 18%, the maximum allowed under congressional caps, until their premiums reach full risk-based levels. In addition, certain executive orders have been adopted in 2025 that have rescinded the Federal Flood Risk Management Standard Policy and established a bipartisan FEMA Review Council tasked with reforming and streamlining the U.S. emergency management and disaster response system. To date, these developments have not had any impact on the provisions of the Biggert-Waters Act that established the private flood insurance market, but a weakening or repeal of, or future legislation or executive action addressing, the mandatory acceptance provisions included in the Biggert-Waters Act or the related regulations could result in fewer sales if lending institutions subsequently choose not to accept private flood policies in satisfaction of the regulation. Further, if NFIP’s implementation of Risk Rating 2.0 is tolled or delayed or

Congress elects to continue to subsidize the NFIP consistent with historic levels, it could limit our potential growth opportunities relating to existing NFIP policyholders. In addition, adjustments to NFIP’s pricing, coverage options, or underwriting guidelines, whether through amendments or modifications to the Biggert-Waters-Act or otherwise, could also significantly alter the competitive landscape. If any of such developments occur, it could materially and adversely affect our business, financial condition, and results of operations.

Changes to the E&S lines regulatory landscape, or a requirement for Neptune to file admitted rates, could have a detrimental impact to our sales, innovation, and ability to grow.

We operate in the E&S lines market, which allows for greater flexibility in underwriting, pricing, and product innovation compared to the admitted insurance market. E&S insurers are not required to file rates and forms with state regulators in the same manner as admitted carriers, enabling us to adapt quickly to market conditions and policyholder needs.

Regulatory changes affecting the E&S market or the imposition of admitted-market requirements on Neptune could have a material and adverse impact on our business. If we are required to file and receive approval for our rates and policy forms in certain states, it could significantly slow our ability to adjust pricing based on evolving risk factors and our proprietary models and technology platform. This would limit our flexibility and responsiveness to competitive and climate-related changes and could require us to make changes to our pricing structure. In addition, the E&S market’s ability to rapidly introduce new coverage options and adjust terms is a key advantage. If regulatory changes require us to comply with admitted-market filing processes, our product development cycles could be delayed, reducing our ability to respond to emerging policyholder needs. Further, many of our competitors and potential competitors operate within the admitted insurance market and have already built compliance frameworks for rate and form filings. If we are required to transition to an admitted structure, we may face increased operational costs and administrative burdens that could reduce our competitive advantage. Some states may also introduce new regulations limiting the use of E&S carriers or requiring E&S lines insurers to meet additional compliance thresholds. If states impose restrictions that force more policies into the admitted market, our ability to underwrite and sell flood insurance through the E&S structure could be limited. Changes in E&S regulations may also affect how insurance and reinsurance partners evaluate risk-taking arrangements. Stricter regulatory oversight could lead to increased capital requirements or changes in reinsurance terms, impacting our ability to secure or grow risk-taking partnerships. If regulatory changes restrict the advantages of the E&S market or require Neptune to file admitted rates, it could hinder our ability to innovate, slow our sales growth, and impose additional costs that could materially and adversely affect our business, financial condition, and results of operations.

Compliance with insurance licensing requirements for MGAs and E&S lines agencies and individual producers is critical to our operations, and any failure to maintain required licenses could disrupt our business.

As an MGA, we are subject to licensing requirements and must maintain insurance licenses in each of the jurisdictions in which we operate. These licenses are subject to periodic renewal and compliance with jurisdiction-specific regulations, including recordkeeping, tax reporting, and E&S lines filing requirements. Any failure to meet these obligations could result in fines, penalties, or suspension of our licenses, which would impair our ability to operate in affected jurisdictions.

Our operations as both an MGA and E&S lines broker subject us to complex, overlapping licensing requirements that could have an adverse impact on our business if not maintained. This dual role subjects us to distinct but overlapping regulatory frameworks, increasing both compliance complexity and operational risk. Some states require separate licenses for MGA and E&S lines activities, while others may combine these authorities under different licensing structures.

Additionally, certain employees who provide customer service or interact with policyholders are required to obtain and maintain individual insurance producer licenses in compliance with state regulations. These licenses require passing state examinations, completing continuing education courses, and adhering to ethical standards. Many states also restrict E&S lines broker licenses to individuals rather than agencies. Our ability to operate in these jurisdictions depends entirely on maintaining employed individuals who hold these personal licenses. The departure of key licensed individuals could immediately impact our ability to place new business or service existing policies in affected states until we can obtain new individual licenses. This creates operational risk, as the process of obtaining new individual licenses can be time-consuming, potentially creating business interruptions. As a result, failure by any of our licensed employees to meet these requirements could limit our ability to provide customer service or result in regulatory action.

The variation in licensing requirements across states increases administrative complexity and costs. Monitoring and managing compliance for both agency and individual licenses requires significant investment in resources and systems. Any oversight, such as missed renewal deadlines or failure to meet state-specific reporting requirements, could result in lapses or disciplinary action. Loss or suspension of licenses in key markets could significantly impact our revenue and growth prospects, particularly in states that represent a substantial portion of our business. Additionally, lapses in individual licensing could expose Neptune to liability if unlicensed employees inadvertently engage in regulated activities.

The regulatory landscape governing insurance licensing is continually evolving, and new or modified requirements could impose additional compliance burdens or restrict our ability to operate in certain jurisdictions. Maintaining licensing compliance requires significant ongoing investment in personnel, training, and systems, and these costs may increase as regulations evolve or our business expands. We also depend on third-party service providers to assist with certain aspects of our licensing compliance and any failures by these providers could result in inadvertent non-compliance with licensing requirements. In addition, as we expand into new markets or offer new products, we may face additional licensing requirements or heightened regulatory scrutiny, which could impede our growth strategies.

Finally, as an MGA, we must verify that our sub-producers maintain required licenses and comply with the conditions of our delegated binding authorities. Failure to oversee the license status of our sub-producers could result in termination of carrier relationships and/or increased regulatory risk.

These licensing requirements are complex, vary by state, and impose ongoing obligations that are critical to maintaining our ability to conduct business. While we strive to maintain all required licenses, we cannot assure that we will be able to maintain them in the future or obtain additional licenses as needed, and any such failure or lapses in compliance could materially and adversely affect our business, financial condition, results of operations, and growth prospects.

Our role in collecting and paying E&S lines taxes exposes us to financial, operational, and regulatory risks.

As an E&S lines broker, we are responsible for collecting and remitting E&S lines taxes on behalf of our policyholders to various state authorities. This process requires strict compliance with state-specific tax laws, accurate recordkeeping, and timely payments.

Any errors, delays, or omissions in the collection or payment of E&S lines taxes could result in penalties, fines, or interest charges. State regulators may also audit our tax compliance practices, and any findings of noncompliance could lead to further penalties or reputational harm. E&S lines tax requirements also vary by state, adding complexity to our operations. Misinterpretation of state laws, calculation errors, or failures in tracking transactions across jurisdictions could result in underpayment or overpayment of taxes, disrupting cash flow and increasing administrative burdens.

Our role in handling funds for E&S lines taxes could make us liable for any unpaid taxes. Disputes with policyholders or state authorities over tax amounts or remittance could result in financial losses and damage to our reputation. Proper management of E&S lines taxes is critical to maintaining compliance and avoiding financial and operational disruptions. Any failure to do so could materially and adversely affect our business, financial condition, and results of operations.

Regulatory and licensing requirement changes could disrupt operations or increase compliance costs and restrict our ability to conduct our business.

The flood insurance industry operates within a complex and evolving regulatory environment, encompassing federal, state, and local laws. Changes to these regulations could significantly impact our business model, operational costs, and competitive position.

Dramatic policy changes to the NFIP are possible. Any modifications to the NFIP’s pricing structure, underwriting guidelines, or subsidy programs could alter the competitive landscape in which we operate. For example, if the administration were to implement measures to lower NFIP premiums or expand coverage options, private flood insurance providers like Neptune could face heightened competitive pressures. Conversely, reductions in NFIP subsidies could drive more customers to seek private market solutions, creating both opportunities and operational challenges.

Regulatory changes at the federal level, including those affecting floodplain mapping, risk assessment standards, and lender requirements, could also create uncertainty for private insurers. For example, changes to FEMA’s flood zone designations or its risk rating methodologies could affect how we evaluate and price flood risk, necessitating costly updates to our proprietary technology. Additionally, prolonged regulatory uncertainty could discourage banks or other lenders from accepting private flood insurance policies, further limiting market growth. Changes to Standard Flood Insurance Policy forms or requirements could also necessitate swift adjustments to our processes and systems, potentially increasing compliance costs and operational risks. These dependencies make our business sensitive to potential federal policy shifts. Further, while federal policies dominate the flood insurance market, state regulators also play a significant role in governing private insurers. Variability in state-level requirements for rate filings, consumer protections, and policy approvals can add complexity and cost to our operations.

Additionally, we are subject to licensing requirements and must maintain insurance licenses in each of the jurisdictions where we operate. These licenses are subject to periodic renewal and compliance with state- and jurisdiction-specific regulations, including recordkeeping, tax reporting, and E&S lines filing requirements. For example, a significant portion of our business is concentrated in Florida, Texas, and Louisiana, collectively representing 49% of our policies in force as of June 30, 2025. The insurance business is primarily a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in these states, we face greater exposure to unfavorable changes in regulatory conditions in Florida, Texas and Louisiana than insurance intermediaries whose operations are more diversified through a greater number of states. Unfavorable changes to regulatory conditions in Florida, Texas, and Louisiana could harm our business, financial condition and results of operations. See also “— Compliance with insurance licensing requirements for MGAs and E&S lines agencies and individual producers is critical to our operations, and any failure to maintain required licenses could disrupt our business” for further discussion.

As a result, any significant shifts in federal or state regulations — particularly those related to the NFIP — could materially and adversely affect our business, financial condition, and results of operations.

Changes in federal and state tax laws, or interpretations thereof, could materially and adversely affect our financial performance.

Neptune is subject to federal and state income taxes, including in Florida where our headquarters are located and in numerous other states where we sell policies. The complexity and variability of tax regulations, combined with the potential for legislative or administrative changes, expose our business to significant tax-related risks.

Federal and state governments periodically enact changes to income tax rates, tax deductions, credits, and other provisions. Increases in corporate income tax rates or reductions in available deductions could materially increase our tax obligations. For example, legislative proposals to raise federal corporate tax rates or broaden the tax base could significantly impact our profitability.

In addition, as we operate in multiple states, Neptune is subject to varying tax regimes and reporting requirements. States may impose additional taxes, which could increase our compliance burden and tax liabilities. Changes in Florida’s tax laws or in other key states where we sell policies could disproportionately affect our financial results. Differences in state tax laws and interpretations can also result in disputes with tax authorities, audits, and potential assessments for unpaid taxes, penalties, or interest. Additionally, changes in enforcement practices or increased scrutiny from federal or state tax agencies could lead to greater compliance costs and risks of financial penalties. Further, changes to tax laws or regulations may be enacted with retroactive effect, resulting in unexpected liabilities. Similarly, unanticipated changes in tax policy could disrupt our financial planning and operational strategies, potentially impacting cash flow and investment decisions.

The need to comply with diverse tax laws across multiple jurisdictions adds administrative complexity and costs and we must allocate resources to ensure compliance with filing requirements, tax payments, and reporting standards, diverting attention and resources from core business activities. The dynamic and often unpredictable nature of tax regulation increases the risk of adverse impacts, particularly as we continue to look to expand our operations into additional jurisdictions. As a result, tax policy changes or increased tax liabilities could materially and adversely affect our business, financial condition, and results of operations.

We are subject to evolving laws and regulations on data privacy, data protection, and cybersecurity, which can be complex and conflicting. We may face investigations, fines, and sanctions as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations and incur increased operational costs in order to ensure future compliance.

Our collection, use, retention, protection, disclosure, transfer, and other processing of personal data subject us to laws and regulations on data protection in multiple jurisdictions, which are often evolving and sometimes conflicting. There is uncertainty and inconsistency in how these data protection and privacy laws and regulations are interpreted and applied, and they continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations in the United States. Further, we are subject to certain federal, state, and international regulations related to cybersecurity, including the NYDFS 23 NYCRR Part 500 Cybersecurity Requirements for Financial Services Companies.

We may also be considered a financial institution under the GLBA. The GLBA regulates, among other things, the use of personal information (“non-public personal information” under the GLBA) in the context of the provision of financial services, including by banks and other financial institutions. The GLBA includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of non-public personal information, and a “Safeguards Rule,” which imposes obligations on financial institutions and, indirectly, their service providers, to implement and maintain physical, administrative, and technological measures to protect the security of non-public personal information.

Furthermore, in the United States, federal and state lawmakers and regulatory authorities have increased their attention to the collection and use of consumer data. For example, certain states in the United States have enacted stringent privacy and data protection legislation and regulations, such as the CCPA, which gives California residents the right to access and request deletion of their personal data, opt out of the sale of personal data, and receive detailed information about how their personal data is processed, and which provides a private right of action for certain data breaches involving the loss of personal data. The California Privacy Rights Act modified the CCPA by expanding consumers’ rights with respect to certain personal data and creating a new state agency to oversee implementation and enforcement efforts. Another example is the Virginia Consumer Data Protection Act, which regulates how businesses collect and share personal information. Several other states have passed comprehensive privacy laws similar to the CCPA. Like the CCPA, these laws create obligations related to the processing of personal information, as well as special obligations for the processing of “sensitive” data. Some of the provisions of these laws may apply to our business activities. Additionally, state laws are changing rapidly and there is discussion in Congress of a new comprehensive federal data privacy law to which we may likely become subject, if enacted, which may add additional complexity, conflicting requirements, additional restrictions, and potential legal risk. The existence of comprehensive privacy laws in various jurisdictions will make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance.

We also send marketing messages via email and are subject to the Controlling the Assault of Non-Solicited Pornography And Marketing Act (the “CAN-SPAM Act”). The CAN-SPAM Act imposes certain obligations regarding the content of emails and providing opt-outs (with the corresponding requirement to honor such opt-outs promptly). While we strive to ensure that all of our marketing communications comply with the requirements set forth in the CAN-SPAM Act, any violations could result in the FTC and/or state regulators and attorneys general seeking civil penalties against us.

Additionally, depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our policyholder data, we may also have obligations to notify policyholders and regulators about the incident, and we may need to provide some form of remedy, such as a subscription to credit monitoring services, pay significant fines to one or more regulators, or pay compensation in connection with a class action settlement. Furthermore, we may be required to disclose personal data pursuant to demands from individuals, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws, which could result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations. Although we may have contractual protections with our vendors, any actual or perceived security breach, incident, or compromise could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on cybersecurity and in responding to any such actual or perceived breach, incident, or compromise. Any contractual protections we may have from our vendors may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. Moreover, changes in the laws and regulations that govern our collection, use, and disclosure of policyholder data and offering of products to new jurisdictions could impose additional requirements with respect to the retention and security of policyholder data and could limit marketing activities. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises policyholder data. Our failure to comply with data protection laws or the improper disclosure of our own confidential business information or sensitive policyholder information could have an adverse effect on our reputation, business, operating results, financial condition, and share price.

Our business is subject to risks related to legal, governmental, and regulatory proceedings.

In the normal course of business, we may be subject to regulatory and governmental investigations and civil actions, litigation, and other forms of dispute resolution. In addition, we may become involved in litigation and arbitration concerning our rights and obligations under insurance policies issued by our capacity providers to third parties. Additionally, from time to time, various regulatory and governmental agencies may review our transactions and practices in connection with industry-wide and other inquiries. Such investigations, inquiries, or examinations could in the future develop into administrative, civil, or criminal proceedings or enforcement actions, in which remedies could include fines, penalties, restitution, or alterations in our business practices, and could result in additional expenses, limitations on certain business activities, and reputational damage.

We and our officers and directors may also become subject to a variety of additional types of legal disputes brought by holders of our securities, policyholders, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith, indemnification and violations of federal and state statutes and regulations. Certain of these matters may also involve potentially significant risk of loss due to the possibility of significant jury awards and settlements, punitive damages, or other penalties. These matters could be highly complex and seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from them, and developments in these matters could have a material adverse effect on our financial condition or results of operations.

Risks Related to Financial and Accounting Matters

We will incur significant increased costs and management resources as a result of operating as a public company.

As a public company, we will be subject to the information and reporting requirements of the Securities Act, the Exchange Act, and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act and the Dodd-Frank Act. In addition, the NYSE listing requirements and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, as a public company we are required to:

•        maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•        maintain policies relating to disclosure controls and procedures;

•        prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•        institute a more comprehensive compliance function, including with respect to corporate governance; and

•        involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements, and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls, and other finance personnel, and will involve a material increase in regulatory, legal, and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors. We expect a substantial increase in legal, accounting, insurance, and certain other expenses incurred to comply with these additional regulatory and other requirements in the future, which will negatively impact our business, results of operations, and financial condition.

Changes in accounting principles and financial reporting requirements could impact our consolidated results of operations and financial condition.

Our financial statements are prepared in accordance with GAAP, which are periodically revised. Changes in accounting principles and financial reporting requirements could significantly impact our consolidated results of operations and financial condition. From time to time, we are required to adopt new or revised accounting standards issued by FASB, which may require us to modify our accounting policies, procedures, and systems. These changes could result in significant variations in our reported financial results and may affect our financial condition. See Note 2, “Significant Accounting Policies,” to our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for a discussion of any accounting developments that have been issued but not yet implemented.

We could be subject to additional tax liabilities.

We are subject to U.S. federal, state, and local income taxes, sales, and other taxes in the United States. Significant judgment is required in evaluating our tax positions, and the ultimate tax outcome may be uncertain. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, and changes in the valuation of deferred tax assets and liabilities. In addition, our future income tax obligations could be adversely affected by changes in, or interpretations of, tax laws in the United States. Tax authorities may disagree with our calculation of R&D tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes, interest, or penalties. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes and we believe that our financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. If tax authorities change applicable tax laws, our overall taxes could increase, and our financial condition or results of operations may be adversely impacted.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in the market price of our stock.

We prepare our consolidated financial statements in accordance with GAAP. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources. If our assumptions change or actual circumstances differ from those in our assumptions, our results could differ from these estimates, which could materially affect our consolidated financial statements. This could cause our results of operations to fall below expectations of securities analysts and investors, and result in a decline in the market price of our common stock. Future changes in accounting standards or accounting guidance generally could also have an adverse impact on our results of operations and financial condition. Further, the design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations.

We are exposed to the risk of failure by banks where we hold uninsured deposits exceeding FDIC limits.

We currently maintain cash deposits at JPMorgan Chase Bank, N.A., with balances that often exceed the $250,000 per-depositor limit insured by the FDIC. Any failure of a bank where we hold deposits above this insured threshold could result in the loss of uninsured funds, leading to financial losses, liquidity constraints, and operational disruptions. For example, in early 2023, substantially all of our cash and cash equivalents were held in accounts with Silicon Valley Bank (“SVB”) at the time it was closed by state regulators, and the FDIC was appointed as its receiver. As a result, we were unable to access funds needed for working capital and operating expenses during the suspension of SVB’s banking services. While the FDIC eventually created a successor bridge bank for SVB and all of our funds held at SVB were subsequently transferred to the bridge bank under a systemic risk exception approved by the U.S. Treasury, the Federal Reserve and the FDIC, there can be no guarantee that we would be able to recover our uninsured deposits from any other banking institution with which we hold funds if such institution were to fail.

Economic instability, financial market volatility, or stress in the banking sector could increase the likelihood of bank failures. If a bank holding our uninsured deposits fails and we are unable to recover those funds, it could materially and adversely affect our financial condition, liquidity, results of operations, and ability to execute our business strategy.

Risks Relating to our Indebtedness

We have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business.

As of June 30, 2025, we had total consolidated debt outstanding with a principal balance of $294.0 million and, as of the date of this prospectus, we had total consolidated debt outstanding of with a principal balance of $264.0 million. Our outstanding debt was incurred under our 2025 Amended and Restated Credit Agreement and is collateralized by substantially all of our assets. For the six months ended June 30, 2025 and 2024, we had debt servicing costs of $8.3 million and $10.6 million, respectively, all of which were attributable to interest expense. The level of debt we have outstanding during any period could adversely affect our financial flexibility. We also bear risk at the time our debt matures and related to the floating nature of the interest rate on our debt. Our ability to make interest and principal payments, to refinance our debt obligations, and to fund any planned capital expenditures will depend on our ability to generate cash from operations. Our ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control, such as an environment of rising interest rates. The need to service our indebtedness will also reduce our ability to use cash for other purposes, including working capital, dividends to stockholders, acquisitions, capital expenditures, share repurchases, and general corporate purposes. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity, or reducing or delaying capital expenditures, strategic acquisitions, and investments, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on favorable terms, or at all. We may not be able to refinance any of our indebtedness on favorable terms, or at all.

The 2025 Amended and Restated Credit Agreement governing our debt contains covenants that, among other things, restrict our ability to make certain restricted payments, incur additional debt, engage in certain asset sales, mergers, acquisitions, or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business, or make investments, and require us to comply with certain financial covenants. The restrictions in the 2025 Amended and Restated Credit Agreement governing our debt may prevent us from taking actions that we believe would be in the best interest of our business and our stockholders and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional or more restrictive covenants that could affect our financial and operational flexibility, including our ability to pay dividends. We cannot make any assurances that we will be able to refinance our debt or obtain additional financing on terms acceptable to us, or at all. A failure to comply with the restrictions under the 2025 Amended and Restated Credit Agreement could result in a default under the financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as sales of assets, sales of equity, or negotiations to restructure the debt. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition, and results of operations.

We may seek additional debt financing in the future, which may not be available or may be available only on unfavorable terms.

We may need to raise additional funds through debt financings or access funds through existing or new credit facilities. Any debt financing or refinancing, if available at all, may be on terms that are not favorable to us. Our access to additional funds under the 2025 Amended and Restated Credit Agreement is dependent on the ability of the banks that are parties to 2025 Amended and Restated Credit Agreement to meet their funding commitments. If we cannot obtain adequate capital or sources of credit on favorable terms, or at all, our business, results of operations, and financial condition could be adversely affected.

Our business, and therefore our results of operations and financial condition, may be adversely affected by further changes in the U.S.-based credit markets.

We utilize the credit markets to finance our operations and support our growth initiatives. For example, in 2023, we undertook a recapitalization that significantly increased our debt levels, in June 2024, we refinanced our long-term debt, and in April 2025, we undertook another recapitalization through our entry into the 2025 Amended and Restated Credit Agreement that further increased our debt levels. These transactions were dependent on favorable credit market conditions. If the credit markets were to deteriorate, it could become more difficult or expensive for us to obtain financing on favorable terms. This could limit our ability to invest in technology, expand our operations, or pursue strategic initiatives, thereby impacting our growth and profitability. Tightening conditions in the credit markets could adversely affect the availability and terms of future borrowings or renewals or refinancing.

Risks Relating to our Organizational Structure

The concentration of our share ownership with those stockholders who held our stock prior to this offering, including our executive officers, directors, and holders of more than 5% of our capital stock, may limit your ability to influence corporate matters.

Following this offering, stockholders who held our stock prior to this offering, including our executive officers, directors, and holders of more than 5% of our capital stock, will continue to beneficially own at least 84.7% of our outstanding common stock, including 96.5% of the voting power of our outstanding common stock. As a result, stockholders who held our stock prior to this offering will control all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter, or prevent acts that would be favored by our other stockholders. The interests of stockholders who held our stock prior to this offering may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing, or deterring a change in control of our company. Also, stockholders who held our stock prior to this offering may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our Class A common stock could decline or stockholders might not receive a premium over the then-current market price of our Class A common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our Class A common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal and Selling Stockholders” and “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws — Delaware Anti-Takeover Statute.”

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.

Upon completion of this offering, we will be a “controlled company” as defined under the NYSE corporate governance rules. A “controlled company” is one in which more than 50% of the voting power is held by a single entity or a group of entities acting together. As a result, we will qualify for, and may choose to rely on, exemptions from certain corporate governance requirements, including:

•        Independent Board Requirements: We may not be required to have a majority of independent directors on our board of directors.

•        Independent Committees: We may be exempt from requirements to have fully independent nominating and corporate governance committees, or fully independent compensation committees.

•        Governance Oversight: The exemptions may reduce the level of oversight typically provided by independent directors over management decisions, executive compensation, and director nominations.

While we believe that our governance structure and the composition of our board of directors will serve the best interests of Neptune and its stockholders, reliance on these exemptions means that minority stockholders may have limited influence over corporate governance matters. This could result in decisions that favor the interests of our controlling stockholder(s) at the expense of other stockholders.

The implications of being a controlled company could materially and adversely affect the perception of our corporate governance practices, stockholder confidence, and the market value of our common stock.

We are a holding company, and our only material asset is our equity interest in Neptune Flood. As a result, we depend on the ability of our subsidiaries to pay dividends and make other payments and distributions to us in order to meet our obligations.

Neptune Holdings was incorporated in Delaware on March 20, 2025, to implement a holding company organizational structure for Neptune Flood. Neptune Holdings currently has no material assets other than ownership of the outstanding equity of Neptune Flood. As such, Neptune Holdings has no independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the results of operations and cash flows of Neptune Flood and its subsidiaries. Its direct and indirect subsidiaries may not generate sufficient cash flow to distribute funds to Neptune Holdings and applicable law and contractual restrictions, such as negative covenants in any debt instruments, such as the 2025 Amended and Restated Credit Agreement, may not permit such distributions. In addition, in the event that the board of directors and stockholders of Neptune Holdings were to approve a sale of all of the equity in its direct or indirect subsidiaries, your shares of Class A common stock would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

Risks Relating to Ownership of our Common Stock

Our failure to maintain proper and effective internal control over financial reporting could result in material weaknesses, impact investor confidence in us, and adversely affect the value of our common stock.

As a public company, we will be required to design, implement, and maintain internal control over financial reporting to comply with the requirements of the Sarbanes-Oxley Act, including Section 404. This process requires us to document and test our internal control procedures, remediate any deficiencies identified, and undergo an annual audit of these controls by our independent registered public accounting firm.

Developing and maintaining proper and effective internal controls may involve substantial costs, significant management time and resources, and potential disruption to our financial reporting processes. We may encounter challenges in completing our assessment of internal control over financial reporting in a timely manner, or we may identify material weaknesses or significant deficiencies that require remediation.

If we fail to maintain adequate internal controls or if our auditors identify material weaknesses, it could result in:

•        Inaccurate Financial Reporting: Ineffective internal controls could lead to errors or inaccuracies in our financial statements, potentially requiring restatements or impairing investor confidence.

•        Regulatory Noncompliance: Failure to comply with Section 404 could result in regulatory scrutiny, fines, or penalties, further impacting our business and reputation.

•        Loss of Investor Confidence: Material weaknesses or perceived weaknesses in our internal controls may reduce investor confidence in our financial reporting, adversely affecting the market price of our common stock.

•        Operational Disruptions: Addressing control deficiencies could divert management’s attention and resources from other strategic priorities, negatively impacting our operations and growth.

Ensuring compliance with Section 404 of the Sarbanes-Oxley Act is critical to maintaining the integrity of our financial reporting and investor confidence. Any failure to establish or maintain effective internal controls could materially and adversely affect our business, financial condition, and the value of our common stock.

There is no existing market for our common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our common stock, and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer; this will limit or preclude your ability to influence corporate matters.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are offering in our initial public offering, has one vote per share. Our Chief Executive Officer and Chairman of our board of directors, Mr. Burgess, will beneficially own all of our outstanding shares of Class B common stock, constituting approximately 82.1% of the voting power of our outstanding capital stock following our initial public offering, assuming no exercise of Mr. Burgess’s rights under the Class B Equity Exchange Agreement, and approximately 84.5% of the voting power assuming Mr. Burgess exercises his rights under the Class B Equity Exchange Agreement with respect to all equity awards subject to such agreement. Because of the ten-to-one voting ratio between our Class B common stock and Class A common stock, Mr. Burgess will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent approximately at least 9.1% of all outstanding shares of our Class A common stock and Class B common stock. Mr. Burgess may have conflicting interests with holders of shares of our Class A common stock. Mr. Burgess’ concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. For example, during such period of time, Mr. Burgess will have significant influence with respect to our management, business plans, and policies, including the appointment and removal of our officers, decisions on whether to raise future capital, and whether to amend our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as Mr. Burgess continues to own a significant percentage of our common stock, Mr. Burgess will be able to cause or prevent a change of control of Neptune or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock.

The Class B common stock will automatically convert into Class A common stock upon the occurrence of certain events described in “Description of Capital Stock — Class A Common Stock and Class B Common Stock — Conversion.” The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of the remaining outstanding shares of Class B common stock. For a description of the dual class structure, see “Description of Capital Stock — Class A Common Stock and Class B Common Stock.”

Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

•        establish a classified board of directors so that not all members of our board of directors are elected at one time;

•        permit only the board of directors to establish the number of directors and fill vacancies on the board;

•        provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•        following the Voting Threshold Date, require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;

•        authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•        prohibit cumulative voting;

•        following the Voting Threshold Date, provide that our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

•        provide that only the chairperson of our board of directors, the chief executive officer, or our board of directors acting pursuant to a resolution adopted by a majority of the whole board of directors will be authorized to call a special meeting of stockholders; and

•        establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These and other provisions in our amended and restated certificate of incorporation, our amended and restated bylaws, and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including actions to delay or impede a merger, tender offer, or proxy contest involving Neptune. The existence of these provisions could negatively affect the price of our Class A common stock and limit opportunities for you to realize value in a corporate transaction.

In addition, until the Voting Threshold Date, we have opted out of Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. See “Description of Capital Stock” for more information.

Our certificate of incorporation will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the U.S. as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation, as will be in effect upon the consummation of this offering, will provide that the Court of Chancery of the State of Delaware is the exclusive forum (or, if, and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if, and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf, any action asserting a breach of a fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, any action, suit, or proceeding as to which the DGCL confers jurisdiction, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, given the provision in Section 22 of the Securities Act for concurrent jurisdiction by federal and state courts, there is uncertainty as to whether a court would enforce this forum selection provision with respect to claims arising under the Securities Act.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, who are particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions, and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.

Upon the consummation of this offering, we will have 94,600,000 shares of Class A common stock outstanding (including if the underwriters exercise their option to purchase additional shares of Class A common stock in full), excluding 13,080,678 shares of Class A common stock issuable upon exercise of outstanding equity awards (including the IPO Grants and after giving effect to the termination of the Pre-IPO Terminated Options). Of these shares, the 18,421,053 Class A shares sold in this offering (or 21,184,210 Class A shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) will be freely tradable without further restriction or registration under the Securities Act.

Upon the completion of this offering, the 43,435,000 shares of Class B common stock and the remaining 76,178,947 outstanding shares of Class A common stock (or 73,415,790 outstanding shares of Class A common stock, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) will be deemed “restricted securities,” as that term is defined under Rule 144 of the Securities Act. Immediately following the consummation of this offering, certain holders of these remaining shares of our common stock will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period, subject to certain customary exceptions. See “Shares Eligible for Future Sale.” If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Class A common stock could decline substantially.

Our cornerstone investors may elect not to actively trade their shares or liquidate their investment, which could reduce the available public float for our shares of Class A common stock.

The cornerstone investors have, severally and not jointly, indicated interest in purchasing up to an aggregate of $75 million in shares of our Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. If the cornerstone investors are allocated all or a portion of the shares they have indicated an interest in purchasing in this offering, or more, and purchase any such shares, the cornerstone investors may elect not to actively trade their shares or liquidate their investment and to hold such shares long-term. If the cornerstone investors acquire shares and elect not to sell the shares acquired by them, this could reduce the available public float for our shares of Class A common stock and adversely affect the trading volume of our Class A common stock.

New investors in our Class A common stock will suffer immediate and substantial dilution in the book value of the shares purchased in this offering.

The initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Based on our pro forma net tangible book value as of June 30, 2025, if you purchase our Class A common stock in this offering at the initial public offering price set forth on the cover page of this prospectus, you will suffer immediate dilution in net tangible book value per share of $21.14 per share. See “Dilution.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, as well as the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few or no securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Class A common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our amended and restated certificate of incorporation, as will be in effect upon the consummation of this offering, will authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations, and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

For as long as we are an EGC, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies, which may make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an EGC, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

•        not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•        exemptions from Say-on-Pay and stockholder approval of any golden parachute payments not previously approved.

Our status as an EGC will end as soon as any of the following takes place:

•        the last day of the fiscal year in which we have more than $1.235 billion in annual revenues;

•        the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•        the date on which we have issued, in any three-year period, more than $1.00 billion in non-convertible debt securities; or

•        the end of the fiscal year following the fifth anniversary of our initial public offering date.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

While we have paid dividends in the past, we do not currently intend to pay any cash dividends after the offering or for the foreseeable future. We expect to retain future earnings, if any, to repay debt and to fund the development and growth of our business. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•        our ability to protect and enforce our intellectual property;

•        our ability to effectively manage and sustain our rapid growth, which may place significant demands on our resources, systems and personnel;

•        adverse NFIP developments that create challenges for private insurers;

•        the impact of slower housing market activity, especially in areas needing flood coverage, due to various general economic and other factors;

•        our ability to attract and retain talent, including highly skilled engineers, data scientists, and other technical professionals;

•        our reliance on third parties for critical functions such as processing policyholder payments and mailing policy documents and notices;

•        the highly competitive industry in which we operate;

•        our reliance on the accuracy and performance of our AI-powered Triton platform, for underwriting and data modeling;

•        developments and projections relating to advancements in AI, our competitors, and our industry;

•        our ability to successfully launch additional products or expand our product offerings, including into new domestic and international markets;

•        our ability to apply technology effectively in driving value for our policyholders through technology-based solutions;

•        the impact of current and future laws and regulations, especially those related to insurance regulations;

•        potential cybersecurity risks with respect to our or our vendors’ information processing systems;

•        the development of a market for our common stock; and

•        other risks and uncertainties, including those listed under the caption “Risk Factors.”

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. The forward-looking statements included in this prospectus are made only as of the date hereof. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders in this offering (including any proceeds from the sale of our Class A common stock that such selling stockholders may sell pursuant to the underwriters’ option to purchase additional shares of our Class A common stock). The selling stockholders will receive all of the proceeds from the sale of shares of our Class A common stock by such selling stockholders. The selling stockholders have agreed to reimburse us for certain of our expenses relating to this offering, in an aggregate amount not to exceed 2% of the gross proceeds of this offering to be received by the selling stockholders.

DIVIDEND POLICY

While we have paid dividends in the past, we do not currently intend to pay any cash dividends after this offering and we currently expect to retain any future earnings, if any, to repay debt and to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, earnings, current and anticipated liquidity and capital requirements, plans for expansion, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by Delaware law, general business conditions, and other factors that our board of directors may deem relevant in making such a determination. See “Risk Factors — Risks Related to Ownership of Our Common Stock — We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025, on:

•        an actual basis; and

•        an as adjusted basis for us to reflect (i) the 10-for-1 stock split of our capital stock that was effected on September 9, 2025; (ii) the automatic conversion of all 41,850,000 shares of our convertible preferred stock outstanding as of June 30, 2025, into an aggregate of 41,850,000 shares of our common stock; (iii) the authorization of our Class A common stock and Class B common stock and the reclassification of all 135,200,000 shares of our common stock (including shares of our common stock issued upon the automatic conversion of our outstanding convertible preferred stock) outstanding as of June 30, 2025, into 135,200,000 shares of our Class A common stock; (iv) the occurrence of the Class B Stock Exchange as of the Effective Time, resulting in the exchange of 43,435,000 shares of our Class A common stock for 43,435,000 shares of Class B common stock, as if such exchange had occurred on June 30, 2025; and (v) the filing and effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws immediately prior to the completion of this offering.

The selling stockholders are selling all of the shares of Class A common stock to be sold in this offering. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders, including any proceeds from the sale of shares of Class A common stock that such selling stockholders may sell pursuant to the underwriters’ option to purchase additional Class A common stock.

The selling stockholders have agreed to reimburse us for certain of our expenses relating to this offering, in an aggregate amount not to exceed 2% of the gross proceeds of this offering to be received by the selling stockholders. The expenses of the offering, not including the underwriting discount, are estimated at $8.5 million. Assuming an initial public offering price of $19.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, up to $7.0 million of such expenses (or $8.05 million, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) would be reimbursable by the selling stockholders, and the expenses of the offering payable by us would be estimated at $1.5 million (or $0.5 million, if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

You should read this information together with our audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes appearing elsewhere in this prospectus and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2025
(In thousands, except per share data)	Actual	As Adjusted
Cash and cash equivalents(1)	$11,697	$11,697
Debt(2)	292,399	292,399
Convertible preferred stock, $0.00001 par value per share, 41,850,000 shares authorized, 41,850,000 issued and outstanding, actual; no shares authorized, issued and outstanding, as adjusted	247,322	—
Stockholders’ equity (deficit):
Common stock, $0.00001 par value, 154,300,000 shares authorized; 93,350,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, as adjusted	1	—
Class A common stock, $0.00001 par value per share, no shares authorized, issued and outstanding, actual; 428,422,036 shares authorized, 91,765,000 shares issued and outstanding, as adjusted	—	1
Class B common stock, $0.00001 par value per share, no shares authorized, issued and outstanding, actual; 51,577,964 shares authorized, 43,435,000 shares issued and outstanding, as adjusted	—	—
Accumulated deficit	(526,616)	(526,616)
Additional paid-in capital	524	247,846
Total stockholders’ deficit	(526,091)	(278,769)
Total capitalization	$13,630	$13,630

____________

(1)      As adjusted cash and cash equivalents does not reflect reimbursement by the selling stockholders of any portion of the $3,473 in expenses related to this offering that we incurred and paid prior to June 30, 2025, or any other expenses relating to this offering incurred and paid, or expected to be incurred and paid, by us after June 30, 2025, or the reimbursement of any portion thereof by the selling stockholders.

(2)      As adjusted debt, does not reflect our pre-payment of $30,000 of our outstanding term loan balance after June 30, 2025, using proceeds from the early exercise of unvested stock options by existing option holders and cash generated from our operations.

The number of shares of our Class A common stock and Class B common stock issued and outstanding in the table above does not include the following shares:

•        17,352,000 shares of our Class A common stock issuable upon the exercise of stock options granted under our Pre-IPO 2025 Plan and outstanding as of June 30, 2025, consisting of:

•        5,784,000 shares of our Class A common stock issuable upon the exercise of Pre-IPO Terminated Options outstanding as of June 30, 2025, of which any options then outstanding will terminate upon the consummation of this offering in accordance with their terms; and

•        11,568,000 shares of our Class A common stock issuable upon the exercise of Pre-IPO Liquidity Options and Pre-IPO Time-Based Options outstanding as of June 30, 2025,

in each case, with a weighted average exercise price of $5.495 per share;

•        288,000 shares of our Class A common stock that were reserved for future issuance under our Pre-IPO 2025 Plan as of June 30, 2025, all of which are subject to stock options that were issued under our Pre-IPO 2025 Plan subsequent to June 30, 2025;

•        6,123,333 shares of our Class A common stock reserved for future issuance under our 2025 Plan, consisting of:

•        4,155,678 shares of our Class A common stock to be issued in respect of the IPO Grants to be made thereunder, contingent upon the 2025 Plan becoming effective in connection with this offering and the filing of a Form S-8 to register the shares subject to our 2025 Plan, and

•        1,967,655 shares of our Class A common stock reserved for future issuance under the 2025 Plan;

•        1,484,444 shares of Class A common stock reserved for future issuance under our ESPP, which will become effective in connection with this offering, as more fully described in “Executive Compensation — Employee Benefit Plans;” and

•        8,142,964 shares of our Class B common stock issuable to Mr. Burgess pursuant to the Class B Equity Exchange Agreement in exchange for (i) 6,160,000 shares of our Class A common stock to be issuable upon the exercise of the portion of the outstanding Pre-IPO Liquidity Options and Pre-IPO Time-Based Options held by Mr. Burgess as of June 30, 2025, and (ii) 1,982,964 shares of Class A common stock issuable upon the vesting and settlement of the portion of the IPO Grants described above that are expected to be made to Mr. Burgess in connection with this offering, as described in more detail elsewhere in this prospectus.

DILUTION

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock in this offering and the as adjusted net tangible book value per share of our Class A common stock immediately after this offering.

As of June 30, 2025, our as adjusted net tangible book value was approximately negative $288.9 million, or negative $2.14 per share of Class A common stock and Class B common stock. Our as adjusted net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our Class A common stock and Class B common stock outstanding as of June 30, 2025, after giving effect to (i) the 10-for-1 stock split of our capital stock that was effected on September 9, 2025, (ii) the automatic conversion of all 41,850,000 shares of our convertible preferred stock outstanding as of June 30, 2025, into an aggregate of 41,850,000 shares of our common stock, (iii) the authorization of our Class A common stock and Class B common stock and the reclassification of all 135,200,000 shares of our common stock (including shares of our common stock issued upon the automatic conversion of our outstanding convertible preferred stock) outstanding as of June 30, 2025, into 135,200,000 shares of our Class A common stock; (iv) the occurrence of the Class B Stock Exchange as of the Effective Time, resulting in the exchange of 43,435,000 shares of our Class A common stock for an equal number of shares of Class B common stock, as if such exchange had occurred on June 30, 2025; and (v) the filing and effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws immediately prior to the completion of this offering.

We will not receive any proceeds from the sale of our Class A common stock offered by the selling stockholders in this offering. The selling stockholders have agreed to reimburse us for certain of our expenses relating to this offering, in an aggregate amount not to exceed 2% of the gross proceeds of this offering to be received by the selling stockholders. See also “Capitalization.” Consequently, this offering will not result in any change to our net tangible book value per share, prior to giving effect to the payment of estimated fees and expenses in connection with this offering that are not reimbursed by the selling stockholders and the automatic conversion of our outstanding convertible preferred stock. Purchasing shares of Class A common stock in this offering will result in net tangible book value dilution to new investors of $21.14 per share. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share	$19.00
As adjusted net tangible book value per share after this offering	(2.14)
Dilution in per share to new investors in this offering	$21.14

The following table summarizes the total consideration paid and the average price paid per share by (1) existing Class A stockholders and Class B stockholders prior to giving effect to this offering, and (2) investors purchasing Class A common stock from the selling stockholders in this offering. This information is presented on an as adjusted basis described above as of June 30, 2025, assuming an initial public offering price of $19.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus):

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	135,200,000	100%	$311,894	47%	$2.31
Investors purchasing shares in this offering(1)	18,421,053	14	350,000	53	19.00
Total	135,200,000	100%	$661,894	100%	$4.31

____________

(1)      The selling stockholders are selling all of the shares of Class A common stock to be sold in this offering and therefore such shares are included in shares purchased by existing stockholders and shares purchased by investors purchasing shares in this offering. This does not give effect to the sale by the selling stockholders of up to an additional 2,763,157 shares of our Class A common to the underwriters pursuant to their over-allotment option to purchase additional shares of our Class A common stock from the selling stockholders.

After giving effect to the sale of shares of Class A common stock in this offering, new investors will hold 18,421,053 shares of Class A common stock, or 19.5%, of the total number of shares of our Class A common stock outstanding after this offering and existing stockholders will hold 80.5% of the total shares of our Class A common stock and 100% of the total shares of our Class B common stock outstanding. If the underwriters exercise their option to purchase additional shares in full, our new investors will hold 21,184,210 shares of Class A common stock, or 22.4%, of the total number of shares of our Class A common stock outstanding after this offering, and existing stockholders will hold 77.6% of the total shares of our Class A common stock and 100% of the total shares of our Class B common stock outstanding upon the completion of this offering. To the extent that any outstanding options to purchase shares of our Class A common stock and Class B common stock are exercised or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and unaudited interim condensed consolidated financial statements and related notes thereto together with the sections entitled “Prospectus Summary — Summary Consolidated Financial Data,” “Risk Factors,” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current plans, expectations, and beliefs and involve numerous risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Overview

Neptune is a leading, high-growth, highly profitable, data-driven MGA that is revolutionizing the way homeowners and businesses protect against the growing risks of flooding. We offer a range of easy-to-purchase residential and commercial insurance products — including primary flood insurance, excess flood insurance, and parametric earthquake insurance — distributed through a nationwide network of agencies. Neptune does not take any balance sheet insurance risk or have claims handling responsibility relating to the policies we sell. We underwrite and administer the issuance of insurance policies on behalf of a diverse panel of insurance and reinsurance companies, whom we refer to as capacity providers, that manage both this risk and the associated claims handling. From day one, we have built our business on a foundation of advanced data science and AI, leveraging proprietary ML algorithms, which has led to superior underwriting results, outsized growth, recurring revenue, and robust margins, including delivering a lifetime written loss ratio of just 24.7% to our capacity providers from our inception through June 30, 2025. In addition, for the year ended December 31, 2024, we achieved 40.6% organic revenue growth, 29.0% net income margin, and 60.4% Adjusted EBITDA margin and for the six months ended June 30, 2025, we achieved 32.3% organic revenue growth, 30.2% net income margin, and 59.3% Adjusted EBITDA margin.

Technology and data science are the foundation of Neptune’s business model, driving our three core pillars:

•        Our Underwriting Engine:    Our entirely digital underwriting engine, Triton, uses advanced technology, including proprietary AI and ML models, without any human underwriters, to assess risk with speed and precision. Powered by predictive analytics and loss estimation, Triton has enabled our policies to consistently outperform the NFIP in written loss ratio despite 21 landfall hurricanes — including four of the ten largest flood events in U.S. history — taking place since Neptune’s founding.

•        Our Risk Relationships:    Our risk relationships are built on performance and trust, and we currently have 33 capacity providers, including 26 reinsurance providers, backing 7 distinct insurance programs to help minimize concentration risk while delivering consistent returns. In turn, the accuracy of our risk assessment and our precision pricing have delivered hundreds of millions of dollars of underwriting profit for our capacity providers since inception, leading to high rates of capacity renewals and increases in committed capacity.

•        Our Distribution:    Our distribution strategy is primarily focused on deep partnerships across agencies with tens of thousands of agents who benefit from the ease-of-use of our automated underwriting platform, seamless API integrations, instantaneous bindable quotes and proprietary Agent Portal. We believe this is a meaningful departure from industry norms and makes our approach to distribution attractive to the agents we work with.

The three pillars above interlock, creating a powerful and reinforcing loop. Unlike traditional insurance underwriting that historically relied on humans, static models, and infrequent adjustments, we leverage an iterative approach that allows us to consistently and rapidly integrate new data and models into our underwriting engine, thereby refining our processes and adapting to evolving market and environmental conditions. As our models constantly evolve and improve, they are able to deliver superior results that minimize losses for our capacity providers, which in turn grant us additional underwriting capacity. With more capacity available, we can offer coverages our policyholders want, enhancing the ability for our agency partners to easily sell policies while expanding our distribution and reach. The resulting increase in quoted and bound policies provides us with access to more data, enhancing the predictive capabilities of our underlying models.

We operate as an MGA, with a highly attractive, recurring, fee-based revenue model derived from two primary sources: commissions paid by capacity providers, and fees paid by policyholders. Commissions are calculated as a negotiated percentage of premium for each policy. As of June 30, 2025, our average commission rates have increased by more than 4% since 2018, as capacity providers continue to recognize our superior underwriting performance. Given our high retention rates to date, we believe that we have a high degree of visibility into our future revenue streams. For example, for the six-month period ended June 30, 2025, our eligible policy and premium retention rates at renewal were 85.8% and 98.9%, respectively.

We are organized as a single operating and reportable segment.

Factors Affecting Our Results of Operations

Our financial results and operating performance are influenced by a number of macroeconomic, industry-specific, and company-specific factors, the most significant of which we believe include:

Reliance on Relationships with Capacity Providers, Third-Party Agents and Brokers

We do not bear the balance sheet insurance risk or claims handling responsibility relating to the policies sold and, as a result, our ability to support and service the policies we provide is dependent on the capacity and appetite of our capacity providers to assume flood risk. If we are unable to maintain profitable portfolios for our capacity providers or if our relationship with them is undermined for any reason, capacity providers may be unwilling to provide insurance capacity to us, or our insurance carriers may seek to amend our agreements with them. This could happen for various reasons, including for competitive or regulatory reasons, because of an insurance carrier’s reluctance to distribute their products through our platform, because they decide to rely on their own internal flood insurance providers or products or elect not to insure or reinsure flood risk generally, or because they decide not to distribute insurance products in individual markets in certain geographies or altogether. Additionally, conditions in the broader insurance and reinsurance markets may influence the ability or willingness of our capacity providers to underwrite flood insurance risk and in turn impact the capacity we receive or the commissions and other terms we are able to negotiate with our capacity providers. For example, in 2023, significant insured losses and increasing demand for reinsurance led the property catastrophe reinsurance market to experience price increases, heightened “attachment points” where primary insurers became responsible for a greater portion of initial losses before reinsurance coverage became available to them, and stricter terms and conditions for reinsurance coverage. These changes were driven by factors such as significant insured losses and increased demand for reinsurance, leading to fewer participants in the property catastrophe reinsurance market. Although this development did not impact the underwriting capacity we were able to secure from our capacity providers in the flood insurance market, industry-wide constraints could limit our growth in the future if capacity providers elect to exit the flood insurance market, limit the capacity they provide or become more selective in providing insurance or reinsurance coverage. See “Risk Factors — An overall decline in the housing market or general economic conditions could have a material adverse effect on the financial condition and results of operations of our business.” Our results benefit from stable, long-term relationships with our capacity providers — currently, we place our policies through a panel of highly rated insurers and reinsurers who have committed significant capital to our program. If we are not able to effectively manage our relationships with our key capacity providers, if one of our key capacity providers were to reduce its desired exposure or if reinsurance costs spike dramatically or we were to otherwise lose one or more of our key capacity providers or were to experience a significant reduction in such provider’s capacity, it might require us to shift business to alternative capacity providers, if any are available, or potentially accept lower commission rates to maintain coverage availability or might otherwise materially and adversely impact our business, financial condition, results of operations, growth potential, reputation in the market, and our ability to sustain our business. See “Risk Factors — Our business may be harmed if one or more of our relationships with capacity providers are terminated or are reduced, if we fail to maintain good relationships with such capacity providers, if we become dependent upon a limited number of capacity providers, or if we fail to develop new capacity provider relationships.” We mitigate this risk by diversifying our capacity provider panel and through our ability to continually demonstrate profitable results through our data-driven underwriting. In addition, we have expanded our panel of capacity providers from 2 capacity providers as of December 31, 2018, to 33 capacity providers as of June 30, 2025.

Additionally, our ability to distribute the policies we offer is dependent on our distribution model, which relies on third-party agents and brokers. Our insurance agent and broker partners drive over 96% of our policy sales, supported by our in-house sales team and technology integrations. This distribution model exposes us to meaningful third-party risks. Any failure by our agents and brokers to consistently promote our products or the loss of any key agent or broker relationships could adversely affect our business. See “Risk Factors — Our distribution model depends on third-party agents and brokers, and any failure by those agents and brokers to consistently promote our products or the loss of any key agent or broker relationships could adversely affect our business.” We mitigate this risk by diversifying the third-party agents and brokers that we use in our distribution model.

Impact of Climate and Catastrophic Events on Demand for Flood Insurance

Our growth and success are dependent on homeowners continuing to purchase flood insurance from us, in turn increasing the revenue we generate from commissions and policy fees. Increasing high-profile flood events, including Hurricane Ida (2021), Hurricane Ian (2022), Hurricane Helene (2024), and Hurricane Milton (2024), tend to raise consumer awareness and demand for flood insurance, potentially increasing our policy sales and, as a result, our commissions and fees in subsequent periods. Increases in flood risk, or the perception of increases in flood risk, in areas believed to have lower flood risk today (e.g., non-coastal regions that have not historically been considered to be flood-prone) could also increase demand for flood insurance in those areas. Alternatively, significant increases in insured losses due to increasing frequency and intensity of storms could result in additional governmental regulation aimed at mitigating the impact of natural disasters, including stricter building codes or incentives for risk mitigation measures, that could change the dynamics of the housing markets in which we provide flood insurance or incentives for homeowners to seek private flood insurance coverage, or could cause our capacity providers to exit from, or reduce their exposure to, significant flood events and other natural disasters. In contrast, slower than expected hurricane seasons can limit demand for new flood insurance policies, potentially decreasing our policy sales and, as a result, our commissions and fees and revenues in subsequent periods. However, slower than expected storm seasons are also likely to result in lower insured losses experienced by our capacity providers, which would allow us to deliver further improved written loss ratios for our capacity providers. See also “— Reliance on Capacity Relationships.”

Economic Environment Impact on Demand for Flood Insurance

Macroeconomic conditions that affect the housing market influence our policy sales. Many flood insurance purchases are driven by mortgage requirements (e.g., homeowners with a government backed mortgage in FEMA designated High-Risk flood zones are required to obtain flood insurance coverage). As a result, a high volume of home sales or new housing starts in coastal and flood-prone areas can lead to more policies written by Neptune. If rising interest rates, economic downturns, or a persistent inflationary environment slow home purchase or construction activity, particularly in areas where flood coverage is required, the growth of our new policy sales could slow. Conversely, lower home sales may lead to fewer mid-term cancellations as policy holders stay in their current home longer and could result in a positive impact to renewal rates. We also monitor property value inflation and construction cost trends, as these can increase insured values and premiums (and, thereby, our commission income) on existing policies at renewal. Alternatively, if homeowners experience higher prices generally, whether due to inflationary pressure, tariffs, or other macroeconomic factors, it may lead to a decrease in our renewal acceptance rates as homeowners seek lower cost alternatives, such as the NFIP, or elect not to maintain flood insurance in areas where it is not federally required. See “Risk Factors — Risks Relating to our Business and Industry — An overall decline in the housing market or general economic conditions could have a material adverse effect on the financial condition and results of operations of our business.”

Seasonality of Our Business

Our business is seasonal as hurricanes typically occur during the period from June 1 through November 30 each year. Hurricane season drives sales awareness of the need for flood insurance. This has historically resulted in an increase in total sales in our second and third quarters of each fiscal year, as compared to the first and fourth quarters.

Competition from the National Flood Insurance Program and Private Market (Including New Entrants)

The flood insurance market is dominated by the U.S. government’s NFIP, which historically has provided the vast majority of flood insurance policies for American properties. Changes in NFIP policies or pricing can affect our growth. For instance, the implementation of NFIP’s Risk Rating 2.0, a new pricing methodology, and regular premium increases may drive price-sensitive policyholders to seek private alternatives like Neptune. Additionally, periodic lapses or uncertainties in the NFIP’s federal authorization could boost demand for private flood insurance. Conversely, if the NFIP were to reduce rates or expand coverage limits, it could potentially attract policyholders back to the NFIP program and away from private alternatives like Neptune. We also face competition from other private insurers and MGAs in the flood market. Increased competition in the private flood insurance market could put pressure on, and require us to increase, the commission rates we pay to agents that distribute our products or require higher marketing spend in order for us to maintain market share.

Underwriting Profitable Portfolios

We rely on our capacity providers to provide insurance capacity and to assume the associated balance sheet insurance risk of the flood insurance policies we sell to policyholders. While higher claims frequency or severity bears no direct risk to our financial results, given we do not bear the insurance risk associated with claims, if incurred losses exceed any capacity partner’s loss tolerance, we face the risk of their reduction or withdrawal as a risk-taking partner to Neptune and as a result may need to seek additional capacity from other capacity providers, or new capacity providers, in order to support our continued growth. See “Risk Factors — Risks Relating to our Business and Industry — Our business may be harmed if one or more of our relationships with capacity providers are terminated or are reduced, if we fail to maintain good relationships with such capacity providers, if we become dependent upon a limited number of capacity providers, or if we fail to develop new capacity provider relationships.” Historically, we have been able to produce portfolios that perform exceptionally well for our capacity providers, and we believe our investments into our Triton system will help deliver continued outperformance versus our peers. If we continue to outperform through large scale flood events, this could lead to increased access to insurance capacity or improvement in ceding commissions, which could positively impact our economics and ability to grow.

Investments in Technology

Our success is due in large part to our data science-driven approach to our underwriting technology platform. Our results of operations are favorably impacted by automation in policy quoting, binding, and administration, which allows us to handle a growing book of business with relatively low incremental operating expense. Continued investment in our platform, including the integration of our recently acquired data science capabilities, is important to maintain the efficiency edge we see as a key competitive advantage. However, these investments also lead to higher amortization expense over time as we capitalize software development costs. We expect to continue balancing operating expense growth with revenue growth, and periods of heavy investment in technology or hiring (for example, adding staff in finance and compliance to support being a public company) can increase our cost base.

Regulatory Changes

We operate in a highly regulated industry, subject to regulatory oversight in the 50 states and Washington, D.C., where we are qualified to do business, and regulatory factors at the federal and state level may impact our ability to sell insurance policies. This extensive regulatory framework governs consumer protections and data security, exposing our business to significant litigation and compliance risks. See “Risk Factors — Risks Relating to Regulatory and Legal Matters — The insurance business is extensively regulated, and changes in regulation may reduce our profitability and limit our growth.” In addition, as an MGA, we are subject to licensing requirements and must maintain insurance licenses in each of the jurisdictions in which we operate. These licenses are subject to periodic renewal and compliance with jurisdiction-specific regulations, including recordkeeping, tax reporting, and E&S lines filing requirements. Any failure to meet these obligations could result in fines, penalties, or suspension of our licenses, which would impair our ability to operate in affected jurisdictions. We must also verify that our sub-producers maintain required licenses and comply with the conditions of our delegated binding authorities. Failure to monitor and verify the licensing status of our sub-producers could result in the termination of carrier binding authorities and/or increased regulatory risk. See “Risk Factors — Risks Relating to Regulatory and Legal Matters — Compliance with insurance licensing requirements for MGAs and E&S lines agencies and individual producers is critical to our operations, and any failure to maintain required licenses could disrupt our business” and “Risk Factors — Risks Relating to Regulatory and Legal Matters — Regulatory and licensing requirement changes could disrupt operations or increase compliance costs and restrict our ability to conduct our business.”

Regulatory changes at the federal and state levels, including those affecting floodplain mapping, risk assessment standards, and lender requirements, could also create uncertainty for private insurers like Neptune. For example, changes to FEMA’s flood zone designations or its risk rating methodologies could affect how we evaluate and price flood risk, necessitating costly updates to our proprietary technology. Additionally, prolonged regulatory uncertainty could discourage banks or other lenders from accepting private flood insurance policies, further limiting market growth. However, regulatory changes can also have a positive impact on our business. For example, state insurance regulations related to the placement of E&S policies can influence our ability to sell private flood products within a particular state and, in 2021, Florida removed the requirement for insurance agents to complete a diligent search of the admitted market prior to placing personal lines flood insurance policies with surplus lines insurers. This change simplified the sales process for agents distributing our products by no longer requiring them to seek admitted insurance options before completing a Neptune sale. Although recent updates to state insurance regulations have generally supported the growth of the private flood insurance market, there can be no assurance that future federal or state regulatory changes would be similarly favorable. Any unfavorable changes could materially restrict our ability to place private flood insurance policies and could have a material adverse effect on our business, results of operations, and/or financial condition. We closely monitor policymaking efforts that may expand or inhibit the further development of the private flood and E&S markets.

Cost of Being a Public Company

To operate as a public company, we will be required to continue to implement changes in certain aspects of our business and develop, manage, and train management level and other employees to comply with on-going public company requirements. We will also incur new expenses as a public company, including those relating to public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees, and expenses associated with any public offering we may engage in from time to time.

Certain Income Statement Line Items

The following is an overview of certain key income statement items, which management believes are important to an understanding of our results of operations in accordance with GAAP.

Revenue

Our revenue is primarily comprised of commission income and fee income, discussed in more detail below.

Commission Income

The largest component of our revenue is commission income, which is derived from the placement of insurance contracts between our insurance carriers and policyholders who acquire our flood insurance policies. Our commissions are established by the carrier agreement between Neptune and the insurance carrier and are calculated as a negotiated percentage of premiums for the underlying insurance contract. Commission rates and terms vary across insurance carriers.

Our main performance obligation under our agreements with our insurance carriers is selecting, pricing, and placing our policyholders’ insurance contracts with our carrier partners. Each underlying insurance contract is a separate and distinct contract between the policyholder and the insurance carrier. We collect the full premium for the policy from our policyholders at inception, then remit that premium, net of the commission owed to us, to the insurance carrier. We recognize commission income at a point in time upon the effective date of the insurance policy we have placed with the insurance carrier, at which point we have satisfied our performance obligation.

Each policyholder’s insurance contract is for a period of one year and can only be canceled by the policyholder prior to expiration for a limited set of reasons, most often in conjunction with the sale of the underlying insured property. Prior to the expiration of the insurance contract, the risk is re-underwritten using the then-current version of Triton. If the risk still qualifies for an insurance contract, we present the policyholder with a renewal offer. For the six months ended June 30, 2025, 86% of the eligible renewal offers presented to policyholders were accepted and the policyholder began a new one-year insurance contract. Upon the effective date of the renewal policy, commission is recognized. As Neptune receives its commission for the full policy year up front, Neptune estimates a cancellation reserve for commissions for those policies that are expected to cancel during the term.

The majority of our commission income is the base commissions on premium described above. Although there is a small component of revenue share commission paid by our reinsurance broker, this additional revenue share commission is similar to the base commissions, in that it is a set percentage of the premium paid by the policyholder.

We also maintain a small internal agency which sells Neptune’s policies to direct inbound policyholders sourced via our website. Along with Neptune’s policies, the internal agency is appointed to sell NFIP policies when a risk does not meet the underwriting criteria for Neptune. We collect the agent commission that is paid by the NFIP for any NFIP policies sold by our internal agency.

Fee Income

In addition to commission income on premium, we earn fee income directly from our policyholders. This fee amount represents the administrative and operational costs associated with Neptune’s issuance of the policy. The fee income is retained 100% by Neptune.

Fees can vary by product type, underlying risk, and location of the insured property. The fee is non-refundable should the policy be canceled due to mid-term home sale or any other type of acceptable mid-term cancelation reason, therefore, fee income is treated as fully earned once a policy has become effective. Similar to the commission income described above, fees are recognized at a point in time upon the effective date of bound insurance coverage, at which point the performance obligation has been met as no performance obligation exists after coverage is bound.

Operating Expenses

Agent Commissions

Agent commission is our largest expense. We pay agent commissions to our distribution partners, such as independent agents, brokers, or referral partners, for bringing business to Neptune. It is a variable cost directly linked to premium placed with our insurance carriers via our distribution partners.

Employee Compensation and Benefits

Employee compensation and benefits consists of salaries, benefits, bonuses, and payroll taxes for our employees, as well as any share-based compensation expense. We expense share-based compensation over the vesting period based on the grant-date fair value of the awards.

General and Administrative

G&A expenses include all other operating costs — e.g., marketing and advertising, technology infrastructure and cloud services, office lease expenses, professional fees (legal, accounting, consulting), licensing and regulatory fees, travel, and other overhead. This category also includes certain one-time costs, such as transaction-related expenses not capitalized. While many G&A costs scale with the size of our business (for example, as the number of policyholders increases, customer support and cloud hosting costs may rise), we implement new technology from time to time to improve efficiency.

Amortization Expense

Our amortization expense primarily relates to capitalized software development costs for our proprietary technology platform. We capitalize the direct labor and software costs for developing new features or capabilities of our platform and amortize those costs, typically over a 3-year useful life. Amortization expense has increased in recent years as we have continued to invest in our software, with significant additions in 2023, 2024, and the six months ended June 30, 2025. These expenses will likely continue to grow modestly as we deploy new technology enhancements.

Consolidated Results of Operations

The following is a discussion of our consolidated results of operations for the periods presented. This information is derived from our accompanying consolidated financial statements prepared in accordance with GAAP.

Comparison of the Six Months Ended June 30, 2024 and 2025

The following table provides an overview of our consolidated results of operations for the six months ended June 30, 2024 and 2025:

	Six Months Ended June 30,
($ in thousands)	2024	2025
Revenues:
Commissions and fees	$53,976	$71,419
Operating expenses:
Agent commissions	$16,157	$21,676
Employee compensation and benefits	$2,418	$2,933
General and administrative	$3,729	$8,107
Amortization expense	$1,425	$1,786
Total operating expenses	$23,729	$34,502
Income from operations	$30,247	$36,917
Other income (expense):
Interest income	$423	$416
Interest expense	$(10,632)	$(8,269)
Loss on extinguishment of debt	$(5,426)	$—
Income tax expense	$3,725	$7,505
Net income	$10,887	$21,559

Revenues

	Six Months Ended June 30,		Change
($ in thousands)	2024	2025	Amount	Percentage
Revenues:
Commission income	$40,412	$54,769	$14,357	35.5%
Fee income	$13,564	$16,650	$3,086	22.8%
Total revenues	$53,976	$71,419	$17,443	32.3%

Revenues increased to $71.4 million for the six months ended June 30, 2025, from $54.0 million for the six months ended June 30, 2024, an increase of $17.4 million, or 32.3%, driven by higher policy counts and the corresponding higher premium volume. The largest driver of our revenue growth was the increased number of policies eligible for renewal, as our total policies in force continued to grow due to a combination of policy and premium retention along with new business sales. Because each policy contract has a one-year term, any policy in force at the end of that term may be renewed for the subsequent year, provided it remains in force at the time of renewal and continues to meet our underwriting criteria. Policies in force increased to 244,964 at June 30, 2025, from 188,342 as of June 30, 2024, an increase of 30.1%. Of the policies in force at June 30, 2024, 95.7% were offered a renewal term. This increased from 95.3% of our policies in force at June 30, 2023, having been offered a renewal term. The effect is that, in any year, we expect the majority of the total revenue we earned in the prior year to be retained as revenue from renewals as policyholders accept renewal offers. Of the total revenue recognized on policies during the six months ended June 30, 2024, 92.4% was recognized under the renewal terms of those same policies during the six months ended June 30, 2025. Of the total revenue recognized on policies during the six months ended June 30, 2023, 89.1% was recognized under the renewal terms of those policies during the six months ended June 30, 2024. We believe this 3.7% improvement reflects the impact of the ML models we have deployed to optimize renewal offers for revenue retention.

Another factor driving revenue growth was the increase in new policies sold. In the six months ended June 30, 2025, we wrote 46,000 new policies, an increase of 9.5% from 42,000 new policies in the six months ended June 30, 2024. This growth can be attributed to a few important drivers, including growth of our distribution network, increased penetration with existing agents, and increased consumer awareness due to nationwide publicity of flooding events.

Our commission income in the six months ended June 30, 2025, was $54.8 million, an increase of 35.5% from $40.4 million in the six months ended June 30, 2024. While primarily due to growth in written premium, the increase in commission income was also the result of a higher average commission rate paid by our carrier partners. For the six months ended June 30, 2025, as a percentage of premium, average commission rate increased 0.9% when compared to the prior period. This increase was driven by our ability to deliver superior underwriting results to our carrier partners.

Fee income in the six months ended June 30, 2025, was $16.7 million, an increase of 22.8% from $13.6 million in the six months ended June 30, 2024. While there was not a material increase to the year-over-year average policy fee paid by policyholders, increases to new business and renewal acceptance rates drove the growth in fee income.

Operating Expenses

	Six Months Ended June 30,		Change
($ in thousands)	2024	2025	Amount	Percentage
Operating expenses
Agent commissions	$16,157	$21,676	$5,519	34.2%
Employee compensation and benefits	$2,418	$2,933	$515	21.3%
General and administrative	$3,729	$8,107	$4,378	117.4%
Amortization expense	$1,425	$1,786	$361	25.3%
Total operating expenses	$23,729	$34,502	$10,773	45.4%

Total operating expenses were $34.5 million for the six months ended June 30, 2025, an increase of 45.4% from $23.7 million for the six months ended June 30, 2024. The primary driver of our increased operating expenses was an increase in our agent commission costs, which are directly correlated with the growth in our policy portfolio for the six months ended June 30, 2025, as well as increased costs relating to accounting and legal expenses in preparation for our initial public offering.

Our agent commission expenses were $21.7 million for the six months ended June 30, 2025, an increase of 34.2% from $16.2 million for the six months ended June 30, 2024. The increase in agent commission expenses for the six months ended June 30, 2025, was due to higher policy sales, leading to higher corresponding commission payouts to external agents. Our agent commission rates remained consistent year-over-year as the expense increase was volume-driven and aligned with our increased year-over-year revenue.

Our employee compensation and benefits expenses was $2.9 million for the six months ended June 30, 2025, an increase of 21.3% from $2.4 million for the six months ended June 30, 2024. The increase was primarily related to a partial period of compensation for the employees onboarded from Charles River Data during 2024 versus a full period in 2025, together with share-based compensation expense related to stock options granted to employees, increasing from $0.1 million for the six months ended June 30, 2024, to $0.2 million for the six months ended June 30, 2025.

Our general and administrative expenses were $8.1 million for the six months ended June 30, 2025, an increase of 117.4% from $3.7 million for the six months ended June 30, 2024. This increase was primarily due to a $4.4 million year-over-year increase in our professional fees, due to increased costs in the six months ended June 30, 2025, relating to accounting and legal expenses in preparation for our initial public offering.

Our amortization expenses were $1.8 million for the six months ended June 30, 2025, an increase of 25.3% from $1.4 million for the six months ended June 30, 2024. This $0.4 million increase is primarily attributable to higher amortization of our capitalized software, reflecting our larger base of capitalized software, as we have continued to invest in our proprietary technology platform with significant investments in the six months ended June 30, 2025, including the capitalization of $1.9 million of software development costs which began amortizing during the six months ended June 30, 2025.

Interest Income (Expense) and Other

	Six Months Ended June 30,		Change
($ in thousands)	2024	2025	Amount	Percentage
Other income (expense):
Interest income	$423	$416	$(7)	(1.7)%
Interest expense	$(10,632)	$(8,269)	$2,363	(22.2)%
Loss on extinguishment of debt	$(5,426)	$—	$5,426	(100.0)%

Our interest income was $0.4 million for the six months ended June 30, 2025, consistent with $0.4 million for the six months ended June 30, 2024.

Our interest expense was $8.3 million for the six months ended June 30, 2025, compared to interest expense of $10.6 million for the six months ended June 30, 2024, a decrease of 22.2%. During the six months ended June 30, 2024, we completed a debt refinancing, which resulted in the expensing of capitalized loan costs that had not yet been amortized and a prepayment penalty on the refinanced facility, leading to a $5.4 million loss on extinguishment of debt. For the six months ended June 30, 2025, interest expense decreased due to a lower average interest rate under our credit facilities compared with 2024.

Income Tax Expense

Our income tax expense was $7.5 million for the six months ended June 30, 2025, an increase of 101.5% from $3.7 million for the six months ended June 30, 2024. The increase in our income tax expense was primarily due to increased taxable income for the six months ended June 30, 2025, as compared to the six months ended June 30, 2024. To a lesser extent, this increase was also driven by a slightly higher effective tax rate of 25.5% for the six months ended June 30, 2024, compared to 25.8% for the six months ended June 30, 2025, which was primarily attributable to the impact of certain permanent differences and state tax apportionment changes.

Comparison of the Years Ended December 31, 2023 and 2024

The following table provides an overview of our consolidated results of operations for the years ended December 31, 2023 and 2024:

	Years Ended December 31,
($ in thousands)	2023	2024
Revenues:
Commissions and fees	$84,870	$119,299
Operating expenses:
Agent commissions	$26,014	$35,317
Employee compensation and benefits	$4,347	$4,752
General and administrative	$6,896	$7,757
Amortization expense	$2,182	$3,027
Total operating expenses	$39,439	$50,853
Income from operations	$45,431	$68,446
Other income (expense):
Interest income	$308	$880
Interest expense	$(21,326)	$(17,520)
Loss on extinguishment of debt	$(556)	$(5,426)
Income tax expense	$5,971	$11,788
Net income	$17,886	$34,592

Revenues

	Years Ended December 31,		Change
($ in thousands)	2023	2024	Amount	Percentage
Revenues:
Commission income	$64,349	$90,098	$25,749	40.0%
Fee income	$20,521	$29,201	$8,680	42.3%
Total revenues	$84,870	$119,299	$34,429	40.6%

For the year ended December 31, 2024, total revenues were $119.3 million. Revenues increased from $84.9 million for the year ended December 31, 2023, an increase of $34.4 million, or 40.6%, due to higher policy counts and the corresponding higher premium volume. The largest driver of our revenue growth was the increased number of policies eligible for renewal, as our total policies in force continued to grow due to a combination of policy and premium retention along with new business sales. Because each policy contract has a one-year term, any policy in force at the end of that term may be renewed for the subsequent year, provided it remains in force at the time of renewal and continues to meet our underwriting criteria. At December 31, 2022, we had 136,389 total policies in force, an increase of 22.2% to 166,739 for the year ended December 31, 2023. Of the policies in force at December 31, 2022, 95.3% were offered a renewal term for the year ended December 31, 2023. This increased to 95.8% of our policies in force at December 31, 2023, having been offered a renewal term for the year ended December 31, 2024. The effect is that, in any year, we expect the majority of the total revenue we earned in the prior year to be retained as revenue from renewals as policyholders accept renewal offers. Of the total revenue recognized on policies during the year ended December 31, 2023, 90.7% was recognized under the renewal terms of those same policies during the year ended December 31, 2024. Of the total revenue recognized on policies during the year ended December 31, 2022, 90.0% was recognized under the renewal terms of those same policies during the year ended December 31, 2023. We believe the 0.8% improvement reflects the impact of the ML models we have deployed to optimize renewal offers for revenue retention.

Another factor driving revenue growth was the increase in new policies sold. In the year ended December 31, 2024, we wrote 95,656 new policies, an increase of 39.9% from 68,357 new policies for the year ended December 31, 2023.

This growth can be attributed to a few important drivers, including growth of our distribution network, increased penetration with existing agents, and increased consumer awareness due to a particularly active storm season. Specifically, in 2024 there were 11 hurricanes (up from 8 in 2022 and 7 in 2023), with 5 of those making landfall in the U.S. (up from 3 in 2022 and 1 in 2023).

Our commission income in the year ended December 31, 2024, was $90.1 million, an increase of 40.0%, from $64.3 million in the year ended December 31, 2023. While primarily due to growth in written premium, the increase in commission income was also the result of a higher average commission rate paid by our carrier partners. For the year ended December 31, 2024, as a percentage of premium, average commission rate increased 0.9% when compared to the prior year. This increase was driven by our ability to deliver superior underwriting results to our carrier partners.

Fee income in the year ended December 31, 2024, was $29.2 million, an increase of 42.3%, from $20.5 million in the year ended December 31, 2023. While there was not a material increase to the year-over-year average policy fee paid by policyholders, increases to new business and renewal acceptance rates drove the growth in fee income.

Operating Expenses

	Years Ended December 31,		Change
($ in thousands)	2023	2024	Amount	Percentage
Operating expenses:
Agent commissions	$26,014	$35,317	$9,303	35.8%
Employee compensation and benefits	$4,347	$4,752	$405	9.3%
General and administrative	$6,896	$7,757	$861	12.5%
Amortization expense	$2,182	$3,027	$845	38.7%
Total operating expenses	$39,439	$50,853	$11,414	28.9%

Total operating expenses were $50.9 million for the year ended December 31, 2024, an increase of 28.9% from $39.4 million for the year ended December 31, 2023. The increase in operating expenses was below our revenue growth as we continued to leverage operating efficiencies to scale the business. The primary driver of our increased operating expenses was an increase in our agent commission costs, which are directly correlated with the growth in our policy portfolio for the year ended December 31, 2024.

Our agent commission expenses were $35.3 million for the year ended December 31, 2024, an increase of 35.8% from $26.0 million for the year ended December 31, 2023. The increase in agent commissions expenses for the year ended December 31, 2024, was due to higher policy and premium sales, leading to higher corresponding commission payouts to external agents. Our agent commission rates remained consistent year-over-year as the expense increase was volume-driven and aligned with our increased year-over-year revenue.

Our employee compensation and benefits expenses were $4.8 million for the year ended December 31, 2024, an increase of 9.3% from $4.3 million for the year ended December 31, 2023. The increase was partially related to an increase in overall headcount, due in part to our onboarding of the employees of Charles River Data during the year ended December 31, 2024. In 2023, share-based compensation expense was $41 thousand, which increased to $0.3 million in 2024 due to stock options granted to employees. Compensation expense for the year ended December 31, 2023, includes a discretionary cash bonus, totaling $0.7 million, paid to certain employees following the completion of our sale of preferred shares to Bregal Sagemount and FTV Capital.

Our general and administrative expenses were $7.8 million for the year ended December 31, 2024, an increase of 12.5% from $6.9 million for the year ended December 31, 2023. This increase was primarily due to a $0.5 million year-over-year increase in our software technology costs, due to increased costs from our data cloud servers and software license fees as usage of our platform grew in the year ended December 31, 2024, and a $0.2 million increase in bank charges and fees for the year ended December 31, 2024, due to a higher volume of transactions, directly related to the growing number of policies in our portfolio.

Our amortization expenses were $3.0 million for the year ended December 31, 2024, an increase of 38.7% from $2.2 million for the year ended December 31, 2023. This $0.8 million increase from the prior year is primarily attributable to higher amortization of our capitalized software, reflecting our larger base of capitalized software, as we have continued to invest in our proprietary technology platform with significant investments in the years ended December 31, 2024 and 2023, including the capitalization of $3.7 million of software development costs which began amortizing during the year ended December 31, 2024, which contributed to our amortization expenses for the year ended December 31, 2024.

Interest Income (Expense) and Other

	Years Ended December 31,		Change
($ in thousands)	2023	2024	Amount	Percentage
Other income (expense):
Interest income	$308	$880	$572	185.7%
Interest expense	$(21,326)	$(17,520)	$3,806	(17.8)%
Loss on extinguishment of debt	$(556)	$(5,426)	$(4,870)	875.9%

Our interest income was $0.9 million for the year ended December 31, 2024, an increase of 185.7% from $0.3 million for the year ended December 31, 2023. The increase was primarily due to higher average balances and improved yield on deposits held in our bank accounts, as compared to the prior year.

Our interest expense was $17.5 million for the year ended December 31, 2024, which decreased by 17.8% from $21.3 million for the year ended December 31, 2023. The decrease in interest expense from the year ended December 31, 2023, to the year ended December 31, 2024, was due to a lower average outstanding loan balance and lower average interest rate under our credit facilities, primarily as a result of a debt refinancing we completed in June 2024. This transaction also resulted in the expensing of capitalized loan expenses that had not yet amortized and a prepayment penalty in respect of the refinanced facility, resulting in a $5.4 million loss on extinguishment of debt.

Income Tax Expense

Our income tax expense was $11.8 million for the year ended December 31, 2024, an increase of 97.4% from $6.0 million for the year ended December 31, 2023. The increase in our income tax expense was primarily due to increased taxable income for the year ended December 31, 2024, as compared to the year ended December 31, 2023. To a lesser extent, this increase was also driven by a slightly higher effective tax rate of 25.0% for the year ended December 31, 2023, rising to 25.4% for the year ended December 31, 2024, which was primarily attributable to the impact of certain permanent differences and state tax apportionment changes.

Key Performance Indicators

In managing our business, our management regularly reviews certain KPIs, to evaluate our operations, guide decision-making, and measure progress. We utilize a variety of operational metrics to understand growth, retention, and ultimately drive profitability.

•        Premium in force:    This metric represents the annualized premium of all active policies at a given date. Premium in force is an insurance industry indication of scale and a leading indicator of future renewal commissions.

•        Policies in force:    The number of active policies at a given point in time. This is monitored to gauge scale and penetration and is a strong indicator of future renewal opportunities and their related revenue.

•        Policy and premium retention rate:    We closely monitor the acceptance of renewal offers as an early indicator of price elasticity. Retention is measured in two primary ways for any given period: our “policy retention rate” is the percentage of our policyholders who receive renewal offers that accept the offered renewal term, and our “premium retention rate” is the premium associated with those accepted renewal offers, as a percentage of the total premium from expiring policies for which renewal offers were made. Premium retention often tracks significantly higher than policy retention, as price increases mean fewer units would be necessary to maintain the same amount of premium. Higher premium results in higher commission, but large price increases can decrease policy retention and the associated policy fees. Because of this inverse relationship between premium and policy retention, we use data science and ML to inform renewal pricing to optimize for revenue retention.

•        Written Premium:    The total premium we placed with insurance programs during a reporting period, less “return premiums” refunded to policyholders due to cancellations, endorsement of policies, or otherwise. We believe written premium is an appropriate measure of operating performance because it is the primary driver of our commission revenue.

•        Organic revenue and organic revenue growth:    We define organic revenue as total revenue determined in accordance with GAAP, adjusted to remove the impact of any acquisitions or divestitures. We define organic revenue growth as the year-over-year growth in our organic revenue. However, as of the date of this prospectus and for the relevant periods presented herein, we have not completed any relevant acquisitions or divestitures, therefore our organic revenue and organic revenue growth reflect our total revenue and total revenue growth, respectively, as determined in accordance with GAAP. Organic revenue and organic revenue growth are also non-GAAP financial measures which are commonly reported by others in the insurance industry. We use “organic revenue” and “organic revenue growth” in this prospectus to facilitate investors’ understanding of our operating performance and comparison with our peers.

•        Revenue and Adjusted EBITDA per employee:    We closely monitor both revenue and Adjusted EBITDA per employee as metrics of scaling growth and believe these to be leading indicators of sustained profitability and efficiency. To calculate revenue per employee we divide our total revenue for the trailing four quarters, determined in accordance with GAAP, by the average number of our employees for the trailing four quarters. The result is a revenue per employee calculation that we believe is an accurate representation of our revenue as it relates to the timing of changes in headcount. We calculate Adjusted EBITDA per employee on the same basis, by dividing Adjusted EBITDA for the trailing four quarters by the average number of our employees for the trailing four quarters. For further discussion on our calculation of Adjusted EBITDA, see “Non-GAAP Financial Measures” below.

The tables below compare certain of our KPIs as of and for the six months ended June 30, 2024 and 2025, and as of and for the years ended December 31, 2023 and 2024:

	Six Months Ended June 30,
($ in thousands)	2024	2025	Change
Premium in force (period-end)	$236,701	$317,972	34.3%
Policies in force (period-end)	188,342	244,964	30.1%
Policy retention rate (six months)(1)	82.9%	85.8%	2.9	pp
Premium retention rate (six months)(1)	95.2%	98.9%	3.7	pp
Written Premium	$125,442	$165,544	32.0%
Organic revenue	$53,976	$71,419	32.3%
Organic revenue growth(1)	38.0%	32.3%	(5.7	)pp
	Years Ended December 31,
($ in thousands)	2023	2024	Change
Premium in force (year-end)	$204,118	$277,595	36.0%
Policies in force (year-end)	166,739	220,964	32.5%
Policy retention rate (full year)(1)	82.4%	84.3%	1.9	pp
Premium retention rate (full year)(1)	97.9%	97.1%	(0.8	)pp
Written Premium	$201,561	$273,917	35.9%
Organic revenue	$84,870	$119,299	40.6%
Organic revenue growth(1)	36.6%	40.6%	4.0	pp

____________

(1)      Year-over-year changes in percentages are reported in percentage points (pp).

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in conformity with GAAP, we use certain financial measures, including Adjusted EBITDA and Adjusted EBITDA margin, which are not required by, or prepared in accordance with, GAAP. We refer to these measures as “non-GAAP” financial measures. We use these non-GAAP financial measures when planning, monitoring and evaluating our performance. We consider these non-GAAP financial measures to be useful metrics for management and investors to facilitate operating performance comparisons from period to period, to assess our financial and operating performance, and to better understand our cash available for debt service and reinvestment in our business. These non-GAAP financial measures should not be considered as substitutes for, or superior to, the financial statements and financial information prepared in accordance with GAAP. See below for a description of these non-GAAP financial measures, as well as for more information about the limitations of these non-GAAP financial measures and for reconciliations to their most directly comparable measure reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA margin:    We define Adjusted EBITDA as net income (the most directly comparable GAAP measure) adjusted to exclude interest expense (net of interest income), income taxes, depreciation and amortization, and further adjusted for other non-cash or non-recurring items, including share-based compensation. By removing these expenses, Adjusted EBITDA provides a clearer year-to-year comparison of operating performance.

We regard Adjusted EBITDA as an important measure for several reasons:

•        It excludes the impact of financing decisions (debt vs. equity) by adding back interest, thus focusing on the performance of the underlying operations.

•        It excludes loss on extinguishment of debt, which we do not consider indicative of our core operating performance.

•        It excludes non-cash charges like amortization and share-based compensation (which depends on equity grant timing and valuation assumptions).

•        It eliminates the distortion from one-time events such as the $0.7 million discretionary cash bonus we paid to certain employees in May 2023. This bonus was paid following our successful sale of preferred shares in Neptune Flood to Bregal Sagemount and FTV Capital, as a one-time discretionary cash reward to certain employees. We do not anticipate future bonuses of this nature.

•        It removes any other non-recurring, one-time expenses, most often related to corporate finance activities such as the debt refinancing we conducted in 2024 and our expenses associated with this offering.

•        This measure is also useful for management and investors to compare our performance with that of other insurance technology or MGA companies who may have differing depreciation or financing structures.

In conjunction with Adjusted EBITDA, we also calculate Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of total revenue. Below is a reconciliation of Adjusted EBITDA to net income, as well as our net income margin and Adjusted EBITDA margin, for each of the six months ended June 30, 2025 and 2024, for the twelve months ended June 30, 2025 and 2024, and for each of the years ended December 31, 2018 through December 31, 2024:

	Six Months Ended June 30,
($ in thousands)	2024	2025	Change
Total revenues	$53,976	$71,419	32.3%
Net income	$10,887	$21,559	98.0%
Interest expense (net of interest income)	$10,209	$7,853	(23.1)%
Income tax expense	$3,725	$7,505	101.5%
Loss on extinguishment of debt	$5,426	$—	(100.0)%
Amortization expense	$1,425	$1,786	25.3%
Share-based compensation	$142	$187	31.7%
Corporate transaction related(1)	$100	$3,473	3,373.0%
One-time expenses(2)	$115	$—	(100.0)%
Adjusted EBITDA	$32,029	$42,363	32.3%
Net income margin(3)	20.2%	30.2%	10.0	pp
Adjusted EBITDA margin(3)	59.3%	59.3%	0.0	pp

____________

(1)      Corporate transaction expenses during the six months ended June 30, 2024, were a $0.1 million administrative fee paid to MC Capital, our lender prior to the refinancing transaction in June 2024, in connection with the refinancing and extinguishment of our prior credit facility. Corporate transaction expenses during the six months ended June 30, 2025, were increased accounting and legal fees related to preparation for our initial public offering.

(2)      One-time expenses during the six months ended June 30, 2024, were entirely related to the corporate rebrand that was completed in that period.

(3)      Year-over-year changes in percentages are reported in percentage points (pp).

	Twelve Months Ended June 30,
($ in thousands)	2024	2025	Change
Total revenues	$99,729	$136,742	37.1%
Net income	$20,949	$45,264	116.1%
Interest expense (net of interest income)	$21,501	$14,284	(33.6)%
Income tax expense	$7,122	$15,568	118.6%
Loss on extinguishment of debt	$5,646	—	(100.0)%
Amortization expense	$2,659	$3,388	27.4%
Share-based compensation	$183	$341	86.3%
Corporate transaction related(1)	$103	$3,473	3,271.8%
One-time expenses(2)	$125	$115	(8.0)%
Adjusted EBITDA	$58,288	$82,433	41.4%
Net income margin(3)	21.0%	33.1%	12.1	pp
Adjusted EBITDA margin(3)	58.4%	60.3%	1.9	pp

____________

(1)      Corporate transaction expenses during the twelve months ended June 30, 2025, included accounting and legal fees related to preparation for our initial public offering.

(2)      One-time expenses for twelve months ended June 30, 2024, included $0.1 million associated with the one-time integration costs for Neptune into a distribution partner’s quoting platform.

(3)      Year-over-year changes in percentages are reported in percentage points (pp).

	Years Ended December 31,
($ in thousands)	2023	2024	Change
Total revenues	$84,870	$119,299	40.6%
Net income	$17,886	$34,592	93.4%
Interest expense (net of interest income)	$21,018	$16,640	(20.8)%
Income tax expense	$5,971	$11,788	97.4%
Loss on extinguishment of debt	$556	$5,426	875.9%
Amortization expense	$2,182	$3,027	38.7%
Share-based compensation	$41	$296	622.0%
Corporate transaction related(1)	$732	$100	(86.3)%
One-time expenses(2)	$51	$230	351.0%
Adjusted EBITDA	$48,437	$72,099	48.9%
Net income margin(3)	21.1%	29.0%	7.9	pp
Adjusted EBITDA margin(3)	57.1%	60.4%	3.3	pp

____________

(1)      Corporate transaction expenses during the year ended December 31, 2023, were legal fees associated with the sale of preferred shares in Neptune Flood to Bregal Sagemount and FTV Capital. This also includes the $0.7 million associated with the discretionary cash bonus paid to certain employees as a reward following the completion of that transaction. The corporate transaction expense for the year ended December 31, 2024, was a $0.1 million administrative fee paid to MC Capital, our lender prior to the refinance transaction in June 2024, in connection with the refinancing and extinguishment of our prior credit facility.

(2)      One-time expenses during the year ended December 31, 2023, were entirely related to the corporate rebrand that was completed in the year ended December 31, 2024. One-time expenses for the year ended December 31, 2024, included $0.1 million of expenses related to the corporate rebrand, as well as $0.1 million associated with the one-time integration costs for Neptune into a distribution partner’s quoting platform. The remaining, less than $0.1 million, was associated with compensation of a Neptune advisory board that was discontinued prior to this offering.

(3)      Year-over-year changes in percentages are reported in percentage points (pp).

	Years Ended December 31,
($ in thousands)	2018	2019	2020	2021	2022
Total revenues	$1,427	$6,882	$18,679	$36,920	$59,870
Net income (loss)	$(821)	$677	$6,054	$12,774	$18,218
Interest expense (net of interest income)	$—	$—	$(0.0)	$1,451	$7,601
Income tax expense (benefit)	$(269)	$318	$1,920	$4,273	$6,459
Amortization expense	$—	$—	$88	$622	$1,571
Corporate transaction related(1)	$—	$—	$—	$244	$—
One-time expenses(2)	$—	$—	$282	$—	$—
Adjusted EBITDA	$(1,069)	$1,035	$8,345	$19,398	$33,873
Net income margin	(57.6)%	9.8%	32.4%	33.7%	29.3%
Adjusted EBITDA margin	(75.0)%	15.0%	44.7%	51.1%	54.5%

____________

(1)      Corporate transaction expenses during the year ended December 31, 2021 were expenses from our various mergers and acquisitions activities, which consisted of $0.1 million from mergers and acquisition activities not consummated and $0.1 million of legal expenses associated with our completed acquisition of Jumpstart.

(2)      One-time expenses during the year ended December 31, 2020 were related to a separation agreement with an early employee which totaled $0.3 million.

Adjusted EBITDA was $42.4 million for the six months ended June 30, 2025, an increase of $10.4 million, or 32.3%, from $32.0 million for the six months ended June 30, 2024. Our Adjusted EBITDA margin for both the six months ended June 30, 2025, and June 30, 2024, was 59.3%.

Adjusted EBITDA was $82.4 million for the twelve months ended June 30, 2025, an increase of $24.1 million, or 41.4%, from $58.3 million for the twelve months ended June 30, 2024. Our Adjusted EBITDA margin for the twelve months ended June 30, 2025, was 60.3%, an increase from 58.4% for the twelve months ended June 30, 2024.

($ in thousands)	Twelve Months Ended June 30,		Change
	2024	2025
Average number of employees	47.9	55.5	15.9%
Total revenues	$99,729	$136,742	37.1%
Revenue per employee	$2,082	$2,464	18.3%
Adjusted EBITDA	$58,288	$82,433	41.4%
Adjusted EBITDA per employee	$1,217	$1,485	22.0%
Adjusted EBITDA margin(1)	58.4%	60.3%	1.9	pp

____________

(1)      Year-over-year changes in percentages are reported in percentage points (pp).

While our revenue and Adjusted EBITDA grew 37.1% and 41.4%, respectively, for the twelve months ended June 30, 2025, from the twelve months ended June 30, 2024, our headcount increased by only around 16% over the same period. The accelerated growth in revenue and Adjusted EBITDA relative to our growth in employees helps illustrate the scalability of our existing platform and emphasis on efficient growth.

Adjusted EBITDA increased by $23.7 million, or 48.9%, to $72.1 million for the year ended December 31, 2024, as compared to $48.4 million for the year ended December 31, 2023, and our Adjusted EBITDA margin rose to 60.4% for the year ended December 31, 2024, from 57.1% for the year ended December 31, 2023. We believe this growth reflects our improved revenue dynamics, achieved through higher commission rates and policy retention, as well as our continued emphasis on operational efficiency and high gross margins.

($ in thousands)	Year Ended December 31,		Change
	2023	2024
Average number of employees	45.0	51.8	15.1%
Total revenues	$84,870	$119,299	40.6%
Revenue per employee	$1,886	$2,303	22.1%
Adjusted EBITDA	$48,437	$72,099	48.9%
Adjusted EBITDA per employee	$1,076	$1,392	29.4%
Adjusted EBITDA margin(1)	57.1%	60.4%	3.3	pp

____________

(1)      Year-over-year changes in percentages are reported in percentage points (pp).

While our revenue and Adjusted EBITDA grew 40.6% and 48.9%, respectively, for the year ended December 31, 2024, from the year ended December 31, 2023, our headcount increased by only around 15% over the same period. The accelerated growth in revenue and Adjusted EBITDA relative to our growth in employees helps illustrate the scalability of our existing platform and emphasis on efficient growth.

Limitations of Non-GAAP Financial Measures

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, the non-GAAP financial information presented above may be determined or calculated differently by other companies and may not be directly comparable to that of other companies.

In addition, while we find Adjusted EBITDA and Adjusted EBITDA margin to be useful measures, they have limitations. Adjusted EBITDA does not reflect cash needs for capital expenditures or debt service. It also does not reflect changes in working capital or any provision for income taxes. Therefore, it should not be considered in isolation or as a substitute for net income or cash flow metrics. In particular, because we have significant interest expense and have to pay cash interest, Adjusted EBITDA overstates the cash generated by our business that is available to equity holders.

All of these limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business. We provide this non-GAAP measure as supplemental information and encourage review of the reconciliation to understand the adjustments made.

Liquidity and Capital Resources

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to generate cash flows sufficient to meet the short-term and long-term cash requirements of its business operations. Our principal sources of liquidity have been cash generated from operating activities and available borrowing capacity under our credit facilities. Our principal liquidity requirements include operating expenses, debt service obligations (interest and scheduled principal repayments), capital expenditures (primarily capitalized software development) and working capital for growth. All shares sold in this offering are to be sold by existing stockholders and we will not receive any proceeds from the offering. As such, our liquidity position and capital resources following this offering will continue to depend on cash generated from operating activities and existing financing arrangements.

As of June 30, 2025, December 31, 2024, and December 31, 2023, we had $58.5 million, $28.1 million, and $24.3 million of cash and cash equivalents and fiduciary cash on the balance sheet, respectively. This consisted of $11.7 million, $7.1 million, and $8.1 million of cash and cash equivalents, respectively, and $46.8 million, $21.0 million, and $16.2 million of fiduciary cash, respectively. In our capacity as an insurance agent, we typically collect premiums from policyholders and, after deducting the authorized commissions, remit the net premiums to the appropriate insurance company or companies. Accordingly, premiums receivable from policyholders are reported as fiduciary receivables and premiums payable to insurance companies are reported as insurance company payables. Unremitted net insurance premiums are held in a fiduciary capacity until we distribute them. Net insurance premiums payable to insurance companies, together with premium deposits received from policyholders, are held as fiduciary cash on the balance sheet. Cash and cash equivalents held in excess of the amounts required to meet our fiduciary obligations are recognized as cash and cash equivalents. We had operating cash flows of $23.0 million for the six months ended June 30, 2025, and $49.9 million and $18.6 million for the years ended December 31, 2024 and 2023, respectively. We have historically used our positive operating cash flows to pre-pay portions of the principal amount of our then-outstanding loans, while retaining sufficient liquidity for working capital needs.

The 2024 Credit Agreement established a revolving credit facility of up to $10 million, which continues in effect under the 2025 Amended and Restated Credit Agreement. The revolving credit facility was undrawn as of December 31, 2024, remains undrawn as of the date of this prospectus, and provides flexibility for short-term funding needs or working capital requirements.

We believe our current cash and cash equivalents, and amounts available under our 2025 Amended and Restated Credit Agreement will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months and beyond. Over the longer term, we may explore refinancing options to reduce interest costs or raise equity to accelerate growth or reduce leverage and, depending on interest rates and market conditions, may from time to time consider distributing dividends or engaging in stock repurchases.

Cash Flows

Comparison of the Six Months Ended June 30, 2024 and 2025

The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30,
($ in thousands)	2024	2025
Net cash provided by operating activities	$20,271	$22,964
Net cash used in investing activities	$(1,724)	$(1,884)
Net cash used in financing activities	$2,579	$9,307

Operating Activities

For the six months ended June 30, 2025, net cash provided by operating activities was $23.0 million, primarily consisting of our net income of $21.6 million, adjusted for amortization of intangible assets of $1.8 million, amortization of deferred financing costs of $0.2 million, share-based compensation of $0.2 million, and an increase in operating liabilities of $0.7 million. These amounts were partially offset by a $1.5 million increase in operating assets. Accounts payable and accrued expenses grew as the Company’s operations expanded, contributing to cash flow. Net cash provided by operating activities increased from the six months ended June 30, 2024, to the six months ended June 30, 2025, mainly due to higher net income and an increase in operating liabilities.

For the six months ended June 30, 2024, net cash provided by operating activities was $20.3 million, primarily consisting of our net income of $10.9 million, adjusted for amortization of intangible assets of $1.4 million, amortization of deferred financing costs of $0.4 million, loss on the extinguishment of debt of $5.4 million, and an increase in operating liabilities of $2.7 million. These amounts were partially offset by a $0.3 million increase in deferred tax assets and a $0.3 million increase in operating assets.

Investing Activities

For the six months ended June 30, 2025, net cash used in investing activities was $1.9 million, compared to $1.7 million for the six months ended June 30, 2024, all related to capital expenditures for internally developed software. The slight increase in year-over-year net cash used in investing activities for the six months ended June 30, 2025, was due to additions to headcount in the technology and data science teams. We expect to continue investing in software development at a similar or slightly greater pace in the future, which is a use of cash that we believe yields high returns in terms of functionality and accretion to future growth.

For the six months ended June 30, 2024, cash used in investing activities was $1.7 million due to capital expenditures for internally developed software.

Financing Activities

For the six months ended June 30, 2025, net cash provided by financing activities was $9.3 million, which was primarily due to refinancing of our then-existing debt facility through our entry into the 2025 Credit Agreement, resulting in proceeds of $301.0 million, as well as a $26.6 million change in fiduciary liabilities. This was partially offset by cash dividends paid of $175.0 million, $142.0 million of repayments of our long-term debt, and a $0.8 million change in fiduciary receivables.

For the six months ended June 30, 2024, net cash provided by financing activities was $2.6 million, which was primarily due to $179.5 million of repayments of our long-term debt, a $3.7 million payment of deferred financing fees, and a $1.2 million decrease in fiduciary receivables. This was partially offset by proceeds of $171.0 million from the issuance of long-term debt.

Comparison of the Years Ended December 31, 2023 and 2024

The following table shows a summary of our cash flows for the periods presented:

	Years Ended December 31,
($ in thousands)	2023	2024
Net cash provided by operating activities	$18,647	$49,926
Net cash used in investing activities	$(4,030)	$(3,713)
Net cash used in financing activities	$(9,866)	$(42,468)

Operating Activities

For the year ended December 31, 2024, net cash provided by operating activities was $49.9 million, primarily consisting of our net income of $34.6 million, adjusted for amortization of intangible assets of $3.0 million, amortization of deferred financing costs of $0.9 million, loss on the extinguishment of debt of $5.4 million, share-based compensation of $0.3 million, and an increase in operating liabilities of $7.4 million. These amounts were partially offset by a $0.6 million increase in deferred tax assets and a $1.1 million increase in operating assets. Accounts payable and accrued expenses grew as the Company’s operations expanded, contributing to cash flow. Net cash provided by operating activities increased from the year ended December 31, 2023, to the year ended December 31, 2024, mainly due to higher net income, a higher loss on extinguishment of debt, and an increase in operating liabilities.

For the year ended December 31, 2023, net cash provided by operating activities was $18.6 million, primarily consisting of our net income of $17.9 million, adjusted for amortization of intangible assets of $2.2 million, amortization of deferred financing costs of $1.2 million, loss on the extinguishment of debt of $0.6 million, and an increase in operating liabilities of $0.4 million. These amounts were partially offset by a $2.2 million increase in deferred tax assets and a $1.5 million increase in operating assets.

Investing Activities

For the year ended December 31, 2024, net cash used in investing activities was $3.7 million, compared to $4.0 million for the year ended December 31, 2023, all related to capital expenditures for internally developed software. The slight decrease in year-over-year net cash used in investing activities for the year ended December 31, 2024, was due in part to higher than baseline capitalized software development in the prior year, related to a discretionary cash bonus paid to certain employees following our sale of preferred shares to Bregal Sagemount and FTV Capital. The bonus resulted in additional capitalized software development of $0.8 million for the year ended December 31, 2023, as compared to the year ended December 31, 2024. For the year ended December 31, 2024, baseline capitalization of software costs increased by $0.5 million as we invested in software development at a slightly higher rate than the prior year in connection with ramping up our investment in the Neptune platform, including hiring more developers and undertaking significant projects like AI integration. We expect to continue investing in software development at a similar or slightly greater pace in the future, which is a use of cash that we believe yields high returns in terms of functionality and accretion to future growth.

For the year ended December 31, 2023, cash used in investing activities was $4.0 million due to capital expenditures for internally developed software. As discussed below, the capitalized software development in the year ended December 31, 2023, was higher than baseline by $0.8 million due to increased capitalization related to the discretionary cash bonus paid to certain employees.

Financing Activities

For the year ended December 31, 2024, net cash used in financing activities was $42.5 million, which was primarily due to $3.7 million of deferred financing fees associated with the refinancing of our then-existing debt facility through our entry into the 2024 Credit Agreement, $214.5 million of repayments of our long-term debt, and $0.6 million change in fiduciary receivables. This was partially offset by proceeds of $171.0 million from the issuance of our long-term debt and a $5.4 million change in fiduciary liabilities. The main driver of our net cash used in financial activities for the year ended December 31, 2024, were costs related to refinancing our then existing debt facility and regular debt paydowns.

For the year ended December 31, 2023, net cash used in financing activities was $9.9 million, which was primarily due to a $339.0 million dividend payment, $81.4 million of repayments of our long-term debt, a $3.0 million payment of deferred financing fees, and a $0.9 million decrease in fiduciary receivables. This was partially offset by proceeds of $190.0 million from the issuance of long-term debt, net proceeds of $219.1 million from the issuance and sale of preferred stock, and a change in fiduciary liabilities of $5.4 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2024:

	Payments Due by Period
($ in thousands)	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Short- and long-term debt obligations	$8,550	$38,474	$87,976	—	$135,000
Total	$8,550	$38,474	$87,976	—	$135,000

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

On June 13, 2024, Neptune Flood, as borrower, entered into the 2024 Credit Agreement pursuant to which Neptune Flood received a term loan in the aggregate principal amount of $171 million, and, as of December 31, 2024, Neptune Flood had $135 million in principal amount of term loans outstanding under the 2024 Credit Agreement. On April 10, 2025, in connection with our reorganization transaction described elsewhere in this prospectus, the 2024 Credit Agreement was amended and restated in its entirety in the form of the 2025 Amended and Restated

Credit Agreement to, among other things, increase the aggregate principal amount of term loans outstanding under the facility to $301 million, including $170 million in principal amount of new term loans, and extend the maturity date of all outstanding loans under the facility to April 10, 2030. The 2025 Amended and Restated Credit Agreement requires us to make quarterly principal payments of approximately (a) $3.8 million beginning with the fiscal quarter ending September 30, 2025, through and including the fiscal quarter ending June 30, 2027, (b) $5.6 million from and including the fiscal quarter ending September 30, 2027 through and including the fiscal quarter ending June 30, 2029, and (c) $7.5 million from and including the fiscal quarter ending September 30, 2029 through and including the fiscal quarter ending March 31, 2030, with a balloon payment of approximately $195.7 million of principal due at maturity, subject to any prior prepayments or repayments. Although there can be no assurance as to the timing or amount of any such prepayments, if any, we currently anticipate that we will make accelerated prepayments of the outstanding loans under the 2025 Amended and Restated Credit Agreement in advance of maturity. We also maintain a revolving credit facility of up to $10 million as part of the 2025 Amended and Restated Credit Agreement. As of June 30, 2025, we had no outstanding balance on our revolving credit facility, with $10 million in available capacity, and $294.0 million in principal amount of term loans outstanding under the 2025 Amended and Restated Credit Facility. Subsequently, we utilized a combination of proceeds received from the early exercise of unvested stock options by existing option holders and cash generated from our operations to pre-pay a portion of our outstanding term loan balance and, as of the date of this prospectus, we had $264.0 million in principal amount of term loans outstanding under the 2025 Amended and Restated Credit Facility, and no outstanding balance on our revolving credit facility. Our borrowings under the Amended and Restated Credit Agreement accrue interest tied to SOFR.

The 2025 Amended and Restated Credit Agreement contains covenants that, among other things, restrict our ability to make certain restricted payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments and require us to comply with certain financial covenants. We are in compliance with the 2025 Amended and Restated Credit Agreement covenants as of the date of this prospectus.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly consolidated results of operations for each of the quarterly periods for the year ended December 31, 2024, and six months ended June 30, 2025. These unaudited quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the financial information set forth in the table below reflects all normal recurring adjustments necessary for the fair statement of results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year. You should read the following unaudited quarterly consolidated results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
(In thousands)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Revenues
Commissions and fees	$21,566	$32,410	$33,820	$31,503	$29,353	$42,066

Operating expenses
Agent commissions	6,511	9,646	10,014	9,146	8,940	12,736
Employee compensation and benefits	1,192	1,226	1,284	1,050	1,405	1,528
General and administrative	1,633	2,096	1,931	2,097	2,505	5,602
Amortization expense	688	737	782	820	874	912
Total operating expenses	10,024	13,705	14,011	13,113	13,724	20,778

Income from operations	11,542	18,705	19,809	18,390	15,629	21,288

	Three Months Ended
(In thousands)	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Other income (expense):
Interest income	168	255	256	201	169	247
Interest expense	(5,518)	(5,114)	(3,596)	(3,290)	(2,401)	(5,868)
Loss on extinguishment of debt	—	(5,426)	—	—	—	—
Income before income tax expense	6,192	8,420	16,469	15,301	13,397	15,667

Income tax expense	1,578	2,147	4,201	3,862	3,456	4,049
Net income	$4,614	$6,273	$12,268	$11,439	$9,941	$11,618

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as premium amounts, interest rates, and equity prices. We are exposed to market risk through our business partners, investments and borrowings under our 2025 Amended and Restated Credit Agreement.

The insurance market in which we operate has historically been cyclical based on the underwriting capacity of the insurance carriers and reinsurers, general economic conditions, state regulatory responses to market conditions, the timing of hurricane and storm season and other natural disasters, and other social, economic, and business factors. In a period of decreasing insurance capacity or higher than typical loss ratios across an insurance segment or segments, insurance carriers may raise premium rates. This type of market frequently is referred to as a “hard” market. In a period of increasing insurance capacity or lower than typical loss ratios across an insurance segment or segments, insurance carriers may reduce premium rates, and business might migrate away from the E&S lines market and into the admitted market. This type of market frequently is referred to as a “soft” market. Our results of operations are affected by this cyclicality of the market.

Our investments are held primarily as cash and cash equivalents. These investments are subject to interest rate risk. The fair values of cash and cash equivalents as of December 31, 2023 and 2024, approximated their respective carrying values due to their short-term nature and therefore, such market risk is not considered to be material. We do not actively invest or trade in equity or derivative securities.

As of December 31, 2024, under the 2024 Credit Agreement, we had $135.0 million of borrowings outstanding under our term loan and no outstanding balance on our revolving credit facility with $10 million in available capacity. As of June 30, 2025, under our 2025 Amended and Restated Credit Facility, which amended and restated the 2024 Credit Agreement, we had $294.0 million of principal balance outstanding under our term loan and no outstanding balance on our revolving credit facility with $10 million in available capacity and, as of the date of this prospectus, we had $264.0 million in principal balance on term loans outstanding under the 2025 Amended and Restated Credit Facility, and no outstanding balance on our revolving credit facility. These borrowings accrue interest tied to SOFR and therefore interest expense under these borrowings is subject to change. An immediate hypothetical 1% change in interest rates on our borrowings would have a $2.9 million annual effect on our consolidated financial statements.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Management regularly evaluates these estimates, which are based on historical experience and other factors, including expectations of future events that are believed to be reasonable. Actual results may differ from these estimates. We consider an accounting estimate to be critical if it involves a significant level of estimation uncertainty and if different estimates or assumptions could reasonably have a material impact on our financial condition or results of operations. The following are the critical accounting policies and estimates that we believe are most important to understanding our financial statements:

Revenue Recognition (Commission and Fee Revenue)

We recognize revenue from commissions and fees upon the effective date of insurance coverage, with an estimate for cancellations.

Estimates for Policy Cancellations

We estimate the proportion of premiums and commissions that will not ultimately remain in force for the full policy term due to cancellations. This estimate directly reduces the revenue we recognize at policy inception. We base our estimates on historical cancellation experience by policy type and tenure and adjust for any known trends or events. The estimation period typically covers the allowable cancellation period. If our estimated cancellation rates are inaccurate, then our revenue could be materially impacted. We monitor actual cancellations and update our estimates quarterly. For instance, if cancellation rates were to rise, we might increase the constraint and recognize less revenue upfront, deferring more commission until uncertainty is resolved. For the years ended December 31, 2023 and 2024, no significant adjustments were recorded for prior estimates.

Capitalization of Internally Developed Software and Amortization

We capitalize internally developed software at cost. The critical estimates here include:

•        Determining which projects meet the criteria for capitalization. We carefully evaluate each feature and project for these criteria.

•        The useful life of our capitalized software. We review this estimated useful life periodically. Given the rapid innovation in our platform, three years has historically been used as our platform’s useful life. For the years ended December 31, 2023 and 2024, no changes were made to the useful life of our capitalized software. As we continue to incorporate AI and other enhancements, we will continue our periodic assessments to determine if such integrations warrant the use of a different useful life for our platform.

Recent Accounting Pronouncements

We currently qualify as an EGC under the JOBS Act. Accordingly, we are provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting standards and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We will remain an EGC until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.235 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this listing occurs.

See Note 2, “Significant Accounting Policies,” to our audited consolidated financial statements and our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

BUSINESS

Our Mission

Our mission is to create a smarter, more resilient insurance platform powered by AI, data science, and technology, enabling insurers to deploy capacity with confidence and delivering instant access to coverage for policyholders and agents.

Company Overview

Neptune is a leading, high-growth, highly profitable, data-driven MGA that is revolutionizing the way homeowners and businesses protect against the growing risks of flooding. We offer a range of easy-to-purchase residential and commercial insurance products — including primary flood insurance, excess flood insurance, and parametric earthquake insurance — distributed through a nationwide network of agencies. Neptune does not take any balance sheet insurance risk or have claims handling responsibility relating to the policies we sell. We underwrite and administer the issuance of insurance policies on behalf of a diverse panel of insurance and reinsurance companies, whom we refer to as capacity providers, that manage both this risk and the associated claims handling. From day one, we have built our business on a foundation of advanced data science and AI, leveraging proprietary ML algorithms, which has led to superior underwriting results, outsized growth, recurring revenue, and robust margins, including delivering a lifetime written loss ratio of just 24.7% to our capacity providers from our inception through June 30, 2025. In addition, for the year ended December 31, 2024, we achieved 40.6% organic revenue growth, 29.0% net income margin and 60.4% Adjusted EBITDA margin and for the six months ended June 30, 2025, we achieved 32.3% organic revenue growth, 30.2% net income margin and 59.3% Adjusted EBITDA margin.

Neptune was founded to solve the inefficiencies and poor product-market fit we saw in the traditional flood insurance market, which we believe represents a significant and underpenetrated opportunity. According to the American Housing Survey and the Energy Information Administration, there are over 100 million residential and commercial buildings in the U.S., many of which face flood risk, yet only a small fraction are covered by flood insurance. Today, the largest provider of flood insurance in the United States — and the holder of the majority market share — is the NFIP, a U.S. government-run entity and our main competitor. We believe purchasing insurance from the NFIP is relatively burdensome and time-consuming for policyholders and agents, and that its limited product offerings often fail to meet policyholder needs. In addition, the NFIP has historically received substantial government subsidies that have enabled it to limit premiums to rates that have been challenging for private flood insurance providers to compete with, a dynamic that is shifting with the NFIP’s recent introduction of its “Risk Rating 2.0” pricing model, discussed in more detail below. Private market participation has also historically been constrained by regulatory barriers, a lack of innovation expertise, and limited access to sufficient claims and performance data to optimize pricing and underwriting decisions. We believe that Neptune’s position as the first scaled private flood platform, including the years of claims and performance data we have generated through our operations, provides a key early-mover advantage in addressing all of these challenges and disrupting the industry.

With Neptune’s use of AI, our technology platform, and our data-driven approach, we believe we have delivered the promise of disrupting the insurance industry. Not only have our innovation efforts delivered vastly improved policyholder and agent experiences through the ease-of-use of our proprietary underwriting (Triton) and policy management (Poseidon) platforms, we have also demonstrated superior risk selection and underwriting through our top-tier financial performance and sustained growth. Utilizing AI and ML algorithms with no human underwriters, Neptune has redefined how flood insurance can be underwritten, creating value for policyholders and agents while producing consistent, long-term positive returns for our insurance and reinsurance partners. Further, as the NFIP moves away from its historical subsidized pricing model, we believe our Triton platform, backed by years of proprietary data derived from our business operations, positions us to optimize pricing determinations and compete for existing NFIP policyholders in a way that would be challenging for a new entrant to replicate until it is able to generate, or otherwise gain access to, comparable claims and performance data.

Technology and data science are the foundation of Neptune’s business model, driving our three core pillars:

•        Our Underwriting Engine:    Our entirely digital underwriting engine, Triton, uses advanced technology, including proprietary AI and ML models, without any human underwriters, to assess risk with speed and precision. Powered by predictive analytics and loss estimation, Triton has enabled Neptune’s policies to consistently outperform the NFIP in written loss ratio despite 21 landfall hurricanes — including four of the ten largest flood events in U.S. history — taking place since Neptune’s founding.

•        Our Risk Relationships:    Our risk relationships are built on performance and trust, and we currently have 33 capacity providers, including 26 reinsurance providers, backing 7 distinct insurance programs to help minimize concentration risk while delivering consistent returns. In turn, the accuracy of our risk assessment and our precision pricing have delivered hundreds of millions of dollars of underwriting profit for our capacity providers since inception, leading to high rates of capacity renewals and increases in committed capacity.

•        Our Distribution:    Our distribution strategy is primarily focused on deep partnerships across agencies with tens of thousands of agents who benefit from the ease-of-use of our automated underwriting platform, seamless API integrations, instantaneous bindable quotes, and proprietary Agent Portal. We believe this is a meaningful departure from industry norms and makes our approach to distribution attractive to the agents we work with.

The three pillars above interlock, creating a powerful and reinforcing loop. Unlike traditional insurance underwriting that historically relied on humans, static models, and infrequent adjustments, we leverage an iterative approach that allows us to consistently and rapidly integrate new data and models into our underwriting engine, thereby refining our processes and adapting to evolving market and environmental conditions. As our models constantly evolve and improve, they are able to deliver superior results that minimize losses for our capacity providers, which in turn grant us additional underwriting capacity. With more capacity available, we can offer coverages our policyholders want, enhancing the ability for our agency partners to easily sell policies while expanding our distribution and reach. The resulting increase in quoted and bound policies provides us with access to more data, enhancing the predictive capabilities of our underlying models.

We operate as an MGA, with a highly attractive, recurring, fee-based revenue model derived from two primary sources: commissions paid by capacity providers, and fees paid by policyholders. Commissions are calculated as a negotiated percentage of premium for each policy. As of June 30, 2025, our average commission rates have increased by more than 4% since 2018, as capacity providers continue to recognize our superior underwriting performance. Given our high retention rates to date, we believe that we have a high degree of visibility into our future revenue streams. For example, for the six-month period ended June 30, 2025, our eligible policy and premium retention rates at renewal were 85.8% and 98.9%, respectively.

As of December 31, 2018, the end of our first full year of operations, we had $4.4 million of premium in force with one insurance program. As of December 31, 2024, we have achieved remarkable growth. Since 2018, our premium in force has increased at a CAGR of 99% to $277.6 million as of December 31, 2024. For the year ended December 31, 2024, we generated $119.3 million in revenue, $34.6 million in net income, and $72.1 million in Adjusted EBITDA. This 16 translates to $2.3 million in revenue per employee and $1.4 million in Adjusted EBITDA per employee, a 29.0% net income margin and a 60.4% Adjusted EBITDA margin. In addition, for the six months ended June 30, 2025, we generated $71.4 million in revenue, $21.6 million in net income, and $42.4 million in Adjusted EBITDA, which translates to a 30.2% net income margin and a 59.3% Adjusted EBITDA margin. For the twelve months ended June 30, 2025, we generated $136.7 million in revenue, $45.3 million in net income, and $82.4 million in Adjusted EBITDA, which translates to $2.5 million in revenue per employee and $1.5 million in Adjusted EBITDA per employee, a 33.1% net income margin and a 60.3% Adjusted EBITDA margin. Our Adjusted EBITDA margin has consistently exceeded 50% over the past four years, thanks to the operational leverage inherent in our technology-first business model. Notably, our organic revenue for the year ended December 31, 2024, increased by $34.4 million, or 40.6%, year-over-year, primarily due to the increased number of renewals in our portfolio and an active 2024 hurricane season. For the year ended December 31, 2024, we also generated net cash provided by operating activities of $49.9 million. As of June 30, 2025, we had negative book value per share due to our history of paying dividends to our stockholders, which have been financed through a combination of debt and redeemable, convertible preferred stock financings and cash flows generated from our business operations. Since inception, we have made dividend payments to our stockholders totaling approximately $605 million.

Our Unique, Data-Driven Approach

Data science is our guiding principle, driving innovation that we believe enables us to deliver fast and accurate insurance solutions that are policyholder-centric, more efficient for our agents, and that deliver consistent underwriting profits for our capacity providers.

Our internally-developed and proprietary technology platforms include Triton, our underwriting engine, and Poseidon, our policy management system, which are closely integrated and easy to use. The key features of our data science approach that underpin our platforms include:

•        Precise Pricing Models:    Our models leverage advanced ML and data analysis to evaluate flood risks at the individual property level. By incorporating real-time data, including from geospatial mapping as well as predictive analytics, we deliver competitive, risk-adjusted pricing that reflects the unique risk of each property. The precision of this data-driven approach empowers us to offer instant underwriting decisions and bindable quotes at scale, with a level of intention and sophistication in our risk selection that we believe sets us apart in the industry and that results in a high degree of predictability in our business outcomes.

•        Automation and Efficiency:    We operate with the mantra of “automating everything.” We constantly focus on reducing manual processes across our operations and enabling our team to concentrate on more complex and high-value tasks.

•        Scalability:    Our emphasis on automation in our technology infrastructure allows us to process tens of thousands of quotes daily, providing the scale necessary for rapid growth and market expansion without a proportional increase in headcount.

•        Agility:    Our platform has demonstrated a great degree of flexibility, seamlessly incorporating new perils and geographies over time in response to the evolving needs of policyholders and agency partners.

•        Ease of Use:    Our platforms are designed with a focus on simplicity and accessibility. Agents and policyholders can obtain quotes, purchase policies, and manage policyholder coverage in just minutes through our streamlined online interface. In many cases, the creation of a Neptune quote is automatic and instantaneous for agents via our API, allowing seamless cross-sell opportunities alongside standard home and business insurance quotes. This ease of use and quote-to-issue process differentiates Neptune from traditional insurance providers and has been a key driver of our success.

Triton and Poseidon were built entirely in-house by our Neptune Engineering Group. These platforms are powered by ML models centered around our vast proprietary datasets, which are developed and maintained by the in-house Neptune Data Science Group and are generated from data collected through the operation of our business, including quote requests, the policies we have bound, and the losses incurred on the policies we have sold. Triton processes over 20,000 quotes on a typical day. As of June 30, 2025, Triton has provided approximately 29.7 million quotes, underwritten 11.9 million properties, and bound 1.1 million policies across the U.S. since inception, providing Neptune with what we believe is the largest flood insurance sales and claims database outside of the NFIP.

Our systems continually update and constantly learn and improve from the expansive datasets generated by our daily operations, helping us stay ahead of the curve in understanding flood risk. In June 2025, we released the 514th product version of our underwriting model, demonstrating our commitment to continued improvements.

From a risk selection perspective, we believe our focus on data science has allowed us to provide a more accurate estimate of likelihood of loss across our portfolio compared to the industry. This has allowed us to deliver superior written loss ratios for our capacity providers. Despite navigating some of the largest flood disasters in U.S. history, our Triton underwriting platform has delivered a lifetime written loss ratio of just 24.7% from our inception through June 30, 2025. For example, in 2024, Hurricane Helene devastated parts of Florida and North Carolina as the fourth most expensive flooding event in NFIP history. The written loss ratio on that storm for policies sold by Neptune was 18% while the NFIP announced a written loss ratio of between 163% and 188%. At the time of the storm, we had approximately 74,000 policies in force in the affected states of Florida, North Carolina, and Tennessee.

In 2024, we also implemented an ML-driven renewal optimization model, which has had a measurable impact on policy retention rates. This model enabled more precise identification of policyholders at risk of non-renewal and allowed for targeted engagement strategies, driving an increase in policy retention from 82.9% for the six months ended June 30, 2024, to 85.8% for the six months ended June 30, 2025.

Altogether, our data science capabilities underpin the stability of our earnings to date, driving a premium retention rate of our policies in a renewal term that has exceeded 97% for each of the last 4 years. As our business grows, this strong retention rate has resulted in a larger share of our portfolio consisting of tenured policyholders. As of June 30, 2025, 68.5% of our premium in force was associated with policies in a renewal term, and these policies accounted for 62.9% of our policies in force.

Our Industry

Our Market Opportunity

We operate in the large and growing flood insurance market. According to FEMA, flooding is the most common and costly natural disaster in the U.S., causing damages that exceed $40 billion annually according to the Congressional Budget Office, and is expected to continue to grow with progressing climate change. Despite the growing risk, flood insurance penetration remains low.

In the U.S., there are more than 100 million residential and commercial buildings, and we believe more of these buildings are likely to be at risk of flooding than is currently identified by FEMA. According to First Street’s First National Flood Risk Assessment, in 2020 there were approximately 22 million buildings at risk of flooding and over 14 million buildings at risk of substantial flooding over the following 30 years. However, only approximately 9 million buildings are identified by FEMA as being within SFHAs — regions with 1% or higher annual probability of flooding. Properties in SFHAs with federally backed mortgages are required by the FDPA and related regulations to have flood insurance. Yet FEMA has noted that flood maps that underlie the SFHA designations are outdated and require extensive updates, as they do not currently take into account key types of precipitation. This was highlighted during Hurricane Harvey (2017) when, despite lower flood insurance penetration rates than in SFHAs, 68% of reported claims in Harris County were outside SFHAs according to Harris County Flood Control District.

Outside SFHAs, we estimate that flood insurance uptake in general is inadequate, with only approximately 2% of properties being covered by flood insurance, representing vast underinsurance and what we believe is a significant and untapped addressable market for our products. Even in high-risk states such as Florida, Texas, and Louisiana, combined residential penetration is below 13% according to NFIP Residential Penetration Rates as of January 2, 2025. We believe this gap in flood insurance coverage, together with the limited designation of SFHAs, creates significant financial vulnerabilities for millions of American home and business owners and lenders and presents a substantial opportunity for innovative private-sector insurance solutions like Neptune.

NFIP Challenges and Developments

Historically, the flood insurance market offered limited options, as regulated lending institutions were required to accept only policies underwritten by the NFIP to satisfy mortgage requirements. In 2012, however, Congress passed the Biggert-Waters Act, mandating that lenders also accept private flood insurance policies if written on an NFIP-equivalent form. Despite this regulatory opening, to date, the NFIP has continued to dominate the market, as private insurers have lacked the expertise, innovation, and access to historical claims data necessary to profitably underwrite flood risk. In addition, the NFIP historically received substantial government subsidies that enabled it to limit premiums to rates that were challenging for private flood insurance providers to compete with, a dynamic that is shifting with the NFIP’s recent introduction of “Risk Rating 2.0,” discussed in more detail below.

Today, the NFIP insures approximately 3.7 million properties and collects approximately $4.1 billion in annual premiums, with an average annual premium of $1,100 per policy according to FEMA. We believe the NFIP falls short in meeting the evolving needs of homeowners and businesses. For decades, its policies have provided low coverage limits that often fail to address the true costs of rebuilding. Moreover, the process of purchasing NFIP coverage can be slow and cumbersome for both policyholders and agents, in contrast to the instantaneous and accessible Neptune quote-to-issue process.

Operational and financial challenges have also persisted throughout the NFIP’s history. We believe these issues stem from its subsidized and rudimentary pricing methodology, which has frequently failed to accurately reflect the underlying risk of policies. As a result, the NFIP has accumulated substantial financial losses, currently owing $22.525 billion to the U.S. Treasury, accruing approximately $2 million in daily interest according to FEMA and the Congressional Research Service.

In 2021, the NFIP launched Risk Rating 2.0, a new pricing methodology aimed at better aligning premiums with the risk profile of a given property. Under Risk Rating 2.0, most policyholders will experience annual rate increases of up to 18%, the maximum allowed under congressional caps, until their premiums reach full risk-based levels. The U.S. Government Accountability Office estimates that approximately $27 billion in additional subsidies will be required for the NFIP portfolio between 2022 and 2037 due to these price caps. While this subsidized pricing model historically allowed the NFIP to price policies at rates that limited our ability to compete for those policies, as subsidies phase out under Risk Rating 2.0, we expect the gap between NFIP rates and actual risk costs to narrow, positioning Neptune to offer more affordable coverage to approximately 50-60% of current NFIP policyholders, representing approximately 50-70% of the NFIP’s premium base.

We believe the NFIP’s legacy pricing model, cumbersome processes, and limited coverage have created significant market dislocation and inefficiencies, resulting in a compelling opportunity for private flood insurers like Neptune to capture market share.

Industry Tailwinds

We believe there are several additional structural shifts that will continue to drive opportunities in the flood insurance market broadly and for private providers such as Neptune, including:

•        Increased Demand Driven by Growing Natural Disaster and Flood Damage:    As climate change intensifies, areas with low perceived flood risk today (e.g., non-coastal regions) could face increased frequency and intensity of flooding due to additional rainfalls and storms. As climate change continues to intensify, associated with increasing severity of storms and resulting losses, we expect the demand for flood insurance to increase. Additionally, more areas with severe inland flooding could be designated as mandatory flood insurance zones for policyholders with federally-backed mortgages.

•        Underlying Housing Market Backdrop:    The housing market significantly influences property and flood insurance sales, as a substantial portion of policies are purchased during home acquisitions or refinancings. If housing market activity were to increase, a revitalized housing market would likely also stimulate growth in the property and flood insurance sector, presenting opportunities for insurers to expand their policyholder base and enhance market share. At the same time, with housing prices increasing above the rate of inflation, the NFIP coverage limit of $250,000 — which was first implemented in 1994 and has remained static since — grows more outdated each year, prompting policyholders to look to the private market for excess or replacement coverage. We believe that Neptune, with its advanced technology, policyholder and agent-first approach, coverage limit of over $7,000,000 for residential properties, and innovative products, can be at the forefront of capitalizing on this potential growth, were it to materialize, and closing the insurance gap.

Our Business Model

Our team’s energy is focused, every day, on advancing the three pillars of our business: underwriting, risk relationships, and distribution.

Underwriting

Our automated underwriting engine, Triton, is at the core of everything we do. Our use of the latest ML technology, advanced data science, AI, and behavioral economics allows us to execute key underwriting tasks — including risk selection, accurate risk pricing, aggregation management, and carrier assignment — in less than two seconds. This combination of speed and precision provides robust scalability and enables us to process high volumes of quotes and policies efficiently while maintaining industry-leading performance. We have no human underwriters and 100% of our underwriting is performed instantaneously by our Triton engine.

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(1)      We had approximately 27,021 policies in force in states with flood insurance claims related to Hurricane Ida.

(2)      We had approximately 51,562 policies in force in states with flood insurance claims related to Hurricane Ian.

(3)      We had approximately 102,426 policies in force in states with flood insurance claims related to Hurricane Helene.

(4)      We had approximately 80,266 policies in force in states with flood insurance claims related to Hurricane Milton.

Our underwriting engine has delivered positive results, including a lifetime written loss ratio of just 24.7% from our inception through June 30, 2025. This performance has spanned some of the largest flooding disasters in U.S. history — including four of the ten largest flooding events in U.S. history, as measured by NFIP insured loss: Hurricane Ida (2021), Hurricane Ian (2022), Hurricane Helene (2024), and Hurricane Milton (2024). By contrast, from 2018 to 2024, the NFIP has delivered an 86% written loss ratio according to FEMA and the U.S. property and casualty industry in general has seen an average written loss ratio of 54% according to NAIC statutory data.

Our underwriting philosophy is generally built around three fundamental principles:

•        Risk Selection:    Our approach to risk selection is driven by data science and informed by what we believe is the most comprehensive claims dataset in the private flood insurance market, generated predominantly from our operations to date. With over a quarter billion dollars in paid claims across our portfolio since inception, and our extensive analysis of industry claims and performance data, we have developed deep insights into identifying and managing properties with the highest probability of flood losses.

We believe we can evaluate property-specific risks with exceptional accuracy. Our proprietary models identify the characteristics and factors most likely to contribute to large-scale losses, allowing us to focus on selecting risks that align with the risk tolerances of our capacity providers. This granular approach helps us avoid adverse selection and has allowed us to deliver consistent, positive underwriting results. It has also allowed us to provide quotes for 95% of all submissions, optimizing the identification of properties with the highest probability of flood losses.

Through ongoing analysis of claims data and continuous refinement of our underwriting models, we ensure that our risk selection process remains sophisticated and nimble. By focusing on selecting the right risks, we aim to deliver value to both our capacity providers and our policyholders while maintaining a sustainable and profitable portfolio.

•        Pricing:    Our pricing is a sophisticated, data-driven process that incorporates advanced ML and behavioral economics to ensure accuracy and market competitiveness. Rather than relying on static or simplistic pricing models, we use a proprietary technology-driven framework to evaluate the unique characteristics of each property and its risk profile. Our pricing methodology is informed by a combination of flood risk data, customer behavior, and market dynamics. Behavioral economics plays a crucial role in determining how customers perceive and value coverage, and incorporating customer behavioral factors into our methodology enables us to tailor pricing to increase adoption while maintaining underwriting integrity. By understanding not only the risk, but also the behavior of customers, we believe we can optimize premium structures to drive growth and retention.

Unlike traditional insurance underwriting, our pricing does not depend on manual adjustments or broad risk groupings. Instead, it is dynamically informed by hundreds of data points to assess factors such as property characteristics, geographic exposure, and historical loss data. This property-specific, data-first approach allows us to quickly offer fair and competitive pricing while aligning with the risk tolerance of our capacity providers and continuously improving the accuracy of our Triton underwriting system.

•        Aggregation Management (Disaggregation):    Our approach to aggregation management is a key differentiator that sets us apart from industry norms. Traditional underwriting and risk assessment methods often rely on generalized risk aggregation based on administrative boundaries, such as states or counties, which serve as crude proxies for exposure to catastrophic events. In contrast, we have developed a patented technology that enables us to manage maximum loss scenarios at the individual property level through an analysis that uses radial circles to assess policy concentration in any given area in real time. This advanced methodology, which we refer to as “disaggregation,” allows us to optimize risk exposure in real time and align each policy with the specific risk appetite of our capacity providers.

By moving beyond man-made legacy geographic boundaries, we can more effectively distribute exposure to minimize concentration risk while focusing on the actual drivers of loss, such as property-specific vulnerability to flood. This precision also allows us to confidently underwrite in high-cost insurance markets, including hurricane-prone areas, while continuously informing and refining our pricing models to remain both responsive and data-driven.

Our disaggregation framework also leverages real-time data to adjust exposure dynamically as policies are written. This sophisticated approach enables us to manage risk with precision, so we maintain our capacity providers’ confidence in our ability to deliver consistent, positive underwriting performance. Through our patented technology and innovative methodology, we not only provide accurate risk management for our capacity providers but also ensure long-term scalability and sustainability for our business.

Risk Relationships

Neptune does not take any balance sheet insurance risk or have claims handling responsibility relating to the policies we sell. We currently contract with 7 distinct insurance programs, which are supported by 26 reinsurance providers, all of whom collectively provide underwriting capacity for the policies we sell. We refer to this panel of global insurers and reinsurers as our “capacity providers,” who bear all of the balance sheet insurance risk associated with our underwriting. Although we do not directly contract with the reinsurance providers who support our insurance programs, we engage and cultivate relationships with them, and the superior written loss ratios and underwriting results we are able to deliver on the policies we sell incentivizes these reinsurance providers to provide underwriting capacity in support of our insurance programs.

Over the past 7 years, we have built and expanded a panel of 33 capacity providers, including some of the largest insurance and reinsurance companies in the world. The strength and reputation of our capacity providers underscores the market’s confidence in our ability to deliver consistent results and manage risk effectively. Our insurance carriers are high-quality international insurers with A.M. Best ratings of A- or higher and our 26 reinsurance providers, supporting 7 distinct insurance programs, diversify our risk across both program structures and ultimate risk takers. As of June 30, 2025, our largest capacity provider accounted for 18.8% of our dollar-one premium risk. In addition, all of our insurance programs are eligible to write policies in all 50 states and Washington D.C. This approach mitigates concentration risk on both a financial and geographic basis, provides stability for both our business and our capacity providers, and ensures our portfolios remain resilient with access to ample future capacity to meet our growth objectives.

The relationships we have cultivated with our capacity providers are built on transparency, trust, and our unwavering commitment to delivering value. A key driver of our success is the availability of detailed data and insights, paired with our ability to deliver results with speed and efficiency. We provide real-time access to performance metrics, maintain an open and continuous dialogue with our capacity providers, and consistently exceed expectations with profitable underwriting results.

We have also delivered consistent and substantial premium growth for our capacity providers and our proven performance has been instrumental in driving partner confidence and growth and engagement with additional reinsurers who may wish to provide underwriting capacity for our insurance programs. Through the exceptional written loss ratios experienced by our capacity providers on policies sold by Neptune, driven by the dynamic, risk-adjusted pricing and coverage decisions made by our Triton platform, we have been able to deliver superior returns, even through some of the largest flooding events in U.S. history. As a result, we have delivered hundreds of millions of dollars of underwriting profits for our capacity providers since inception and have delivered underwriting profitability to every capacity provider in every contract year. These outcomes are a testament to our platform capabilities and our success has led to an increase in the average commission paid to us by our capacity providers of more than 4% between 2018 and June 30, 2025.

These results, combined with our ability to provide actionable insights, have attracted new capacity providers and strengthened relationships with existing ones. Our proven underwriting results have also generated meaningful goodwill with our existing capacity providers, allowing us to enhance and develop our product offerings efficiently to respond to agent and policyholder needs.

The following information showcases the expanding nature of our capacity relationships since inception.

Distribution

Our distribution strategy is built to maximize market reach and provide seamless access to our innovative flood insurance products with diversification across distribution partnerships. Leveraging a hybrid distribution model, we utilize strong agency partnerships across the insurance industry and complement those with direct-to-customer sales to drive efficiency, reach, and scale.

Agent and Broker Partnerships:    The cornerstone of our distribution network is our deep relationships with insurance agents and brokers. As of June 30, 2025, over 96% of our policy sales are driven by these partnerships, which include more than 19,000 unique agency codes that have bound a policy through Neptune and over 81,000 unique agency codes that have run a quote through our Triton platform.

Since inception, we have been able to grow our distribution network tremendously and uninterruptedly. For example, as of June 30, 2025, 19,919 cumulative agency codes have bound a policy with Neptune, an increase of 23% from 16,238 as of June 30, 2024.

We believe that Neptune delivers significant value to agents through a combination of ease of use, a superior product-market fit, high availability — made possible by our quoting of 95% of all submissions — and our ability to deepen agents’ relationships with policyholders. Historically, agents have had to undergo NFIP training and engage in the cumbersome NFIP quoting process to sell flood insurance policies. With Neptune, agents can leverage our user-friendly Agent Portal to quickly enter customer data and receive instantaneous quotes, which they can relay in real-time, thereby democratizing the sale of flood insurance. To further enhance the agent experience, we have developed deep technology integrations with many of our agency partners through API links directly into their quoting systems, allowing them to quickly quote and bind flood policies alongside homeowner policies and provide comprehensive solutions for their customers. In addition, our Agent Portal provides our agents with up to date, data-driven insights about flood risk in the geographies where a quote is being sought, empowering our agents to drive further demand for our products at the time of each quote. Through these innovations, our platform enables agents to grow their business by enhancing the overall value of the policyholder relationship, while offering a product that seamlessly fits the needs of both agents and policyholders. This in turn drives increasing adoption and higher conversion rates.

We believe our deep relationships with high quality agencies are critical in maintaining our early-mover advantage. Our agency partners include carriers with large captive agent forces, wholesalers, agency networks, flood specialists, and small, independent, family-owned agencies. Our ability to offer an alternative product that better fits many customers’ needs has resonated with our agents and has been essential to driving over 60.0% of our sales in “non-mandatory flood zones” over the last two years. Furthermore, our policies in force are highly diversified across a network of high-quality agents, without any material concentration risk or reliance on individual agencies or agents. As of June 30, 2025, our largest agency partner contributed approximately 8.9% of our total policyholder base. We maintain a robust pipeline of potential agencies interested in partnering with Neptune, while our in-house sales team continually nurtures existing relationships, supporting strong alignment with our agency partners and mutual growth. Our agency relationships are deeply entrenched at the agent level and play an active role in both converting NFIP policyholders to Neptune and winning new customers to the flood insurance market to enable our continued expansion.

Neptune Internal Agency:    2.0% of our policies in force as of June 30, 2025, were attributed to our in-house agency, with a team of licensed agents managing a growing number of quotes from our website and a select few of our distribution partners. These agents are also licensed to distribute NFIP policies in certain rare cases where policies do not meet Triton’s underwriting criteria.

Direct-to-Customer Sales:    1.3% of our policies in force as of June 30, 2025, were attributed to our direct-to-customer channel. Our easy-to-use online interface allows prospective customers in select states to quote, bind, and manage policies directly. This option complements our agency partnerships and provides ease of access for all property owners seeking flood insurance solutions. We support our online interface with our third-party agencies and in-house agency able to assist when required or to otherwise finalize the sales process.

In addition to driving scalability and flexibility, as we rapidly expand into new markets and introduce additional products, our distribution infrastructure is critical in reinforcing our data advantage. Our distribution and referral partners submit over 20,000 quotes to Triton on a typical day, with approximately 29.7 million lifetime quotes and 1.1 million binds from inception through June 30, 2025. All these quotes (whether or not they lead to binds) and binds fold into and grow our proprietary dataset, allowing us to continually build the competitive advantage provided by our platform.

The following information illustrates the cumulative quotes and binds on our Triton and Poseidon systems since inception in 2018.

In addition, below is a chart demonstrating the roles we, our capacity providers, and our distribution partners play in the flow of data and payments, and the role our capacity providers and distribution partners play in the flow of claims from policyholders:

Our Products

We offer a range of innovative insurance products designed to address the needs of residential and commercial property owners facing flood and other natural disaster risks. As of June 30, 2025, across all of our insurance product offerings, residential properties accounted for 88.1% of our premium in force and commercial properties accounted for the remaining 11.9%. Our flagship primary residential flood insurance product accounted for 86.0% of our premium in force as of June 30, 2025. In addition to the base policy, we offer enhanced protection through expanded coverage options, making our flood insurance product a superior coverage alternative to the NFIP. We also offer an excess flood insurance product, which we introduced in 2024, which made up 2.7% of our premium in force as of June 30, 2025, and which is available to both residential and commercial property owners. Both our primary and excess flood insurance products are structured around the NFIP form and can be used to supplement or fully replace existing NFIP coverage, as needed. In addition to our flood insurance products, we offer a parametric earthquake insurance product, launched following our acquisition of Jumpstart in September 2021. While currently less than 1% of our portfolio, this product allows us to collect data and expertise that we believe will allow us to eventually diversify into other perils and address additional unmet insurance needs.

Primary Flood Insurance:    Our primary flood insurance products accounted for 97.3% of our premium in force as of June 30, 2025. In addition to the base policy, we offer enhanced protection through expanded coverage options, making our flood insurance product a superior coverage alternative to the NFIP.

Excess Flood Insurance:    In February 2024, we introduced our excess flood insurance product, to meet the needs of a significant portion of NFIP policyholders for whom transition to the private market is not economical due to continued substantial subsidies that support their NFIP policy premiums. This product, which is available to both residential and commercial property owners, allows policyholders to supplement their existing NFIP coverage, providing more comprehensive protection for their homes, businesses and families. The introduction of our excess insurance product has been well received in the market. Premium in force was $8.5 million as of June 30, 2025, and the product made up 2.7% of our premium in force as of June 30, 2025. By addressing critical gaps in NFIP flood insurance, this product expands our ability to protect a broader set of property owners from significant financial risks.

Both our primary and excess flood insurance products are structured around the NFIP form and can be used to supplement or fully replace existing NFIP coverage, as needed.

Parametric Earthquake Insurance:    In addition to our flood insurance products, we offer a parametric earthquake insurance product, launched following our acquisition of Jumpstart in September 2021. This innovative product provides predetermined payouts based on the intensity of an earthquake, ensuring fast and straightforward claims processing. While currently less than 1% of our portfolio, this product allows us to collect data and expertise that we believe will allow us to eventually diversify into other perils and address additional unmet insurance needs.

Our Geographic Presence

We operate nationwide and actively mitigate our concentration risk by expanding and diversifying our portfolio across the country. As of June 30, 2025, Florida, Texas, and Louisiana accounted for only 49% of our policies in force, compared to a much heavier exposure of 60% for the NFIP according to the NFIP.

The Neptune Advantage

We believe that Neptune’s competitive advantage is driven by the three core pillars of our business model (underwriting engine, risk relationships, and distribution) and is extended by the following:

•        Technology and Data-First Culture:    Technology is at the heart of our capabilities and success, enabling us to deliver innovative, efficient, and optimized insurance solutions in a simple and accessible way. As of June 30, 2025, 42% of our 60 employees were on our technology development team, with our proprietary and internally-developed underwriting and policy management systems forming the backbone of our operations.

•        Our technology infrastructure is built to support rapid expansion into new markets and product lines. Whether adapting to regulatory changes, adding capacity relationships, or launching new offerings like our excess flood product, our systems are designed to support growth without compromising speed or reliability. We operate on a fully digital, cloud-based computing infrastructure. Leveraging cloud computing allows us to rapidly scale our underwriting, policy management, and analytics capabilities in response to market demand. This infrastructure provides seamless remote access for our distributed workforce, enhancing system reliability, and ensuring that our data science and ML models can process vast amounts of information with minimal latency.

•        Our technology ecosystem is strengthened by our ML models and predictive analytics developed by the Neptune Data Science Group. These models use vast datasets from our operations, as well as geospatial mapping and real-time risk assessments, along with our proprietary data from the high volumes of transactions effected on our systems, to evaluate flood risks at the individual property level with precision. This enables us to provide instant underwriting decisions and dynamic, risk-adjusted pricing for both residential and commercial properties, allowing us to provide coverage with exceptional accuracy that incumbents and other players struggle to do.

•        We are committed to continuously refining and expanding our technology capabilities. Through constant innovation, we ensure our platforms remain at the cutting edge of the insurance industry, empowering us to stay ahead of market trends and deliver value to our capacity providers, agents and policyholders.

•        Early-Mover Advantage in a Large, Evolving Market Dominated by the NFIP:    As the first entrant in the private flood insurance market with substantial scale and geographic presence, we have accumulated proprietary datasets through our operations that continuously improve our predictive technology, designed innovative products that we believe better suit evolving customer demand, and developed an extensive distribution network with trusted relationships that ensures broad reach across the market. We believe this measurable competitive edge positions us to capture greater market share as the industry evolves following anticipated long-term structural shifts driven by NFIP risk re-rating, climate change, and growing housing demand.

•        Trusted Relationships with Capacity Providers:    Through seven challenging storm seasons, we have delivered underwriting profit to each of our capacity providers annually. This has enabled our capacity providers to deliver consistent and predictable capacity to support our current and expected growth. Additionally, as a result of our performance, our capacity providers have awarded us greater flexibility to underwrite and bind policies, a contrast to industry norms where binding authority is typically set on stricter negotiated limits and criteria. This flexibility allows us to control product design, risk aggregation and capacity allocation, and allows us to respond to opportunities and needs from agents and our policyholders in an agile manner, continuing to reinforce our competitive advantage.

•        Robust Track Record of Financial Performance with Strong Visibility into Future Earnings:    We have consistently outperformed our internal expectations, demonstrating a disciplined and reliable approach to growth. Through 21 landfall hurricanes, we have delivered positive underwriting results and maintained strong loss performance. This operational consistency has translated into substantial revenue and Adjusted EBITDA growth since inception. Our business is supported by a high degree of recurring revenue and predictable renewal patterns, providing strong visibility into revenue growth and profitability. For example, for the six months ended June 30, 2025, 70% of our revenue was derived from renewal business.

•        Disciplined Leadership Team:    We are a founder-led organization, with a unified strategic vision, focused on delivering superior outcomes for our stakeholders. Our disciplined approach to risk management and optimization has led to us being profitable since our second year of operation. Our lean organizational footprint of 60 employees as of June 30, 2025, allows us to prioritize efficiency, scalability, and flexibility in our operations, driving industry-leading profitability per employee.

Our Growth Strategy

The opportunities for growth in the Neptune portfolio are both broad and deep. We believe we will continue to maintain strong revenue growth based on:

•        Growth Across Existing Products and Geographies:    We believe the U.S. primary and excess flood insurance markets present immense growth opportunities for Neptune. Despite our significant achievements and expanding scale to date, based on data from NAIC and NFIP, we estimate that as of March 31, 2025, we accounted for just 7% of the U.S. primary residential flood insurance market, with an even smaller share of both the excess flood market, which we entered in 2024, and the commercial flood market. This leaves substantial room for growth, given the current insurance gap, increased market awareness of flood risk, and evolving market conditions, particularly around anticipated developments related to the NFIP’s implementation of Risk Rating 2.0. In addition, we believe our distribution strategy, which is primarily focused on deep partnerships across agencies with tens of thousands of agents, facilitates increased awareness of both our products and flood risk among our agents and prospective policyholders, through the ease-of-use of our automated underwriting platform, seamless API integrations, instantaneous bindable quotes, and proprietary Agent Portal. In many cases, the creation of a Neptune quote is automatic and instantaneous for agents via our API, facilitating easy cross-sell opportunities alongside standard home and business insurance quotes. In addition, our Agent Portal provides our agents with up to date, data-driven insights about flood risk in the geographies where a quote is being sought, empowering our agents to drive further demand for our products at the time of each quote. Through these innovations, we believe our platform enables agents to grow their business by delivering added value to the policyholders, while creating further awareness in support of our growth strategy.

•        Ability to Scale with Limited Incremental Cost:    Our technology infrastructure is built to support rapid expansion, allowing us to scale our business using the same cost structure without requiring us to incur material additional capital expenditures. We operate on a fully digital, cloud-based computing infrastructure, which we can leverage to rapidly scale our underwriting, policy management, and analytics capabilities in response to market demand. This infrastructure provides seamless remote access for our distributed workforce, enhancing system reliability, and ensuring that our data science and ML models can process vast amounts of information with minimal latency. Further, because our entirely digital underwriting engine, Triton, uses advanced algorithms, without any human underwriters, to assess risk with speed and precision, we are able to price, quote, and bind additional policies at scale without any significant expansions to our employee base. As a result, while many of our G&A costs are expected to scale with the size of our business (for example, as the number of policyholders increases, customer support and cloud hosting costs may rise), we do not believe that growing our business or the number of policies we sell will require any material changes to our cost structure. We intend to continue to implement new technology from time to time, which we intend to build and maintain using our existing technology development team, including our Neptune Engineering Group and Neptune Data Science Group, to further improve efficiency and scalability.

•        Expansion of Product Offerings:    We have continued to innovate and broaden our product offerings to capitalize on market trends and growth opportunities. In 2024, we launched an excess flood insurance product designed to address a critical gap in coverage for policyholders who remain with the NFIP. Many NFIP policyholders are unable to transition fully into the private market due to the economic benefit provided by substantial government subsidies that limit their premiums. Our excess flood product allows these policyholders to maintain their NFIP coverage while purchasing additional protection from Neptune, providing more comprehensive protection for their homes and families. Growth within this market represents a meaningful opportunity. With our innovative primary flood product and rapidly growing excess flood offering, we are well-equipped to serve both residential and commercial property owners, providing them with comprehensive and affordable coverage. As climate change likely continues to increase the frequency and severity of flooding events, including in areas that have not historically been considered flood prone, we believe increased awareness of flood risk among the general public can drive further demand for Neptune products. As a result, we remain focused on leveraging technology and delivering tailored solutions to meet the evolving needs of our policyholders. These market dynamics play directly to Neptune’s strengths and reinforce our ability to grow market share. Additionally, as part of our commitment to addressing long-standing market gaps and expanding our product portfolio, we are actively exploring opportunities in additional perils beyond flood. We are exploring the option of adding an indemnity earthquake product in California, where there is a material insurance gap for earthquake coverage, with approximately 89% of buildings uninsured. We expect an indemnity earthquake product would provide true value to policyholders by addressing shortcomings in the options currently available on the market, including long-term affordability and ease of purchase. The development of an indemnity earthquake product would build on the expertise gained from our acquisition of Jumpstart and would respond to the growing demand from both policyholders and our agency partners for comprehensive earthquake protection. By leveraging our proprietary technology platform and underwriting capabilities, we believe we are well-positioned to develop new insurance solutions that deliver value to policyholders and close protection gaps in underserved markets.

•        International Expansion:    Flooding is a pervasive and growing global challenge, yet the flood peril remains inadequately understood and underinsured in many countries around the world. Across the globe, millions of residential and commercial properties face significant and rising flood risks, often without sufficient insurance coverage to protect property owners from financial loss. In most international markets, flood insurance penetration is minimal, with many regions relying on outdated risk models, government-backed programs, or ad hoc relief efforts to address flooding events. These approaches often leave property owners exposed to significant financial vulnerabilities, particularly as climate change likely exacerbates the frequency and severity of flood events globally. This underinsurance may create an opportunity for Neptune to expand into international markets and provide innovative, data-driven flood insurance solutions to property owners in need. Leveraging our proprietary technology platform, advanced underwriting capabilities, and experience in the U.S. market, we believe we are uniquely positioned in the coming years to enter international markets and address the gaps left by traditional insurance providers. We expect our scalable technology infrastructure, built for rapid deployment, would enable us to adapt quickly to the regulatory requirements and unique risk profiles of different countries.

•        Inorganic Growth Opportunities:    From time to time, we may supplement our long-term organic growth with strategic acquisitions, focused on gaining expertise or expanding and complementing our existing portfolio. In recent years, we have completed a notable intellectual capital focused acquisition of Jumpstart, a leading parametric insurance company, and expanded our expertise through the strategic hiring of the employees of Charles River Data, a Boston-based data science consulting firm.

Potential Challenges

There are also a number of factors that we believe could present challenges to our strategic plans or limit our ability to grow our business, including:

•        Adverse NFIP Developments:    The flood insurance market is highly competitive, with the NFIP holding approximately 90% of the market share. As the dominant provider, the NFIP benefits from strong federal backing and widespread consumer recognition. Its significant market presence and subsidized pricing in certain areas create challenges for private insurers, including Neptune, to compete effectively. If the NFIP’s implementation of Risk Rating 2.0 is tolled or delayed or the Congress elects to continue to subsidize the NFIP consistent with historic levels, it could limit our potential growth opportunities relating to existing NFIP policyholders. In addition, adjustments to the NFIP’s pricing, coverage options, or underwriting guidelines could also significantly alter the competitive landscape. Although we believe purchasing insurance from the NFIP is relatively burdensome and time-consuming for policyholders and agents, and that its limited product offerings often fail to meet policyholder needs, if the NFIP were to lower premiums, simplify its processes, or increase its coverage options, we could face increased difficulty in retaining or growing our policyholder base.

•        Continued Weakness in the Housing Market:    Our performance and ability to issue new policies and retain existing policies is closely tied to home sales, economic activity, construction costs, household income, and employment levels, as well as commercial property markets. Elevated mortgage rates and declining affordability have recently strained the housing market, leading to a decrease in first-time homebuyers and overall housing market activity. As of January 2025, the average rate on a 30-year fixed mortgage in the U.S. had risen to over 7%, marking its highest level since mid-2024. While this average rate has since decreased below 7%, this surge has contributed to a decline in home sales, with existing home sales in 2025 projected to be at the lowest level since 1995. Elevated mortgage rates, together with higher home prices, can create affordability challenges, particularly for first-time buyers. For example, the National Association of Home Builders estimates that in 2023, when mortgage rates on a 30-year fixed mortgage rose from 6.25% to 6.5%, nearly 1.3 million households were priced out of the market for a median-priced home. Continued weakness or a further decrease in housing market activity, particularly in areas where flood coverage is needed, due to adverse economic conditions or other factors, could result in a decline in the home insurance industry and reduction in the sale of our policies, reduced renewal rates, and increased cancellations of existing policies, as many flood insurance purchases are driven by mortgage requirements and a substantial portion of our flood insurance policies are purchased during home acquisitions or refinancing.

•        Access to Top Talent:    Our success depends, in large part, on our ability to attract and retain talent, which may be difficult due to the intense competition in our industry and the technology industry generally for key employees with demonstrated ability. We rely on a team of highly skilled engineers, data scientists, and other technical professionals who are responsible for the development, enhancement, and maintenance of our proprietary technology. This team’s expertise in ML, geospatial analysis, and data modeling is vital to ensuring our ongoing success and our ability to remain competitive. The financial services and technology industries are highly competitive, and the demand for talented professionals in fields such as data science and ML often exceeds supply. The loss of key technical talent or critical members of our engineering and data science team, or any inability to hire additional talent as the needs of our business may require, could impair our ability to refine our risk assessment capabilities, address evolving market needs, or respond effectively to competitive pressures.

M&A

Jumpstart

In September 2021, we acquired Jumpstart, a leading parametric insurance company providing parametric earthquake coverage in California, Oregon, and Washington. This acquisition allowed us to introduce a parametric earthquake insurance product, positioning us for future expansion into the indemnity earthquake insurance market. The expertise and technology gained through Jumpstart would serve as the foundation for a potential launch of an indemnity earthquake product in the future, targeted at further addressing the significant insurance gap in the U.S. earthquake market. This innovative approach aligns with our mission to simplify and expedite the insurance process for property owners.

Charles River Data

In May 2024, we hired all of the employees of Charles River Data, a Boston-based data science consulting firm renowned for its expertise in advanced analytics and ML, which had previously consulted on the enhancement of our AI-driven underwriting platform, Triton. The onboarding of all the employees of Charles River Data led to the formation of our Neptune Data Science Group, which is dedicated to further enhancing Triton. By integrating Charles River Data’s capabilities, we have improved the precision and speed of our flood risk assessments, further solidifying our position as a technology leader in the insurance industry.

This integration demonstrated our ability to execute and our commitment to leveraging cutting-edge technology and innovative insurance solutions to meet the evolving needs of our policyholders while driving growth and market leadership.

Competition

The flood insurance market is competitive, with participants ranging from government programs to private insurers. While the NFIP remains the predominant provider by far, its challenges — such as substantial debt, inadequate coverage limits, and rising premiums under Risk Rating 2.0 — create opportunities for us to compete in the future. However, to date, the U.S. government subsidization of the NFIP and resulting lower premiums have discouraged most policyholders from considering private market alternatives. Competition in the insurance business is largely based upon innovation, knowledge, terms and condition of coverage, quality of service, and price.

In the private flood insurance sector, we face competition from other MGAs, established carriers, and startups. Certain established carriers and other MGAs may have substantially greater resources and market presence than us. However, unlike these carriers and other MGAs, we believe we have successfully leveraged advanced data analytics and risk modeling, via our Triton platform, to offer competitively priced policies with comprehensive coverage options at sustainable written loss ratios, addressing the complex nature of flood risk assessment. Established carriers often do not directly originate flood insurance due to the perceived unpredictability, data gaps, and potential for catastrophic losses with traditional aggregation approaches, preferring to focus on their core risk offerings. In contrast, we have focused on solving the barriers to entry in flood insurance by using technology to drive scale, streamline underwriting processes, enhance policyholder and agent experience, and improve underwriting results through appropriate pricing and risk disaggregation.

Startup companies in the flood insurance space often struggle with brand recognition and trust, areas where we believe we have built a strong reputation and confidence among agents, policyholders, and capacity providers. Ultimately, our proprietary technology platform enables us to provide precise, scalable solutions that meet the needs of property owners. Additionally, our partnership approach and tech-enabled integrations with agencies makes us a provider of choice. Based on our analysis of State-by-State data on the private flood insurance market published by the NAIC, we believe that we currently hold more than one third of the primary residential private flood insurance market, and that our leading market share continues to grow. This leadership position reflects our early-mover advantage and our ability to outperform competitors by offering innovative products, efficient processes, and a proven track record of underwriting success. We believe our substantial market share, carrier capacity, and deep data advantages support our positioning to scale more rapidly and efficiently than competitors.

As we continue to expand across our current products and footprint, and into new insurance markets, we expect new entrants and established players to emerge. However, we believe that our commitment to technology, data science, and policyholder value will enable us to maintain and grow our competitive and early-mover advantage.

Branding and Marketing

Our branding and marketing efforts are central to building Neptune’s reputation as a trusted, innovative leader in insurance. From our headquarters in St. Petersburg, Florida, we manage all branding and marketing activities with a sharp focus on data-driven strategies that deliver measurable results.

Our marketing initiatives are primarily online, leveraging a diverse range of digital channels including targeted advertising, social media, and agent promotions. This digital-first approach allows us to engage directly with consumers and efficiently drive demand for our products. We prioritize campaigns that we believe deliver immediate and measurable growth, ensuring our marketing efforts are accretive to financial performance.

In 2024, we underwent a comprehensive rebranding effort to prepare Neptune for its next phase of growth. This included a significant investment in updating our logo, website, and overall brand aesthetic. Our new branding reflects our commitment to innovation and excellence, resonating with stakeholders across the industry.

Our brand recognition and reputation have been instrumental in driving growth through both direct-to-consumer channels and partnerships with agents and brokers. The Neptune brand has not only attracted distribution relationships but also enhances our appeal to risk-taking partners, helping to build strong alliances that further our business objectives.

In addition to traditional branding and marketing efforts, we launched the Neptune Research Group in 2024. This initiative produces and publishes research reports aimed at increasing awareness of flood risk and fostering industry-wide discussions about flood insurance. These reports have received extensive coverage across the insurance sector for their insight and depth, further establishing Neptune as a thought leader in flood risk mitigation.

Our marketing and branding efforts are tightly aligned with our mission to simplify flood insurance and close the protection gap for homeowners and businesses. By combining innovative design, strategic messaging, and data-driven tactics, we continue to strengthen our position as a leading provider of private flood insurance.

Intellectual Property

Our intellectual property is a cornerstone of our competitive advantage, enabling us to deliver innovative solutions and maintain our position as one of the market leaders in private flood insurance. We have developed a portfolio of proprietary technologies, algorithms, and data models that are critical to our operations and growth strategy. We rely on intellectual property laws, as well as restrictions on our employees, consultants, contractors, and other third parties including through confidentiality, invention assignment and nondisclosure agreements, license agreements, policies and procedures and other contractual obligations, to protect our intellectual property rights, proprietary technologies and commercially valuable confidential information, and data used in our business. The success of our business depends in part on our ability to obtain, use, maintain, defend, and enforce our intellectual property in the operation of our business.

Proprietary Technology and Platforms:    Our underwriting engine, Triton, our policy management system, Poseidon, and other core technologies have been developed entirely in-house by our Neptune Engineering Group. These platforms incorporate patented features and proprietary algorithms that enable us to evaluate flood risk with precision and efficiency.

Machine Learning Models and Data Science Capabilities:    Developed by our Neptune Data Science Group, our advanced ML models and predictive analytics tools are essential to our ability to provide instant, accurate underwriting decisions and competitive pricing. These models are built and maintained exclusively within Neptune, ensuring we maintain full control over their development and evolution.

Patents and Trade Secrets:    We actively protect our intellectual property through patents, trade secrets, and other intellectual property laws and legal safeguards. In the United States, we have obtained one issued patent on our disaggregation technology, an advancement in aggregation management that is a key component to the creation of efficient and attractive portfolios for our risk-taking partners. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection and have measures in place designed to protect our proprietary algorithms, dynamic pricing models, and other technological innovations and to ensure they cannot be replicated by competitors, securing our unique position in the market. However, trade secrets can be difficult to protect. While we have confidence in the measures we take to protect and preserve our trade secrets, such measures can be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

Brand and Trademarks:    The Neptune brand, including our name, logo, and other trademarks, is a valuable asset that reinforces our reputation as an industry leader. We have registered trademarks that protect the Neptune brand identity against unauthorized use by others. In the United States, we have obtained five trademark registrations. In addition, we have registered the <neptuneflood.com> domain name, which we use in connection with our platform.

Continuous Innovation:    We are committed to ongoing investment in R&D to expand our intellectual property portfolio. This includes enhancements to existing technologies, the creation of new products, and the exploration of additional applications for our proprietary tools.

Our intellectual property is not only a key differentiator but also a critical driver of our ability to scale efficiently, expand into new markets, and deliver unmatched value to our policyholders and partners. We have procedures in place to monitor for potential infringement, misappropriation, or other violation of our intellectual property or proprietary rights, and it is our policy to take appropriate action to defend and enforce our intellectual property, taking into account the strength of our claim, likelihood of success, cost, and overall business priorities. However, the steps we take may not be adequate and could harm our reputation and could adversely affect our competitive position, financial condition, or results of operations. See “Risk Factors — Risks Relating to Data, Intellectual Property and Cybersecurity.” By taking steps to safeguard and continually advance our innovations, we look to ensure Neptune remains at the forefront of the insurance industry.

Regulatory Matters

As an MGA, we operate within a highly regulated industry, subject to state and federal laws governing various aspects of our business. Unlike traditional admitted carriers, we operate on an E&S lines basis, which provides greater flexibility in underwriting, pricing, and product offerings. This flexibility allows us to innovate and respond quickly to market demands without requiring the filing of rates and forms for state approval.

Operating on E&S lines requires compliance with specific regulatory frameworks, including maintaining proper licensure, adhering to E&S lines reporting requirements, and ensuring compliance with applicable E&S lines laws, and the payment of E&S lines taxes, in each jurisdiction where we write business. Our dedication to regulatory compliance ensures we meet these obligations while enabling us to maintain operational agility. In addition, all of our insurance programs are eligible to write policies in all 50 states and Washington D.C., facilitating the operation of our business throughout the United States.

In addition to E&S regulations, we are subject to data privacy and cybersecurity laws relating to the policyholder data and other personal information we collect and must comply with stringent privacy standards, including state-level privacy laws in the United States and international data protection regulations, where applicable. However, the personally identifiable information we collect and store with respect to policyholders is limited and basic and does not include payment information, credit status, social security numbers, or dates of birth, which we believe limits our exposure to such laws and regulations, and any potential changes thereto. We strive to maintain systems and processes to safeguard policyholder information that are designed to ensure compliance with evolving legal requirements. See also “Risk Factors — Risks Relating to Regulatory and Legal Matters — We are subject to evolving laws and regulations on data privacy, data protection, and cybersecurity, which can be complex and conflicting. We may face investigations, fines, and sanctions as a result of our or our service providers’ or partners’ actual or perceived failure to comply with such laws and regulations and incur increased operational costs in order to ensure future compliance” and “Risk Factors — Risks Relating to Regulatory and Legal Matters — We rely on the efficient, uninterrupted, and secure operation of complex information technology systems and networks to operate our business. Any significant system or network disruption due to an actual or perceived breach in the security of our or our vendors’ information technology systems could have a negative impact on our reputation, regulatory compliance status, operations, sales, and operating results.”

Through our use of AI, we may also from time to time be subject to laws and regulations relating to AI, automated decision-making, and similar technologies, or may be impacted if existing or future laws and regulations are interpreted in ways that would affect or extend to the types of “machine learning models” utilized by the Company, which use AI-driven, complex algorithms to analyze data inputs. The Company’s models, however, predominantly use proprietary data derived from the Company’s business operations, and are generally not trained on external or other third-party data. See also “Risk Factors — The regulatory framework for AI technologies is rapidly evolving as many federal, state, and foreign government bodies and agencies have introduced or are currently considering additional laws and regulations; to the extent any such laws or regulations apply to our business, or existing laws and regulations are interpreted in ways that would affect the use of AI in our business, we may need to implement additional standards or practices to remain compliant and the operation of our business could be adversely affected.”

While our regulatory environment is complex, we view compliance as essential to maintaining trust with policyholders, partners, and stakeholders. By staying proactive and adaptive in our approach, we are well-positioned to navigate the evolving regulatory landscape and support the continued growth of our business.

Human Capital Management

Our employees are our most valuable asset, driving innovation, growth, and operational excellence. With a lean yet highly efficient workforce of 60 employees as of June 30, 2025, most of whom work remotely, we have built a company culture focused on talent, efficiency, and automation.

Our hiring process is rigorous, incorporating both personality and capability testing to ensure that every employee not only has the skills required to excel in their role but also aligns with our values and mission. This approach has allowed us to assemble a team of exceptionally talented individuals who are passionate about solving complex challenges and delivering value to our policyholders and partners.

Neptune was founded on the principle of automating everything. By leveraging advanced technology and data science, we have created a business model that allows our team to focus on high-value, complex tasks rather than routine operations. This mantra continues to shape our approach to innovation and efficiency, ensuring that our workforce is able to drive maximum impact with minimal resource requirements.

Forty-two percent of our employees are dedicated entirely to the development of our proprietary technology, including our underwriting platform, ML models, and policy management systems. This investment in technology development not only enables us to stay at the forefront of the industry but also allows us to operate at a level of efficiency and scalability that is unmatched in the insurance market.

Our remote-first workforce model provides flexibility and access to a broader talent pool, enabling us to attract and retain top talent regardless of location. We support our employees with the tools and resources they need to succeed, fostering a collaborative and innovative environment that drives both individual and company success.

By focusing on talent, efficiency, and automation, we have built a human capital management strategy that supports our mission to revolutionize flood insurance and ensures our ability to scale effectively as we continue to grow.

Cybersecurity Risk Management

Protecting the sensitive data of our policyholders, partners, and organization is a top priority. As a technology-first company, we recognize that maintaining cybersecurity practices and safeguards is essential to ensuring the integrity of our systems and the trust of our stakeholders.

Our cybersecurity strategy is designed to address both current and emerging threats and leverage best practices, advanced tools, and ongoing vigilance. Key components of our approach include:

1.      Comprehensive Security Framework:    We employ a multi-layered cybersecurity framework that includes firewalls, intrusion detection systems, endpoint protection, and encryption protocols to safeguard data and systems. Our infrastructure is regularly updated to ensure alignment with the latest security standards and regulatory requirements.

2.      Data Protection:    Policyholder and partner data is stored securely within our systems, with access strictly controlled and monitored. Sensitive information is encrypted both in transit and at rest, ensuring protection against unauthorized access.

3.      Proactive Threat Monitoring and Response:    We utilize threat monitoring tools to identify and mitigate potential vulnerabilities in real time. Our dedicated cybersecurity team conducts regular audits, vulnerability assessments, and penetration testing to proactively address risks.

4.      Employee Awareness and Training:    Cybersecurity is a shared responsibility across our organization. We provide regular training to employees on identifying and mitigating cybersecurity risks, ensuring that our team is equipped to recognize phishing, social engineering, and other common attack vectors.

5.      Incident Response Plan:    In the event of a cybersecurity incident, we have a detailed incident response plan in place to contain, investigate, and resolve the issue promptly. Our team conducts post-incident reviews to continuously improve our defenses and reduce the likelihood of future occurrences.

6.      Third-Party Risk Management:    As part of our commitment to cybersecurity, we carefully vet all third-party vendors and partners to ensure they meet our security standards. We maintain contractual agreements and conduct periodic assessments to confirm compliance.

7.      Regulatory Compliance:    We have policies and procedures in place designed to adhere to all applicable data privacy and security regulations, including state, federal, and international standards, where applicable. Compliance is regularly reviewed to ensure our practices remain current with evolving regulatory landscapes.

Cybersecurity risk management is an ongoing process, and we remain committed to staying ahead of emerging threats. By continuously investing in advanced technologies, fostering a culture of security awareness, and prioritizing proactive measures, we strive to protect our policyholders, partners, and business from potential risks while maintaining the integrity of our operations.

Facilities

Our corporate headquarters is located in St. Petersburg, Florida, where we currently lease approximately 2,000 square feet of office space. This facility serves as the central hub for our operations, supporting key functions such as technology development, sales, and corporate administration.

As a remote-first company, the majority of our workforce operates remotely, leveraging our advanced technology infrastructure to collaborate seamlessly across locations. This model enables us to attract top talent from a broad geographic pool while maintaining operational flexibility and efficiency.

In 2026, we plan to transition to a new corporate headquarters, also located in St. Petersburg, Florida. This new facility is designed to support our continued growth.

We believe that our facilities, combined with our remote-first workforce strategy, provide the resources and flexibility needed to support our business objectives as we scale and expand into new markets.

Legal Proceedings

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows, or financial condition.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Executive Officers and Employee Directors
Trevor Burgess	52	Chief Executive Officer and Chairman of the Board of Directors
Jim Steiner	44	Chief Financial Officer, Secretary and Director
Matt Duffy	34	President and Chief Risk Officer, Neptune Flood
Jonathan Carlon	40	Director of Corporate Development, Neptune Flood, and Director

Non-Employee Directors
Blair J. Greenberg(1)(2)	44	Director
Cristian Melej(1)(2)	48	Director
Mike Vostrizansky(1)(2)	41	Director

____________

(1)      Member of the audit committee

(2)      Member of the compensation committee

Executive Officers and Employee Directors

Trevor Burgess, our co-founder, has served as our Chief Executive Officer and as Chairman of our board of directors since our formation as a holding company in April 2025. Mr. Burgess has been Chairman of Neptune Flood’s board of directors since July 2023 and as a director of Neptune Flood since January 2018. Mr. Burgess has also served as Chief Executive Officer of Neptune Flood since December 2019. Mr. Burgess is the lead inventor of the technology for which we have been granted one patent and have filed an additional patent application. Mr. Burgess also currently serves as Chairman of TRB Development LLC, a family office, real estate development and investment company. Mr. Burgess formerly served as the Chief Executive Officer and Director of C1 Financial (NYSE: BNK) since its inception in July 2013, as the Chief Executive Officer of C1 Bank since April 1, 2012, and as a member of its board of directors since December 2019. C1 Financial was sold to Bank of the Ozarks, now Bank OZK, in July of 2016. In 2013, he was named the Ernst & Young Florida Entrepreneur of the Year in the Financial Services Category and in 2014 was named American Banker’s Banker of the Year. Prior to joining C1 Bank, Mr. Burgess gained an extensive finance background working as a Managing Director for Morgan Stanley & Co. LLC, where, among other responsibilities, he executed initial public offerings and other capital raising transactions as an investment banker in the Equity Capital Markets division. Prior to his nearly ten years at Morgan Stanley, Mr. Burgess also worked as a management consultant at Monitor Company. He earned his bachelor’s degree from Dartmouth College in 1994. We believe that Mr. Burgess is qualified to serve on our board of directors due to his extensive knowledge of our company and the industry in which we compete, and his vision and leadership as our Chief Executive Officer.

Jim Steiner has served as our Chief Financial Officer and as a member of our board of directors since April 2025. Mr. Steiner has served as Neptune Flood’s Chief Operating Officer and Chief Financial Officer since May 2023 and previously served as Neptune Flood’s Chief Risk Officer, Chief Operating Officer and Secretary from April 2019 to May 2023. Mr. Steiner has also served as a member of Neptune Flood’s board of directors since May 2023. Prior to joining Neptune Flood, Mr. Steiner was the Director of Risk Strategy and Innovation at Bank OZK from July 2016 to May 2018, the Executive Vice President and Chief Risk Officer, among other roles, at C1 Financial, Inc. and its subsidiary C1 Bank from September 2012 to July 2016 and worked in private wealth management at Morgan Stanley from October 2003 to August 2010. Mr. Steiner earned a Bachelor of Business Administration (Finance) degree from George Washington University, a Master of Public Policy (Public Management) degree from Georgetown University, and a Master of Science in Risk Management degree from New York University’s Stern School of Business. Mr. Steiner is also a CFA® charterholder and holds the Professional Risk Manager (PRM®) and Chartered Property Casualty Underwriter (CPCU) designations. We believe that Mr. Steiner is qualified to serve on our board of directors due to his extensive experience in risk management, financial oversight, strategic leadership roles, and deep understanding of corporate governance.

Matt Duffy has served as Neptune Flood’s President since April 2025 and Chief Risk Officer since December 2022 and served as Director of Risk Management and Internal Audit from July 2021 to December 2022. Prior to joining Neptune Flood, Mr. Duffy was at Bank OZK from 2016 to 2021, most recently as the Executive Vice President, Director of Enterprise Technology Solutions from July 2018 to July 2021, where he oversaw digital process automation, software development, and data visualization. Prior to Bank OZK, Mr. Duffy was at C1 Bank from 2013 to 2016 and served as Vice President, Enterprise Risk Officer from December 2015 to October 2016. Mr. Duffy earned a Bachelor of Arts in Economics from Eckerd College and is a designated Financial Risk Manager (FRM), Chartered Property Casualty Underwriter (CPCU), Certified Internal Auditor (CIA), and Project Management Professional (PMP).

Jonathan Carlon has served as a member of our board of directors since April 2025 and as a member of Neptune Flood’s board of directors since January 2018. Mr. Carlon has also served as Neptune Flood’s Director of Corporate Development since May 2023. Mr. Carlon has been CEO of TRB Development LLC, a family office, real estate development, investment company, since July 2016. Previously, Mr. Carlon worked at C1 Bank as Chief of Staff and as Director of Investor Relations, among other roles, from July 2013 to the sale of the bank in July 2016. Mr. Carlon received his Master of Business Administration from The University of Tampa and his Bachelor of Arts in Finance and Business Management from Marietta College. We believe that Mr. Carlon is qualified to serve on our board of directors due to his extensive understanding of our financial model as well as his longstanding experience as Mr. Burgess’s business partner.

Non-Employee Directors

Blair J. Greenberg has served as a member of our board of directors since April 2025 and as a member of Neptune Flood’s board of directors since May 2023. Mr. Greenberg is a partner at Bregal Sagemount and has been with the fund since January 2013. Prior to Bregal Sagemount, Mr. Greenberg worked at Technology Crossover Ventures from July 2006 to January 2013, where he focused on investing in technology and financial services companies, and at UBS Group AG, in the Financial Institutions Group from July 2004 to June 2006. At UBS, Mr. Greenberg focused on mergers & acquisitions and capital raising transactions for financial technology, asset management, and specialty finance companies. Mr. Greenberg has served as a member of the board of directors of Open Lending Corporation (Nasdaq: LPRO) since March 2016. Mr. Greenberg received a Bachelor of Sciences in Business Administration with a concentration in Finance from the Kelley School of Business at Indiana University Bloomington and a Master of Business Administration with concentrations in Finance, Management & Strategy, and Marketing from the Kellogg School of Management at Northwestern University. We believe that Mr. Greenberg is qualified to serve on our board of directors due to his extensive experience investing in financial services and software companies.

Cristian Melej has served as a member of our board of directors since April 2025 and as a member of Neptune Flood’s board of directors since February 2025. Since 2016, Mr. Melej has served as the Chief Financial Officer of Hingham Institution for Savings (Nasdaq: HIFS), a bank headquartered in Massachusetts. Mr. Melej plans, implements, and manages all the finance activities of the bank, including asset-liability and risk management, financial planning, accounting, treasury and both public and regulatory reporting. Mr. Melej served as the Chief Financial Officer of C1 Financial and its subsidiary C1 Bank from May 2014 to September 2016 and as the Deputy Chief Financial Officer from September 2013 to April 2014. Prior to his service at C1 Financial, Mr. Melej held finance roles in private and public companies in Brazil and Chile. Mr. Melej holds a Master of Business Administration degree from IE Business School in Madrid, Spain and a Bachelor’s degree in Civil Engineering from Pontificia Universidad Católica de Chile. Mr. Melej is a CFA® charterholder and an Elijah Watt Sells Award recipient Certified Public Accountant. We believe that Mr. Melej is qualified to serve on our board of directors due to his diverse multinational experience across different industries and his long tenure as Chief Financial Officer of two U.S. publicly listed banks, with expertise in strategic planning, risk management, regulatory compliance and financial operations within highly regulated environments.

Mike Vostrizansky has served as a member of our board of directors since April 2025 and as a member of Neptune Flood’s board of directors since May 2023. Mr. Vostrizansky is a Partner at FTV Capital, and has been with the firm since October 2017. He also serves as a board member at Arden Insurance Services LLC, a private technology-enabled MGA serving the Condo Association market; Patra Corporation, a private technology-enabled services company serving the insurance industry; Embroker Insurance Services, LLC, a private technology-enabled MGA serving specialized SME markets; and ManyPets Inc., a private technology-enabled MGA serving the pet market in the UK. Prior to FTV Capital, Mr. Vostrizansky worked at Pine Brook Road Partners from March 2016 to July 2017, and at Flexpoint Ford from July 2009 until January 2016, both where he focused on investing in and managing firm investments across the financial services industry, and at Credit Suisse Group, in the Financial Institutions Group from November 2007 to July 2009. At Credit Suisse, Mr. Vostrizansky focused on mergers & acquisitions and capital raising transactions for banking, financial technology, asset management, and specialty finance companies. Mr. Vostrizansky is also a board member of MOUSE, a New York charity working to narrow the tech education gap for the city’s underserved youth. Mr. Vostrizansky holds a Bachelor of Science in Engineering in Aerospace Engineering magna cum laude from the University of Michigan and a Master of Science in Industrial and Operations Engineering cum laude from the University of Michigan’s Rackham Graduate School. We believe that Mr. Vostrizansky is qualified to serve on our board of directors due to his extensive experience investing in and managing strategy for businesses across the financial services landscape.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Controlled Company Exemption

Upon completion of our initial public offering, our Chief Executive Officer and Chairman of our board of directors, Mr. Burgess, will beneficially own approximately 82.1% of the voting power of our outstanding voting securities (and approximately 82.1% of the voting power of our outstanding voting securities if the underwriters exercise their option to purchase additional shares of our Class A common stock in full) and we will be a “controlled company” within the meaning of the listing rules of the NYSE.

As long as Mr. Burgess beneficially owns more than 50% of the voting power of our company, we will be a “controlled company” as defined under the listing rules of the NYSE. As a controlled company, we are permitted to rely on certain exemptions from the NYSE’s corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule requiring an independent nominating and governance committee or a group of independent directors making nominating decisions.

Following this offering, we intend to rely on some of these exemptions. As a result, we will not have a majority of independent directors on our board, and we will not have a nominating and corporate governance committee (or a group of independent directors making nominating decisions). The nominating and corporate governance committee functions will be managed by our full board of directors until the rules change, we cease to be a “controlled company,” or we otherwise determine to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

These exemptions do not modify the independence requirements for our audit committee, and we satisfy the member independence requirement for the audit committee provided under the NYSE’s listing standards and SEC rules and regulations for companies completing their initial public offering.

In the event that we cease to be a “controlled company,” and our Class A common stock continues to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Composition of our Board of Directors

Blair J. Greenberg and Mike Vostrizansky were each designated by BSIV, the holder of our convertible preferred stock, pursuant to the Pre-IPO Stockholders Agreement. The provisions of the Pre-IPO Stockholders Agreement by which some of the directors are currently elected will terminate, and there will be no contractual obligations regarding the election of our directors, upon the completion of this offering. However, Mr. Greenberg and Mr. Vostrizansky have respectively agreed that, if at any time certain shares of our Class A common stock held by their respective affiliated entities represent less than 5% of our aggregate outstanding Class A common stock and Class B common stock, Mr. Greenberg or Mr. Vostrizansky, as applicable, would resign from the Board at the request of the Chairman of the Board.

Our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the completion of this offering will divide our board of directors into three classes, with staggered three-year terms:

•        Class I directors, whose initial term will expire at the first annual meeting of stockholders following the completion of this offering;

•        Class II directors, whose initial term will expire at the second annual meeting of stockholders following the completion of this offering; and

•        Class III directors, whose initial term will expire at the third annual meeting of stockholders following the completion of this offering.

At each annual meeting of stockholders after the initial classification, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election. Upon the completion of this offering, the Class I directors will consist of Trevor Burgess and Jonathan Carlon; the Class II directors will consist of Jim Steiner and Cristian Melej; and the Class III directors will consist of Blair J. Greenberg and Mike Vostrizansky. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, we intend to restate our bylaws and certificate of incorporation upon the completion of this offering to provide that only the board of directors may fill vacancies, including newly created seats, on the board of directors until the next annual meeting of stockholders, subject to limited exceptions. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

This classification of the board of directors and the provisions described above may have the effect of delaying or preventing changes in our control or management. Our amended and restated certificate of incorporation will further provide for the removal of a director only for cause and by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of our directors. See “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

Board Independence

We are applying to list our Class A common stock on the NYSE. The listing rules of this stock exchange require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering. As a controlled company, we will be exempt from such requirements. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. As a controlled company, we are not required to have a compensation committee or a nominating and governance committee, though we do not currently intend to rely on the “controlled company” exemption relating to the establishment of a compensation committee. Accordingly, our nominating and governance functions will be managed by our full board of directors until we cease to be a “controlled company,” there is any applicable change in the relevant listing rules, or we otherwise determine to do so.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that none of the members of our board of directors other than Mr. Burgess, Mr. Steiner, and Mr. Carlon has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board of directors other than Mr. Burgess, Mr. Steiner, and Mr. Carlon is “independent” as that term is defined under the rules of the NYSE.

Board Committees

Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by the board of directors.

Audit Committee

Our audit committee is comprised of Cristian Melej, who is the chair of the audit committee, Blair J. Greenberg, and Mike Vostrizansky. The composition of our audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations, including the enhanced independence standards of Rule 10A-3. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Melej is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

All audit services to be provided to us and all permissible non-audit services to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our board of directors adopted, a charter for our audit committee, which will be posted on our website. Our audit committee, among other things:

•        selects a firm to serve as the independent registered public accounting firm to audit our financial statements;

•        helps to ensure the independence of the independent registered public accounting firm;

•        discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•        develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters; and

•        considers the adequacy of our internal accounting controls and audit procedures.

Compensation Committee

Our compensation committee is comprised of Cristian Melej, who is the chair of the compensation committee, Blair J. Greenberg, and Mike Vostrizansky. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•        reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•        administers our stock and equity incentive plans;

•        reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•        establishes and reviews general policies relating to compensation and benefits of our employees.

Code of Business Conduct and Ethics

In connection with this offering, our board of directors adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. Following the completion of this offering, the full text of our code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics or waivers of these provisions, on our website and/or in public filings.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation and nominating committee of any entity that has one or more executive officers serving on our board of directors or compensation and nominating committee. None of the members of the compensation and nominating committee is, nor has ever been, an officer or employee of our company.

Director Compensation

Historically, we have neither had a formal compensation policy for our non-employee directors, nor have we had a formal policy of reimbursing expenses incurred by our non-employee directors in connection with their board service. However, we have reimbursed our non-employee directors for reasonable expenses incurred in connection with their attendance at board of directors or committee meetings and occasionally granted stock options. We anticipate adopting a formal compensation policy for our non-employee directors to provide cash and equity compensation to them following this offering.

We did not provide our non-employee directors, in their capacities as such, with any cash, equity or other compensation during the year ended December 31, 2024. As of the date of this prospectus, none of our non-employee directors held any equity awards other than Cristian Melej.

In March 2025, Mr. Melej received three grants of 10,000 stock options (30,000 stock options in the aggregate), with one of the three option grants constituting Pre-IPO Time-Based Options with a vesting commencement date of February 13, 2025, one of the three option grants constituting Pre-IPO Terminated Options, and one of the three option grants constituting Pre-IPO Liquidity Options. On August 25, 2025, our board of directors approved an amendment to Mr. Melej’s Pre-IPO Time-Based Options and Pre-IPO Liquidity Options to allow such options to be early exercisable and, on August 28, 2025, Mr. Melej early exercised all of his amended stock options. As of the date of this prospectus, Mr. Melej held (i) 10,000 Pre-IPO Terminated Options that will terminate upon the consummation of (and not be exercisable in connection with) this offering, and (ii) 20,000 shares acquired pursuant to the early exercise of Mr. Melej’s amended options, which shares will remain subject to the same vesting conditions as applied to the applicable amended options. This offering will constitute a Liquidity Event for purposes of the Pre-IPO Time-Based Options, the Pre-IPO Terminated Options and the Pre-IPO Liquidity Options, and such options will be treated as described in the sections below titled “— Executive Compensation — Equity Awards — Treatment Upon Liquidity Event” and “— Employment, Severance and Change of Control Arrangements — Termination or Change of Control Arrangements”.

In addition, Mr. Melej is expected to hold 39,474 shares of Class A common stock issuable upon settlement of restricted stock units that are expected to be granted to Mr. Melej pursuant to the Company’s 2025 Plan by the Company in connection with this offering, subject to and contingent upon the 2025 Plan becoming effective and the filing of a Form S-8 to register the shares subject to the Company’s 2025 Plan. The restricted stock unit grant will vest in three equal installments on each of the first, second and third anniversaries of the vesting commencement date, which will be the effectiveness of the registration statement of which this prospectus forms a part. Neither Mr. Greenberg nor Mr. Vostrizansky received any compensation for service as a director for the year ended December 31, 2024. The compensation of Mr. Burgess and Mr. Steiner as named executive officers is set forth below under “Executive Compensation — Summary Compensation Table.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning all plan and non-plan compensation awarded to, earned by or paid to our Chief Executive Officer and each of our two other most highly compensated officers, whom we collectively refer to as “named executive officers,” during the year ended December 31, 2024.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
Trevor Burgess Chief Executive Officer	2024	$500,000	—	—	$10,350	$510,350
Jim Steiner Chief Financial Officer and Secretary	2024	$250,000	$500	$10,717	$7,515	$268,732
Matt Duffy President and Chief Risk Officer, Neptune Flood	2024	$200,000	$100,500	$102,179	$9,015	$411,694

____________

(1)      The amounts reported in this column represent the aggregate grant date fair value of stock options granted under our Pre-IPO 2025 Plan to our named executive officers during the year ended December 31, 2024, as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 7, “Share-Based Compensation Plan” to our audited consolidated financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the accounting value for these equity awards and may not correspond to the actual economic value that may be received by our named executive officers from the equity awards.

(2)      The amounts reported include non-elective Company contributions pursuant to the Company’s 401(k) plan.

Salaries

During the year ended December 31, 2024, Mr. Burgess, Mr. Steiner and Mr. Duffy received an annual base salary of $500,000, $250,000, and $200,000, respectively, to compensate them for services rendered to Neptune Flood. Effective upon the consummation of this offering, the Company intends to change the annual base salaries of Mr. Burgess, Mr. Steiner and Mr. Duffy to $100,000, $500,000, and $500,000, respectively.

Bonuses

Our board of directors determined in its discretion to pay Mr. Steiner and Mr. Duffy discretionary bonuses of $500 and $100,500, respectively, in respect of the year ended December 31, 2024.

Equity Awards

2024 Equity Grants

On April 25, 2024, Mr. Steiner received three grants of 25,000 stock options (75,000 stock options in the aggregate) and Mr. Duffy received three grants of 50,000 stock options (150,000 stock options in the aggregate). One of the three option grants made to each of Mr. Steiner and Mr. Duffy on April 25, 2024, constituted Pre-IPO Time-Based Options with a vesting commencement date of November 10, 2023, one of the three option grants made to each of Mr. Steiner and Mr. Duffy on April 25, 2024 constituted Pre-IPO Liquidity Options, and one of the three option grants made to each of Mr. Steiner and Mr. Duffy on April 25, 2024 constituted Pre-IPO Terminated Options.

On October 29, 2024, Mr. Duffy also received three grants of 50,000 stock options (150,000 stock options in the aggregate). One of the three option grants made to Mr. Duffy on October 29, 2024, constituted Pre-IPO Time-Based Options with a vesting commencement date of October 29, 2024, one of the three option grants made to Mr. Duffy on October 29, 2024, constituted Pre-IPO Liquidity Options, and one of the three option grants made to Mr. Duffy on October 29, 2024, constituted Pre-IPO Liquidity Options.

2025 Option Grants

On March 9, 2025, Mr. Burgess received three grants of 140,000 stock options (420,000 stock options in the aggregate), Mr. Steiner received three grants of 40,000 stock options (120,000 stock options in the aggregate) and Mr. Duffy received three grants of 80,000 stock options (240,000 stock options in the aggregate). With respect to the grants made to each of Mr. Burgess, Mr. Steiner and Mr. Duffy on March 9, 2025, one of the three option grants made to each executive constituted Pre-IPO Time-Based Options with a vesting commencement date of February 13, 2025, one of the three option grants made to each executive constituted Pre-IPO Liquidity Options, and one of the three option grants made to each executive constituted Pre-IPO Terminated Options.

On August 25, 2025, our board of directors approved an amendment to the Pre-IPO Time-Based Options and the Pre-IPO Liquidity Options to allow such options to be early exercisable (the “Amended Options”). On August 28, 2025, each of Mr. Steiner and Mr. Duffy early exercised all of their Amended Options, and the shares acquired pursuant to such early exercises will remain subject to the same vesting conditions as applied to the applicable Amended Options.

On September 19, 2025, Mr. Steiner and Mr. Duffy each received three grants of 47,500 stock options (143,250 stock options in the aggregate for each of Mr. Steiner and Mr. Duffy, respectively, and 286,500 stock options in the aggregate). With respect to the grants made to each of Mr. Steiner and Mr. Duffy on September 19, 2025, one of the three option grants made to each executive constituted Pre-IPO Time-Based Options with a vesting commencement date of September 19, 2025, one of the three option grants made to each executive constituted Pre-IPO Liquidity Options, and one of the three option grants made to each executive constituted Pre-IPO Terminated Options.

For additional information regarding the Pre-IPO 2025 Plan pursuant to which the above options were granted, please see “— Employee Benefit Plans — Pre-IPO 2025 Plan”.

Treatment Upon Liquidity Event

This offering will constitute a Liquidity Event for purposes of the Time-Based Options, the Pre-IPO Liquidity Options and the Pre-IPO Terminated Options (and all restricted stock subject to the same vesting conditions). 100% of the Pre-IPO Time-Based Options and Pre-IPO Liquidity Options (and all restricted stock subject to the same vesting conditions) will fully vest upon the consummation of this offering, and 100% of the Pre-IPO Terminated Options (and all restricted stock subject to the same vesting conditions) will be terminated by their terms (and will not become exercisable) upon the consummation of this offering.

2025 RSU Grants

In addition, the Company approved grants of restricted stock units to each of Mr. Burgess, Mr. Steiner and Mr. Duffy in the amounts of 1,982,964, 535,665, and 791,853, respectively, pursuant to the Company’s 2025 Plan as part of the IPO Grants, in each case, subject to and contingent upon the 2025 Plan becoming effective and the filing of a Form S-8 to register the shares subject to the Company’s 2025 Plan. Each restricted stock unit grant will vest in three equal installments on each of the first, second and third anniversaries of the vesting commencement date, which will be the effectiveness of the registration statement of which this prospectus forms a part.

For additional information regarding the 2025 Plan pursuant to which the above restricted stock units were granted, please see “— Employee Benefit Plans — 2025 Equity Incentive Plan”.

Outstanding Equity Awards at Year-end Table

The following table provides information regarding the outstanding stock options held by our named executive officers as of December 31, 2024.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options			Exercise Price(2)	Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
		Exercisable	Unexercisable(2)
Trevor Burgess	11/10/2023	—	2,940,000	(3)	$5.495	11/09/2033	—	—
Chief Executive Officer	11/10/2023	—	2,940,000	(4)	$10.99	11/09/2033	—	—
	11/10/2023	—	2,940,000	(5)	$5.495	11/09/2033	—	—

Jim Steiner	11/10/2023	—	475,000	(3)	$5.495	11/09/2033	—	—
Chief Financial Officer,	11/10/2023	—	475,000	(4)	$10.99	11/09/2033	—	—
Secretary	11/10/2023	—	475,000	(5)	$5.495	11/09/2033	—	—
	4/25/2024	—	25,000	(3)	$5.495	4/24/2034	—	—
	4/25/2024	—	25,000	(4)	$10.99	4/24/2034	—	—
	4/25/2024	—	25,000	(5)	$5.495	4/24/2034	—	—

Matt Duffy	11/10/2023	—	400,000	(3)	$5.495	11/09/2033	—	—
President and Chief Risk	11/10/2023	—	400,000	(4)	$10.99	11/09/2033	—	—
Officer, Neptune Flood	11/10/2023	—	400,000	(5)	$5.495	11/09/2033	—	—
	4/25/2024	—	50,000	(3)	$5.495	4/24/2034	—	—
	4/25/2024	—	50,000	(4)	$10.99	4/24/2034	—	—
	4/25/2024	—	50,000	(5)	$5.495	4/24/2034	—	—
	10/29/2024	—	50,000	(3)	$5.495	10/28/2034	—	—
	10/29/2024	—	50,000	(4)	$10.99	10/28/2034	—	—
	10/29/2024	—	50,000	(5)	$5.495	10/28/2034	—	—

____________

(1)      All of the outstanding equity awards were granted under our Pre-IPO 2025 Plan and are subject to acceleration of vesting as described in “— Employment, Severance and Change of Control Arrangements” below.

(2)      The exercise price and number of shares reflect the 10-for-1 stock split of our capital stock that was effected on September 9, 2025.

(3)      The Pre-IPO Time-Based Options are subject to a 5-year cliff vesting schedule, with 100% of the shares vesting on the fifth anniversary of the applicable vesting commencement date, subject to the option holder’s continuous service through the vesting date. The vesting commencement date is November 10, 2023 (or October 29, 2024, with respect to such options granted on October 29, 2024). Unvested Pre-IPO Time Based Options will also become fully vested and exercisable upon the consummation of a Liquidity Event during the executive officer’s service with the Company.

(4)      The Pre-IPO Terminated Options will vest upon the consummation of a Liquidity Event, subject to the option holder’s continuous service through such Liquidity Event, in which each share of convertible preferred stock has achieved an MOIC of less than 3.0 in connection with such Liquidity Event. The Pre-IPO Terminated Options shall terminate upon the consummation of (and not be exercisable in connection with) a Liquidity Event in which each share of convertible preferred stock has achieved an MOIC of equal to or greater than 3.0.

(5)      The Pre-IPO Liquidity Options will vest upon the consummation of a Liquidity Event, subject to the option holder’s continuous service through such Liquidity Event, in which each share of convertible preferred stock has achieved an MOIC of equal to or greater than 3.0 in connection with such Liquidity Event. The Pre-IPO Liquidity Options shall terminate upon the consummation of (and not be exercisable in connection with) a Liquidity Event in which each share of convertible preferred stock has achieved an MOIC of less than 3.0.

Employment, Severance and Change of Control Arrangements

Termination or Change of Control Arrangements

Vesting Acceleration

Please refer to the section above titled “— Executive Compensation — Equity Awards — Treatment Upon Liquidity Event” for information regarding the treatment of the Pre-IPO Time-Based Options, the Pre-IPO Liquidity Options and the Pre-IPO Terminated Options in connection with this offering, which will constitute a Liquidity Event for purposes of such options.

Pursuant to the terms of the Pre-IPO Time-Based Options, upon the holder’s death or disability, unvested Pre-IPO Time-Based Options will become fully vested and exercisable and, with respect to all Pre-IPO Liquidity Options and Pre-IPO Terminated Options, the requirement to remain in continuous service through a Liquidity Event (including this offering) will be deemed satisfied.

Pre-IPO Liquidity Options and Pre-IPO Terminated Options will become fully vested if the holder remains in continuous service through the 5-year anniversary of the applicable vesting start date and a Liquidity Event satisfying the applicable MOIC condition with respect thereto has not occurred; provided that such options (A) will not be exercisable until immediately prior to a Liquidity Event satisfying such applicable MOIC condition, and (B) will have an extended post-termination exercise period such that the options will remain outstanding until the earlier of (i) a Liquidity Event that does not satisfy the applicable MOIC condition with respect thereto, and (ii) the expiration date of the options.

In addition, on September 19, 2025, our board of directors adopted a death and disability policy, effective upon the effectiveness of the registration statement of which this prospectus forms a part, which provides that, upon a termination of employment or service due to death or disability, all outstanding equity awards held by the applicable service provider will fully accelerate upon such termination, provided such service provider has been in continuous service with the Company or one of its affiliates for at least one year at the time of termination.

Employee Benefit Plans

2025 Equity Incentive Plan

General.    Our 2025 Plan was adopted by our board of directors on September 19, 2025, and approved by our stockholders on September 21, 2025. The 2025 Plan will become effective immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Share Reserve.    The maximum aggregate number of shares that may be issued under the 2025 Plan is 6,123,333 shares of our Class A common stock. In addition, the number of shares reserved for issuance under the 2025 Plan will be increased automatically on the first day of each fiscal year, beginning with the Company’s 2027 fiscal year and ending on (and including) the first day of the Company’s 2036 fiscal year, by a number equal to the least of:

•        6,123,333 shares;

•        2% of the aggregate shares of Class A and Class B common stock outstanding on the last day of the immediately preceding fiscal year; or

•        such smaller number of shares determined by our board of directors.

To the extent an award or Pre-IPO 2025 Plan award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject thereto shall, unless the 2025 Plan shall have been terminated, continue to be available under the 2025 Plan for issuance pursuant to future awards. In addition, any shares which are retained by the Company upon exercise of an award or Pre-IPO 2025 Plan award in order to satisfy the exercise or purchase price for such award or Pre-IPO 2025 Plan award or any withholding taxes due with respect to such award or Pre-IPO 2025 Plan award shall be treated as not issued and shall continue to be available under the 2025 Plan for issuance pursuant to future awards. Shares issued under the 2025 Plan or any Pre-IPO 2025 Plan award and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2025 Plan. To the extent an award under the 2025 Plan or Pre-IPO 2025 Plan award is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2025 Plan.

Plan administration.    Our board of directors has delegated its authority to administer the 2025 Plan to our compensation committee. Subject to the provisions of our 2025 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our Class A common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the 2025 Plan. The administrator also has the authority, subject to the terms of the 2025 Plan, to amend existing awards, to prescribe rules and to construe and interpret the 2025 Plan and awards granted thereunder and to institute an exchange program by which outstanding options and stock appreciation rights, at a time when the applicable exercise price exceeds the fair market value, options or stock appreciation rights may be surrendered in exchange for awards of the same type which may have a lower exercise price or different terms, awards of a different type, or a combination thereof, subject to stockholder approval.

Eligibility.    Employees, members of our board of directors who are not employees, and consultants are eligible to participate in our 2025 Plan.

Types of award.    Our 2025 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and the employees of our subsidiaries, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares to our employees, directors, and consultants and the employees and consultants of our subsidiaries.

Stock options.    The administrator may grant incentive and/or non-statutory stock options under our 2025 Plan, provided that incentive stock options may only be granted to employees. The exercise price of such options must generally be equal to at least the fair market value of our Class A common stock on the date of grant. The term of an option may not exceed 10 years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our Class A common stock on the grant date. Notwithstanding the foregoing, in the event that on the last business day of the term of an option (x) the exercise of the option is prohibited by applicable law or (y) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the administrator may provide that the term of the option shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period, or lock-up agreement and provided further that no extension will be made if the grant price of such option at the date the initial term would otherwise expire is above the fair market value.

The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator. Subject to the provisions of our 2025 Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director, or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months. In the event of a termination for cause, options generally terminate immediately upon the termination of the participant for cause. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. The maximum aggregate number of shares of our Class A common stock that may be issued under the 2025 Plan pursuant to incentive stock options may not exceed the maximum number of shares initially reserved under the 2025 Plan and to the extent allowable under Section 422 of the Code and any other shares that become available for issuance or reissuance pursuant to the terms of the 2025 Plan.

Stock appreciation rights.    Stock appreciation rights may be granted under our 2025 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the date of grant and the exercise date. Subject to the provisions of our 2025 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our Class A common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement. In the event that on the last business day of the term of a stock appreciation right (x) the exercise of the stock appreciation right is prohibited by applicable law or (y) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the administrator may provide that the term of the stock appreciation right shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period, or lock-up agreement and provided further that no extension will be made if the grant price of such stock appreciation right at the date the initial term would otherwise expire is above the fair market value.

Restricted stock.    Restricted stock may be granted under our 2025 Plan. Restricted stock awards are grants of shares of our Class A common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be subject to our right of repurchase or forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

Restricted stock units.    Restricted stock units may be granted under our 2025 Plan, and may include the right to dividend equivalents, as determined in the discretion of the administrator. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our Class A common stock. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria, which may include achievement of specified performance criteria and/or continued service, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines, in its sole discretion, whether an award will be settled in stock, cash, or a combination of both. The specific terms will be set forth in an award agreement.

Performance units/performance shares.    Performance units and performance shares may be granted under our 2025 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved and any other applicable vesting provisions are satisfied. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. For purposes of such awards, the performance goals may be based on one or more of the following performance criteria and any adjustment(s) thereto, in each case as determined by the administrator: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation, and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets, and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings, and expense management; (xvi) return on assets (gross or net), return on investment, return on capital or invested capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, funded collaborations, joint ventures, acquisitions, and the like, geographic business expansion, customer satisfaction or information technology goals, and/or intellectual property asset metrics; (xxiv) goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; (xxv) goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, compliance headcount, performance management, and completion of critical staff training initiatives; (xxvi) goals relating to projects, including project completion timing and/or achievement of milestones, project budget, and technical progress against work plans; (xxvii) enterprise resource planning; and (xxviii) or any other metric that is capable of measurement or evaluation as determined by the administrator. However, awards issued to participants may take into account other factors (including subjective factors). In addition, performance goals may differ from participant to participant, performance period to performance period, and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against our performance as a whole or against any of our affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of ours or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our Class A common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof.

Outside Director Limitations.    Stock awards granted during a single fiscal year under the 2025 Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on our board of directors, shall not exceed $750,000 in total value for any non-employee director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit includes the value of any stock awards that are granted in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not a non-employee director will not count for purposes of the limitations described above.

Non-transferability of awards.    Unless the administrator provides otherwise, our 2025 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

Certain adjustments.    In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, extraordinary cash dividend, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of common stock or other securities of the Company or other significant corporate transaction, or other change affecting the common stock occurs, the administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2025 Plan and/or the number, class, kind and price of securities covered by each outstanding award, and the terms and conditions of any outstanding award (including, without limitation, any applicable performance targets or criteria with respect thereto).

Liquidation or dissolution.    In the event of our proposed winding up, liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Corporate transaction.    Our 2025 Plan provides that in the event of certain significant corporate transactions, including: (1) a transfer of all or substantially all of our assets, (2) a merger, consolidation or other capital, reorganization or business combination transaction of the Company with or into another corporation, entity or person, or (3) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, each outstanding award will be treated as the administrator determines. Such determination may provide that such awards will be (i) continued if we are the surviving corporation, (ii) assumed by the surviving corporation or its parent, (iii) substituted by the surviving corporation or its parent for a new award, (iv) canceled in exchange for a payment equal to the excess of the fair market value of our shares subject to such award over the exercise price or purchase price paid for such shares, or if such award is “underwater” canceled for no consideration, if any, or (v) in the case of options, accelerated prior to the consummation of the corporate transaction and canceled for no consideration if not exercised.

Change of control.    The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2025 Plan, a “change of control” is generally (1) a merger, consolidation, or any other corporate reorganization in which our stockholders immediately before the transaction do not own, directly or indirectly, more than a majority of the combined voting power of the surviving entity (or the parent of the surviving entity), (2) the consummation of the sale, transfer or other disposition of all or substantially all of our assets, (3) a change in the effective control of the Company which occurs on the date that, within any period of twenty-four (24) consecutive months, persons who were members of our board of directors immediately prior to such twenty-four (24) month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such twenty-four (24) month period by or upon the recommendation of persons who were members of our board of directors immediately prior to such twenty-four (24) month period and who constituted a majority of our board of directors at the time of such election, cease to constitute a majority of our board of directors, and (4) the acquisition by any person or company of more than 50% of the total voting power of our then outstanding common stock.

Compensation recovery policy.    Stock awards granted under the 2025 Plan will be subject to recoupment in accordance with any compensation recovery policy we may be required to adopt pursuant to applicable law and listing requirements. In addition, the administrator may impose such other compensation recovery, recovery or recoupment provisions in any stock award agreement as it determines necessary or appropriate.

Amendment or termination.    Our board of directors has the authority to amend, suspend or terminate the 2025 Plan provided such action does not impair the existing rights of any participant. Our 2025 Plan will automatically terminate in 2035, unless we terminate it sooner. We will obtain stockholder approval of any amendment to our 2025 Plan as required by applicable law or listing requirements.

IPO Grants.    The Company approved grants of 4,155,678 restricted stock units to certain employees of the Company, including each of Mr. Burgess, Mr. Steiner, and Mr. Duffy, pursuant to our 2025 Plan, subject to and contingent upon the 2025 Plan becoming effective and the filing of a Form S-8 to register the shares subject to our 2025 Plan (collectively, the “IPO Grants”). Each restricted stock unit grant will vest in three installments on each of the first, second and third anniversaries of the vesting commencement date, which will be the effectiveness of the registration statement of which this prospectus forms a part.

Pre-IPO 2025 Plan

The board of directors of Neptune Flood initially adopted the Neptune Flood Incorporated 2019 Stock Plan on April 23, 2019, and the stockholders of Neptune Flood approved the 2019 Stock Plan on April 24, 2019. The 2019 Stock Plan was later amended and restated on May 8, 2023, and November 10, 2023, in the form of the Amended and Restated 2019 Stock Plan. In connection with our corporate reorganization, Neptune Holdings assumed the Amended and Restated 2019 Stock Plan and further amended and restated the plan in its entirety on April 10, 2025, in the form of the Pre-IPO 2025 Plan.

Under the Pre-IPO 2025 Plan, our board of directors may grant awards to our employees and consultants, in the form of incentive and nonstatutory stock options to purchase shares of our common stock and restricted stock awards. Our board of directors has broad discretion to determine individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award. The board of directors will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option’s exercise and vesting, and the exercise price of the option. The exercise price per share of incentive stock options must be no less than 100% of the fair market value of a share on the date of grant (or, in the case of ten percent holders, no less than 110% of the fair market value of a share on the date of grant). The exercise price per share of a nonstatutory stock option is the price determined by the board of directors, provided that, if the exercise price per share is less than 100% of the fair market value on the date of grant, it must otherwise comply with all applicable laws. Under our Pre-IPO 2025 Plan, we have reserved for issuance an aggregate of 23,790,000 shares (all of which shares may be issued under the Pre-IPO 2025 Plan pursuant to incentive stock options); provided that no awards may be granted under the Pre-IPO 2025 Plan if such awards could result in the issuance of more than 11,760,000 shares pursuant to awards granted after May 8, 2023. Our Pre-IPO 2025 Plan was terminated effective upon the effectiveness of the registration statement of which this prospectus forms a part, and no new awards will be granted under our Pre-IPO 2025 Plan following this offering, but previously granted awards will continue to be subject to the terms and conditions of the Pre-IPO 2025 Plan and the award agreements pursuant to which such awards were granted. Following the effectiveness of our 2025 Plan, such shares available for issuance under the Pre-IPO 2025 Plan will again become available for awards under the 2025 Plan.

All of the outstanding options under the Pre-IPO 2025 Plan are structured such that one third of the options granted to each optionee are Pre-IPO Time-Based Options, one third of the options granted to each optionee are Pre-IPO Liquidity Options and one third of the options granted to each optionee are Pre-IPO Terminated Options, in each case, subject to the treatment described in the sections above titled “— Executive Compensation — Equity Awards” and “— Employment, Severance and Change of Control Arrangements — Termination or Change of Control Arrangements”.

As a result, pursuant to the above-referenced provisions, 100% of the Pre-IPO Time-Based Options and 100% of the Pre-IPO Liquidity Options will fully vest upon the consummation of this offering, and 100% of the Pre-IPO Terminated Options will be terminated (and will not become exercisable) upon the consummation of this offering. As a result, 100% of the Company’s options that will be outstanding as of immediately following the closing of this offering will be fully vested.

2025 Employee Stock Purchase Plan

General.    Our ESPP was adopted by our board of directors on September 19, 2025, and approved by our stockholders on September 21, 2025. The ESPP will become effective immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-423 component for non-U.S. employees and certain non-U.S. service providers.

Share reserve.    We have reserved 1,484,444 shares of our Class A common stock for issuance under the ESPP. In addition, the number of shares reserved for issuance under the ESPP will be increased automatically on the first day of each fiscal year, beginning with the Company’s 2027 fiscal year and ending on (and including) the Company’s 2034 fiscal year, by a number equal to the least of:

•        1,484,444 shares; or

•        1% of the aggregate shares of Class A and Class B common stock outstanding the last day of the calendar month prior to the date of such automatic increase.

Notwithstanding the foregoing, our board of directors may act prior to the first day of any fiscal year to provide that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Class A common stock than would otherwise occur pursuant to the preceding sentence.

As of the date hereof, no shares of our Class A common stock have been purchased under the ESPP.

Plan administration.    The ESPP is administered by our board of directors or a committee designated by our board of directors. Our board of directors has delegated its authority to administer the ESPP to our compensation committee.

Eligibility.    Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates and certain non-U.S. service providers may participate in the ESPP.

Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our Class A common stock based on the fair market value per share of our Class A common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Non-U.S. service providers must provide bona fide services to the Company and may be subject to additional eligibility criteria as the administrator may determine even if such criteria are not consistent with Section 423 of the Code.

Offerings.    The ESPP is implemented through a series of offerings under which participants are granted purchase rights to purchase shares of our Class A common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than twenty-seven (27) months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for participants in the offering. An offering under the ESPP may be terminated under certain circumstances. The administrator will have the discretion to structure an offering so that if the fair market value of a share of our Class A common stock on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share of our Class A common stock on the offering date for that offering, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period.

Payroll deductions.    Participants who are employees may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our Class A common stock under the ESPP. Participants who are not employees will contribute on an after-tax basis in a manner determined by the administrator.

Unless otherwise determined by the administrator, Class A common stock will be purchased for the accounts of participants in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our Class A common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our Class A common stock on the date of purchase.

Certain adjustments.    In the event that there occurs a change in our capital structure through such actions as a stock split, reverse stock split, stock dividend, combination, consolidation, extraordinary cash dividend, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of our common stock, subdivision of our common stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of our common stock or other significant corporate transaction, or other change affecting our common stock, the administrator will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares and purchase price of all outstanding purchase rights, and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Dissolution or liquidation.    In the event of our proposed winding up, liquidation or dissolution, any offering period then in progress will be shortened by setting a new purchase date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the administrator. The administrator will notify each participant that the purchase date has been changed and that the participant’s purchase right will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.

Corporate transactions.    The ESPP provides that in the event of certain significant corporate transactions, including: (1) a transfer of all or substantially all of our assets, (2) a merger, consolidation or other capital, reorganization or business combination transaction of the Company with or into another corporation, entity or person, or (3) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute the purchase right, the offering period then in progress will be shortened, and a new purchase date will be set. The administrator will notify each participant that the purchase date has been changed and that the participant’s purchase right will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.

Amendment or termination.    The administrator has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase stock under our ESPP without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Incentive Bonus Plan

Our Incentive Bonus Plan, was adopted by our board of directors on September 19, 2025. The Bonus Plan will become effective on the day immediately prior to the date that the registration statement of which this prospectus forms a part becomes effective. The purpose of the Bonus Plan is to motivate and reward eligible officers and employees for their contributions toward the achievement of certain performance goals.

Administration.    The Bonus Plan will be administered by the compensation committee, which will have the discretionary authority to interpret the provisions of the Bonus Plan, including all decisions on eligibility to participate, the establishment of performance goals, the amount of awards payable under the plan, and the payment of awards. The compensation committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Bonus Plan to one or more directors and/or officers of the Company.

Eligibility.    Officers and other key employees of the Company designated by the compensation committee to participate in the Bonus Plan will be eligible to participate in this Bonus Plan, provided the compensation committee has not, in its sole discretion, withdrawn such designation and he or she meets the following conditions: (a) is a full-time regular employee of the Company as of the last day of the applicable performance period; and (b) is not subject to disciplinary action, is in good standing with the Company and is not subject to a performance improvement plan.

Performance criteria.    Corporate performance goals may be based on one or more of the following criteria, as determined by our compensation committee and any adjustments thereto established by the compensation committee: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation, and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions, and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital or invested capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, funded collaborations, joint ventures acquisitions, and the like, geographic business expansion, customer satisfaction or information technology goals, or intellectual property asset metrics; (xxiv) goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; (xxv) goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, compliance, headcount, performance management, or completion of critical staff training initiatives; (xxvi) goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, or technical progress against work plans; (xxvii) enterprise resource planning; and (xxviii) or any other metric that is capable of measurement or evaluation as determined by the compensation committee.

However, awards issued to participants may take into account other factors (including subjective factors). Performance goals may differ from participant to participant, performance period to performance period, and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against our performance as a whole or against any of our affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of ours or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Service requirement.    Unless otherwise determined by the compensation committee, a participant must be actively employed and in good standing with the Company on the date the award is paid. The compensation committee may make exceptions to this requirement in the case of retirement, death or disability, an unqualified leave of absence or under other circumstances, as determined by the compensation committee in its sole discretion.

Amendment or termination.    The compensation committee may terminate the Bonus Plan at any time, provided such termination will not affect the payment of any awards accrued under the Bonus Plan prior to the date of the termination. The compensation committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Bonus Plan in whole or in part; provided, however, that any amendment of the Bonus Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with Applicable Laws, regulations or rules.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our current named executive officers, as discussed in the section below entitled “— 401(k) Plan.”

We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances.

401(k) Plan

We maintain a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. Employees are immediately and fully vested in their contributions. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. We intend for our 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and earnings on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Pension Benefits

None of our named executive officers participate in or have an account balance in any qualified or non-qualified defined benefit plan sponsored by us.

Nonqualified Deferred Compensation

We have not offered any nonqualified deferred compensation plans or arrangements or entered into any such arrangements with any of our named executive officers.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will contain provisions that limit the liability of our directors and certain of our officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for the following:

•        for any breach of their duty of loyalty to us or our stockholders;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for directors, any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•        for any transaction from which they derived an improper personal benefit; or

•        for officers, for any action by or in the right of the Company.

Our amended and restated bylaws will provide that we shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will provide that we may indemnify our employees or agents. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Prior to the completion of this offering, we intend to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Prior to the completion of this offering, we also intend to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors, and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Clawback Policy

In connection with this offering, we intend to adopt a “clawback” policy that is compliant with the listing rules of the applicable listing exchange, as required by the Dodd-Frank Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements described in “Executive Compensation” and the registration rights described in “Description of Capital Stock — Registration Rights,” the following is a description of each transaction since January 1, 2022, and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeds $120,000; and

•        any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Neptune Holdings Corporate Reorganization

On April 10, 2025, we completed an internal corporate reorganization pursuant to which, after giving effect to the corporate reorganization, Neptune Flood became a direct, wholly-owned subsidiary of Neptune Holdings. See “Prospectus Summary — Corporate Structure.” As part of our corporate reorganization, each issued and outstanding share of common stock of Neptune Flood prior to giving effect to the reorganization was converted into one share of common stock of Neptune Holdings and each issued and outstanding share of convertible preferred stock prior to giving effect to the reorganization was converted into one share of convertible preferred stock of Neptune Holdings, in each case on a 1:1 basis. As a result of our corporate reorganization, each stockholder of Neptune Flood became a stockholder of Neptune Holdings, holding the same proportional equity interests and voting power as of immediately prior to our corporate reorganization. In connection with our corporate reorganization, Neptune Holdings also assumed the Amended and Restated 2019 Stock Plan and amended and restated the plan in its entirety in the form of our Pre-IPO 2025 Plan. The assumption of these agreements did not result in any changes to the terms, conditions, or fair value of the shares. The other liabilities of Neptune Flood were not assumed by Neptune Holdings in our corporate reorganization and therefore continue to be obligations of Neptune Flood, and the assets of Neptune Flood were not transferred to Neptune Holdings and continue to be assets of Neptune Flood.

Convertible Preferred Stock Financing

On May 10, 2023, Neptune Flood sold an aggregate of 41,850,000 split-adjusted shares of convertible preferred stock, at a split-adjusted purchase price of $5.495 per share for an aggregate purchase price of $230 million, to BSIV. In connection with this offering, the shares of convertible preferred stock will automatically convert into an aggregate of 41,850,000 shares of Class A common stock. BSIV is a joint venture between Bregal Sagemount and FTV Capital, each of which beneficially owns more than 5% of our outstanding capital stock. Bregal Sagemount is affiliated with Blair J. Greenberg and FTV Capital is affiliated with Mike Vostrizansky, members of our board of directors. BSIV is entitled to specified registration rights. For additional detail on BSIV’s registration rights and equity holdings, see “Description of Capital Stock — Registration Rights” and “Principal and Selling Stockholders,” respectively.

Stock Transfers and Acquisitions

On June 26, 2024, the Ann J Albert 2021 Irrevocable Grantor Trust, the James D Albert 2021 Irrevocable Grantor Trust FBO Emily Polk Albert Goldman, and the James D Albert 2021 Irrevocable Grantor Trust FBO Laura Elizabeth Albert Duckworth (together, the “Albert Trusts”), collectively a greater than 5% beneficial owner of our common stock, sold an aggregate of 4,732,000 split-adjusted shares of our outstanding common stock for a split-adjusted purchase price of $6.84 per share to FTV-NE Aggregator, LLC (“FTV-NE Aggregator”), a greater than 5% beneficial owner of our common stock, in a private transaction, pursuant to the terms of a stock purchase agreement.

On November 1, 2024, FTV-NE Aggregator transferred 1,461,620 split-adjusted shares of our outstanding common stock to its affiliated fund, Growth VII-Centre, L.P., for $10 million.

Charles River Data

From January 1, 2022, through April 30, 2024, Neptune Flood received consulting services for software development and data analytics from a Boston-based data science consulting firm, Charles River Data, in which Mr. Burgess, our Chief Executive Officer and Chairman of our board of directors, held a 20% equity interest. During the years ended December 31, 2022, 2023, and 2024, Neptune Flood made payments to Charles River Data of $0.3 million, $0.8 million and $0.4 million, respectively.

In May 2024, Neptune Flood hired all of the employees of Charles River Data through individual employment arrangements.

Directed Share Program

At our request, the underwriters have reserved 5% of the shares of Class A common stock to be offered by the selling stockholders under this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Neptune. See the section titled “Underwriting — Directed Share Program” for additional information.

Investors’ Rights, Voting, and Right of First Refusal Agreements

In connection with the convertible preferred stock financing, Neptune Flood entered into, and as part of the corporate reorganization, Neptune Holdings assumed all rights and obligations under, the Pre-IPO Stockholders Agreement with BSIV and certain holders of our common stock containing, among other things, certain voting rights, board designation rights, tag-along and drag-along rights, rights of first refusal, transfer restrictions, equity purchase rights, and a commitment to enter into a registration rights agreement with BSIV in connection with our initial public offering. Pursuant to the Pre-IPO Stockholders Agreement, at the closing of this offering, we will enter into a registration rights agreement (the “registration rights agreement”), with BSIV. The parties to the Pre-IPO Stockholders Agreement include entities affiliated with Mr. Burgess, the Albert Trusts, and BSIV. The Pre-IPO Stockholders Agreement will terminate upon the closing of this offering, except with respect to our obligation to enter into the registration rights agreement, which is more fully described in “Description of Capital Stock — Registration Rights.” Since January 1, 2022, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock. See the section titled “Principal and Selling Stockholders” for additional information regarding beneficial ownership of our capital stock.

Lease Agreement

In February 2021, Neptune Flood and TRB Rents, LLC (“TRB”), a Florida limited liability company, entered into a commercial lease agreement (the “Lease Agreement”) for Neptune’s commercial office space in St. Petersburg, Florida. Trevor Burgess and Jonathan Carlon, Neptune Flood’s Director of Corporate Development and a member of our board of directors, are TRB’s managing members. The Lease Agreement is a month-to-month lease with a monthly rent of $12,000 per month. During the years ended December 31, 2022, 2023, and 2024, Neptune Flood paid $144,000, $144,000 and $144,000, respectively, in rent expense to TRB.

Executive Compensation and Employment Arrangements

Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including stock option grants and agreements with executive officers. Please see “Executive Compensation — Employment, Severance and Change of Control Arrangements — Termination or Change of Control Arrangements” for information on termination arrangements with executive officers.

Limitation of Liability and Indemnification of Directors and Officers

See “Certain Relationships and Related Party Transactions — Limitation of Liability and Indemnification of Directors and Officers” for information on our indemnification arrangements with our directors and executive officers.

Offering Expense Reimbursement Arrangement

In connection with this offering, we will enter into a stockholder expense reimbursement letter agreement with the selling stockholders of this offering, pursuant to which the selling stockholders will agree to reimburse the Company for certain fees and expenses incurred by the Company related to the offering, up to an aggregate amount not to exceed 2% of the gross proceeds of the offering. Reimbursable expenses include certain legal, accounting, consulting, and advisory fees, printing and mailing costs, transfer and delivery expenses, Blue Sky and FINRA filing fees, listing fees, and road show costs, but exclude items such as director and officer insurance premiums, internal personnel costs, compensation or bonuses, taxes (other than transfer taxes), and costs related to ongoing public company compliance. Each selling stockholder’s reimbursement obligation is determined on a pro rata basis according to the number of shares sold, and reimbursement will be made from the proceeds of the offering at closing.

Other Transactions

To facilitate the Class B Stock Exchange, we will enter into the Class B Exchange Agreement with Mr. Burgess and entities affiliated with Mr. Burgess, pursuant to which, upon the Effective Time, 43,435,000 shares of our outstanding Class A common stock beneficially owned by Mr. Burgess as of the Effective Time will be automatically exchanged for an equivalent number of newly issued shares of our Class B common stock. Pursuant to the Class B Exchange Agreement, the Company also agreed to be responsible for any filing fees and related costs and expenses incurred in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the consummation of the Class B Stock Exchange. In addition, we will enter into the Class B Equity Exchange Agreement with Mr. Burgess pursuant to which, following the completion of this offering, Mr. Burgess shall have a right (but not an obligation), to require us to exchange any shares of Class A common stock received by Mr. Burgess upon the exercise, vesting, and/or settlement of certain equity awards held by Mr. Burgess for an equivalent number of shares of Class B common stock. As of the date of this prospectus, there were 8,142,964 shares of our Class A common stock subject to equity awards held by Mr. Burgess that may become exchangeable for an equivalent number of shares of our Class B common stock following this offering.

Review, Approval or Ratification of Transactions with Related Parties

We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any members of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to our company and in the best interest of all of our stockholders.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table presents information as to the beneficial ownership of our common stock as of August 31, 2025, and as adjusted to reflect the selling stockholders’ sale of Class A common stock in this offering, by:

•        each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•        each of our directors;

•        each of our named executive officers;

•        all selling stockholders; and

•        all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of August 31, 2025, are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock before the completion of this offering is based on 138,035,000 shares of our common stock outstanding on August 31, 2025, after giving effect to the 10-for-1 stock split of our capital stock that was effected on September 9, 2025, which includes: (i) 41,850,000 shares of Class A common stock resulting from the automatic conversion of all 41,850,000 outstanding shares of our convertible preferred stock immediately prior to the completion of this offering; (ii) 52,750,000 shares of our Class A common stock and 43,435,000 shares of our Class B common stock outstanding as of August 31, 2025, in each case after giving effect to the Class B Stock Exchange as if such exchange had occurred on August 31, 2025, and (iii) 8,734,000 shares of our Class A common stock issuable pursuant to options granted under our Pre-IPO 2025 Plan that are issued and outstanding as of August 31, 2025, all of which options will become vested and exercisable in full at the consummation of this offering in accordance with their terms, subject to the lock-up restrictions described under “Underwriting”. Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders, including the election of directors.

Percentage ownership of our common stock after the offering (assuming no exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any) also assumes the foregoing and assumes the sale of 18,421,053 shares of Class A common stock by the selling stockholders in this offering. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Neptune Insurance Holdings Inc., 400 6th Street S, Suite 2, St. Petersburg, Florida 33701.

	Shares Beneficially Owned Before the Offering					Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power†	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
	Shares	%	Shares	%		Shares	%	Shares	%
Greater than 5% Stockholders and Selling Stockholders:
Entities affiliated with Bregal Sagemount(1)	27,293,482	28.9%	—	—	5.2%	20,350,595	21.5%	—	—	3.8%
Entities affiliated with FTV Capital(2)	24,016,518	25.4%	—	—	4.5%	23,028,650	24.3%	—	—	4.4%
Entities affiliated with Trevor Burgess(3)	—	—	43,435,000	100%	82.1%	—	—	43,435,000	100%	82.1%
Entities affiliated with James D. Albert(4)	25,288,000	26.7%	—	—	4.8%	14,993,680	15.8%	—	—	2.8%

	Shares Beneficially Owned Before the Offering					Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power†	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
	Shares	%	Shares	%		Shares	%	Shares	%
Entities affiliated with Jonathan Carlon(5)	5,110,000	5.4%	—	—	1.0%	5,110,000	5.4%	—	—	1.0%
Wilbur L. Martin, IV	1,352,000	1.4%	—	—	*	1,156,022	1.2%	—	—	*
Named Executive Officers and Directors:
Trevor Burgess(3)(6)	—	—	49,595,000	100%	84.0%	—	—	49,595,000	100%	84.0%
Jim Steiner(7)	3,825,500	4.0%	—	—	*	3,825,500	4.0%	—	—	*
Matt Duffy(8)	1,255,500	1.3%	—	—	*	1,255,500	1.3%	—	—	*
Jonathan Carlon(5)(9)	5,685,000	6.0%	—	—	1.1%	5,685,000	6.0%	—	—	1.1%
Blair J. Greenberg(1)	27,293,482	28.9%	—	—	5.2%	20,350,595	21.5%	—	—	3.8%
Cristian Melej(10)	20,000	*	—	—	*	20,000	*	—	—	*
Mike Vostrizansky(2)	24,016,518	25.4%	—	—	4.5%	23,028,650	24.3%	—	—	4.4%
All executive officers and directors as a group (7 persons)	88,736,000	93.6%	49,595,000	100%	95.8%	70,314,947	74.2%	49,595,000	100%	83.0%

____________

(1)      Consists of 27,293,482 shares of Class A common stock held by BSIV Hold 101, LP (“BSIV 101”) and issuable upon the deemed conversion of shares of preferred stock held by BSIV after giving effect to the expected distribution of such shares from BSIV, which is expected to be completed prior to the completion of this offering. BSIV 101 is managed by BSIV Hold 101 GP, LLC (“BSIV 101 GP”), its general partner, which is managed by Bregal Sagemount IV General Partner Jersey Limited (“Bregal GP”), its sole member, which is managed by a board of directors and is ultimately 100% owned by Gene Yoon. Bregal Sagemount Management LP, which is majority owned by Gene Yoon, is registered as an SEC Relying Advisor of Bregal Investments, Inc., an SEC Registered Investment Advisor. Bregal Sagemount Management LP is the investment advisor to BSIV 101. Gene Yoon, as managing director of Bregal Sagemount Management LP, and Blair J. Greenberg, a member of our board of directors, as director of Bregal Sagemount Management LP, may each be deemed to have or share beneficial ownership of the Class A common stock held directly by BSIV. The address of BSIV, BSIV 101, BSIV 101 GP, Bregal Sagemount Management LP and Bregal Investments, Inc. is 200 Park Avenue, 45th Floor, New York, NY 10166. The address of Bregal GP is Second Floor, Windward House, La Route de la Liberation, St. Helier, Jersey JE2 3BQ, Channel Islands.

(2)      Consists of (a) 14,556,518 shares of Class A common stock held by FTV VII, L.P. (“FTV VII”) and issuable upon the deemed conversion of shares of preferred stock held by BSIV after giving effect to the expected distribution of such shares from BSIV, which is expected to be completed prior to the completion of this offering, (b) 7,998,380 shares of Class A common stock held by FTV-NE Aggregator, LLC (“FTV-NE Aggregator”), and (c) 1,461,620 shares of Class A common stock held by Growth VII-Centre, L.P. (“Growth VII-Centre”). FTV-NE Aggregator is managed by FTV VII, its sole member, which is managed by FTV Management VII, L.P. (“FTV Management”), its general partner, which is managed by FTV VII GP, L.L.C., (“FTV VII GP”) its general partner. Growth VII-Centre is managed by FTV Management, its general partner. Michael Vostrizansky, a member of our board of directors, serves as the representative of FTV VII GP and is a member of the investment committee of FTV Management, which directs investments by and the disposition of investments of FTV VII. The address of FTV NE Aggregator, Growth VII-Centre, FTV VII, FTV Management and FTV VII GP is 601 California Street, Floor 19, San Francisco, CA 94108.

(3)      Consists of (a) 25,039,000 shares of Class B common stock held by Trevor R. Burgess, Trustee of the Burgess Family SLAT, u/a/d March 26, 2025 (the “Burgess Family SLAT”), (b) 17,885,000 shares of Class B common stock held by Jonathan W. Meyer and David J. Rectenwald, Co- Trustees of the Trevor R. Burgess Irrevocable Trust of 2020, u/a/d March 24, 2025 (the “Burgess Irrevocable Trust”), and (c) 511,000 shares of Class B common stock held by Trevor R. Burgess, Trustee of the Trevor R. Burgess Revocable Trust, u/a/d September 30, 2024, which are affiliated with Mr. Burgess, our Chief Executive Officer and Chairman of our board of directors. Each of the three trusts holds sole voting power over its respective shares of Class B common stock. By virtue of his relationship with the Burgess Irrevocable Trust, Mr. Burgess is deemed to have an indirect beneficial interest in the shares of Class B common stock held by the Burgess Irrevocable Trust. Mr. Burgess disclaims beneficial ownership of the shares held by the Burgess Irrevocable Trust.

(4)     Consists of (a) 13,972,000 shares of Class A common stock held by James D. Albert, as trustee of the Ann J. Albert Irrevocable Grantor Trust, dated June 9, 2021 (“Albert Irrevocable Grantor Trust”), (b) 5,658,000 shares of Class A common stock held by Emily Polk Albert Goldman, as trustee of the James D. Albert 2021 Irrevocable Grant Trust FBO Emily Polk Albert Goldman, dated February 23, 2021 (“Trust FBO E. Albert Goldman”), and (c) 5,658,000 shares of

Class A common stock held by Laura Elizabeth Albert Duckworth, as trustee of the James D. Albert 2021 Irrevocable Grant Trust FBO Laura Elizabeth Albert Duckworth, dated February 23, 2021 (“Trust FBO L. Albert Duckworth”). Emily Polk Albert Goldman and Laura Elizabeth Albert Duckworth are children of James D. Albert. Each of the three trusts holds sole voting power over its respective shares of Class A common stock. The address of Albert Irrevocable Grantor Trust is 390 Coffee Pot Riviera NE, St. Petersburg, FL 33704. The address of Trust FBO E. Albert Goldman is 355 15th Ave. NE, St. Petersburg, FL 33704. The address of Trust FBO L. Albert Duckworth is 1315 Wilton Ln, Kirkwood, MO 63122.

(5)      Consists of (a) 4,599,000 shares of Class A common stock held by Jonathan Carlon and Steve Wynne, as trustees of the JWC Irrevocable Trust, and (b) 511,000 shares of Class A common stock held by Jonathan Carlon and Alexis Carlon, as trustees of the Carlon Family Trust, dated May 7, 2024. Each of the two trusts holds sole voting power over their respective shares of Class A common stock.

(6)      Includes 6,160,000 shares of Class B common stock issuable to Mr. Burgess in accordance with the Class B Equity Exchange Agreement in exchange for 6,160,000 shares of Class A common stock subject to options held by Mr. Burgess that are exercisable in connection with the consummation of this offering.

(7)      Includes (a) 1,080,000 shares of Class A common stock held by Mr. Steiner that are subject to restricted stock awards vesting in connection with the consummation of the IPO, of which 475,000 shares of Class A common stock will be pledged as collateral to secure certain personal indebtedness of Mr. Steiner upon the consummation of this offering, and (b) 95,500 shares of Class A common stock subject to options held by Mr. Steiner that were granted after August 31, 2025 and are exercisable in connection with the consummation of this offering.

(8)      Consists of (a) 1,160,000 shares of Class A common stock held by Mr. Duffy that are subject to restricted stock awards vesting in connection with the consummation of the IPO and which are pledged as collateral to secure certain personal indebtedness of Mr. Duffy, and (b) 95,500 shares of Class A common stock subject to options held by Mr. Duffy that were granted after August 31, 2025 and are exercisable in connection with the consummation of this offering.

(9)      Includes 575,000 shares of Class A common stock held by Mr. Carlon that are subject to restricted stock awards vesting in connection with the consummation of this offering.

(10)    Consists of 20,000 shares of Class A common stock held by Mr. Melej that are subject to restricted stock awards vesting in connection with the consummation of this offering.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, as they will be in effect following the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. We expect to adopt a restated certificate of incorporation and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to our amended and restated certificate of incorporation, restated bylaws and registration rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Our amended and restated certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock. Upon the completion of this offering, our authorized capital stock will consist of:

•        428,422,036 shares of Class A common stock, $0.00001 par value per share;

•        51,577,964 shares of Class B common stock, $0.00001 par value per share; and

•        20,000,000 shares of undesignated preferred stock, $0.00001 par value per share.

Assuming the conversion of all 41,850,000 outstanding shares of our convertible preferred stock into shares of our Class A common stock, which will occur upon the completion of this offering, as of August 31, 2025, there were 94,600,000 shares of our Class A common stock and 43,435,000 shares of Class B common stock outstanding, held by 20 stockholders of record, and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock.

Class A Common Stock and Class B Common Stock

We have two classes of authorized common stock, Class A common stock and Class B common stock. Upon the effectiveness of the registration statement of which this prospectus forms a part, all 41,850,000 outstanding shares of our convertible preferred stock will be converted into shares of our Class A common stock.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our Class A common stock is entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•        if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•        if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our amended and restated certificate of incorporation and restated bylaws will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our amended and restated certificate of incorporation will not provide for cumulative voting for the election of directors. For more information on our classified board of directors, see “Management — Composition of our Board of Directors.”

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the completion of this offering, except for certain permitted transfers, described in the paragraph that immediately follows this paragraph and further described in our amended and restated certificate of incorporation. Once converted into Class A common stock, the Class B common stock will not be reissued. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (i) twelve months following the death or disability of Mr. Burgess or (ii) upon the first trading day on or after such date that the outstanding shares of Class B common stock represent less than 5% of the then-outstanding Class A and Class B common stock, which, in either instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors.

Future transfers of Class B common stock by the holder of Class B common stock will result in the corresponding shares of Class B common stock converting into shares of Class A common stock, other than transfers to (in each case, a “permitted transferee”) (i) a trust for the benefit of Mr. Burgess, provided Mr. Burgess or his permitted transferees do not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (ii) a trust for the benefit of persons other than Mr. Burgess, provided Mr. Burgess or his permitted transferees do not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (iii) a trust under the terms of which Mr. Burgess or his family members have retained a “qualified interest” within the meaning of §2702(b)(1) of the Code and/or a reversionary interest; (iv) Mr. Burgess’s estate, any one or more of Mr. Burgess’s family members or any revocable or irrevocable trust for the primary benefit of Mr. Burgess or one or more of Mr. Burgess’s family members or the spouses of such family members; (v) any charitable organization, private foundation, supporting organization, donor advised or donor directed fund, or any other charitable fund or similar entity established by Mr. Burgess; (vi) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which Mr. Burgess or his permitted transferees are participants or beneficiaries and which satisfies the requirements for qualification under Section 401 of the Code; or (vii) a corporation, partnership, or limited liability company owned or controlled, directly or indirectly, by Mr. Burgess or his permitted transferees, in each case, so long as Mr. Burgess, his family members or a trustee of a trust described in clauses (i), (iii) and (iv) retain sole dispositive power and voting control with respect to the shares of Class B common stock.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to any preferential or other rights, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-assessable

All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.

Preferred Stock

Upon the completion of this offering, all of our previously outstanding shares of convertible preferred stock will have been converted into Class A common stock, there will be no authorized shares of convertible preferred stock and we will have no shares of convertible preferred stock outstanding. Under the terms of our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, our board of directors has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional, or other rights (and the qualifications, limitations or restrictions thereof), and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting, dividend rights, liquidation rights, redemption rights, or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock and Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change of control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of Class A common stock and Class B common stock. We have no current plans to issue any shares of preferred stock.

Options

As of June 30, 2025, pursuant to our Pre-IPO 2025 Plan, we had outstanding options to purchase an aggregate of 17,352,000 shares of our Class A common stock, consisting of (i) options to purchase an aggregate of 11,568,000 shares of our Class A common stock issuable upon the exercise of Pre-IPO Liquidity Options and Pre-IPO Time-Based Options, having a weighted average exercise price of $5.495 per share, and (ii) options to purchase an aggregate of 5,784,000 shares of our Class A common stock issuable upon the exercise of Pre-IPO Terminated Options, of which any options then outstanding will terminate upon the consummation of this offering in accordance with their terms, as further described in the section titled “Executive Compensation — Summary Compensation Table — Equity Awards — 2024 Equity Grants.”

Registration Rights

Pursuant to the Pre-IPO Stockholders Agreement, substantially concurrently with the consummation of this offering, we expect to enter into a registration rights agreement with BSIV Hold 101, LP (the “Bregal Entity”) and FTV VII, L.P., FTV-NE Aggregator, LLC and Growth VII-Centre, L.P. (together with FTV VII and FTV-NE Aggregator, the “FTV Entities” and together with the Bregal Entity, the “RRA Investors”). Under this agreement, the RRA Investors and certain of their permitted transferees will have certain registration rights relating to the shares of our Class A common stock that will be received by them upon conversion of the convertible preferred stock previously held by BSIV and certain shares of common stock held by the FTV Entities. The registration of such shares of our Class A common stock through the exercise of such registration rights would enable the RRA Investors to sell such shares without restriction under the Securities Act at such time as the applicable registration statement with respect to the resale of those shares is declared effective, following the expiration or termination of any applicable lock-up restrictions.

The registration rights agreement provides for both demand and piggyback registration rights, including the ability to request shelf registrations and underwritten offerings, subject to specified minimum size thresholds and frequency limitations. The FTV Entities may register up to 14,556,518 shares of Class A common stock and the Bregal Entity may register up to 20,350,595 shares of Class A common stock under the registration rights agreement.

Class A common stock held by any RRA Investor will cease to constitute registrable securities under the registration rights agreement at the earliest of such time as (i) such common stock is sold under an effective registration statement, (ii) such common stock is sold pursuant to Rule 144 of the Securities Act, (iii) such common stock has been otherwise transferred and delegended and can thereafter be sold without registration, (iv) with respect to any RRA Investor, when such RRA Investor beneficially owns less than 1% of our then-outstanding Class A common stock and all such shares are eligible to be sold without limitation under Rule 144 in any 90-day period thereunder, and (v) with respect to each of the Bregal Entity and the FTV Entities, respectively, when such RRA Investors have sold up to their maximum number of shares registrable under the registration rights agreement pursuant to their demand or piggyback registration rights.

The RRA Investors will pay any fees and expenses, as well as underwriting discounts and commissions, incurred by them with respect to any registration effected under the terms of the registration rights agreement, and, other than with respect to any piggyback registration, the reasonable expenses incurred by or on behalf of the Company in connection with any such registration in excess of $75,000, subject to certain limitations and exceptions, including any other selling stockholders being required to bear their portion of such expenses on a ratable basis. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include. In addition, in connection with this offering, each RRA Investor has agreed that they will not, subject to limited exceptions, directly or indirectly sell, dispose of or hedge any shares of our Class A common stock or any securities convertible into or exchangeable or exercisable for shares of our Class A common stock for a period of 180 days after the date of this prospectus. See the sections titled “Shares Eligible for Future Sale — Lock-up Agreements and Market Standoff Provisions” and “Underwriting” for additional information.

Form S-1 Demand Registration Rights

After the completion of this offering, certain holders of our Class A common stock will be entitled to certain demand registration rights. At any time beginning 180 days after the date of this prospectus, the RRA Investors may request that we register the resale of all or a portion of their shares on a registration statement on Form S-1, so long as the shares registered on such resale registration statement are anticipated to have an aggregate offering price of no less than $200 million.

Form S-3 Demand Registration Rights

At any time beginning one year after the date of this prospectus, the RRA Investors will be entitled to request that we register the resale of their shares on a registration statement on Form S-3, so long as the shares registered on such resale registration statement are anticipated to have an aggregate offering price of no less than $200 million. If such a request is made, then the RRA Investors will have the right to demand underwritten Form S-3 registrations, including underwritten block trades, from time to time, so long as such underwritten registrations are anticipated to have an aggregate offering price of no less than $50 million. We will not be required to initiate more than 4 such registrations in any 12-month period, or more than 1 such registration in any calendar quarter.

Piggyback Registration Rights

After the date of this prospectus, in the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders, the RRA Investors will be entitled to certain piggyback registration rights allowing the RRA Investors to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration relating solely to the sale of securities to participants in our stock plan, (ii) a registration relating to a transaction covered by Rule 145 under the Securities Act, (iii) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, or (iv) a registration in which the only stock being registered is common stock upon conversion of debt securities also being registered, the RRA Investors will be entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

Our obligations to effect demand and piggyback registrations are subject to customary limitations, including certain rights to suspend or delay the effectiveness of any registration effected under the registration rights agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Dual Class Stock

So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our then-outstanding Class A common stock and Class B common stock, Mr. Burgess will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of the Company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Stockholder Meetings

Our amended and restated certificate of incorporation provides, prior to the Voting Threshold Date, our stockholders will be able to take action by written consent. From and after the Voting Threshold Date, our stockholders will no longer be able to take action by written consent, and will only be able to take action at an annual or special meeting of our stockholders. Our amended and restated certificate of incorporation further provides that only the chairperson of our board of directors, the chief executive officer, or our board of directors acting pursuant to a resolution adopted by a majority of the whole board of directors will be authorized to call a special meeting of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Staggered Board

Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management — Composition of our Board of Directors.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our amended and restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that BSIV, the holder of the convertible preferred stock, may be entitled to elect.

Supermajority Approvals

Our amended and restated certificate of incorporation provides that, from and after the Voting Threshold Date, certain amendments to our amended and restated certificate of incorporation will require the approval of two-thirds of the combined voting power of our then-outstanding shares of Class A and Class B common stock, provided that, if such amendments are approved by two-thirds of the whole board of directors, they will only require the approval of a majority of the combined voting power of all the then-outstanding shares of Class A and Class B common stock. In addition, prior to the Voting Threshold Date, our amended and restated bylaws may be amended by the affirmative vote of a majority of the combined voting power of all the then-outstanding shares of Class A and Class B common stock, and after the Voting Threshold Date, the affirmative vote of at least two-thirds of the combined voting power of all the then-outstanding shares of Class A and Class B common stock. These provisions will have the effect of making it more difficult for our stockholders to amend our certificate of incorporation or amended and restated bylaws to remove or modify certain provisions.

Delaware Anti-Takeover Statute

In general, Section 203 of the DGCL prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset, or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after we are no longer a controlled company. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if, and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees, or agents to us or our stockholders; (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (4) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (5) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

While courts in Delaware and several other jurisdictions have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action and there can be no assurance that the provisions will be enforced by a court.

Stock Exchange Listing

We intend to apply for the listing of our Class A common stock on the NYSE under the symbol “NP.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Vinyl Equity, Inc. The transfer agent’s address is PO Box 247, Winnetka, IL 60093, and its telephone number is 888-808-4695.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. As described below, only a limited number of Class A common stock currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding options or settlement of outstanding restricted stock, or upon conversion of Class B common stock, in the public market after this offering, or the perception that those sales may occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, based on the number of shares of Class B common stock outstanding as of August 31, 2025, and assuming (i) the occurrence of the Class B Stock Exchange as if such exchange had occurred on June 30, 2025, and (ii) the automatic conversion of all 41,850,000 shares of our convertible preferred stock outstanding as of June 30, 2025, into an equal number of shares of Class A common stock immediately prior to the completion of this offering, we will have 94,600,000 shares of Class A common stock and 43,435,000 shares of Class B common stock outstanding. Of these outstanding shares, all of the 18,421,053 shares of Class A common stock sold in this offering will be freely tradable, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining outstanding shares of our Class A common stock and our Class B common stock will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, all of our securityholders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they agreed, subject to specific exceptions, not to sell any of their stock for at least 180 days following the date of this prospectus. Subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning 181 days after the date of this prospectus, 119,613,947 additional shares will become eligible for sale in the public market, of which 112,402,925 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•        the remainder of the shares will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Lock-up Agreements and Market Standoff Provisions

We, our selling stockholders, each of our directors and executive officers and other stockholders owning substantially all of our common stock, have agreed that, without the prior written consent of at least two of the representatives on behalf of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus. See “Underwriting” for additional information.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with holders of substantially all of our securities convertible into or exercisable for our common stock that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus.

Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the current public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements and market stand-off provisions described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately 1,380,350 shares immediately after this offering; or

•        The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information and holding period requirements of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements or market standoff provisions as described above and under the section titled “Underwriting” and will not become eligible for sale until the expiration of those agreements.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our Class A common stock issuable or reserved for issuance under our Pre-IPO 2025 Plan, our 2025 Plan, and our ESPP. We expect to file this registration statement on, or as soon as practicable after, the effective date of this prospectus. However, the shares registered on Form S-8 will not be eligible for resale until expiration of the lock-up agreements and market standoff provisions to which they are subject.

Registration Rights

Pursuant to our registration rights agreement, the certain holders of our Class A common stock (including shares issuable upon the conversion of our outstanding convertible preferred stock immediately prior to the effectiveness of the registration statement of which this prospectus forms a part), or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock — Registration Rights” for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of certain material U.S. federal income tax consequences to “non-U.S. holders” (as defined below) relating to the ownership and taxable disposition of our Class A common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address the tax considerations arising under the alternative minimum tax, the net investment income tax, the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies or other financial institutions;

•        partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-exempt or governmental organizations or tax-qualified retirement plans;

•        real estate investment trusts or regulated investment companies;

•        controlled foreign corporations or passive foreign investment companies;

•        persons who acquired our Class A common stock pursuant to the exercise of an employee stock option or otherwise as compensation for services;

•        brokers or dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than 5% of our Class A common stock;

•        certain former citizens or long-term residents of the United States;

•        persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•        persons required to accelerate the recognition of any item of gross income with respect to our Class A common stock as a result of such income being recognized on an applicable financial statement;

•        persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•        persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Class A common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or owner and the activities of the partnership or entity. Accordingly, this discussion does not address U.S. federal income tax considerations applicable to partnerships that hold our Class A common stock, and partners in such partnerships should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and taxable disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this section, a “non-U.S. holder” is any beneficial owner of our Class A common stock, other than an entity taxable as a partnership for U.S. federal income tax purposes, that is not:

•        an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes;

•        a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•        an estate whose income is subject to U.S. federal income tax regardless of source.

Distributions

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our Class A common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our Class A common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on our Class A common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an applicable tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or other applicable form).

If, however, a dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), the dividend will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis in substantially the same manner as if the non-U.S. holder were a United States person. Dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes and which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

Sale of Class A common stock

Subject to the discussion below of FATCA and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or other taxable disposition of our Class A common stock unless:

•        such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•        such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the U.S.); or

•        our Class A common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A common stock.

A non-U.S. holder that is an individual and who is present in the U.S. for 183 days or more in the taxable year of such sale or disposition, if certain other conditions are met, will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder’s taxable capital gains allocable to U.S. sources, including gain from the sale or other disposition of our Class A common stock, exceed capital losses allocable to U.S. sources, except as otherwise provided in an applicable tax treaty.

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business in the U.S. generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as a United States person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we currently are a USRPHC, however there can be no assurances that we are not now nor will become a USRPHC in the future. If, however, we were a USRPHC during the applicable testing period, as long as our Class A common stock is regularly traded on an established securities market, our Class A common stock will be treated as U.S. real property interests only for a non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period) more than 5% of such Class A common stock.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid with respect to our Class A common stock to a non-U.S. holder and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition with respect to our Class A common stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless the non-U.S. holder establishes an exemption, for example by properly certifying the non-U.S. holder’s status on a Form W-8BEN or another appropriate form. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a United States person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act — FATCA

Under Section 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), U.S. federal withholding tax of 30% is imposed on certain types of U.S. source “withholdable payments” (including dividends and the gross proceeds from the sale, exchange or other taxable disposition of U.S. stock) to “foreign financial institutions,” which are broadly defined for this purpose, and other non-U.S. entities in connection with the failure to comply with certain certification and information reporting requirements regarding U.S. account holders or owners of such institutions or entities. The obligation to withhold under FATCA applies to any dividends on our Class A common stock. While withholding under FATCA would have applied to gross proceeds from the sale, exchange or other taxable disposition of our Class A common stock and to certain “passthru” payments received with respect to instruments held through foreign financial institutions after the date on which applicable final U.S. Treasury regulations are issued, proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely and limit FATCA withholding on these “passthru” payments to those payments made two years after the date on which applicable final U.S. Treasury regulations are issued. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of the sale, exchange or other taxable disposition of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares of our Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
BMO Capital Markets Corp.
Goldman Sachs & Co. LLC
Evercore Group L.L.C.
Deutsche Bank Securities Inc.
Keefe, Bruyette & Woods, Inc.
Mizuho Securities USA LLC
Piper Sandler & Co.
Raymond James & Associates, Inc.
TD Securities (USA) LLC
Dowling & Partners Securities LLC
Total	18,421,053

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $           per share under the initial public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,763,157 additional shares of Class A common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The cornerstone investors have, severally and not jointly, indicated interest in purchasing up to an aggregate of $75 million in shares of our Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investors as they will from any other shares of Class A common stock sold to the public in this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,763,157 shares of Class A common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $8.5 million. We have agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with FINRA. The selling stockholders have agreed to reimburse us for certain of our expenses relating to this offering, in an aggregate amount not to exceed 2% of the gross proceeds of this offering to be received by the selling stockholders. The underwriters have agreed to reimburse certain of our expenses in connection with the offering. The expenses of the offering payable by us (assuming an initial public offering price of $19.00 per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) are estimated at $1.5 million (or $0.5 million, if the underwriters exercise their option to purchase additional shares of our Class A common stock in full).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We are applying to list our Class A common stock on the NYSE under the trading symbol “NP.”

We have agreed that, without the prior written consent of at least two of the representatives on behalf of the underwriters, we will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”) (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock (“lock-up securities”) or any securities convertible into or exercisable or exchangeable for lock-up securities or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of lock-up securities or any securities convertible into or exercisable or exchangeable for lock-up securities, other than (A) lock-up securities to be sold in this offering, (B) the issuance by us of shares of lock-up securities upon the exercise or settlement of equity awards (including any “net” or “cashless” exercises or settlements) or forfeiture of equity awards granted pursuant to the equity compensation plans described herein, or the conversion of a security outstanding on the date of this prospectus as described herein, (C) facilitating the establishment or modification of a trading plan on behalf of our stockholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of lock-up securities, provided that (i) such plan does not provide for the transfer of lock-up securities during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made during the restricted period by us regarding the establishment or modification of such plan, such announcement or filing shall include a statement to the effect that no transfer of lock-up securities stock may be made under such plan during the restricted period, (D) grants of options, stock awards, restricted stock or other equity awards and the issuance of lock-up securities or securities convertible into or exercisable for lock-up securities (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors or consultants pursuant to the terms of a plan in effect on the date of this prospectus and as described herein, provided that we will cause each recipient of such grant to be bound by the market standoff provisions that are enforceable by us or execute and deliver to the representatives a signed lock-up agreement substantially in the form of the lock-up agreement entered into by the lock-up party if such recipient has not already delivered one, (E) the issuance by us of shares of lock-up securities upon the conversion or exchange of shares of our Class B common stock, (F) the issuance by us of shares of Class B common stock upon the exercise of stock options or the settlement of restricted stock units (including any “net” or “cashless” exercises or settlements), or the award, if any, of stock options, restricted stock, or restricted stock units in accordance with our equity plans or programs that are outstanding as of the date of this prospectus and as described herein and the form of award agreement thereunder, (G) the exchange or conversion (or other means by which shares of one class or series can become another class or series) of shares of any class or series of our capital stock for shares of any other class or series of our capital stock, in each case as described herein, (H) the filing by us of any registration statement on Form S-8 pursuant to any employee benefit plans, qualified stock option plans or other employee compensation plans, described herein, relating to (i) the resale of equity awards granted or (ii) to register lock-up securities issuable under any such plans, or (I) the offer or issuance or agreement to issue by us of lock-up securities or securities convertible into, exercisable for or which are otherwise exchangeable for or represent the right to receive lock-up securities in connection with an acquisition, merger, joint venture, strategic alliance, commercial or other collaborative relationship or the acquisition or license by us or any of our subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to any employee benefit plan as assumed by us in connection with any such acquisition or transaction, provided that the aggregate number of shares of lock-up securities, securities convertible into, exercisable for or which are otherwise exchangeable for or represent the right to receive lock-up securities (on an as-converted, as-exercised, or as-exchanged basis) that we may sell or issue or agree to sell or issue pursuant to this clause (I) shall not exceed 5.0% of the total number of shares of lock-up securities outstanding immediately following the offering and provided further that we shall cause each recipient of such grant to execute and deliver to the representatives a signed lock-up agreement substantially in the form of the lock-up agreement entered into by the lock-up party if such recipient has not already delivered one.

The selling stockholders and all directors and officers and certain of the other holders of our outstanding common stock and stock options (such persons or entities, the “lock-up parties”) have agreed that, without the prior written consent of at least two of the representatives on behalf of the underwriters, they will not, and will not publicly disclose an intention to, during the restricted period (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of lock-up securities beneficially owned by them or any other securities so owned convertible into or exercisable or exchangeable for lock-up securities, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities or such other securities, in cash or otherwise. The lock-up parties further agreed that the foregoing precluded them from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of lock-up securities, or any securities convertible into or exercisable or exchangeable for lock-up securities, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone else.

The restrictions described in the immediately preceding paragraph shall not apply to (a) transactions relating to shares of lock-up securities or other securities acquired in this offering or in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be voluntarily made during the restricted period in connection with subsequent sales of lock-up securities or other securities acquired in this offering or in such open market transactions and that, if required, any filing under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (a); (b) transfers of lock-up securities or any security convertible into or exercisable or exchangeable for lock-up securities (i) as a bona fide gift, (ii) for bona fide estate planning purposes, (iii) as a charitable contribution, (iv) to an immediate family member or to any trust for the direct or indirect benefit of the lock-up party or an immediate family member of the lock-up party, (v) to any corporation, partnership, limited liability company, investment fund, trust or other entity controlled or managed, or under common control or management by, the lock-up party, (vi) upon death or by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or an immediate family member of the lock-up party, or (vii) if the lock-up party is a trust, to any beneficiary of the lock-up party or the estate of any such beneficiary; (c) distributions, transfers or dispositions of shares of lock-up securities or any security convertible into or exercisable or exchangeable for lock-up securities to current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates of the lock-up party or the estates of any lock-up party; provided that in the case of any donation, transfer or distribution pursuant to clause (b) or (c), (i) each donee, transferee, or distributee shall sign and deliver a lock-up agreement substantially in the form of the lock-up agreement entered into by the lock-up party and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of lock-up securities, shall be voluntarily made during the restricted period and that, if required, any filing required under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in clause (b) or (c); (d) any sales of lock-up securities by the lock-up party to the underwriters pursuant to the underwriting agreement; (e) the transfer to us of lock-up securities or any securities convertible into or exercisable or exchangeable for lock-up securities to satisfy any tax, including estimated tax, remittance, or other payment obligations of the lock-up party arising in connection with a vesting event of the our securities, upon the settlement of restricted stock units or the payment due for the exercise of options (including a transfer to us for the “net” or “cashless” exercise of such securities) or other rights to purchase our securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan described herein; provided that any remaining shares of lock-up securities received upon such vesting, settlement or exercise shall be subject to the terms of the lock-up agreement of such lock-up party; and provided further, that no public disclosure or filing shall be made voluntarily during the restricted period nor shall be required within 30 days after the date of this prospectus, and after such 30th day, any filing under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (e); (f) the establishment or modification of a trading plan on behalf of one of our stockholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of lock-up securities, provided that (i) such plan does not provide for the transfer of lock-up securities during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made during the restricted period by or on behalf of the lock-up party or us regarding the establishment or modification of such plan, such announcement or filing shall include a statement to the effect that no transfer of lock-up securities may be made under such plan during the restricted period; (g) the transfer of lock-up securities or any security convertible into or exercisable or exchangeable for lock-up securities that occurs by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, divorce decree, separation agreement or other court order, provided that (i) the transferee shall sign and deliver a lock-up agreement substantially in the form of the lock-up agreement entered into by the lock-up party and (ii) any filing required under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (g); (h) certain permitted transfers of shares of Class B common stock or the conversion of Class B common stock into Class A common stock as described herein, provided that, in each case, (i) such shares received upon conversion shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement of such lock-up party; and (ii) any filing required under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (h); (i) the transfer of lock-up securities or any security convertible into or exercisable or exchangeable for lock-up securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors, made to all holders of Class A common stock involving a change of control, provided that, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the lock-up securities owned by the lock-up party shall remain subject to the restrictions contained in the lock-up agreement of such lock-up party; (j) in “sell to cover” or similar open market transactions to satisfy any exercise price or tax withholding obligations as a result of the exercise, vesting and/or settlement of Company equity awards (including options) held by the lock-up party and issued pursuant to a plan or arrangement described herein, provided that, any such lock-up securities retained by the lock-up party after giving effect to this clause (j) shall be subject to the terms of the lock-up agreement of such lock-up party, and provided further, that no public disclosure or filing shall be made voluntarily during the restricted period nor shall be required within 30 days after the date of this prospectus, and after such 30th day, any filing under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (j), (k) for certain stock splits, transfers to us in connection with any other exchange, conversion or reclassification (or other means by which shares of any class or series can become another class or series) of shares of any class or series of our capital stock for shares of any other class or series of shares of our capital stock as described herein, including pursuant to the Class B Exchange Agreement and the Class B Equity Exchange Agreement, or as required pursuant to our amended and restated certificate of incorporation, to be effective upon the completion of this offering (including as a result of any automatic conversion of shares of Class B common stock to shares of lock-up securities pursuant to the provisions of our amended and restated certificate of incorporation); provided that any such shares of our capital stock received upon such exchange, conversion or reclassification shall be subject to terms of the lock-up agreement of such lock-up party; (l) any transfer of lock-up securities or any security convertible into or exercisable or exchangeable for lock-up securities pledged in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements in effect as of the date of the lock-up agreement between such third parties (or their affiliates or designees) and the lock-up party and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the lock-up party and/or its affiliates, provided that in the case of pledges or similar arrangements under this clause (l), any such pledgee or other party shall, upon foreclosure on the pledged securities, sign and deliver a lock-up agreement substantially in the form of the lock-up agreement entered into by the lock-up party, and provided further that no filing under the Exchange Act, or any other public filing or disclosure, of such transfer by or on behalf of the lock-up party, shall be voluntarily made during the restricted period; or (m) transactions as permitted with the prior written consent of at least two of the representatives.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, some of the underwriters or their affiliates also serve as the agent or lenders under our 2025 Amended and Restated Credit Agreement and have received, and may in the future receive, customary fees and commissions with respect to their roles thereunder.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved 5% of the shares of Class A common stock to be offered by the selling stockholders under this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Neptune. Except for any shares acquired by our directors and officers, shares purchased pursuant to the directed share program will not be subject to lock-up agreements with the underwriters. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares of Class A common stock reserved for the directed share program. Morgan Stanley & Co. LLC, an underwriter in this offering, will administer our directed share program.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of our Class A common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of Class A common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the

Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our Class A common stock may be offered to the public in the UK at any time:

(a)     to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)     to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)     in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares of our Class A common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our Class A common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation): (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our Class A common stock in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”), has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Brazil

The offer and sale of our shares of Class A common stock has not been, and will not be, registered (or exempted from registration) with the Brazilian securities commission, Comissão de Valores Mobiliários (“CVM”), and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM resolution No. 160, dated July 13, 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of our Class A common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional investors (as defined by the applicable CVM regulation), who may only acquire our shares of Class A common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland.

This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our Class A common stock.

Canada

The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Shares of our Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of Class A common stock are subscribed or purchased under Section 275 by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of Class A common stock under Section 275 of the SFA except:

(1)    to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer;

(3)    where the transfer is by operation of law;

(4)    as specified in Section 276(7) of the SFA; or

(5)    as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulation 2018.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001(the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Bermuda

Shares of Class A common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

LEGAL MATTERS

Orrick, Herrington & Sutcliffe LLP, San Francisco, California will pass upon the validity of the shares of our Class A common stock offered by this prospectus. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

CHANGE IN ACCOUNTANTS

On February 12, 2025, our board of directors approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2024, and to re-audit our consolidated financial statements for the year ended December 31, 2023, which had previously been audited by RSM US LLP, our prior independent auditor. We were not an SEC filer at the time of RSM US LLP’s replacement by PricewaterhouseCoopers LLP. The audited financial statements included in this prospectus for the years ended December 31, 2023 and 2024 have been audited by PricewaterhouseCoopers LLP.

During the year ended December 31, 2023, and through February 12, 2025, there were no disagreements with RSM US LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM US LLP, would have caused them to make reference thereto in their report on our financial statements for the year ended December 31, 2023. The report of RSM US LLP on our financial statements for the year ended December 31, 2023, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the year ended December 31, 2023, and through February 12, 2025, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent years and the subsequent period preceding the engagement of PricewaterhouseCoopers LLP, the Company did not consult with PricewaterhouseCoopers LLP with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements, and no written report or oral advice of PricewaterhouseCoopers LLP was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K), or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided RSM US LLP with a copy of the foregoing disclosure and requested that RSM US LLP provide a letter addressed to the SEC stating whether it agrees with the above facts and, if not, stating the respects in which it does not agree. A copy of RSM US LLP’s letter, dated September 2, 2025, provided in response to that request, is filed as Exhibit 16.1 to the Registration Statement of which this prospectus forms a part.

EXPERTS

The financial statements as of December 31, 2024, and 2023, and for each of the two years in the period ended December 31, 2024, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers like us that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.neptuneflood.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Neptune Insurance Holdings Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of December 31, 2024, and June 30, 2025	F-2
Condensed Consolidated Statements of Income for the six months ended June 30, 2024, and 2025	F-3
Condensed Consolidated Statements of Changes in Redeemable, Convertible Preferred Stock and Stockholders’ Deficit for the six months ended June 30, 2024, and 2025	F-4
Condensed Consolidated Statements of Cash Flows for six months ended June 30, 2024, and 2025	F-5
Notes to Condensed Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-18
Audited Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2023, and 2024	F-19
Consolidated Statements of Income for the years ended December 31, 2023, and 2024	F-20
Consolidated Statements of Changes in Redeemable, Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2023, and 2024	F-21
Consolidated Statements of Cash Flows for the years ended December 31, 2023, and 2024	F-22
Notes to Consolidated Financial Statements	F-23

Neptune Insurance Holdings Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
December 31, 2024, and June 30, 2025
(In thousands, except share and per share data)
(Unaudited)

	December 31, 2024	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$7,094	$11,697
Fiduciary cash	20,971	46,755
Fiduciary receivable	4,096	4,927
Commissions and fees receivable	2,612	3,204
Prepaid expenses and other current assets	452	603
Income tax receivable	—	705
Total current assets	35,225	67,891

Intangible assets, net	476	441
Internally developed software, net	5,756	5,889
Goodwill	3,793	3,793
Deferred tax assets	2,803	2,818
Deferred financing asset	99	115
Total assets	$48,152	80,947

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	7,165	8,539
Commissions payable	2,528	4,866
Insurance company payables	13,257	24,122
Income tax payable	4,781	—
Accrued expenses	475	2,230
Premium deposits	11,810	27,560
Current portion of debt	8,550	15,050
Total current liabilities	$48,566	$82,367

Debt, less current portion	125,101	277,349
Total liabilities	$173,667	$359,716

Commitments and contingencies (Note 11)

Redeemable, convertible preferred stock, $0.00001 par value, 5% cumulative dividend; 41,850,000 shares authorized, issued and outstanding at December 31, 2024, and June 30, 2025 (liquidation preference of $255,829)	240,473	247,322

Stockholders’ deficit:
Common stock, $0.00001 par value, 154,300,000 and 154,300,000 shares authorized; 93,350,000 and 93,350,000 shares issued and outstanding at December 31, 2024, and June 30, 2025, respectively	1	1
Accumulated deficit	(366,326)	(526,616)
Additional paid-in capital	337	524
Total stockholders’ deficit	(365,988)	(526,091)
Total liabilities, redeemable, convertible preferred stock, and stockholders’ deficit	$48,152	$80,947

See notes to condensed consolidated financial statements.

Neptune Insurance Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Income
For the six months ended June 30, 2024, and 2025
(In thousands, except share and per share data)
(Unaudited)

	Six Months ended June 30
	2024	2025
Revenues:
Commissions and fees	$53,976	$71,419

Operating expenses:
Agent commissions	16,157	21,676
Employee compensation and benefits	2,418	2,933
General and administrative	3,729	8,107
Amortization expense	1,425	1,786
Total operating expenses	23,729	34,502

Income from operations	30,247	36,917

Other income (expense):
Interest income	423	416
Interest expense	(10,632)	(8,269)
Loss on extinguishment of debt	(5,426)	—
Income before income tax expense	14,612	29,064

Income tax expense	3,725	7,505
Net income	$10,887	$21,559

Accretion adjustment to redeemable preferred stock	(6,507)	(6,849)
Allocation to participating preferred stock	(1,356)	—
Cash dividend paid on redeemable preferred stock	—	(54,170)
Net (loss) income available to common stockholders	$3,024	$(39,460)

Net (loss) income per share of common stock:
Basic	$0.03	$(0.42)
Diluted	$0.03	$(0.42)
Weighted average shares of common stock outstanding:
Basic and diluted	93,350,000	93,350,000

See notes to condensed consolidated financial statements.

Neptune Insurance Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Redeemable, Convertible Preferred Stock and Stockholders’ Deficit
For the six months ended June 30, 2024, and 2025
(In thousands)
(Unaudited)

			Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, at December 31, 2024	41,850	$240,473	93,350	$1	$337	$(366,326)	(365,988)
Cash dividend paid	—	—	—	—	—	(175,000)	(175,000)
Share-based compensation	—	—	—	—	187	—	187
Accretion of redeemable, convertible preferred stock	—	6,849	—	—	—	(6,849)	(6,849)
Net income	—	—	—	—	—	21,559	21,559
Balance at June 30, 2025	41,850	$247,322	93,350	$1	$524	$(526,616)	$(526,091)
Balance, at December 31, 2023	41,850	$227,199	93,350	$1	$41	$(387,644)	$(387,602)
Accretion of redeemable, convertible preferred stock	—	6,507	—	—	—	(6,507)	(6,507)
Share-based compensation	—	—	—	—	142	—	142
Net income	—	—	—	—	—	10,887	10,887
Balance at June 30, 2024	41,850	$233,706	93,350	$1	$183	$(383,264)	$(383,080)

See notes to condensed consolidated financial statements.

Neptune Insurance Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2024, and 2025
(In thousands)
(Unaudited)

	Six months ended June 30,
	2024	2025
Cash flows from operating activities:
Net income	$10,887	$21,559
Adjustments to reconcile net income to cash provided by operating activities:
Amortization expense	1,424	1,786
Amortization of deferred financing costs	365	237
Loss on extinguishment of debt	5,426	—
Share-based compensation	142	187
Deferred income taxes	(308)	(15)
(Increase) decrease in operating assets:
Commissions and fees receivable	(205)	(592)
Income tax receivable	(138)	(705)
Prepaid expenses and other current assets	133	(151)
Deferred financing asset	(111)	(37)
Increase (decrease) in operating liabilities:
Accounts payable	317	1,374
Commissions payable	1,429	2,338
Income tax payable	(90)	(4,781)
Accrued expenses	1,000	1,764
Net cash provided by operating activities	20,271	22,964

Cash flows from investing activities:
Internal developed software	(1,724)	(1,884)
Net cash used in investing activities	(1,724)	(1,884)

Cash flows from financing activities:
Change in fiduciary receivables	(1,241)	(831)
Change in fiduciary liabilities	16,071	26,615
Repayments of 2023 Term Loan	(178,525)	—
Proceeds from 2024 Term Loan	171,000	—
Repayments of 2024 Term Loan	(1,000)	(135,000)
Proceeds from 2025 Term Loan	—	301,000
Repayments of 2025 Term Loan	—	(7,000)
Payment of deferred financing fees and prepayment penalty	(3,726)	(477)
Cash dividend paid	—	(175,000)
Net cash provided by financing activities	2,579	9,307

Net increase in cash and cash equivalents and fiduciary cash	21,126	30,387

Cash and cash equivalents and fiduciary cash:
Beginning of year	24,320	28,065
End of year	$45,446	$58,452

Cash and cash equivalents	$14,429	$11,697
Fiduciary cash	31,017	46,755
Total cash and cash equivalents and fiduciary cash	$45,446	$58,452

See notes to condensed consolidated financial statements.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Nature of Business and Basis of Presentation

Neptune Insurance Holdings Inc. (“Neptune Holdings” or the “Company”) was incorporated in Delaware on March 20, 2025, to serve as the holding company for Neptune Flood Incorporated (“Neptune Flood”). Neptune Flood, incorporated in Delaware on February 10, 2017, is an insurance agency engaged in the business of selling residential and commercial flood insurance policies on behalf of insurance carrier partners throughout the United States.

On April 10, 2025, Neptune Holdings completed a corporate restructuring through a reverse triangular merger (the “Reorganization”) to implement a holding company structure. In connection with the Reorganization, Neptune Insurance Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Neptune Holdings, merged with and into Neptune Flood, with Neptune Flood continuing as the surviving entity. Each issued and outstanding share of common and preferred stock of Neptune Flood was converted into an equivalent share of common and preferred stock of Neptune Holdings. The outstanding shares of Neptune Holdings previously owned by Neptune Flood were canceled and retired. As a result, Neptune Holdings became the parent holding company, and Neptune Flood became its wholly-owned operating subsidiary. In connection with the Reorganization, the Company filed an amendment to its Certificate of Incorporation, effective April 10, 2025, which did not include any material changes other than those necessary to give effect to the new holding company structure. In connection with the Reorganization, Neptune Holdings assumed the Amended and Restated 2019 Stock Plan and amended and restated it in its entirety. The Amended and Restated 2019 Stock Plan, as so amended and restated in connection with the Reorganization, shall be referred to as the Pre-IPO 2025 Plan. Neptune Holdings also assumed Neptune Flood’s obligations under the Pre-IPO Stockholders Agreement that was entered into in connection with the convertible preferred stock financing of Neptune Flood in May 2023 as well as certain common stock and restricted stock purchase agreements and certain indemnification agreements. The assumption of these agreements by Neptune Holdings was administrative in nature and did not result in any changes to the terms, conditions, or fair value of the underlying equity awards or shares.

The Reorganization was accounted for as a combination of entities under common control in accordance with subsections of Accounting Standards Codification (“ASC”) Topic 805-50, Business Combinations (“ASC 805-50”). Consequently, Neptune Flood was contributed to Neptune Holdings and the Reorganization was recorded at historical carrying amounts and the Company’s Consolidated Financial Statements prior to the Reorganization have been adjusted to reflect the retrospective combination of the entities for all periods presented.

Basis of Presentation:    The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all the information and related notes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting of recurring accruals, considered necessary for fair statement have been included. The accompanying balance sheet for the year ended December 31, 2024, was derived from audited financial statements, but does not include all disclosures required by GAAP. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2024. The results reported in these financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. The condensed consolidated financial statements are presented in US Dollars. All amounts are presented in thousands, except per share data and where otherwise noted.

Principles of Consolidation:    The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in the condensed consolidated financial statements.

Stock Split:    On September 9, 2025, the Company effected a ten-for-one stock split of its common stock and redeemable, convertible preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split for all periods presented. The shares of common stock retain a par value of $0.00001 per share.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Nature of Business and Basis of Presentation (cont.)

Use of Estimates:    The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. The Company’s most significant estimates and judgments involve the valuation of share-based compensation, including the fair value of common stock, accounting for capitalized internal-use software, including the related estimated useful life, as well as the estimates for policy cancellations.

Note 2. Significant Accounting Policies

Revenue Recognition:    The Company recognizes revenue for the transfer of such promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those products or services. Under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when or as the transfer of control of the underlying performance obligations occurs. ASC 606 provides a five-step model for recognizing revenue from contracts with customers as follows:

•        Identify the contract with a customer

•        Identify the performance obligations in the contract

•        Determine the transaction price

•        Allocate the transaction price to the performance obligations in the contract

•        Recognize revenue when or as the performance obligations are satisfied

The Company recognizes revenues under ASC 606 and associated costs under ASC Topic 340, Incremental Costs to Obtain a Contract. Refer to Note 3 - Revenue to the condensed consolidated financial statements for additional details.

Fiduciary Cash and Fiduciary Receivable:    In its capacity as a managing general agency (“MGA”), the Company typically collects premiums from insureds and, after deducting the authorized commissions, remits the net premiums to the appropriate insurance company or companies. Accordingly, premiums receivable from insureds are reported as fiduciary receivable and premiums payable to insurance companies are reported as insurance company payables in the accompanying condensed consolidated balance sheets. Unremitted net insurance premiums are held in a fiduciary capacity until the Company disburses them. Net insurance premiums payable to insurance companies together with premium deposits received from customers are held as fiduciary cash on the accompanying condensed consolidated balance sheets. Insurance company payables together with premium deposits are considered fiduciary liabilities. Cash and cash equivalents held in excess of the amount required to meet the Company’s fiduciary obligations are recognized as cash and cash equivalents on the condensed consolidated balance sheets.

Commissions and Fees Receivable:    Commissions receivable reflect commissions due from insurance carrier partners. Fees receivable represent fees due from policyholders.

The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for expected credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The allowance for expected credit losses is not material as of December 31, 2024, and June 30, 2025. Non-payments are accrued for as part of the Company’s estimate for policy cancellations.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Significant Accounting Policies (cont.)

Redeemable, Convertible Preferred Stock:    The Company applies ASC Topic 480, Distinguishing Liabilities from Equity, when determining the classification of preferred stock. The Company classifies instruments that are conditionally redeemable for cash or other assets outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.

The Company classifies redeemable, convertible preferred stock (“Redeemable Preferred Stock”) as temporary equity on the accompanying consolidated balance sheets as it is redeemable solely on the passage of time or upon an event outside the control of the Company. The Company accretes the changes in the redemption value over the period from the original issuance date until the earliest probable redemption date using the interest method. Changes in the redemption value are considered to be changes in accounting estimates.

Earnings Per Share:    Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. The Company’s Redeemable Preferred Stock is classified as temporary equity and is considered probable of becoming redeemable. Additionally, Redeemable Preferred Stock represents participating securities, as holders of the Preferred Stock participate in dividends with holders of common stock on a pro rata basis. Accordingly, the Company used the two-class method of computing basic and diluted earnings per share for common stock. Under this method, net income applicable to holders of common stock is first reduced by the amount of accretion adjustment to the Redeemable Preferred Stock in the current period, and remaining undistributed earnings is then allocated on a pro rata basis to the holders of common stock and Redeemable Preferred Stock to the extent that each class may share income for the period; whereas undistributed net loss is allocated to common stock only because holders of Redeemable Preferred Stock are not contractually obligated to share the loss.

The Company takes a two-step approach to compute the diluted earnings per share, by first applying the treasury stock method and if-converted method, and then the two-class method. The dilutive earnings per share are computed using the more dilutive approach. See Note 10 — Earnings Per Share for additional information about per share data.

Recent Accounting Pronouncements Not Yet Adopted:

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, ASC Topic 740, Income Taxes — Improvements to Income Tax Disclosures. This standard requires the Company to provide further disaggregated income tax disclosures for specific categories on the effective tax rate reconciliation, as well as additional information about federal, state/local and foreign income taxes. The standard also requires the Company to annually disclose its income taxes paid (net of refunds received), disaggregated by jurisdiction. This guidance is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The standard is to be applied on a prospective basis, although optional retrospective application is permitted. The Company is currently evaluating the impact this guidance will have on its financial statement disclosures.

Note 3. Revenue

The Company’s revenue is derived from the sale of insurance policies and is primarily comprised of commission income and fee income.

Commission Income

The largest component of the Company’s revenue is commission income from the placement of insurance contracts between insurance carriers and the policyholders who acquire property insurance policies. These commissions are established by the carrier agreement between the Company and the insurance carrier partner and are calculated as a negotiated percentage of premiums for the underlying insurance contract. Commission rates and terms vary across insurance carriers. The Company’s performance obligation under its agreements with insurance

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3. Revenue (cont.)

carrier partners is selecting, pricing, and placing policyholders’ insurance contracts on their behalf. Each underlying insurance contract is a separate and distinct contract between the policyholder and the insurance carrier partner. The Company collects the full premium for the policy from the policyholder at inception, then remits that premium, net of the commission owed to the Company, to the insurance carrier partner. Commission income is recognized at a point in time upon the effective date of bound insurance coverage, at which point the performance obligation has been met as no performance obligation exists after coverage is bound.

Each policyholder’s insurance contract is for a period of one year and can only be canceled prior to expiration for a limited set of reasons, most often in conjunction with the sale of the underlying insured property. Renewal commissions are recognized at a point in time upon the effective date of the renewal policy, at which point the performance obligation has been met as the Company has no further performance obligations for that renewal policy term.

The transaction price is the total commission the Company expects to receive from the insurance carrier partner for the current term of the policy. The transaction date is determined by the effective date of the insurance policy. Policies are subject to cancellation at the discretion of the insured, and such a cancellation would result in the Company’s commission being limited to the period that the policy was in effect. The Company estimates any expected variable consideration, or cancellations, based on historical information, and records a corresponding deduction in revenue at the time revenue is recognized. The Company bases its estimates on historical cancellation experience by policy type and tenure and adjusts for any known trends or events. The estimation period typically covers the allowable cancellation period. This variable consideration is recognized to the extent that it is probable there will not be a significant reversal of revenue.

The Company also earns small amounts of contingent income from insurance carrier partners in the form of a profit-sharing commission, which is highly variable and based on underwriting results. The Company assesses whether the underlying book of business has attained the profitability criteria set by carriers and that enough time has passed to minimize the risk that sufficient losses will become realized that would negate the profit share. The Company closely monitors the calculations to identify if a profit-sharing commission would be earned and recognizes the profit-sharing commission as the underlying policies are placed, net of a constraint.

Contingent profit-sharing commissions represent a form of variable consideration associated with the placement and profitability of coverage, for which the Company earns commissions. In connection with ASC 606, contingent profit-sharing commissions are estimated with a constraint applied and accrued relative to the recognition of the corresponding commissions for the period over which the contract applies. As contingent commissions are earned in relation to policies placed by the Company with the insurance carrier partner, the timing of recognizing contingent commissions follows a similar pattern as the base commissions on premium described above, with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available.

Fee Income

In addition to commissions on premium, the Company earns fee income. These fees are established by the carrier agreement between the Company and the insurance carrier partner and represent a flat charge on each underlying insurance contract. The Company’s performance obligation under its agreements with insurance carrier partners is selecting, pricing, and placing policyholders’ insurance contracts on their behalf. This fee compensates the Company for the administrative and operational costs associated with the Company’s placement of the policy for the insured. The Company is entitled to the full fee for the policy year, even in the event of cancellation. At each annual renewal, the policyholder is re-assessed a flat, non refundable policy fee, which the Company is entitled to retain.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3. Revenue (cont.)

Fees can vary by product type, underlying risk, and location of the insured property. The fee is non-refundable should the policy be canceled due to home sale or any other type of acceptable mid-term cancelation reason, therefore, fee income is treated as fully earned once a policy has become effective and is recognized as revenue at that time. Similar to the base commissions on premium described above, fees are recognized at a point in time upon the effective date of bound insurance coverage, at which point the performance obligation has been met as no performance obligation exists after coverage is bound.

The Company excludes from revenue any amounts collected from policyholders that are assessed by governmental authorities, such as sales and premium taxes, when the Company acts solely as a collecting agent.

Contract Costs

ASC Topic 340-40, Other Assets and Deferred Costs — Contracts with Customers requires the Company to review certain costs to obtain customer contracts primarily as they relate to agency commission arrangements. The Company pays agent commissions to its distribution partners, such as independent agents, brokers, or referral partners, for selling policies on behalf of the Company. The Company’s agency commission arrangements are the same for both new or renewal business. The Company has elected the practical expedient to expense these costs as incurred since the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year and therefore has no contract costs deferred for such arrangements.

Costs to fulfill — Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.

Disaggregation of Revenue

The following table disaggregates revenue by source for the:

(In thousands)	Six Months Ended June 30,
	2024	2025
Commission income	$40,412	$54,769
Fee income	13,564	16,650
Total revenues	$53,976	$71,419

Contract Asset and Premium Deposits

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. Policyholder payments received in advance of commencement of the performance obligation are recorded as premium deposits. No revenue is recognized on these deposits until the performance obligation is complete.

The following table provides information about receivables and premium deposits as of:

(In thousands)	December 31, 2024	June 30, 2025
Commissions and fees receivable	$2,612	$3,204
Premium deposits	$11,810	$27,560

During the six months ended June 30, 2025, the Company recognized revenue of $3,429 related to the premium deposits balance at December 31, 2024.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Debt

Debt consists of the following as of:

(In thousands)	December 31, 2024	June 30, 2025
2024 Term Loan	$135,000	$—
2025 Term Loan	—	294,000
Total debt	135,000	294,000
Less: unamortized deferred financing fees	(1,349)	(1,601)
Less current maturities of debt	(8,550)	(15,050)
Debt, net	$125,101	$277,349

Amended and Restated Credit Agreement

On May 8, 2023, the Company amended and restated its prior credit agreement entered into during 2021 (“Amended and Restated Credit Agreement”) in its entirety with its existing lender increasing its borrowing base on the term loan to $190,000 (“2023 Term Loan”) and providing access to incremental loans and a revolving line of credit of $10,000. During the six months ended June 30, 2024, and prior to the refinancing on June 13, 2024, the Company made aggregate principal repayments of $4,475.

2024 Credit Agreement

On June 13, 2024, the Company entered into a credit agreement (“2024 Credit Agreement”) comprised of a $171,000 term loan (“2024 Term Loan”) and a revolving line of credit commitment of $10,000 (“2024 Revolver”) as well as access to incremental loans. The Company used the proceeds from the 2024 Term Loan in part to pay down the remaining balance of the 2023 Term Loan under the Amended and Restated Credit Agreement. A loss on extinguishment of debt of $5,346 was recognized in the consolidated statements of income during the period ended June 30, 2024, related to the pay down of the 2023 Term Loan, consisting of the prepayment penalty of $1,741 and the write-off of unamortized deferred financing fees of $3,348 and deferred financing asset of $257.

During the six months ended June 30, 2024, the Company made aggregate principal repayments of $1,000. During the six months ended June 30, 2025, and prior to the refinancing on April 10, 2025, the Company made aggregate principal repayments of $4,000. During the period ended June 30, 2024 and 2025, the Company recorded $28 and $111 of amortization expense. Interest expense related to the 2024 Credit Agreement was $736 and $2,617 for the period ended June 30, 2024 and 2025.

2025 Credit Agreement

On April 10, 2025, the Company amended and restated its 2024 Credit Agreement (“2025 Credit Agreement”) with its existing lenders to, among other things, increase its borrowing base on the term loan to $301,000 (“2025 Term Loan”) and extend the maturity date to April 30, 2030. The proceeds of the 2025 Term Loan were used to repay in full all outstanding obligations under the 2024 Term Loan and to finance a dividend. The revolving loan commitment remains at $10,000 (“2025 Revolver”) and its maturity date was also extended to April 30, 2030. The Company applied modification accounting to the 2024 Credit Agreement and capitalized $477 of deferred financing fees, $36 of deferred financing asset, and recognized interest expense of $518 for third party fees related to the 2025 Credit Agreement during the period ended June 30, 2025. Unamortized deferred financing fees of $1,238 related to the 2024 Term Loan continue to be amortized over the term of the 2025 Term Loan.

At the Company’s election, borrowings under the 2025 Credit Agreement may be based on either the Alternate Base Rate (“ABR”) or Term SOFR. ABR loans bear interest at a variable rate per annum equal to the highest of (a) the prime rate, (b) the New York Federal Reserve Bank (“NYFRB”) rate plus 0.50%, or (c) Term SOFR for a one-month interest period plus 1.00%, subject to a 1.00% floor, in each case plus an applicable margin ranging from 1.25% to 2.50% depending on the Company’s total net leverage ratio for the prior fiscal quarter. Term SOFR loans bear interest at a variable rate equal to Term SOFR, subject to a 1.00% floor, plus an applicable margin ranging from 2.25% to 3.50% depending on the Company’s total net leverage ratio for the prior fiscal quarter. As of June 30, 2025,

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Debt (cont.)

the 2025 Term Loan was a Term SOFR loan with a margin of 3.0%, resulting in an interest rate of approximately 7.3%. The 2025 Term Loan requires annual amortization payments of 5.0% in years 1 and 2, 7.5% in years 3 and 4, and 10.0% in year 5 of the original principal amount, with a balloon payment due upon maturity on April 10, 2030. The 2025 Term Loan is prepayable at any time by the Company and mandatorily upon certain events, including asset dispositions, casualty or condemnation, equity dispositions by pledgors and debt incurrence. The Company must prepay 100% of the net proceeds received from such events. However, no prepayment is required unless the aggregate net proceeds from assets sales or casualty events exceed the greater of $1,250 or 2.5% of applicable earnings before interest, taxes, depreciation and amortization (“EBITDA”) in a fiscal year. Prepayments of the 2025 Term Loan are made without any penalty or premium. During the period ended June 30, 2025, the Company made aggregate principal repayments of $7,000. During the period ended June 30, 2025, the Company recorded $114 of amortization expense, resulting in unamortized deferred financing fees of $1,601 as of June 30, 2025. Interest expense related to the 2025 Credit Agreement was $5,101 for the period ended June 30, 2025. The Company’s effective interest rate for the period ended June 30, 2025, was 7.4%.

2025 Revolver:    The 2025 Revolver has a maximum availability of $10,000. As of June 30, 2025, there were no amounts outstanding under the 2025 Revolver, and no amounts were drawn or repaid during the year then ended.

Incremental Loans:    The Company may request up to three tranches of incremental term loans (“Incremental Term Loan”) or increases to the existing Revolver (“Additional Revolving Commitment”), subject to lender participation and agent approval. Each Incremental Term Loan request must be for a minimum principal amount of $10,000. The total amount of Additional Revolving Commitments under all such requests shall not exceed $10,000 over the term of the agreement. Any Incremental Term Loan(s) must (a) rank pari passu in right of payment and be secured solely by the existing collateral, (b) have no obligors other than the loan parties, (c) mature no earlier than the latest maturity date of any then-outstanding term loans, and (d) not have a shorter weighted average life to maturity than the existing Term Loans. Incremental Term Loans may be priced differently but must otherwise be treated no more favorably than existing term loans, subject to exceptions for loans maturing after the latest maturity date.

Borrowings under the 2025 Credit Agreement are secured by a first-priority lien on substantially all the stock in the Company and are subject to certain restricted covenants primarily relating to net leverage ratios. Under the 2025 Credit Agreement, the Company is subject to two key financial covenants beginning with the fiscal quarter ending March 31, 2025. First, the Company is required to maintain a total net leverage ratio that does not exceed 5.00 to 1.00 through the quarter ending September 30, 2025. This threshold tightens over time, requiring a maximum ratio of 4.50 to 1.00 for quarters ending from December 31, 2025, through September 30, 2026, and further reducing to 4.00 to 1.00 for quarters ending on or after September 30, 2026. Second, the Company is required to maintain an interest coverage ratio of at least 2.00 to 1.00 for any rolling four-quarter period ending on the last day of each fiscal quarter, starting with the quarter ending March 31, 2025. The Company was in compliance with both the covenants as of June 30, 2025.

The 2025 Credit Agreement contains a number of customary negative covenants for agreements of this type that, among other things and subject to certain exceptions, restrict the Company’s ability to: create, incur, or assume any additional indebtedness; create, incur, or assume any liens; engage in mergers, consolidations, or amalgamations; make investments, loans, or advances; pay dividends; sell assets; engage in certain transactions with affiliates; enter in restrictive agreements; enter into sale and leaseback transactions; execute amendments to organizational documents or certain other material agreements; and make certain accounting changes.

Interest expense was $10,632 and $8,269 for the six months ended June 30, 2024, and 2025, respectively, of which $343 and $225 was attributable to the amortization of the debt issuance costs, respectively, and $23 and $12 was attributable to the amortization of the deferred financing asset, respectively. Accrued interest associated with the outstanding debt is included within accrued expenses on the condensed consolidated balance sheets. As of December 31, 2024, and June 30, 2025, the Company had $451 and $1,141, respectively, of accrued interest associated with the debt.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Redeemable, Convertible Preferred Stock and Stockholders’ Deficit

The total number of shares of all classes of capital stock which the Company has the authority to issue is 196,150,000, consisting of 41,850,000 shares of Redeemable Preferred Stock $0.00001 par value per share and 154,300,000 shares of common stock $0.00001 par value per share (“Common Stock”).

Common Stock

On April 10, 2025, the Company’s Board approved a cash dividend in the aggregate amount of $175,000, payable to holders of Common Stock and Redeemable Preferred Stock of record as of April 10, 2025.

Redeemable, Convertible Preferred Stock

On May 10, 2023, (the “Original Issuance Date”), the Company issued 41,850,000 shares of Redeemable Preferred Stock to a single investor for cash consideration of $229,985 (“Original Issue Price”). The Company paid $10,921 in fees to complete the financing.

Dividends:    Each share of Redeemable Preferred Stock shall be entitled to receive cumulative dividends of 5% per annum accrued daily and compounded quarterly commencing on the Original Issuance Date through the earlier of the eighth anniversary of the Original Issuance Date or the date on which the holder of Redeemable Preferred Stock achieves a multiple on invested capital equal to or exceeding three. The Redeemable Preferred Stock is entitled to participate ratably with the holders of Common Stock on all dividends paid on the shares of Common Stock. Cumulative undeclared dividends totaled $19,567 and $25,845 as of December 31, 2024, and June 30, 2025, respectively.

Voting:    The holders of shares of Redeemable Preferred Stock shall be entitled to vote on an as-converted basis together with the holders of Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided by applicable law. Except as otherwise provided herein or as required by applicable law, the holders of Redeemable Preferred Stock and the holders of Common Stock shall vote together as a single class.

Liquidation:    Upon a change of control or any voluntary or involuntary liquidation, dissolution or winding up of the Company (“Liquidation”), the Redeemable Preferred Stock shall be paid in preference and prior to any payment made to the holders of Common Stock and any other securities that do not expressly rank senior to the Redeemable Preferred Stock (“Junior Securities”).

In the event of a Liquidation, including a change of control, holders of Redeemable Preferred Stock are entitled to receive accrued but unpaid dividends and either 1) receive a Liquidation preference in priority to holders of Common Stock and Junior Securities for an amount equal to the Original Issue Price based or 2) legally convert their shares to Common Stock based on what would result in the greatest return to the holders.

Conversion:    The holders of Redeemable Preferred Stock shall have the right at any time to convert all or a portion of such shares into an equal number of shares of Common Stock. Upon the consummation of an initial public offering or transaction with a special purpose acquisition company that results in a certain amount of aggregate proceeds and an offering price above a certain threshold (“Qualified IPO”) or on the affirmative vote a majority of the holders of Redeemable Preferred Stock, the Redeemable Preferred Stock shall be automatically converted into such number of shares of Common Stock having a value per share equal to the amount that would have been distributed with respect to such share had the Company been sold for cash in a Liquidation for the value of the Company in a Qualified IPO implied by the price per share of Common Stock at which shares are sold to the public in a Qualified IPO.

No fractional shares of Common Stock shall be issued upon conversion of any shares of Redeemable Preferred Stock. If more than one share of Redeemable Preferred Stock subject to conversion is held by the same holder, such shares shall be aggregated for purposes of conversion. If the conversion of any share or shares of Redeemable Preferred Stock results in a fractional share of Common Stock issuable (after aggregating all shares of Redeemable Preferred Stock held by each holder), the Company shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the fair market value of such fractional interest.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Redeemable, Convertible Preferred Stock and Stockholders’ Deficit (cont.)

The Company will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversion of the Redeemable Preferred Stock into shares of Common Stock a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding Redeemable Preferred Stock. All Common Stock that may be issued upon conversion of the Redeemable Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Shares of Redeemable Preferred Stock which have been converted, redeemed, repurchased or otherwise canceled shall be retired and have the status of authorized and unissued shares of Redeemable Preferred Stock.

Redemption:    In connection with a Change of Control, the holders of shares of Redeemable Preferred Stock shall be entitled to require the Company to purchase all or any portion of its shares of Redeemable Preferred Stock at a purchase price per share payable in cash equal to the amount per share that is distributable to such share in a Liquidation.

If a Liquidity Transaction has not been consummated on or after the seventh anniversary of the Original Issuance Date, the holder of the Redeemable Preferred Stock may cause the Company to initiate a sale process to sell the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets or sale of all of its capital stock.

The Redeemable Preferred Stock is classified as temporary equity on the accompanying condensed consolidated balance sheets as it is redeemable solely on the passage of time or upon an event outside the control of the Company. As of the Original Issuance Date, the Redeemable Preferred Stock was probable of becoming redeemable as potential future redemption is dependent solely on the passage of time. The Company elected to accrete the changes in the redemption value over the period from the Original Issuance Date until the earliest probable redemption date using the interest method. Changes in the redemption value are considered to be changes in accounting estimates. The carrying value of Redeemable Preferred Stock totaled $240,473 and $247,322 as of December 31, 2024, and June 30, 2025, respectively. For the six months ended June 30, 2024, and 2025, the Company recognized accretion of $6,507 and $6,849, respectively, as an adjustment between Additional Paid-In Capital and Accumulated Deficit.

Note 6. Share-Based Compensation Plan

During the six months ended June 30, 2025, the Company issued 1,084,500 stock options. Stock options issued consisted of two tranches: 361,500 Time-Based Options and 723,000 Performance-Based Options. The aggregate grant date fair value of the options was $1,143.

Time-Based Options contain only service conditions and cliff vest on the 5th anniversary date of the grant date. Upon an optionee’s death or disability, or the consummation of a liquidity event by the Company, all of the Time-Based Option will immediately vest and become exercisable. All Time-Based Options have an exercise price of $5.495 per share. Performance-Based Options contain service, performance and market conditions. Subject to the optionee’s continuous service through a liquidity event, Performance-Based Options will vest upon the occurrence of a liquidity event; provided that if the return on the invested capital of preferred stockholders is less than a multiple of 3.0 (as defined in the Plan (referred to herein as the “Preferred Return Multiple”)), the exercise price for the vested options will be $10.99 per share; and if the return on the invested capital of preferred stockholders equals or is more than the Preferred Return Multiple, the exercise price for the vested options will be $5.495 per share. If a liquidity event does not occur before the 5th anniversary date of the grant date, the service condition is considered to be met once a grantee has provided continuous service for 5 years; however, the performance condition is still required to be met for the Performance-Based Options to vest. The maximum contractual term of the stock options issued under the Neptune Flood Incorporated Amended and Restated 2019 Stock Plan is 10 years.

Share-based compensation expense was $142 and $187 for the six months ended June 30, 2024 and 2025, respectively.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7. Income Taxes

Neptune Flood has historically filed standalone United States federal and state income tax returns. As a result of the Reorganization and formation of Neptune Holdings, starting with its 2025 tax return, the Company will begin filing a consolidated federal income tax return and some consolidated state income tax returns where required or allowed.

The Company’s quarterly income tax provision is measured using an estimate of its consolidated annual effective tax rate adjusted for discrete items. The Company’s effective tax rate for the six months ended June 30, 2024 and 2025 was 25.5% and 25.8%. In both periods, the effective tax rate differed from the US federal statutory rate primarily due to state income taxes.

Note 8. Related-Party Transactions

Rent Expense

In February 2021, the Company entered into a month-to-month operating lease agreement for office space for management and administrative services at a rate of $12 per month from an affiliate of the Company’s executive and principal stockholder. Rent expense approximated $72 and $72 for each of the six months ended June 30, 2024, and 2025, respectively, which were included in general and administrative expense in the condensed consolidated statements of income.

Software Development

In 2022, the Company engaged with a contractor for software development and data analytics that is an affiliate of the Company’s executive and principal stockholder. Payments made to the contractor were approximately $373 and $0 for the six months ended June 30, 2024 and 2025, respectively, which were included in general and administrative expense in the condensed consolidated statements of income.

Note 9. Segment Reporting

The Company has one operating segment and therefore one reportable segment relating to its business as a MGA that offers accessible residential and commercial insurance products, including primary and excess flood insurance and parametric earthquake insurance, primarily through a nationwide agency network in the United States. The Company’s chief operating decision maker (“CODM”), the CEO, manages the Company’s operations on a condensed consolidated basis as one operating segment for the purpose of evaluating financial performance and allocating resources.

The accounting policies of the Company’s segment are the same as those described in the summary of significant accounting policies. The CODM uses net income, as reported on the condensed consolidated statements of income, to assess performance and allocate resources. The significant segment expense categories regularly provided to the CODM are the same as those included on the condensed consolidated statements of income. The measure of segment assets is total assets as reported on the condensed consolidated balance sheets.

The CODM uses net income to assess performance by examining period-over-period trends, benchmarking to the Company’s competitors, and monitoring budget versus actual results. The CODM uses net income to evaluate income generated from segment assets in deciding whether to reinvest profits into the segment or into other parts of the entity.

The Company does not have revenue from any one customer that is greater than 10% of condensed consolidated revenue.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 10. Earnings Per Share

The following table sets forth the computation of basic and dilutive earnings per share:

(In thousands, except share and per share data)	June 30, 2024	June 30, 2025
Basic Shares
Numerator:
Net income	$10,887	$21,559
Less: accretion adjustment to redeemable preferred stock(1)	(6,507)	(6,849)
Less: allocation to participating preferred stock	(1,356)	—
Less: cash dividend paid on redeemable preferred stock	—	(54,170)
Net (loss) income available to common stockholders	$3,024	$(39,460)

Denominator:
Weighted average Common Stock outstanding – basic and diluted	93,350,000	93,350,000
Basic and diluted (loss) earnings per share	$0.03	$(0.42)
	Outstanding as of June 30, 2024	Outstanding as of June 30, 2025
Time Vesting Options(2)	5,360,000	5,784,000
Performance Vesting Options(3)	5,360,000	5,784,000

____________

(1)      This adjustment represents the accretion of the redeemable preferred stock to its redemption value and includes both the effect of cumulative undeclared dividends and the accretion of issuance costs for the applicable periods.

(2)      Time Vesting Options are excluded from the diluted earnings per share computation because they are out-of-the-money as of June 30, 2024. The Time Vesting Options have been excluded from the calculation of diluted net loss per share for the period ended June 30, 2025, as their effect would be anti-dilutive.

(3)      Performance Vesting Options have a performance condition. As of June 30, 2024, and June 30, 2023, the performance condition was not met and therefore, these options were excluded from the dilutive earnings per share computation.

On April 10, 2025, the Company’s Board approved a cash dividend in the aggregate amount of $175,000, payable to holders of Common Stock and Redeemable Preferred Stock of record as of April 10, 2025. The total dividend was paid to the redeemable preferred stockholders and common stockholders in the amounts of $54,170 and $120,830, respectively.

Note 11. Commitments and Contingencies

The Company is, from time to time, party to various legal actions and is subject to various claims arising in the ordinary course of business from time to time. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Note 12. Subsequent events

Management has evaluated all subsequent events through August 8, 2025, which is the date these unaudited condensed consolidated financial statements were available to be issued. The Company did not identify any material subsequent events that required recognition or additional disclosure in these unaudited condensed consolidated financial statements except for the following:

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. The OBBBA introduces significant changes to the tax code, including modifications to bonus depreciation and interest expense limitations. As the OBBBA was enacted after the Company’s reporting period ended on June 30, 2025, it is considered an unrecognized subsequent event in accordance with ASC Topic 855, Subsequent Events.

The Company is currently evaluating the provisions of the OBBBA to determine its impact on its financial statements. At this time, the Company is unable to estimate the financial effects of the OBBBA.

Neptune Insurance Holdings Inc.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 12. Subsequent events (cont.)

Events Subsequent to Original Issuance of Unaudited Condensed Consolidated Financial Statements

In connection with the reissuance of the unaudited condensed consolidated financial statements, the Company has evaluated subsequent events through September 22, 2025, the date the financial statements were available to be reissued. The Company did not identify any material subsequent events that required recognition or additional disclosure in these unaudited condensed consolidated financial statements except for the following:

During August 2025, the Company received proceeds of $15,578 from the early exercise of 2,835,000 unvested stock options by existing option holders of which $15,000 was used to pay down the Company’s existing debt, reducing the outstanding balance under its 2025 Term Loan.

The unaudited condensed consolidated financial statements reflect the effects of the stock split that occurred on September 9, 2025 and is described in Note 1.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Neptune Insurance Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Neptune Insurance Holdings Inc. and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of income, of changes in redeemable, convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 2, 2025, except for the effects of the corporate restructuring discussed in Note 1, as to which the date is August 8, 2025, and except for the effects of the stock split discussed in Note 1, as to which the date is September 22, 2025

We have served as the Company’s auditor since 2025.

Neptune Insurance Holdings Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2023, and 2024
(In thousands, except share and per share data)

	2023	2024
Assets
Current assets:
Cash and cash equivalents	$8,133	$7,094
Fiduciary cash	16,187	20,971
Fiduciary receivable	3,473	4,096
Commissions and fees receivable	941	2,612
Prepaid expenses and other current assets	664	452
Income tax receivable	462	—
Total current assets	29,860	35,225

Intangible assets, net	546	476
Internally developed software, net	4,999	5,756
Goodwill	3,793	3,793
Deferred tax assets	2,191	2,803
Deferred financing asset	279	99
Total assets	$41,668	$48,152

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	5,291	7,165
Commissions payable	2,105	2,528
Insurance company payables	11,261	13,257
Income tax payable	90	4,781
Accrued expenses	62	475
Premium deposits	8,399	11,810
Current portion of debt	1,900	8,550
Total current liabilities	29,108	48,566
Debt, less current portion	172,963	125,101
Total liabilities	$202,071	$173,667

Commitments and contingencies (Notes 13)

Redeemable, convertible preferred stock, $0.00001 par value, 5% cumulative dividend; 41,850,000 shares authorized, issued and outstanding at December 31, 2023, and 2024 (liquidation preference of $249,552)	227,199	240,473

Stockholders’ deficit:
Common stock, $0.00001 par value, 154,300,000 and 154,300,000 shares authorized; 93,350,000 and 93,350,000 shares issued and outstanding at December 31, 2023 and 2024, respectively	1	1
Accumulated deficit	(387,644)	(366,326)
Additional paid-in capital	41	337
Total stockholders’ deficit	(387,602)	(365,988)
Total liabilities, redeemable, convertible preferred stock, and stockholders’ deficit	$41,668	$48,152

See notes to consolidated financial statements.

Neptune Insurance Holdings Inc. and Subsidiaries
Consolidated Statements of Income
For the years ended December 31, 2023, and 2024
(In thousands, except share and per share data)

	2023	2024
Revenues:
Commissions and fees	$84,870	$119,299

Operating expenses:
Agent commissions	26,014	35,317
Employee compensation and benefits	4,347	4,752
General and administrative	6,896	7,757
Amortization expense	2,182	3,027
Total operating expenses	39,439	50,853
Income from operations	45,431	68,446
Other income (expense):
Interest income	308	880
Interest expense	(21,326)	(17,520)
Loss on extinguishment of debt	(556)	(5,426)
Income before income tax expense	23,857	46,380
Income tax expense	5,971	11,788
Net income	$17,886	$34,592

Accretion adjustment to redeemable preferred stock	(8,135)	(13,274)
Allocation to participating preferred stock	—	(6,599)
Net income available to common stockholders	$9,751	$14,719

Net income per share of common stock:
Basic	$0.10	$0.16
Diluted	$0.10	$0.16
Weighted average shares of common stock outstanding:
Basic and diluted	93,523,340	93,350,000

See notes to consolidated financial statements.

Neptune Insurance Holdings Inc. and Subsidiaries
Consolidated Statements of Changes in Redeemable, Convertible Preferred Stock and Stockholders’ Deficit For the years ended December 31, 2023, and 2024
(In thousands)

	Redeemable Convertible Preferred Stock		Stockholders’ Deficit
			Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, at December 31, 2022	—	$—	93,350	$1	$—	$(58,372)	$(58,371)
Common stock issued	—	—	1,040	—	10,000	—	10,000
Rescission of common stock issued	—	—	(1,040)	—	(10,000)	—	(10,000)
Redeemable, convertible preferred stock issued, net of issuance costs	41,850	219,064	—	—	—	—	—
Accretion of redeemable, convertible preferred stock	—	8,135	—	—	—	(8,135)	(8,135)
Cash dividend paid	—	—	—	—	—	(339,023)	(339,023)
Share-based compensation	—	—	—	—	41	—	41
Net income	—	—	—	—	—	17,886	17,886
Balance, at December 31, 2023	41,850	227,199	93,350	1	41	(387,644)	(387,602)
Accretion of redeemable, convertible preferred stock	—	13,274	—	—	—	(13,274)	(13,274)
Share-based compensation	—	—	—	—	296	—	296
Net income	—	—	—	—	—	34,592	34,592
Balance at December 31, 2024	41,850	$240,473	93,350	$1	$337	$(366,326)	$(365,988)

See notes to consolidated financial statements.

Neptune Insurance Holdings Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2023, and 2024
(In thousands)

	2023	2024
Cash flows from operating activities:
Net income	$17,886	$34,592
Adjustments to reconcile net income to cash provided by operating activities:
Amortization expense	2,182	3,027
Amortization of deferred financing costs	1,228	905
Loss on extinguishment of debt	556	5,426
Share-based compensation	41	296
Deferred income taxes	(2,193)	(612)
(Increase) decrease in operating assets:
Commissions and fees receivable	(491)	(1,671)
Income tax receivable	(412)	462
Prepaid expenses and other current assets	(274)	212
Deferred financing asset	(313)	(111)
Increase (decrease) in operating liabilities:
Accounts payable	1,556	1,873
Commissions payable	518	423
Income tax payable	(54)	4,691
Accrued expenses	(1,583)	413
Net cash provided by operating activities	18,647	49,926

Cash flows from investing activities:
Internal developed software	(4,030)	(3,713)
Net cash used in investing activities	(4,030)	(3,713)

Cash flows from financing activities:
Change in fiduciary receivables	(939)	(623)
Change in fiduciary liabilities	5,399	5,407
Repayments of 2021 Term Loan	(69,875)	—
Proceeds from 2023 Term Loan	190,000	—
Repayments of 2023 Term Loan	(11,475)	(178,525)
Proceeds from 2024 Term Loan	—	171,000
Repayments of 2024 Term Loan	—	(36,000)
Payment of deferred financing fees and prepayment penalty	(3,017)	(3,727)
Issuance of common stock	10,000	—
Rescission of common stock	(10,000)	—
Issuance of redeemable, convertible preferred stock, net of issuance costs	219,064	—
Cash dividend paid	(339,023)	—
Net cash used in financing activities	(9,866)	(42,468)

Net increase in cash and cash equivalents and fiduciary cash	4,751	3,745

Cash and cash equivalents and fiduciary cash:
Beginning of year	19,569	24,320
End of year	$24,320	$28,065
Cash and cash equivalents	$8,133	$7,094
Fiduciary cash	16,187	20,971
Total cash and cash equivalents and fiduciary cash	$24,320	$28,065

Cash paid for:
Interest	$20,098	$17,067
Income taxes	$8,599	$7,310

See notes to consolidated financial statements.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 1. Nature of Business and Basis of Presentation

Neptune Insurance Holdings Inc. (“Neptune Holdings” or the “Company”) was incorporated in Delaware on March 20, 2025, to serve as the holding company for Neptune Flood Incorporated (“Neptune Flood”). Neptune Flood, incorporated in Delaware on February 10, 2017, is an insurance agency engaged in the business of selling residential and commercial flood insurance policies on behalf of insurance carrier partners throughout the United States.

On April 10, 2025, Neptune Holdings completed a corporate restructuring through a reverse triangular merger (the “Reorganization”) to implement a holding company structure. In connection with the Reorganization, Neptune Insurance Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Neptune Holdings, merged with and into Neptune Flood, with Neptune Flood continuing as the surviving entity. Each issued and outstanding share of common and preferred stock of Neptune Flood was converted into an equivalent share of common and preferred stock of Neptune Holdings. The outstanding shares of Neptune Holdings previously owned by Neptune Flood were canceled and retired. As a result, Neptune Holdings became the parent holding company, and Neptune Flood became its wholly-owned operating subsidiary. In connection with the Reorganization, the Company filed an amendment to its Articles of Incorporation, effective April 10, 2025, which did not include any material changes other than those necessary to give effect to the new holding company structure. In connection with the Reorganization, Neptune Holdings assumed the Amended and Restated 2019 Stock Plan and amended and restated it in its entirety. The Amended and Restated 2019 Stock Plan, as so amended and restated in connection with the Reorganization, shall be referred to as the Pre-IPO 2025 Plan. Neptune Holdings also assumed Neptune Flood’s obligations under the Pre-IPO Stockholders Agreement that was entered into in connection with the convertible preferred stock financing of Neptune Flood in May 2023 as well as certain common stock and restricted stock purchase agreements and certain indemnification agreements.

The Reorganization was accounted for as a combination of entities under common control in accordance with subsections of Accounting Standards Codification (“ASC”) Topic 805-50, Business Combinations (“ASC 805-50”). Consequently, Neptune Flood was contributed to Neptune Holdings and the Reorganization was recorded at historical carrying amounts and the Company’s Consolidated Financial Statements prior to the Reorganization have been adjusted to reflect the retrospective combination of the entities for all periods presented.

Basis of Presentation:    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements are presented in US Dollars. All amounts are presented in thousands, except per share data and where otherwise noted.

Emerging Growth Company:    Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies (“EGC”) from being required to comply with new or revised financial accounting standards until private companies are required to. For the purpose of this section, a private company is one that has not had a Securities Act registration statement declared effective or does not have a class of securities registered under the Securities Exchange Act of 1934, as amended. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company qualifies as an EGC and has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for Public Business Entities (“PBEs”) and Non-PBEs, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an EGC. At times, the Company may elect to early adopt a new or revised standard.

Principles of Consolidation:    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in the consolidated financial statements.

Stock Split:    On September 9, 2025, the Company effected a ten-for-one stock split of its common stock and redeemable, convertible preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split for all periods presented. The shares of common stock and redeemable, convertible preferred stock retain a par value of $0.00001 per share.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 1. Nature of Business and Basis of Presentation (cont.)

Use of Estimates:    The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. The Company’s most significant estimates and judgments involve the valuation of share-based compensation, including the fair value of common stock, accounting for capitalized internal-use software, including the related estimated useful life, as well as the estimates for policy cancellations.

Note 2. Significant Accounting Policies

Revenue Recognition:    The Company recognizes revenue for the transfer of such promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those products or services. Under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when or as the transfer of control of the underlying performance obligations occurs. ASC 606 provides a five-step model for recognizing revenue from contracts with customers as follows:

•        Identify the contract with a customer

•        Identify the performance obligations in the contract

•        Determine the transaction price

•        Allocate the transaction price to the performance obligations in the contract

•        Recognize revenue when or as the performance obligations are satisfied

The Company recognizes revenues under ASC 606 and associated costs under ASC Topic 340, Incremental Costs to Obtain a Contract. Refer to Note 3 — Revenue to the consolidated financial statements for additional details.

Concentrations of Credit Risk:    Financial instruments that potentially subject the Company to concentrations of credit risk are primarily comprised of cash and cash equivalents and fiduciary cash. Cash deposits may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation. However, the Company’s exposure to credit risk in the event of default by the financial institutions is limited to the excess of the amounts recorded on the consolidated balance sheets over the insured amounts. The Company has not experienced any losses on its deposits of cash and cash equivalents or fiduciary cash to date.

Cash and Cash Equivalents:    Cash and cash equivalents consist of demand deposits with financial institutions and highly liquid investments with quoted market prices having maturities of three months or less, respectively. At both December 31, 2023 and 2024, the Company held all cash in demand deposits with financial institutions and did not hold any cash equivalents.

Fiduciary Cash and Fiduciary Receivable:    In its capacity as a managing general agency (“MGA”), the Company typically collects premiums from insureds and, after deducting the authorized commissions, remits the net premiums to the appropriate insurance company or companies. Accordingly, premiums receivable from insureds are reported as fiduciary receivable and premiums payable to insurance companies are reported as insurance company payables in the accompanying consolidated balance sheets. Unremitted net insurance premiums are held in a fiduciary capacity until the Company disburses them. Net insurance premiums payable to insurance companies together with premium deposits received from customers are held as fiduciary cash on the accompanying consolidated balance sheets. Insurance company payables together with premium deposits are considered fiduciary liabilities. Cash and cash equivalents held in excess of the amount required to meet the Company’s fiduciary obligations are recognized as cash and cash equivalents on the consolidated balance sheets.

Commissions and Fees Receivable:    Commissions receivable reflect commissions due from insurance carrier partners. Fees receivable represent fees due from policyholders.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 2. Significant Accounting Policies (cont.)

The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for expected credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The allowance for expected credit losses is not material as of December 31, 2023, and 2024. Non-payments are accrued for as part of the Company’s estimate for policy cancellations.

Internally Developed Software, Net:    The Company capitalizes certain costs incurred to develop internal use software in accordance with ASC Topic 350-40, Internal Use Software. Costs incurred during the preliminary project stage and post-implementation stage of an internal-use software project are expensed as incurred, while costs incurred during the application development stage of an internal-use software project are capitalized. Costs related to updates and enhancements to the software are only capitalized if they result in additional functionality to the Company. Significant estimates and assumptions include determining the appropriate period over which to amortize the capitalized costs based on the estimated useful lives, estimating the technological feasibility of the internally developed software, and assessing the unamortized cost balances for impairment. The Company considers various factors to project useful life including anticipated changes in technology that may make the product obsolete. A significant change in an estimate related to one or more software products could result in a material change to the Company’s results of operations. The Company amortizes capitalized software on a straight-line basis over an estimated useful life of three years. The total cost of internally developed software was $8,831 and $12,544 as of December 31, 2023 and 2024, respectively. The related accumulated amortization was $3,832 and $6,788 as of December 31, 2023 and 2024, respectively. For the years ended December 31, 2023, and 2024, the Company recorded amortization expense of $2,112 and $2,956 related to internally developed software.

Intangible Assets, Net:    Intangible assets are stated at cost, which includes the fair value of intangible assets acquired in business acquisitions, less accumulated amortization, and consist of acquired customer relationships and trade names. Acquired relationships and trade names are amortized on a straight-line basis over estimated useful lives of 10 years.

Impairment of Long-Lived Assets:    The Company reviews long-lived assets, including internally developed software and intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that an asset’s (asset group) carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC Topic 360-10, Impairment or Disposal of Long-Lived Assets, which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, and evaluate the asset group against the sum of the undiscounted future cash flows. If the sum of undiscounted cash flows is below the carrying amount of the asset group, it is deemed not recoverable and an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. There were no long-lived asset impairments recognized for the years ended December 31, 2023, or 2024.

Goodwill:    Goodwill totaled $3,793 as of December 31, 2023 and 2024, with no additions, impairments, or other changes recognized during the years then ended.

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in a business combination. Goodwill has an indefinite useful life and is not amortized. The Company reviews its goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of the Company’s reporting unit may exceed its fair value. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the Company’s reporting unit is less than its carrying amount, including goodwill. If that is the case, the Company performs a quantitative impairment test, and, if the carrying amount of the Company’s reporting unit exceeds its fair value, then the Company will recognize an impairment charge for the amount by which its carrying amount exceeds its fair value, not to exceed the carrying amount of the goodwill.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 2. Significant Accounting Policies (cont.)

The Company performed a qualitative assessment of goodwill for each of the years ended December 31, 2023, and 2024 and determined that the fair value of its reporting unit exceeded its carrying value, and thus concluded that the carrying value of goodwill was not impaired as of each goodwill impairment test date, which is December 31. Accordingly, no further analysis was required or performed.

Premium Deposits:    Premium deposits consist of payments received from the policyholder in advance of performance under the insurance policy contract with the policyholder.

Deferred Financing Fees:    The Company capitalizes financing fees incurred in connection with its debt arrangements. For term loans, deferred financing costs are presented as a direct deduction from the carrying amount of the related debt and are amortized using the effective interest method over the term of the loan. For revolving credit facilities, deferred financing costs are recorded as a deferred asset and amortized on a straight-line basis over the availability period of the facility.

Leases:    The Company accounts for leases under ASC Topic 842, Leases. A lease is an agreement between two or more parties that creates enforceable rights and obligations that conveys the right to control the use of an identified asset for a period of time in exchange for consideration. ASC Topic 842, Leases requires an entity to determine whether a contract is a lease or contains a lease at the inception of the contract, considering all relevant facts and circumstances.

As of December 31, 2024, the Company’s only lease arrangement is a month-to-month office space lease, which qualifies as a short-term lease under ASC Topic 842, Leases. The office space is leased from a related party. Refer to Note 10 — Related Party Transactions for additional details. The Company elected to not recognize a lease liability or right-of-use asset on the consolidated balance sheets for leases with an initial term of 12 months or less. Operating lease expenses on short-term leases are recognized on a straight-line basis over the respective lease term as a component of general and administrative expense in the consolidated statements of income.

Agent Commissions:    Agent commissions are incurred in connection with the placement of residential and commercial property insurance policies by third-party agents. These commissions are expensed as incurred and are presented as agent commissions in the consolidated statements of income. Commissions payable to agents represents amounts due but not yet paid as of the reporting date. These amounts are included in Commissions payable on the consolidated balance sheets.

Fair Value of Financial Instruments:    Fair value accounting establishes a framework for measuring fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). This framework includes a fair value hierarchy that prioritizes the inputs to the valuation technique used to measure fair value.

The classification of a financial instrument within the valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels of the hierarchy in order of priority of inputs to the valuation technique are defined as follows:

•        Level 1 — Valuations are based on unadjusted quoted prices in active markets for identical financial instruments;

•        Level 2 — Valuations are based on quoted market prices, other than quoted prices included in Level 1, in markets that are not active or on inputs that are observable either directly or indirectly for the full term of the financial instrument; and

•        Level 3 — Valuations are based on pricing or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement of the financial instrument. Such inputs may reflect management’s own judgement about the assumptions a market participant would use in pricing the financial instrument.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 2. Significant Accounting Policies (cont.)

The level in the fair value hierarchy within which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

The Company’s financial assets and liabilities consist of cash and cash equivalents, fiduciary cash, accounts receivable, accounts payable, commissions payable, insurance company payables, accrued expenses and debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, commissions payable, insurance company payables and accrued expenses approximates fair value because of the short-term nature of those instruments. The carrying value of debt approximates fair value due to the variable rate nature of the debt.

Advertising:    The Company expenses advertising costs as incurred which are included in general and administrative expense in the consolidated statements of income. For the years ended December 31, 2023, and 2024, advertising costs were $1,568 and $1,597, respectively.

Redeemable, Convertible Preferred Stock:    The Company applies ASC Topic 480, Distinguishing Liabilities from Equity, when determining the classification of preferred stock. The Company classifies instruments that are conditionally redeemable for cash or other assets outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer.

The Company classifies redeemable, convertible preferred stock (“Redeemable Preferred Stock”) as temporary equity on the accompanying consolidated balance sheets as it is redeemable solely on the passage of time or upon an event outside the control of the Company. The Company accretes the changes in the redemption value over the period from the original issuance date until the earliest probable redemption date using the interest method. Changes in the redemption value are considered to be changes in accounting estimates.

Income Taxes:    The Company accounts for income taxes pursuant to the asset and liability method, which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment.

The Company and its subsidiaries apply ASC Topic 740, Income Taxes. A component of this standard prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Earnings Per Share:    Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. The Company’s Redeemable Preferred Stock is classified as temporary equity and is considered probable of becoming redeemable. Additionally, Redeemable Preferred Stock represents participating securities, as holders of the Preferred Stock participate in dividends with holders of common stock on a pro rata basis. Accordingly, the Company used the two-class method of computing basic and diluted earnings per share for common stock. Under this method, net income applicable to holders of common stock is first reduced by the amount of accretion adjustment to the Redeemable Preferred Stock in the current period, and remaining undistributed earnings is then allocated on a pro rata basis to the holders of common stock and Redeemable Preferred Stock to the extent that each class may share income for the period; whereas undistributed net loss is allocated to common stock only because holders of Redeemable Preferred Stock are not contractually obligated to share the loss.

The Company takes a two-step approach to compute the diluted earnings per share, by first applying the treasury stock method and if-converted method, and then the two-class method. The dilutive earnings per share are computed using the more dilutive approach. See Note 12 — Earnings Per Share for additional information about per share data.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 2. Significant Accounting Policies (cont.)

Share-Based Compensation:    The Company accounts for stock options issued to employees in exchange for services in accordance with ASC 718, Compensation — Stock Compensation. The Company’s stock options are classified as equity and accordingly, fair value of the stock options is measured on their grant date. For stock options that vest based only on continued service, stock-based compensation cost is recognized on a straight-line basis over the requisite service period. For stock options that contain performance and market vesting conditions, stock-based compensation cost is recognized when it is probable the performance condition will be achieved even if the market condition is not satisfied. For performance conditions such as an initial public offering (“IPO”) or a change in control event, the performance condition is not probable of being achieved for accounting purposes until the event occurs. Forfeitures are recorded when they occur. The grant date fair value of stock options is estimated using the Black-Scholes option-pricing model.

Comprehensive Income:    Comprehensive income consists of net income and changes in equity during a period from transactions and other equity and circumstances generated from non-owner sources. The Company’s net income equals comprehensive income for all periods presented.

Recently Adopted Accounting Pronouncements:

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2023-07, ASC Topic 280, Segment Reporting — Improvements to Reportable Segment Disclosures (“ASU 2023-07”) to enhance the disclosure requirements for reportable segments. ASU 2023-07 requires disclosure of significant segment expenses regularly provided to the chief operating decision maker (“CODM”), as well as an aggregate amount of other segment items included within segment profit or loss and a description of its composition. Additionally, ASU 2023-07 requires disclosure of the title and position of the CODM and a description of how the CODM utilizes the reported measure of segment profit or loss to assess segment performance. ASU 2023-07 requires segment disclosures under ASC Topic 280, Segment Reporting — Improvements to Reportable Segment Disclosures on an annual and interim basis. This guidance is effective for fiscal year end December 31, 2024. The Company has adopted this standard as disclosed in Note 11 — Segment Reporting.

Recent Accounting Pronouncements Not Yet Adopted:

Income Taxes:    In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, ASC Topic 740, Income Taxes — Improvements to Income Tax Disclosures. This standard requires the Company to provide further disaggregated income tax disclosures for specific categories on the effective tax rate reconciliation, as well as additional information about federal, state/local and foreign income taxes. The standard also requires the Company to annually disclose its income taxes paid (net of refunds received), disaggregated by jurisdiction. This guidance is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The standard is to be applied on a prospective basis, although optional retrospective application is permitted. The Company is currently evaluating the impact this guidance will have on its financial statement disclosures.

Disaggregation of Income Statement Expenses:    In November 2024, the FASB issued ASU 2024-03, ASC Topic 220-40, Income Statement Reporting — Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses (“ASU 2024-03”). The standard update improves the disclosures about a PBE’s expense by requiring more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation and amortization) included within income statement expense captions. ASU 2024-03 will be effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and changes are required to be applied prospectively with the option for retrospective application. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

Note 3. Revenue

The Company’s revenue is derived from the sale of insurance policies and is primarily comprised of commission income and fee income.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 3. Revenue (cont.)

Commission Income

The largest component of the Company’s revenue is commission income from the placement of insurance contracts between insurance carriers and the policyholders who acquire property insurance policies. These commissions are established by the carrier agreement between the Company and the insurance carrier partner and are calculated as a negotiated percentage of premiums for the underlying insurance contract. Commission rates and terms vary across insurance carriers. The Company’s performance obligation under its agreements with insurance carrier partners is selecting, pricing, and placing policyholders’ insurance contracts on their behalf. Each underlying insurance contract is a separate and distinct contract between the policyholder and the insurance carrier partner. The Company collects the full premium for the policy from the policyholder at inception, then remits that premium, net of the commission owed to the Company, to the insurance carrier partner. Commission income is recognized at a point in time upon the effective date of bound insurance coverage, at which point the performance obligation has been met as no performance obligation exists after coverage is bound.

Each policyholder’s insurance contract is for a period of one year and can only be canceled prior to expiration for a limited set of reasons, most often in conjunction with the sale of the underlying insured property. Renewal commissions are recognized at a point in time upon the effective date of the renewal policy, at which point the performance obligation has been met as the Company has no further performance obligations for that renewal policy term.

The transaction price is the total commission the Company expects to receive from the insurance carrier partner for the current term of the policy. The transaction date is determined by the effective date of the insurance policy. Policies are subject to cancellation at the discretion of the insured, and such a cancellation would result in the Company’s commission being limited to the period that the policy was in effect. The Company estimates any expected variable consideration, or cancellations, based on historical information, and records a corresponding deduction in revenue at the time revenue is recognized. The Company bases its estimates on historical cancellation experience by policy type and tenure and adjusts for any known trends or events. The estimation period typically covers the allowable cancellation period. This variable consideration is recognized to the extent that it is probable there will not be a significant reversal of revenue.

The Company also earns small amounts of contingent income from insurance carrier partners in the form of a profit-sharing commission, which is highly variable and based on underwriting results. The Company assesses whether the underlying book of business has attained the profitability criteria set by carriers and that enough time has passed to minimize the risk that sufficient losses will become realized that would negate the profit share. The Company closely monitors the calculations to identify if a profit-sharing commission would be earned and recognizes the profit-sharing commission as the underlying policies are placed, net of a constraint.

Contingent profit-sharing commissions represent a form of variable consideration associated with the placement and profitability of coverage, for which the Company earns commissions. In connection with ASC 606, contingent profit-sharing commissions are estimated with a constraint applied and accrued relative to the recognition of the corresponding commissions for the period over which the contract applies. As contingent commissions are earned in relation to policies placed by the Company with the insurance carrier partner, the timing of recognizing contingent commissions follows a similar pattern as the base commissions on premium described above, with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available.

Fee Income

In addition to commissions on premium, the Company earns fee income. This fee income is established by the carrier agreement between the Company and the insurance carrier partner and represent a fixed charge on each underlying insurance contract. The Company’s performance obligation under its agreements with insurance carrier partners is selecting, pricing, and placing policyholders’ insurance contracts on their behalf. This fee income compensates the Company for the administrative and operational costs associated with the Company’s

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 3. Revenue (cont.)

placement of the policy. The Company is entitled to the entire fee income for the policy year, even in the event of a cancellation. The Company is also entitled to a non-refundable fee at each annual renewal Fees can vary by product type, underlying risk, and location of the insured property. The fee is non-refundable should the policy be canceled due to home sale or any other type of acceptable mid-term cancelation reason, therefore, fee income is treated as fully earned once a policy has become effective and is recognized as revenue at that time. Similar to the base commissions on premium described above, fees are recognized at a point in time upon the effective date of bound insurance coverage, at which point the performance obligation has been met as no performance obligation exists after coverage is bound.

The Company excludes from revenue any amounts collected from policyholders that are assessed by governmental authorities, such as sales and premium taxes, when the Company acts solely as a collecting agent.

Contract Costs

ASC Topic 340-40, Other Assets and Deferred Costs — Contracts with Customers requires the Company to review certain costs to obtain customer contracts primarily as they relate to agency commission arrangements. The Company pays agent commissions to its distribution partners, such as independent agents, brokers, or referral partners, for selling policies on behalf of the Company. The Company’s agency commission arrangements are the same for both new or renewal business. The Company has elected the practical expedient to expense these costs as incurred since the amortization period related to the resulting asset would be one year or less. The Company has no significant instances of contracts that would be amortized for a period greater than a year and therefore has no contract costs deferred for such arrangements.

Costs to fulfill — Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.

Disaggregation of Revenue

The following table disaggregates revenue by source for the years ended December 31:

(In thousands)	2023	2024
Commission income	$64,349	$90,098
Fee income	20,521	29,201
Total revenues	$84,870	$119,299

Contract Asset and Premium Deposits

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment, regardless of whether revenue has been recognized. Policyholder payments received in advance of commencement of the performance obligation are recorded as premium deposits. No revenue is recognized on these deposits until the performance obligation is complete.

The following table provides information about receivables and premium deposits as of December 31:

(In thousands)	2023	2024
Commissions and fees receivable	$941	$2,612
Premium deposits	$8,399	$11,810

During the year ended December 31, 2024, the Company recognized revenue of $2,509 related to the premium deposits balance at December 31, 2023.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 4. Intangible Assets

Intangible assets consist of the following as of December 31:

(In thousands)	Useful Life	2023	2024
Customer relationships	10 years	$104	$104
Trade name	10 years	601	601
		705	705
Less accumulated amortization		(159)	(229)
Net intangible assets		$546	$476

The weighted average amortization period of intangible assets was 7.75 and 6.75 years for the years ended December 31, 2023, and 2024, respectively. Amortization expense related to intangible assets totaled $70 for each of the years ended December 31, 2023, and 2024.

The following table summarizes the expected amortization of the intangible assets for the next five years and thereafter as of December 31, 2024:

(In thousands)
Years ending December 31:
2025	$70
2026	70
2027	70
2028	70
2029	70
Thereafter	126
$476

Note 5. Debt

Debt consists of the following as of December 31:

(In thousands)	2023	2024
2023 Term Loan	$178,525	$—
2024 Term Loan	—	135,000
Total debt	178,525	135,000
Less: unamortized deferred financing fees	(3,662)	(1,349)
Less current maturities of debt	(1,900)	(8,550)
Debt, net	$172,963	$125,101

2021 Credit Agreement

On October 21, 2021, the Company entered into a credit agreement (“2021 Credit Agreement”) providing for a $90,000 term loan (“2021 Term Loan”), with quarterly principal payments of $225 plus interest. Interest was payable at a base rate, as defined in the 2021 Credit Agreement, plus an applicable margin. The loan was scheduled to mature on October 21, 2026, and was secured by substantially all of the Company’s stock and assets. During the year ended December 31, 2023, and prior to the refinancing on May 8, 2023, the Company made aggregate principal prepayments on the 2021 Term Loan of $14,000 and incurred a prepayment penalty of $140 which is included as a loss on extinguishment of debt in the consolidated statements of income.

On May 8, 2023, the Company amended and restated its 2021 Credit Agreement (“Amended and Restated Credit Agreement”) in its entirety with its existing lender increasing its borrowing base on the term loan to $190,000 (“2023 Term Loan”) and providing access to incremental loans and a revolving line of credit of $10,000. As of December 31, 2023, the outstanding 2023 Term Loan accrued interest based on the Secured Overnight Financing

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 5. Debt (cont.)

Rate (“SOFR”) with an applicable margin of 6.25%, resulting in an interest rate of 11.7%. The 2023 Term Loan required quarterly principal payments equal to 0.25% of the amount borrowed, or approximately $475, with the remaining balance due in a balloon payment on May 8, 2029. For lenders that continued under the Amended and Restated Credit Agreement, the Company applied modification accounting and capitalized $2,657 of deferred financing fees, $313 of deferred financing asset, and recognized interest expense of $3,285 for third party fees related to the Amended and Restated Credit Agreement during 2023. A loss on extinguishment of debt of $196 was recognized in the consolidated statements of income related to unamortized deferred financing costs in connection with a lender in the 2021 Credit Agreement that did not participate in the Amended and Restated Credit Agreement.

As of December 31, 2023, there were no amounts outstanding under the revolver loan, and no amounts were drawn or repaid during the year then ended. During the years ended December 31, 2023 and 2024, and prior to the refinancing on June 13, 2024, the Company made aggregate principal prepayments on the 2023 Term Loan of $11,000 and $4,000, respectively, and incurred prepayment penalties of $220 and $80, respectively, which are included as a loss on extinguishment of debt in the consolidated statements of income. The Company’s effective interest rate for the year ended December 31, 2023, was 12.3%.

2024 Credit Agreement

On June 13, 2024, the Company entered into a credit agreement (“2024 Credit Agreement”) comprised of a $171,000 term loan (“2024 Term Loan”) and a revolving line of credit commitment of $10,000 (“2024 Revolver”) as well as access to incremental loans. The Company used the proceeds from the 2024 Term Loan in part to pay down the remaining balance of the 2023 Term Loan under the Amended and Restated Credit Agreement. A loss on extinguishment of debt of $5,346 was recognized in the consolidated statements of income during the year ended December 31, 2024, related to the pay down of the 2023 Term Loan, consisting of the prepayment penalty of $1,741 and the write-off of unamortized deferred financing fees of $3,348 and deferred financing asset of $257.

At the Company’s election, borrowings under the 2024 Credit Agreement may be based on either the Alternate Base Rate (“ABR”) or Term SOFR. ABR loans bear interest at a variable rate per annum equal to the highest of (a) the prime rate, (b) the New York Federal Reserve Bank (“NYFRB”) rate plus 0.50%, or (c) Term SOFR for a one-month interest period plus 1.00%, subject to a 1.00% floor, in each case plus an applicable margin ranging from 1.25% to 2.75% depending on the Company’s total net leverage ratio for the prior fiscal quarter. Term SOFR loans bear interest at a variable rate equal to Term SOFR, subject to a 1.00% floor, plus an applicable margin ranging from 2.25% to 3.75% depending on the Company’s total net leverage ratio for the prior fiscal quarter. As of December 31, 2024, the 2024 Term Loan was a Term SOFR loan with a margin of 3.0%, resulting in an interest rate of approximately 7.4%. The 2024 Term Loan requires annual amortization payments of 5.0% in years 1 and 2, 7.5% in years 3 and 4, and 10.0% in year 5 of the original principal amount, with a balloon payment due upon maturity on June 13, 2029. The 2024 Term Loan is prepayable at any time by the Company and mandatorily upon certain events, including asset dispositions, casualty or condemnation, equity dispositions by pledgors and debt incurrence. The Company must prepay 100% of the net proceeds received from such events. However, no prepayment is required unless the aggregate net proceeds from assets sales or casualty events exceed the greater of $1,250 or 2.5% of applicable earnings before interest, taxes, depreciation and amortization (“EBITDA”) in a fiscal year. Prepayments of the 2024 Term Loan are made without any penalty or premium. During the year ended December 31, 2024, the Company made aggregate principal repayments of $36,000. The Company capitalized deferred financing fees related to the 2024 Credit Agreement of $1,905. During the year ended December 31, 2024, the Company recorded $556 of amortization expense, resulting in unamortized deferred financing fees of $1,349 as of December 31, 2024. Interest expense related to the 2024 Credit Agreement was $7,974 for the year ended December 31, 2024. The Company’s effective interest rate for the year ended December 31, 2024, was 8.9%.

2024 Revolver:    The 2024 Revolver has a maximum availability of $10,000. At the Company’s request, the interest rate on the 2024 Revolver may be based on either ABR or Term SOFR. The minimum borrowing amount on the 2024 Revolver is $5,000 and interest is payable quarterly. Any outstanding principal and accrued interest on

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 5. Debt (cont.)

the 2024 Revolver is due on June 13, 2029. Further, the 2024 Revolver is subject to an annual unused line fee of 0.5% paid quarterly. As of December 31, 2024, there were no amounts outstanding under the 2024 Revolver, and no amounts were drawn or repaid during the year then ended.

Incremental Loans:    The Company may request up to three tranches of incremental term loans (“Incremental Term Loan”) or increases to the existing Revolver (“Additional Revolving Commitment”), subject to lender participation and agent approval. Each Incremental Term Loan request must be for a minimum principal amount of $10,000. The total amount of Additional Revolving Commitments under all such requests shall not exceed $10,000 over the term of the agreement. Any Incremental Term Loan(s) must (a) rank pari passu in right of payment and be secured solely by the existing collateral, (b) have no obligors other than the loan parties, (c) mature no earlier than the latest maturity date of any then-outstanding term loans, and (d) not have a shorter weighted average life to maturity than the existing Term Loans. Incremental Term Loans may be priced differently but must otherwise be treated no more favorably than existing term loans, subject to exceptions for loans maturing after the latest maturity date.

Remaining maturities of debt subsequent to December 31, 2024, are as follows:

(In thousands)
Years ending December 31:
2025	8,550
2026	10,688
2027	12,824
2028	14,962
2029	87,976
$135,000

Borrowings under the 2024 Credit Agreement are secured by a first-priority lien on substantially all of the Company’s stock and assets and are subject to certain restricted covenants primarily relating to net leverage ratios. Under the 2024 Credit Agreement, the Company is subject to two key financial covenants beginning with the fiscal quarter ending June 30, 2024. First, the Company was required to maintain a total net leverage ratio that did not exceed 4.50 to 1.00 through the quarter ending September 30, 2024. This threshold tightens over time, requiring a maximum ratio of 4.25 to 1.00 for quarters ending from December 31, 2024, through March 31, 2025, and further reducing to 4.00 to 1.00 for quarters ending on or after June 30, 2025. Second, the Company is required to maintain an interest coverage ratio of at least 2.00 to 1.00 for any rolling four-quarter period ending on the last day of each fiscal quarter, starting with the quarter ending June 30, 2024. The Company was in compliance with both the covenants as of December 31, 2024.

The 2024 Credit Agreement contains a number of customary negative covenants for agreements of this type that, among other things and subject to certain exceptions, restrict the Company’s ability to: create, incur, or assume any additional indebtedness; create, incur, or assume any liens; engage in mergers, consolidations, or amalgamations; make investments, loans, or advances; pay dividends; sell assets; engage in certain transactions with affiliates; enter in restrictive agreements; enter into sale and leaseback transactions; execute amendments to organizational documents or certain other material agreements; and make certain accounting changes.

Interest expense was $21,326 and $17,520 for the years ended December 31, 2023, and 2024, respectively, of which $1,194 and $871 was attributable to the amortization of the debt issuance costs, respectively, and $34 was attributable to the amortization of the deferred financing asset in both years. Accrued interest associated with the outstanding debt is included within accrued expenses on the consolidated balance sheets. As of December 31, 2023, and 2024, the Company had $0 and $451, respectively, of accrued interest associated with the debt.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 6. Redeemable, Convertible Preferred Stock and Stockholders’ Deficit

The total number of shares of all classes of capital stock which the Company has the authority to issue is 196,150,000, consisting of 41,850,000 shares of Redeemable Preferred Stock $0.00001 par value per share and 154,300,000 shares of common stock $0.00001 par value per share (“Common Stock”).

The following shares of Common Stock are reserved for future issuance:

Conversion of redeemable, convertible preferred stock	41,850,000
Stock options issued and outstanding	10,945,000
Authorized for future grant under 2019 Stock Plan	815,000
53,610,000

On July 28, 2023, the Company amended and restated its certificate of incorporation to effect a 1,000-for-1 forward stock split of the Company’s outstanding and authorized shares of Common Stock and Redeemable Preferred Stock so that the par value of the issued and outstanding shares of the Company’s Common Stock and Redeemable Preferred Stock was reduced from $0.01 per share to $0.00001 per share. All share and per share amounts presented herein have been retroactively adjusted to reflect the impact of this stock split.

Common Stock

On March 10, 2023, the stockholders of the Company entered into a stock purchase agreement and the Company issued 1,037,200 shares of Common Stock to existing stockholders at a purchase price of approximately $9.64 per share for a total purchase price of $10,000. During May 2023, these funds were returned to the stockholders, and the 1,037,200 shares of Common Stock were retired.

On May 10, 2023, the Company’s Board approved a cash dividend in the aggregate amount of $339,023, payable to common stockholders of record as of May 10, 2023, contingent on the completed sale of Redeemable Preferred Stock on the same date.

Redeemable, Convertible Preferred Stock

On May 10, 2023 (the “Original Issuance Date”), the Company issued 41,850,000 shares of Redeemable Preferred Stock to a single investor for cash consideration of $229,985 (“Original Issue Price”). The Company paid $10,921 in fees to complete the financing.

Dividends:    Each share of Redeemable Preferred Stock is entitled to receive cumulative dividends of 5% per annum accrued daily and compounded quarterly commencing on the Original Issuance Date through the earlier of the eighth anniversary of the Original Issuance Date or the date on which the holder of Redeemable Preferred Stock achieves a multiple on invested capital equal to or exceeding three. The Redeemable Preferred Stock is entitled to participate ratably with the holders of Common Stock on all dividends paid on the shares of Common Stock. Cumulative undeclared dividends totaled $7,740 and $19,567 as of December 31, 2023, and 2024, respectively.

Voting:    The holders of shares of Redeemable Preferred Stock are entitled to vote on an as-converted basis together with the holders of Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided by applicable law. Except as otherwise provided under the terms of the Redeemable Preferred Stock or as required by applicable law, the holders of Redeemable Preferred Stock and the holders of Common Stock vote together as a single class.

Liquidation:    Upon a change of control or any voluntary or involuntary liquidation, dissolution or winding up of the Company (“Liquidation”), the Redeemable Preferred Stock shall be paid in preference and prior to any payment made to the holders of Common Stock and any other securities that do not expressly rank senior to the Redeemable Preferred Stock (“Junior Securities”).

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 6. Redeemable, Convertible Preferred Stock and Stockholders’ Deficit (cont.)

In the event of a Liquidation, including a change of control, holders of Redeemable Preferred Stock are entitled to receive accrued but unpaid dividends and either 1) receive a Liquidation preference in priority to holders of Common Stock and Junior Securities for an amount equal to the Original Issue Price based or 2) legally convert their shares to Common Stock based on what would result in the greatest return to the holders.

Conversion:    The holders of Redeemable Preferred Stock shall have the right at any time to convert all or a portion of such shares into an equal number of shares of Common Stock. Upon the consummation of an initial public offering or transaction with a special purpose acquisition company that results in a certain amount of aggregate proceeds and an offering price above a certain threshold (“Qualified IPO”) or on the affirmative vote a majority of the holders of Redeemable Preferred Stock, the Redeemable Preferred Stock will be automatically converted into such number of shares of Common Stock having a value per share equal to the amount that would have been distributed with respect to such share had the Company been sold for cash in a Liquidation for the value of the Company in a Qualified IPO implied by the price per share of Common Stock at which shares are sold to the public in a Qualified IPO.

No fractional shares of Common Stock will be issued upon conversion of any shares of Redeemable Preferred Stock. If more than one share of Redeemable Preferred Stock subject to conversion is held by the same holder, such shares will be aggregated for purposes of conversion. If the conversion of any share or shares of Redeemable Preferred Stock results in a fractional share of Common Stock issuable (after aggregating all shares of Redeemable Preferred Stock held by each holder), the Company will pay a cash amount in lieu of issuing such fractional share in an amount equal to the fair market value of such fractional interest.

The Company will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversion of the Redeemable Preferred Stock into shares of Common Stock a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding Redeemable Preferred Stock. All Common Stock that may be issued upon conversion of the Redeemable Preferred Stock will upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Shares of Redeemable Preferred Stock which have been converted, redeemed, repurchased or otherwise canceled will be retired and have the status of authorized and unissued shares of Redeemable Preferred Stock.

Redemption:    In connection with a Change of Control, the holders of shares of Redeemable Preferred Stock are entitled to require the Company to purchase all or any portion of its shares of Redeemable Preferred Stock at a purchase price per share payable in cash equal to the amount per share that is distributable to such share in a Liquidation.

If a Liquidity Transaction has not been consummated on or after the seventh anniversary of the Original Issuance Date, the holder of the Redeemable Preferred Stock may cause the Company to initiate a sale process to sell the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets or sale of all of its capital stock.

The Redeemable Preferred Stock is classified as temporary equity on the accompanying consolidated balance sheets as it is redeemable solely on the passage of time or upon an event outside the control of the Company. As of the Original Issuance Date, the Redeemable Preferred Stock was probable of becoming redeemable as potential future redemption is dependent solely on the passage of time. The Company elected to accrete the changes in the redemption value over the period from the Original Issuance Date until the earliest probable redemption date using the interest method. Changes in the redemption value are considered to be changes in accounting estimates. The carrying value of Redeemable Preferred Stock totaled $227,199 and $240,473 as of December 31, 2023, and 2024, respectively. For the years ended December 31, 2023, and 2024, the Company recognized accretion of $8,135 and $13,274, respectively, as an adjustment between Additional Paid-In Capital and Accumulated Deficit.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 7. Share-Based Compensation Plan

In 2019, the stockholders of the Company approved the Neptune Flood Incorporated 2019 Stock Plan (the “Plan”), that provides for the granting of restricted stock or options to employees and consultants contingent on performance-based and/or time-based criteria and was subsequently amended and restated in May and November of 2023. The principal purpose of the stock plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, and to promote the success of the Company’s business. The maximum contractual term of the stock options issued under the Plan is 10 years. The number of shares of stock reserved for issuance under the stock plan was 12,800,000 shares. No awards will be granted under the Plan if such awards could result in the issuance of more than 11,760,000 shares pursuant to awards granted after May 8, 2023.

For the years ended December 31, 2023, and 2024, only stock options were issued and outstanding. Stock options issued in 2023 and 2024 consist of two tranches: Time-Based Options and Performance-Based Options. Time-Based Options contain only service conditions and cliff vest on the 5th anniversary date of the grant date. Upon an optionee’s death or disability, or the consummation of a liquidity event by the Company, all of the Time-Based Option will immediately vest and become exercisable. All Time-Based Options have an exercise price of $5.495 per share. Performance-Based Options contain service, performance and market conditions. Subject to the optionee’s continuous service through a liquidity event, Performance-Based Options will vest upon the occurrence of a liquidity event; provided that if the return on the invested capital of preferred stockholders is less than a multiple of 3.0 (as defined in the Plan (referred to herein as the “Preferred Return Multiple”)), the exercise price for the vested options will be $10.99 per share; and if the return on the invested capital of preferred stockholders equals or is more than the Preferred Return Multiple, the exercise price for the vested options will be $5.495 per share. If a liquidity event does not occur before the 5th anniversary date of the grant date, the service condition is considered to be met once a grantee has provided continuous service for 5 years; however, the performance condition is still required to be met for the Performance-Based Options to vest.

A summary of stock option activity for the year ended December 31, 2024, is presented below:

	Time Based			Performance Based
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding as of December 31, 2023	5,115,000	$5.495		5,115,000	$8.24
Granted	452,500	5.495		452,500	8.24
Exercised or converted	—	—		—	—
Forfeited	(95,000)	5.495		(95,000)	8.24
Expired	—	—		—	—
Outstanding as of December 31, 2024	5,472,500	$5.495	8.9	5,472,500	$8.24	8.9
Exercisable as of December 31, 2024	—	—		—	—

The weighted average grant-date fair value of the Time-Based Options issued in 2023 and 2024 is $0.28 and $0.42, respectively. During the years ended December 31, 2023, and 2024, the Company recognized approximately $41 and $296, respectively, in compensation expense related to Time-Based Options which is included in Employee compensation and benefits expenses in the consolidated statements of income. The unrecognized compensation expenses for Time-Based Options is $1,253 as of December 31, 2024, which is expected be recognized over a weighted average period of 3.9 years.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 7. Share-Based Compensation Plan (cont.)

The weighted average grant-date fair value of the Performance-Based Options issued in 2023 and 2024 is $0.09 and $0.17, respectively. No compensation expense was recognized for Performance-Based Options because the performance condition was not considered probable to be met. The unrecognized compensation expenses for Performance-Based Options are $1,058 as of December 31, 2024, which will be recognized upon the occurrence of a liquidity event. No stock options were exercised in 2023 and 2024.

As there has been no public market for the Company’s Common Stock to date, the estimated fair value of its Common Stock has been determined by the Company’s board of directors (the “Board”) as of the date of each equity award, with input from management, considering the Company’s most recently available third-party valuations of its Common Stock, and the Board’s assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. The fair value of the Company’s Common Stock in 2023 and 2024 was estimated using a combination of income and market approach based on the most recent transaction that provided an observable market value. A discount for lack of marketability of the Common Stock is then applied to arrive at an indication of value for the Common Stock.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model that uses the assumptions noted in the table below. Expected volatility for the Company’s Common Stock was determined based on an average of the historical volatility of a peer group of similar public companies. The expected term of options granted was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate is based upon the U.S. Treasury yield curve in effect at the time of grant for the period equivalent to the expected term of the option.

Below is a summary of the weighted average assumptions used for the Black-Scholes model valuation of stock options during the years ended December 31:

	Time-Based
	2023	2024
Expected term in years	7.5	7.4
Expected stock price volatility	37.0%	36.5%
Dividend yield	0%	0%
Risk-free interest rate	4.7%	4.5%
Fair value of the underlying share	$1.7	$2.0
	Performance-Based
	2023	2024
Expected term in years	5.0	5.0
Expected stock price volatility	38.5%	37.8%
Dividend yield	0%	0%
Risk-free interest rate	4.7%	4.5%
Fair value of the underlying share	$1.7	$2.0

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 8. Income Taxes

Components of income tax expense include the following for the years ended December 31:

(In thousands)	2023	2024
Current:
Federal	$5,910	$9,154
State	2,254	3,246
	8,164	12,400
Deferred:
Federal	(1,752)	(516)
State	(441)	(96)
	(2,193)	(612)
	$5,971	$11,788

A reconciliation of the statutory U.S. federal tax rate and the Company’s effective tax rates is as follows for the years ended December 31:

	2023	2024
Statutory federal income tax rate	21.0%	21.0%
State income tax rate, net of federal income tax effect	5.3%	5.2%
Research tax credit	(1.7)%	(0.7)%
Other	0.4%	(0.1)%
Effective income tax rate	25.0%	25.4%

The following table summarizes components of deferred income tax assets and liabilities as of December 31:

(In thousands)	2023	2024
Deferred tax assets (liabilities):
Cancellation reserves	$275	$351
Acquisition intangibles	40	44
163(j) interest expense limitations	2,031	1,811
Internally developed software	111	735
Stock compensation	11	74
Other	7	6
Deferred tax assets	2,475	3,021

Goodwill	(160)	(121)
Prepaid expenses	(124)	(97)
Deferred tax liabilities	(284)	(218)
Net deferred tax assets	$2,191	$2,803

Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax basis and are stated at the tax rates in effect when the temporary differences are expected to be recovered or settled. The Company assessed the future realization of the tax benefit of its existing deferred tax assets and concluded that it is more likely than not that all of the deferred tax assets will be realized in the future. As a result, the Company has not recorded a valuation allowance against its deferred tax assets at December 31, 2023 and 2024.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 8. Income Taxes (cont.)

As of December 31, 2024, the Company has not recognized any uncertain tax positions, penalties, or interest as management has concluded that no such positions exist. The Company is subject to federal examination for tax years beginning with the year ended December 31, 2021 and state examination for tax years beginning with the year ended December 31, 2020. The Company is not currently subject to income tax audits in any U.S. or state jurisdictions for any tax year. In addition, all of the Company’s 163(j) interest expense limitations can be carried forward indefinitely.

Note 9. Defined Contribution Plan

The Company adopted the Neptune Flood Incorporated 401(k) Plan (the “401(k) Plan”) on January 1, 2020. The 401(k) Plan is a voluntary defined contribution retirement plan for eligible employees of the Company. All eligible employees become participants unless they elect not to participate. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. During the years ended December 31, 2023, and 2024, the Company made nonelective contributions of $175 and $181, respectively, which were included in general and administrative expense in the consolidated statements of income.

Note 10. Related-Party Transactions

Rent Expense

In February 2021, the Company entered into a month-to-month operating lease agreement for office space for management and administrative services at a rate of $12 per month from an affiliate of the Company’s executive and principal stockholder. Rent expense was approximately $144 for each of the years ended December 31, 2023, and 2024, respectively, which was included in general and administrative expense in the consolidated statements of income.

Software Development

In 2022, the Company engaged with a contractor for software development and data analytics that is an affiliate of the Company’s executive and principal stockholder. Payments made to the contractor were approximately $945 and $585 during the years ended December 31, 2023, and 2024, respectively, which were included in general and administrative expense in the consolidated statements of income.

Note 11. Segment Reporting

The Company has one operating segment and therefore one reportable segment relating to its business as an MGA that offers accessible residential and commercial insurance products, including primary and excess flood insurance and parametric earthquake insurance, primarily through a nationwide agency network in the United States. The Company’s chief operating decision maker (“CODM”), the CEO, manages the Company’s operations on a consolidated basis as one operating segment for the purpose of evaluating financial performance and allocating resources.

The accounting policies of the Company’s segment are the same as those described in the summary of significant accounting policies. The CODM uses net income, as reported on the consolidated statements of income, to assess performance and allocate resources. The significant segment expense categories regularly provided to the CODM are the same as those included on the consolidated statements of income. The measure of segment assets is total assets as reported on the consolidated balance sheets.

The CODM uses net income to assess performance by examining period-over-period trends, benchmarking to the Company’s competitors, and monitoring budget versus actual results. The CODM uses net income to evaluate income generated from segment assets in deciding whether to reinvest profits into the segment or into other parts of the entity.

The Company does not have revenue from any one customer that is greater than 10% of consolidated revenue.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 12. Earnings Per Share

The following table sets forth the computation of basic and dilutive earnings per share:

(In thousands, except share and per share data)	2023	2024
Basic Shares:
Numerator:
Net income	$17,886	$34,592
Less: accretion adjustment to redeemable preferred stock(1)	(8,135)	(13,274)
Less: allocation to participating preferred stock	—	(6,599)
Net income available to common stockholders	$9,751	$14,719

Denominator:
Weighted average Common Stock outstanding – basic and diluted	93,523,340	93,350,000
Basic earnings per share	$0.10	$0.16
Diluted earnings per share	$0.10	$0.16
	Outstanding as of December 31, 2023	Outstanding as of December 31, 2024
Time Vesting Options(2)	5,115,000	5,472,500
Performance Vesting Options(3)	5,115,000	5,472,500

____________

(1)      This adjustment represents the accretion of the redeemable preferred stock to its redemption value and includes both the effect of cumulative undeclared dividends and the accretion of issuance costs for the applicable periods.

(2)      Time Vesting Options are excluded from the diluted earnings per share computation because they are out-of-the-money for the years ended December 31, 2023, and December 31, 2024.

(3)      Performance Vesting Options have a performance condition. As of December 31, 2023, and 2024 the performance condition was not met and therefore, these options were excluded from the dilutive earnings per share computation.

On May 10, 2023, the Company’s Board approved a cash dividend in the aggregate amount of $339,023, payable to common stockholders of record as of May 10, 2023, contingent on the consummation of the sale of the Redeemable Preferred Stock on the same date. When applying the two-class method in 2023, the cash dividend resulted in an undistributed loss, which was not allocated to holders of the Redeemable Preferred Stock because they did not have the contractual obligation to share in the loss.

Note 13. Commitments and Contingencies

The Company is, from time to time, party to various legal actions and is subject to various claims arising in the ordinary course of business from time to time. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Note 14. Subsequent events

In connection with the issuance of the consolidated financial statements of Neptune Holdings, the Company has evaluated subsequent events through July 2, 2025, the date that the consolidated financial statements of Neptune Holdings were available to be issued. The Company did not identify any material subsequent events that required recognition or additional disclosure in these consolidated financial statements except for the following:

On April 9, 2025, the Board of Neptune Holdings authorized and declared a dividend in the aggregate amount of $175,000, or $1.29 per share, payable to its stockholders of record as of April 10, 2025. The dividend was funded from the proceeds of the expanded credit facility and was paid on April 10, 2025.

Neptune Insurance Holdings Inc.
Notes to Audited Consolidated Financial Statements

Note 14. Subsequent events (cont.)

On April 10, 2025, the Company amended its 2024 Credit Agreement to, among other things, provide for $166,000 of incremental term loans (the loans thereunder, the “2025 Term Loans”), increasing the aggregate principal amount of the Company’s existing $135,000 term loan facility to $301,000 and extending the maturity date to April 30, 2030. The proceeds of the 2025 Term Loans were used to repay in full all outstanding obligations under the 2024 Term Loans and to finance a dividend. There were no changes to the revolving loan commitment, which remains at $10,000, with no amounts drawn as of the amendment date. On June 12, 2025, the Company made a $7,000 principal payment on the term loan issued under the 2024 Credit Agreement.

On April 10, 2025, the Company completed a corporate restructuring through a reverse triangular merger; refer to Note 1 — Nature of Business and Basis of Presentation for additional information.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through September 22, 2025, the date the financial statements were available to be reissued. The Company did not identify any material subsequent events that required recognition or additional disclosure in these condensed consolidated financial statements except for the following:

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. The OBBBA introduces significant changes to the tax code, including modifications to bonus depreciation and interest expense limitations. As the OBBBA was enacted after the Company’s reporting period ended on December 31, 2024, it is considered an unrecognized subsequent event in accordance with ASC Topic 855, Subsequent Events.

The Company is currently evaluating the provisions of the OBBBA to determine its impact on its financial statements. At this time, the Company is unable to estimate the financial effects of the OBBBA.

During August 2025, the Company received proceeds of $15,578 from the early exercise of 2,835,000 unvested stock options by existing option holders of which $15,000 was used to pay down the Company’s existing debt, reducing the outstanding balance under its 2025 Term Loan.

The financial statements reflect the effects of the stock split that occurred on September 9, 2025 and is described in Note 1.

Joint Book-Runners

Morgan Stanley
J.P. Morgan
BofA Securities
BMO Capital Markets
Goldman Sachs & Co. LLC
Evercore ISI
Deutsche Bank Securities

Keefe, Bruyette & Woods

A Stifel Company

Mizuho
Piper Sandler
Raymond James
TD Securities

Co-Manager

Dowling & Partners Securities LLC

________________________

         , 2025

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee and the listing fee.

SEC registration fee	$64,866
FINRA filing fee	60,875
NYSE listing fee	325,000
Printing and engraving expenses	175,000
Legal fees and expenses	4,540,000
Accounting fees and expenses	2,595,000
Transfer agent and registrar fees and expenses	—
Miscellaneous fees and expenses	739,259
Total	$8,500,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation that will be in effect upon the completion of the offering contains provisions that eliminate the personal liability of its directors and certain of its officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:

•        any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        for directors, any under Section 174 of the DGCL (regarding unlawful dividends and stock purchases);

•        any transaction from which the director derived an improper personal benefit; or

•        for officers, for any action by or in the right of the Company.

As permitted by the DGCL, the Registrant’s restated bylaws that will be in effect upon the completion of the offering provide that:

•        the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended;

•        the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•        the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•        the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant has directors’ and officers’ liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of the Registrant and its directors and officers by the underwriters against certain liabilities under the Securities Act and the Exchange Act.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us since January 1, 2022, that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and information relating to the section of the Securities Act or SEC rule under which exemption from registration was claimed. All information below has been adjusted for the 10-for-1 stock split of our capital stock that was effected on September 9, 2025.

•        From January 1, 2022, to the date of this filing, we granted stock options to purchase an aggregate of 17,640,000 shares of our Class A common stock under our Pre-IPO 2025 Plan, consisting of (i) 11,760,000 shares of our Class A common stock issuable upon the exercise of Pre-IPO Liquidity Options and Pre-IPO Time-Based Options, which, to the extent not previously exercised, will in each case vest and become exercisable in full upon the consummation of this offering, including (1) 8,724,000 stock options, with a weighted average exercise price of $5.495 per share, (2) 10,000 stock options with a weighted average exercise price of $10.978 per share, and (3) 191,000 stock options, with a weighted average exercise price of $19.00 per share, and (ii) 5,880,000 shares of our Class A common stock issuable upon the exercise of outstanding Pre-IPO Terminated Options, which will terminate upon the consummation of this offering in accordance with their terms.

•        On May 10, 2023, we issued and sold an aggregate of 41,850,000 shares of our convertible preferred stock, at a purchase price of $5.495 per share for an aggregate purchase price of $230 million.

•        On April 10, 2025, pursuant to our corporate reorganization, Neptune Holdings issued 93,350,000 shares of its common stock and 41,850,000 shares of its convertible preferred stock to the prior holders of shares of common stock and convertible preferred stock, respectively, of Neptune Flood. Pursuant to the reorganization, (i) each issued and outstanding share of common stock of Neptune Flood was converted into one share of common stock of Neptune Holdings, (ii) each issued and outstanding share of convertible preferred stock of Neptune Flood was converted into one share of convertible preferred stock of Neptune Holdings, and (iii) the issued, outstanding and unexercised portions, whether or not vested or exercisable, of all options to purchase Neptune Flood common stock granted under the Neptune Flood stock plan were assumed by Neptune Holdings and thereafter became exercisable for the same number of shares of common stock of Neptune Holdings.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or of Regulation D promulgated thereunder) or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement
2.1*	Agreement and Plan of Merger, dated April 10, 2025, by and among the Registrant, Neptune Flood Incorporated and Neptune Insurance Merger Sub Inc.
3.1*	Amended and Restated Certificate of Incorporation of the Registrant, dated April 10, 2025
3.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant, dated September 9, 2025
3.3	Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of this offering
3.4*	Amended and Restated Bylaws of the Registrant, as currently in effect
3.5*	Form of Second Amended and Restated Bylaws of the Registrant, to be effective upon the completion of this offering
4.1*	Form of Registrant’s Class A Common Stock Certificate
4.2*	Form of Registration Rights Agreement by and among the Registrant and certain investors of the Registrant
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1*	Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers
10.2+*	Pre-IPO 2025 Plan, as amended and restated, and forms of agreement thereunder
10.3+*	2025 Equity Incentive Plan, and forms of agreement thereunder
10.4+*	2025 Employee Stock Purchase Plan
10.5+*	Incentive Bonus Plan
10.6+*	Form of Restricted Stock Unit Agreement
10.7*	Commercial Lease Agreement, by and between Neptune Flood Incorporated and TRB Rents, LLC
10.8⸸*

Amended and Restated Credit Agreement, dated as of April 10, 2025, by and among Neptune Insurance Holdings Inc., Neptune Flood Incorporated, the other loan parties thereto from time to time, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent

10.9*	Form of Exchange Agreement between the Registrant, Trevor Burgess and certain entities affiliated with Mr. Burgess
10.10*	Form of Equity Exchange Right Agreement between the Registrant and Trevor Burgess
16.1*	Letter from RSM US LLP Regarding Change in Accountants
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this Registration Statement)
107*	Filing Fee Table

____________

*        Previously filed.

+        Indicates a management contract or compensatory plan or arrangement.

⸸        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

(b) Financial Statement Schedules.

All other financial statement schedules are omitted because they are not applicable or because the information is included in the Registrant’s audited consolidated financial statements or related notes.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on September 26, 2025.

Neptune Insurance Holdings Inc.
By:	/s/ Trevor Burgess
Trevor Burgess
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Trevor Burgess	Chief Executive Officer and Chairman of the	September 26, 2025
Trevor Burgess	Board of Directors (principal executive officer)
/s/ Jim Steiner	Chief Financial Officer and Director	September 26, 2025
Jim Steiner	(principal financial and accounting officer)
*	Director	September 26, 2025
Jonathan Carlon
*	Director	September 26, 2025
Blair J. Greenberg
*	Director	September 26, 2025
Cristian Melej
*	Director	September 26, 2025
Mike Vostrizansky
By:	/s/ Trevor Burgess
Trevor Burgess Attorney-in-Fact